                         UNITED STATES BANKRUPTCY COURT
                       EASTERN DISTRICT OF NORTH CAROLINA
                                RALEIGH DIVISION
IN RE:                                                   CASE NO. 93-01365-5-ATS
ROSE'S STORES, INC.,
(TAX ID #56-0382475),                                                 CHAPTER 11
            DEBTOR.
                       FIRST AMENDED DISCLOSURE STATEMENT
             RELATING TO FIRST AMENDED JOINT PLAN OF REORGANIZATION
                                       OF
                              ROSE'S STORES, INC.
                                OCTOBER 4, 1994
                                                                            M-17

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M-18

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                              ROSE'S STORES, INC.
                              DISCLOSURE STATEMENT
                               TABLE OF CONTENTS

                                                                                                                            PAGE
    I.   SUMMARY OF INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT....................................................     1
           A.   INTRODUCTION.............................................................................................     1
           B.   SUMMARY OF THE PLAN......................................................................................     2
                  1.  Introduction.......................................................................................     2
                  2.  Summary Of Classification And Treatment Of Claims And Interests....................................     3
                  3.  Significant Provisions Regarding Implementation of the Plan........................................     9
           C.   WHO MAY VOTE.............................................................................................    10
           D.   VOTING INSTRUCTIONS......................................................................................    10
           E.   ACCEPTANCE OR REJECTION OF THE PLAN......................................................................    11
           F.   CONFIRMATION HEARING.....................................................................................    11
           G.   OBJECTIONS TO CONFIRMATION...............................................................................    11
   II.   DESCRIPTION OF THE DEBTOR AND EVENTS PRECIPITATING THE CHAPTER 11 FILING........................................    12
           A.   HISTORY OF THE DEBTOR....................................................................................    12
           B.   OPERATIONS OF THE DEBTOR.................................................................................    12
                  1.  General Description................................................................................    12
                  2.  Location of Stores.................................................................................    12
                  3.  Financial Structure of the Debtor..................................................................    13
                  4.  Board of Directors.................................................................................    13
                  5.  Officers...........................................................................................    13
                  6.  Transactions with Insiders of the Debtor...........................................................    13
                  7.  RSI Trading, Inc...................................................................................    14
           C.   FINANCIAL CONDITION OF THE DEBTOR........................................................................    14
                  1.  Pre-Petition Financing.............................................................................    14
                  2.  Events Precipitating the Chapter 11 Filing.........................................................    16
  III.   SIGNIFICANT EVENTS OF CHAPTER 11 CASE...........................................................................    17
           A.   COMMENCEMENT.............................................................................................    17
           B.   PARTIES PARTICIPATING IN THE CASE........................................................................    17
                  1.  Bankruptcy Court...................................................................................    17
                  2.  Bankruptcy Administrator...........................................................................    17
                  3.  Secured Creditors..................................................................................    17
                  4.  The Committees and Their Advisors..................................................................    17
                  5.  Advisors to the Debtor.............................................................................    17
           C.   POST-PETITION FINANCING..................................................................................    18
                  1.  Introduction.......................................................................................    18
                  2.  Use of Cash Collateral.............................................................................    18
                  3.  GE Capital Debtor-In-Possession Financing Facility.................................................    18
           D.   BUSINESS PLAN FORMULATION................................................................................    19
           E.   EXCLUSIVITY..............................................................................................    19
           F.   GOING-OUT-OF-BUSINESS SALES..............................................................................    19
                  1.  GOB1 Sales.........................................................................................    19
                  2.  GOB2 Sales.........................................................................................    20
           G.   OVERHEAD COST REDUCTIONS.................................................................................    20
           H.   POST-PETITION LITIGATION WITH PRE-PETITION LENDERS.......................................................    20
           I.   BAR DATES AND NOTICES OF BAR DATES.......................................................................    21
           J.   LEASE DISPOSITIONS, EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................................    21
           K.   EMPLOYEE MATTERS.........................................................................................    22
                  1.  Pre-Petition Payroll and Employee Benefits.........................................................    22
                  2.  Retiree Benefits...................................................................................    23
                  3.  Equity Compensation Plan...........................................................................    23

                                       i                                    M-19

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
                  4.  Officer Compensation...............................................................................    24
                  5.  Compensation of President and Chief Executive Officer..............................................    24
                  6.  Employee Performance and Retention Program.........................................................    25
           L.   VENDOR ISSUES............................................................................................    25
                  1.  Returns and Setoffs................................................................................    25
                  2.  Reclamation Issues.................................................................................    25
           M.   ALTERNATIVE DISPUTE RESOLUTION PROCEDURE.................................................................    26
           N.   POST-EFFECTIVE DATE FINANCING............................................................................    26
   IV.   SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER AND
         PLAN SUPPORT ORDER..............................................................................................    27
           A.   SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER....................................................    27
           B.   CONSENT ORDER REGARDING SUPPORT OF PROPOSED JOINT PLAN OF
                REORGANIZATION OF ROSE'S STORE'S, INC....................................................................    30
           C.   EFFECT OF SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER,
                PLAN SUPPORT CONSENT ORDER AND PLAN......................................................................    31
    V.   THE PLAN OF REORGANIZATION......................................................................................    31
           A.   INTRODUCTION.............................................................................................    31
           B.   CLASSIFICATION OF CLAIMS AND INTERESTS...................................................................    32
                  1.  Administrative Claims..............................................................................    33
                  2.  Allowed Tax Claims.................................................................................    33
                  3.  GE Capital's Claims................................................................................    33
                  4.  Class 1 -- Non-Tax Priority Claims.................................................................    34
                  5.  Class 2A -- Allowed Secured Claims.................................................................    34
                  6.  Class 2B -- Allowed Secured Claims of the Pre-Petition Lenders.....................................    34
                  7.  Class 3 -- Allowed Unsecured Claims................................................................    34
                  8.  Class 4 -- Intercompany Claims.....................................................................    34
                  9.  Class 5 -- Common Stock Interests..................................................................    34
                 10.  Class 6 -- Pre-Petition Warrants...................................................................    35
                 11.  Class 7 -- Pre-Petition Stock Options..............................................................    35
                 12.  Class 8 -- Subordinated Claims.....................................................................    35
           C.   TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN.........................................................    35
                  1.  Treatment of Claims and Interests if the Alternative Treatment Provisions are not Effective........    35
                  2.  Events Triggering Implementation of the Alternative Treatment Provisions...........................    43
                  3.  Treatment of Claims and Interests if the Alternative Treatment Provisions are Effective............    43
                  4.  Distributions of Cash under the Alternative Treatment Provisions...................................    46
           D.   CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN...................................................    46
                  1.  Conditions Precedent to Effective Date.............................................................    46
                  2.  Waiver of Conditions to the Effective Date.........................................................    47
           E.   MEANS OF EXECUTION IF THE ALTERNATIVE TREATMENT PROVISIONS ARE NOT EFFECTIVE.............................
                                                                                                                             47
                  1.  Funding of the Distributions Provided for in the Plan..............................................    47
                  2.  Post-Effective Date Financing Facility.............................................................    47
                  3.  Corporate Action...................................................................................    48
                  4.  Cancellation of Common Stock Interests, Pre-Petition Warrants, Pre-Petition Stock Options and
                        Pre-Petition Secured Notes and Surrender of Common Stock, and Pre-Petition Warrants..............    48
                  5.  Authorization and Issuance of Equity and Debt Instruments of Reorganized Rose's....................    49
                  6.  Merger of RSI into the Debtor......................................................................    49
                  7.  New Rose's Common Stock Allocable to Management of Reorganized Rose's..............................    49
                  8.  Preservation or Waiver of Rights of Action of the Estate...........................................    49
           F.   MEANS OF EXECUTION IF THE ALTERNATIVE TREATMENT PROVISIONS ARE EFFECTIVE.................................
                                                                                                                             50
                  1.  Funds for Distribution.............................................................................    50
                  2.  Corporate Action...................................................................................    50
                  3.  Implementation of the Alternative Treatment Provisions.............................................    50
           G.   DISCHARGE, RELEASES, INJUNCTIONS, AND RELATED PROVISIONS.................................................    52
                  1.  Releases...........................................................................................    52

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
                  2.  Injunctions........................................................................................    54
                  3.  Indemnification....................................................................................    55
                  4.  Effect of Confirmation.............................................................................    55
           H.   CLAIMS RESOLUTION AND DISTRIBUTIONS......................................................................    55
                  1.  Claims Resolution..................................................................................    55
                  2.  Distributions in Connection With Disputed Claims...................................................    56
                  3.  Disputed Payments..................................................................................    57
                  4.  Unclaimed Distributions............................................................................    57
                  5.  Fractional Distributions and Fractional Cents; Round Lots..........................................    57
           K.   MISCELLANEOUS............................................................................................    58
                  1.  Executory Contracts and Unexpired Leases...........................................................    58
                  2.  Post-Confirmation Claims...........................................................................    58
                  3.  The Committees and Post-Effective Date Trade Committee.............................................    58
                  4.  Modification of the Plan...........................................................................    59
                  5.  Revocation of the Plan.............................................................................    59
                  6.  Retention of Jurisdiction..........................................................................    60
   VI.   REORGANIZED ROSE'S..............................................................................................    61
           A.   FINANCIAL PROJECTIONS....................................................................................    61
           B.   VALUATION OF POTENTIAL RECOVERY BY HOLDERS OF ALLOWED CLAIMS IN CLASS 3 AND HOLDERS OF COMMON STOCK
                INTERESTS................................................................................................    61
                  1.  Estimated Valuation of Reorganized Rose's..........................................................    62
                  2.  Subscription Rights................................................................................    63
                  3.  New Rose's Warrants................................................................................    63
                  4.  Secondary Distribution of New Common Stock.........................................................    64
                  5.  Summary of Distributions to Holders of Common Stock Interests......................................    66
           C.   MANAGEMENT OF REORGANIZED ROSE'S.........................................................................    66
                  1.  Board of Directors.................................................................................    66
                  2.  Executive Officers.................................................................................    66
                  3.  Compensation.......................................................................................    67
           D.   NEW ROSE'S CHARTER AND BYLAWS OF REORGANIZED ROSE'S......................................................    67
  VII.   APPLICABILITY OF SECURITIES AND OTHER FEDERAL LAWS..............................................................    67
           A.   IN GENERAL...............................................................................................    67
           B.   ISSUANCE OF NEW SECURITIES UNDER THE PLAN................................................................    67
           C.   TRANSFERS OF NEW SECURITIES..............................................................................    67
           D.   CERTAIN TRANSACTIONS BY STOCKBROKERS.....................................................................    68
           E.   TRUST INDENTURE ACT......................................................................................    69
           F.   ABSENCE OF PUBLIC MARKET.................................................................................    69
           G.   ADDITIONAL INFORMATION...................................................................................    69
 VIII.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................................    69
           A.   FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS.............................................................    70
                  1.  Overview...........................................................................................    70
                  3.  Gain or Loss to Holders of Allowed Unsecured Claims................................................    71
                  4.  Certain Other Tax Considerations for Pre-Petition Lenders and Holders of Allowed Unsecured Claims..    71
                  5.  Gain or Loss to Holders of Common Stock Interests..................................................    72
           B.   FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR............................................................    72
                  1.  Overview...........................................................................................    72
                  2.  Debt Restructuring.................................................................................    73
   IX.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.......................................................    76
           A.   IN GENERAL...............................................................................................    76
                  1.  Sale Alternative...................................................................................    76
                  2.  Enhanced Value As An Operating Unit................................................................    76
                  3.  Chapter 11 Liquidation.............................................................................    76
                  4.  Conversion to Chapter 7............................................................................    76
                  5.  Dismissal Alternative..............................................................................    76

                                      iii                                   M-21

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
                  6.  Other Alternatives If Plan Is Not Confirmed........................................................    77
    X.   CONFIRMATION OF THE PLAN OF REORGANIZATION......................................................................    77
           A.   STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN......................................................    77
                  1.  In General.........................................................................................    77
                  2.  Best Interests of Creditors Test/Liquidation Analysis..............................................    78
                  3.  Financial Feasibility..............................................................................    79
                  4.  Acceptance by Impaired Classes.....................................................................    79
                  5.  Confirmation Without Acceptance by All Impaired Classes............................................    79
   XI.   CERTAIN FACTORS TO BE CONSIDERED................................................................................    80
           A.   AVOIDABLE PREFERENTIAL TRANSFER CLAIMS...................................................................    80
           B.   RISK FACTOR FOR REORGANIZED ROSE'S.......................................................................    80
                  1.  Post-Effective Date Credit Facility................................................................    80
                  2.  Lack of Established Market for New Rose's Common Stock.............................................    81
                  3.  Competition........................................................................................    81
                  4.  History of the Debtor..............................................................................    81
           C.   RECOMMENDATIONS..........................................................................................    81
           D.   CONCLUSION...............................................................................................    81
  XII.   EXHIBITS........................................................................................................   A-1

M-22                                   iv

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                       FIRST AMENDED DISCLOSURE STATEMENT
                                       I.
                        SUMMARY OF INFORMATION CONTAINED
                          IN THE DISCLOSURE STATEMENT
A. INTRODUCTION
     ROSE'S STORES, INC., debtor and debtor-in-possession ("Rose's" or the "Debtor"), provides this First Amended Disclosure Statement (the "Disclosure Statement") pursuant to Section 1125(b) of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. (section mark)(section mark) 101 ET SEQ. (the "Bankruptcy Code") and Rule 3017 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), in connection with the First Amended Joint Plan of Reorganization dated October 4, 1994 (the "Plan"), in order to provide adequate information to enable holders of Claims, or holders of Interests, that are impaired under the Plan,1 to make an informed judgment in exercising their right to vote for acceptance or rejection of the Plan.
     The Plan describes the means by which, and the extent to which, the Claims and Interests will be provided for and provides a means by which the Debtor will be reorganized under Chapter 11 of the Bankruptcy Code.2 A copy of the Plan, which has been filed with the Clerk of the Bankruptcy Court, is annexed hereto and made a part hereof as Exhibit "A," and is discussed in greater detail in this Disclosure Statement in the Section entitled "The Plan of Reorganization."
     Accompanying this Disclosure Statement are copies of the following documents:
     1. An Order of the Bankruptcy Court (the "Disclosure Statement Approval Order") that, among other things, (i) approves the Disclosure Statement, as containing adequate information pursuant to Section 1125 of the Bankruptcy Code and (ii) approves the form of ballot to be executed by holders of impaired Claims and Common Stock Interests for voting on the Plan; and the related notice approved by the Bankruptcy Court which, among other things, fixes the time for:
          a. submitting acceptances or rejections to the Plan;
          b. the hearing to consider confirmation of the Plan; and
          c. filing objections to confirmation of the Plan.
     2. A ballot (the "Ballot") to be executed by holders of impaired Claims and Common Stock Interests for voting to accept or reject the Plan.
     THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE BANKRUPTCY COURT WITH RESPECT TO THE FAIRNESS AND MERITS OF THE PLAN OR THE ACCURACY OF THE INFORMATION OR THE POSITIONS SET FORTH IN THIS DISCLOSURE STATEMENT. MOREOVER, ALL STATEMENTS AND INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT ARE INCLUDED SOLELY FOR PURPOSES OF SOLICITING VOTES RESPECTING THE PLAN. WITH RESPECT TO DISPUTES, CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS BETWEEN THE DEBTOR AND THIRD PARTIES, NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL BE CONSTRUED AS AN ADMISSION, WAIVER OR STIPULATION, BUT RATHER SHALL BE TREATED AS STATEMENTS MADE AND INFORMATION PROVIDED IN SETTLEMENT NEGOTIATIONS.
     THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION. WHILE THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH
1 The holders of (i) Intercompany Claims (Class 4), (ii) Pre-Petition Warrants
  (Class 6), (iii) Pre-Petition Stock Options (Class 7) and (iv) Subordinated Claims (Class 8) will receive no distributions under the Plan. Accordingly, pursuant to Section 1126(g) of the Bankruptcy Code, Classes 4, 6, 7, and 8 are deemed to have rejected the Plan, and therefore, the votes of the holders of such Claims or Interests will not be solicited.
2 All capitalized terms used herein but not defined in this Disclosure Statement shall have the meaning ascribed to them in the Plan unless otherwise noted.
                                                                            M-23

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RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE
EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION TO BE INCORPORATED THEREIN BY REFERENCE,
THE PLAN SHALL GOVERN FOR ALL PURPOSES.
     THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. WHILE THE DEBTOR HAS MADE EVERY EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO MATERIALLY AFFECT THE VOTE OF HOLDERS OF ALLOWED CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT THAT CERTAIN EVENTS, SUCH AS THOSE MATTERS DISCUSSED IN THE SECTION BELOW ENTITLED, "RISK FACTORS," DO OCCUR. EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST SHOULD CAREFULLY REVIEW THE PLAN AND OTHER EXHIBITS HERETO BEFORE CASTING A BALLOT. FURTHERMORE, THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE NOT BEEN THE SUBJECT OF A CERTIFIED AUDIT, BUT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. ALTHOUGH THE DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE, EACH HOLDER OF A CLAIM OR COMMON STOCK INTEREST SHOULD CAREFULLY REVIEW THE PLAN AND THE OTHER EXHIBITS HERETO BEFORE CASTING A BALLOT.
     NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS OR THE VALUE OF ITS ASSETS HAVE BEEN AUTHORIZED BY EITHER THE DEBTOR OR THE BANKRUPTCY COURT OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST IN VOTING ON THE PLAN.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING, TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, OR SECURITIES OF, THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.
     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
B. SUMMARY OF THE PLAN
  1. INTRODUCTION
     The Plan contemplates that Claims and Interests will be treated pursuant to one of two alternatives, depending upon the events of the Chapter 11 Case prior to the Effective Date. The Plan provides for continued operations and a capital restructuring of the Debtor wherein the Debtor will provide the Pre-Petition Lenders with New Rose's Secured Notes in the principal amount of approximately $27 million and holders of Allowed Unsecured Claims will receive New Rose's Common Stock. Existing holders of Common Stock Interests also may, under certain conditions, receive New Rose's Common Stock. In the event certain Alternative Treatment Events, set forth in the Second Supplemental Adequate Protection Consent Order, as discussed hereafter and in the Plan, occur, the Alternative Treatment Provisions of the Plan will become effective, the Debtor's operations will cease, and the assets of the Debtor will be sold and disposed of pursuant to the Second Supplemental Adequate Protection Consent Order (as amended), the Plan and/or the Alternative Treatment Implementation Orders. Accordingly, throughout this Disclosure Statement, references will be made to the treatment of Claims and Interests in the event the Alternative Treatment Provisions of the Plan are not effective and in the event said provisions are effective.

M-24                                   2

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     (A) SUMMARY OF THE PLAN ASSUMING ALTERNATIVE TREATMENT PROVISIONS ARE NOT
EFFECTIVE
     Assuming the Alternative Treatment Provisions of the Plan are not effective, the Plan, in general, provides that: (i) the Pre-Petition Lenders will receive Cash equal to the aggregate amount of all unpaid fees, charges and expenses due and payable to the Pre-Petition Lenders, and interest-bearing replacement secured notes in the aggregate principal amount of the Pre-Petition Lenders' Allowed Secured Claims, as reduced by payments made by the Debtor to the Pre-Petition Lenders prior to the Effective Date; (ii) all Pre-Petition Stock Options and Pre-Petition Warrants will be canceled, annulled and extinguished, and no distributions will be made on account thereof; (iii) Subordinated Claims and, in the event RSI is merged into the Debtor, all Intercompany Claims will be canceled, annulled and extinguished, and no distributions will be made on account thereof; (iv) all GE Obligations will be satisfied in full in Cash on or prior to the Effective Date; (v) all holders of Administrative Claims, Allowed Non-Tax Priority Claims, Allowed Tax Claims and Allowed Secured Claims (other than those of the Pre-Petition Lenders) will receive Cash in full satisfaction of their Claims; (vi) all holders of Allowed Unsecured Claims will, in exchange for such Claims, receive a Pro-Rata distribution of New Rose's Common Stock and/or Cash resulting from the exercise by holders of Common Stock Interests of their Subscription Rights (as defined in Section V.C.1(h) hereof) to purchase New Rose's Common Stock otherwise allocable to holders of Allowed Unsecured Claims; and (vii) existing Common Stock Interests will be canceled, annulled and extinguished, and all holders of Common Stock Interests will receive, in exchange for such Interests, (A) Subscription Rights to purchase up to 100% of New Rose's Common Stock, (B) New Roses's Common Stock to the extent that the Cash and/or the shares distributed to holders of Allowed Unsecured Claims (with provisions made for Disputed Claims) exceed the number necessary to provide such holders with the full value of their Claims, and (C) New Rose's Warrants.
     (B) SUMMARY OF THE PLAN ASSUMING ALTERNATIVE TREATMENT PROVISIONS ARE EFFECTIVE
     Assuming the Alternative Treatment Provisions of the Plan are effective, the Plan, in general, provides that no sooner than January 1, 1995, the Debtor will implement the cessation of its discount retail business and commence the sale and disposition of its remaining Inventory, Fixtures and other assets, and
(i) prior to the Effective Date, GE Capital will receive Cash equal to the amount of all GE Obligations; (ii) prior to the Effective Date, each of the Pre-Petition Lenders will receive Cash equal to its Allowed Secured Claim in accordance with the Intercreditor Agreements; (iii) the Debtor will either abandon the collateral securing an Allowed Secured Claim in full satisfaction of the secured value of that Claim or will pay Cash to a holder of an Allowed Secured Claim equal to the secured value of that Claim; (iv) holders of Administrative Claims, Allowed Non-Tax Priority Claims, and Allowed Tax Claims will receive Cash in full satisfaction of their Allowed Claims; (v) after payment in full of all of the GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims, Allowed Secured Claims, Administrative Claims, Allowed Non-Tax Priority Claims, and Allowed Tax Claims, each holder of an Allowed Unsecured Claim will receive its Pro-Rata share of Available Cash, provided that in no event will the holder of an Allowed Unsecured Claim receive Cash aggregating more than the full amount of such Allowed Claim; (vi) after payment in full, in Cash, of all of the GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims, Allowed Secured Claims, Administrative Claims, Allowed Non-Tax Priority Claims, Allowed Tax Claims, and Allowed Unsecured Claims, each holder of a Common Stock Interest shall receive its Pro-Rata Share of any remaining Available Cash and all other residual property of the Estate; (vii) existing Common Stock Interests, Pre-Petition Stock Options and Pre-Petition Warrants will be canceled, annulled and extinguished; provided, however, that the right of holders of Common Stock Interests to receive distributions under the Plan shall survive such cancellation, annulment and extinguishment; (viii) all Subordinated Claims will be canceled, annulled and extinguished, and no distributions will be made on account thereof; and (ix) most executory contracts, including the Pre-Petition Secured Noteholder Warrants, will be rejected.
  2. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
     The following charts set forth a brief summary of the classification and treatment of each type of Claim and Interest under the Plan. A more detailed discussion of the classification and treatment of Claims and Interests is provided in the schedule immediately following the charts. The Plan is being provided herewith and should be reviewed separately.
                                       3                                    M-25

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   TREATMENT OF CLAIMS IF ALTERNATIVE TREATMENT PROVISIONS ARE NOT EFFECTIVE

                                             PROJECTED AMOUNT OF
                                                 CLAIMS AND
    CATEGORY/CLASS          DESCRIPTION           INTERESTS                                TREATMENT
Administrative Claims   Claims constituting  $6,500,000 (as of    Paid in full, in Cash, on the Effective Date or upon such
                        a cost or expense    1/28/95)             other terms as may be agreed upon between the holders of
                        allowed under                             such Claims and the Debtor. A special procedure is
                        Section 503(b) and                        established for payment of Professional Fees. Retiree
                        entitled to                               Claims will be paid as a cost of administration through the
                        priority under                            Effective Date and honored thereafter in accordance with
                        Section 507(a),                           the Debtor's legal obligations.
                        Professional Fees
                        and Retiree Claims
Tax Claims              Claims of            $1,325,000           Paid in full, in Cash, on the Effective Date, provided,
                        governmental units                        however, the Debtor may make deferred Cash payments as
                        entitled to                               permitted by Section 1129(a)(9).
                        priority under
                        Section 507(a)(7)
GE Obligations          Claims of GE         $3,808,000 (GE       Satisfied in full, in Cash, on or prior to the Effective
                        Capital arising      Borrowings) and      Date.
                        from DIP Facility    $13,700,000
                                             (outstanding
                                             letters of credit)
                                             (as of 1/28/95)
1.                      Claims other than    Non-material         Paid in full, in Cash, on the Effective Date, or upon such
                        Administrative or                         other terms as may be agreed to between the Debtor and the
                        Tax Claims entitled                       holder of any Allowed Non-Tax Priority Claim.
                        to priority in
                        payment under
                        Section 507(a)
2A.                     Claims secured by    None                 Satisfied by either assumption, reinstatement, payment in
                        unavoidable,                              full or abandonment of collateral to holder.
                        perfected liens on
                        personal property
2B.                     Secured Claims of    Note of              Cash equal to the aggregate amount of all unpaid fees,
                        the Pre-Petition     approximately        charges and expenses due the Pre-Petition Lenders and New
                        Lenders              $26,810,000 and      Rose's Secured Notes having an aggregate face amount equal fees and charges of  to the New Rose's Secured Notes Original Principal Amount
                                             $200,000             after payment in full of all GE Obligations.
3.                      Unsecured Claims     $115,000,000 to      Pro-Rata share of up to 100% of the Effective Date Shares
                        (including trade     $130,000,000         which are not distributed to holders of Common Stock
                        creditors)                                Interests through the Class 5 Subscription. In the event
                                                                  that holders of Common Stock Interests exercise their
                                                                  Subscription Rights under the Plan to purchase New Rose's
                                                                  Common Stock, the resulting Cash will be distributed
                                                                  Pro-Rata among holders of Allowed Claims in Class 3 and the
                                                                  Reserves.
4.                      Intercompany Claims  Undetermined         When RSI is merged into Reorganized Rose's, all
                                                                  Intercompany Claims will be deemed canceled, annulled and
                                                                  extinguished.
5.                      Common Stock         Approximately 18.5   (i) Pro-Rata share of the Subscription Rights (which allows
                        Interests            million shares       holders to purchase New Rose's Common Stock otherwise
                                                                  allocable to holders of Claims in Class 3); (ii) Pro-Rata
                                                                  share of New Rose's Warrants (which provides for the
                                                                  purchase of up to 4,285,714 shares of New Rose's Common
                                                                  Stock); and (iii) Pro-Rata share of the New Rose's Common
                                                                  Stock Secondary Distribution.
6.                      Pre-Petition         Undetermined         No distribution and all Pre-Petition Warrants will be
                        Warrants                                  canceled.
7.                      Pre-Petition Stock   Undetermined         No distribution and all Pre-Petition Stock Options will be
                        Options                                   canceled.
8.                      Subordinated Claims  None                 No distribution and Subordinated Claims will be canceled.

M-26                                   4

     TREATMENT OF CLAIMS IF ALTERNATIVE TREATMENT PROVISIONS ARE EFFECTIVE

                                             PROJECTED AMOUNT OF
                                                 CLAIMS AND
    CATEGORY/CLASS          DESCRIPTION           INTERESTS                                TREATMENT
Administrative Claims   Claims constituting  $44,000,000 (as of   Paid in full, in Cash, on the Effective Date after full
                        a cost or expense    1/28/95)             satisfaction of the GE Obligations, the Pre-Petition
                        allowed under                             Lender's Allowed Secured Claims and Allowed Secured Claims.
                        Section 503(b) and                        A special procedure is established for payment of
                        entitled to                               Professional Fees. Retiree Claims will be paid as a cost of
                        priority under                            administration through the Effective Date. The Debtor will
                        Section 507(a),                           request the Bankruptcy Court to appoint a committee under
                        Professional Fees                         Section 1114 to represent the interests of the retirees in
                        and Retiree Claims                        the determination of appropriate treatment of Retiree
                                                                  Claims.
Tax Claims              Claims of            $1,325,000           Paid in full, in Cash, on the Effective Date after full
                        governmental units                        satisfaction of the GE Obligations, Allowed Secured Claims
                        entitled to                               of the Pre-Petition Lenders and Allowed Secured Claims.
                        priority under
                        Section 507(a)(7)
GE Obligations          Claims of GE         $3,808,000 (GE       Satisfied in full, in Cash, prior to the Effective Date.
                        Capital arising      Borrowings) and
                        from DIP Facility    $13,700,000
                                             (outstanding
                                             letters of credit)
                                             (as of 1/28/95)
1.                      Claims other than    Non-Material         Paid in full, in Cash, after full satisfaction of the GE
                        Administrative or                         Obligations, the Allowed Secured Claims of the Pre-Petition
                        Tax Claims entitled                       Lenders, Allowed Secured Claims and Administrative Claims.
                        to priority in
                        payment under
                        Section 507(a)
2A.                     Claims secured by    None                 Abandonment of collateral to holder or payment in Cash, in
                        avoidable,                                full, after full satisfaction of the GE Obligations.
                        perfected liens on
                        personal property
2B.                     Secured Claims of    $26,810,000 in       Cash, in full, after full satisfaction of the GE
                        the Pre-Petition     principal and        Obligations and prior to the Effective Date.
                        Lenders              interest and
                                             $200,000 in fees
                                             and charges
3.                      Unsecured Claims     $150,000,000 to      Pro-Rata share of Available Cash after full satisfaction of
                                             $160,000,000         the GE Obligations, the Pre-Petition Lenders' Allowed
                                                                  Secured Claims, Allowed Secured Claims, Administrative
                                                                  Claims, Allowed Tax Claims, and Allowed Non-Tax Priority
                                                                  Claims, provided that no holder will receive Cash
                                                                  aggregating more than the full amount of its respective
                                                                  Allowed Claim.
4.                      Intercompany Claims  Undetermined         If RSI is merged into the Debtor, the Intercompany Claims
                                                                  will be deemed canceled, annulled and extinguished. If RSI is not merged into the Debtor, the Intercompany Claims will survive.
5.                      Common Stock         Approximately 18.5   Pro-Rata share of remaining Available Cash and all other
                        Interests            million shares       residual property of the Estate and upon entry of the Final
                                                                  Decree, all Common Stock Interests will be canceled.
6.                      Pre-Petition         Undetermined         No distribution and all Pre-Petition Warrants will be
                        Warrants                                  canceled.
7.                      Pre-Petition Stock   Undetermined         No distribution and all Pre-Petition Stock Options will be
                        Options                                   canceled.
8.                      Subordinated Claims  None                 No distribution and Subordinated Claims will be canceled.

                                       5                                    M-27

CLASS                     TYPE OF CLAIM/INTEREST                                    TREATMENT
Not Applicable            Administrative Claims       Assuming the Alternative Treatment Provisions of the Plan are not
(See Plan Section 3.1)                                effective, Administrative Claims will be paid in full, in Cash, (i)
                                                      in such amounts as are incurred in the ordinary course of business by the Debtor, or (ii) in such amounts as are allowed by Final Order of the Bankruptcy Court (a) upon the later of the Effective Date or the other date upon which the Bankruptcy Court enters a Final Order allowing such Administrative Claim; or (b) upon such other terms as may exist due to the ordinary course of business of the Debtor; or
                                                      (c) as may be agreed upon between the holders of Administrative
                                                      Claims and the Debtor.
                                                      In the event the Alternative Treatment Provisions of the Plan are effective, on any Distribution Date commencing on the Effective Date, after full satisfaction of the GE Obligations and payment in full of the Allowed Secured Claims of the Pre-Petition Lenders and Allowed
                                                      Secured Claims, Administrative Claims will be paid in full, in Cash.
Not Applicable            Allowed Tax Claims          Assuming the Alternative Treatment Provisions are not effective,
(See Plan Section 3.2)                                Allowed Tax Claims will be paid in full, in Cash, on the later of the
                                                      Effective Date or the date upon which the Bankruptcy Court enters a
                                                      Final Order allowing such Allowed Tax Claim or upon such other terms as may be agreed to between the Debtor and the holder of any Allowed
                                                      Tax Claim; PROVIDED, HOWEVER, that (i) the Debtor may, at its option, in lieu of payment in full of the Allowed Tax Claims on the Effective
                                                      Date, defer cash payments respecting Allowed Tax Claims, to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code and, in
                                                      such event, interest shall be paid on the unpaid portion of such
                                                      Allowed Tax Claim at a rate to be agreed to by the Debtor and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court and (ii) if such Allowed Tax Claim is for a tax assessed against property of the Estate, the amount of such Allowed Tax Claim does not exceed the value of the Estate's interest in such property; and (iii) in the event an Allowed Tax
                                                      Claim may also be classified as an Allowed Secured Claim, the Debtor may, at its option, elect to treat the Allowed Tax Claim as a Secured
                                                      Claim. All Allowed Tax Claims that by their terms become due and payable after the Confirmation Date will be paid when due.
                                                      In the event the Alternative Treatment Provisions of the Plan are effective, on any Distribution Date commencing on the Effective Date, after full satisfaction of the GE Obligations and payment in full of the Allowed Secured Claims of the Pre-Petition Lenders and Allowed
                                                      Secured Claims, Allowed Tax Claims will be paid in full, in Cash;
                                                      PROVIDED, HOWEVER, that (i) if such Allowed Tax Claim is for a tax assessed against property of the Estate, the amount of such Allowed
                                                      Tax Claim may not exceed the value of the Estate's interest in such property; and (ii) in the event an Allowed Tax Claim may also be classified as an Allowed Secured Claim, the Debtor may elect to treat the Allowed Tax Claim as a Secured Claim.
Not Applicable            GE Obligations              Whether or not the Alternative Treatment Provisions are effective,
(See Plan Section 3.5)                                the GE Obligations will be satisfied in full, in Cash, on or prior to the Effective Date.
1.                        Allowed Non-Tax Priority    UNIMPAIRED. Assuming the Alternative Treatment Provisions of the Plan
                          Claims                      are not effective, Allowed Non-Tax Priority Claims will be paid in full, in Cash, after the Effective Date or such other date as determined by the Bankruptcy Court pursuant to a Final Order allowing such Non-Tax Priority Claims, or upon such other terms as may be agreed to between the Debtor and the holder of any Allowed Non-Tax
                                                      Priority Claim.

M-28                                   6

CLASS                     TYPE OF CLAIM/INTEREST                                    TREATMENT

                                                      In the event the Alternative Treatment Provisions of the Plan are effective, on any Distribution Date commencing on the Effective Date, after full satisfaction of the GE Obligations and payment in full of the Allowed Secured Claims of the Pre-Petition Lenders, Allowed
                                                      Secured Claims and Administrative Claims, Allowed Non-Tax Priority
                                                      Claims will be paid in full, in Cash.
2A.                       Allowed Secured Claim       UNIMPAIRED. Assuming the Alternative Treatment Provisions of the Plan
                                                      are not effective, with respect to each holder of an Allowed Secured
                                                      Claim, the Debtor may at its option: (a)(i) cure any default, other than of the kind specified in Section 365(b)(2) of the Bankruptcy
                                                      Code, provided that any accrued and unpaid interest, if any, which the Debtor may be obligated to pay with respect to such default shall be paid at the applicable contract rate and not at any default rate of interest; (ii) reinstate the pre-default maturity of the Allowed
                                                      Secured Claim; (iii) compensate the holder of the Allowed Secured
                                                      Claim for any damages incurred as a result of any reasonable reliance of the holder on any provision that entitled the holder to accelerate maturity of the Allowed Secured Claim; and (iv) leave unaltered the other legal, equitable, or contractual rights to which the Allowed
                                                      Secured Claim entitles the holder; PROVIDED, HOWEVER, that as to any such Allowed Secured Claim which is a nonrecourse claim and exceeds the value of the collateral securing the Allowed Secured Claim, the collateral may be sold at a sale at which the holder of such Allowed
                                                      Secured Claim has an opportunity to bid; or (b) on the Effective
                                                      Date, or on such other date as may be agreed to by the Debtor and the holders of such Allowed Secured Claim or determined by the Bankruptcy
                                                      Court, the Debtor shall abandon the collateral securing such Allowed
                                                      Secured Claim to the holder thereof in full satisfaction and release of such Allowed Secured Claim; or (c) on the Effective Date, the
                                                      holder of such Allowed Secured Claim shall receive, on account of such Allowed Secured Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Allowed Secured
                                                      Claim shall agree, in full satisfaction and release of such Allowed
                                                      Secured Claim.
                                                      In the event the Alternative Treatment Provisions of the Plan are effective, on any Distribution Date commencing on the Effective Date, after full satisfaction of the GE Obligations, the Debtor may (i)
                                                      abandon the collateral securing an Allowed Secured Claim to the holder of such claim in full satisfaction of the secured value of that Claim and release thereof or (ii) pay Cash to the holder of an
                                                      Allowed Secured Claim equal to the secured value of that Claim, or such lesser amount to which the holder of the Claim will agree in full satisfaction of that Claim.
2B.                       Allowed Secured Claims of   IMPAIRED. Assuming the Alternative Treatment Provisions are not
                          the Pre-Petition Lenders    effective, after payment in full of all GE Obligations on the
                                                      Effective Date, each holder of an Allowed Secured Claim will receive, in respect of its claim and in accordance with the Intercreditor
                                                      Agreements, its share of Cash equal to the aggregate amount of all unpaid fees, charges and expenses due the Pre-Petition Lenders and
                                                      New Rose's Secured Notes having an aggregate face amount equal to New
                                                      Rose's Secured Notes Original Principal Amount.
                                                      UNIMPAIRED. In the event the Alternative Treatment Provisions are effective, prior to the Effective Date and after payment in full of the GE Obligations, each of the Pre-Petition Lenders will receive its share of Cash equal to its Allowed Secured Claim, in full, in accordance with the Intercreditor Agreements and related Bankruptcy
                                                      Court orders.
                                       7                                    M-29


CLASS                     TYPE OF CLAIM/INTEREST                                    TREATMENT

3.                        Allowed Unsecured Claims    IMPAIRED. Assuming the Alternative Treatment Provisions are not
                                                      effective, each holder of an Allowed Unsecured Claim will receive its
                                                      Pro-Rata share of (i) up to 100% of the Effective Date Shares which are not distributed to holders of Common Stock Interests pursuant to the Class 5 Subscription, of which 70% shall be distributed on the
                                                      Effective Date and 30% shall be held in trust by Reorganized Rose's until the Determination Date. Thirty (30) days after the
                                                      Determination Date, the New Rose's Common Stock held in trust will be distributed to the holders of Allowed Unsecured Claims as necessary to provide such holders with 100% value of their respective Allowed
                                                      Claims and otherwise in accordance with the Reserve provisions of the
                                                      Plan. In the event that holders of Common Stock Interests in Class 5 exercise their Subscription Rights under the Plan to purchase New
                                                      Rose's Common Stock, the resulting Cash will be distributed Pro-Rata among holders of Allowed Claims in Class 3 and the Reserve.
                                                      In the event the Alternative Treatment Provisions of the Plan are effective, on any Distribution Date commencing on the Effective Date, after full satisfaction of the GE Obligations and after payment in full of the Pre-Petition Lenders' Allowed Secured Claims, Allowed
                                                      Secured Claims, Administrative Claims, Allowed Tax Claims, and
                                                      Allowed Non-Tax Priority Claims, each holder of an Allowed Unsecured
                                                      Claim will receive its Pro-Rata share of Available Cash, provided that in no event will the holder of an Allowed Unsecured Claim receive Cash aggregating more than the full amount of such Allowed
                                                      Claim.
4.                        Intercompany Claims         IMPAIRED. Assuming the Alternative Treatment Provisions are not
                                                      effective, RSI will be merged into the Debtor or Reorganized Rose's on or before the Effective Date. RSI may be merged into the Debtor prior to the Effective Date only with the written consent of the
                                                      Unsecured Committee. Upon said merger, all Intercompany Claims will be deemed canceled, annulled and extinguished, and RSI will not receive any distribution.
                                                      In the event the Alternative Treatment Provisions are effective and
                                                      RSI is merged into the Debtor prior to the Effective Date, with the written consent of the Unsecured Committee, the Intercompany Claims will be deemed canceled, annulled and extinguished. In the event the
                                                      Alternative Treatment Provisions are effective and RSI is not merged into the Debtor, the Debtor will retain its claim against RSI, and any Claim of RSI against the Debtor will be treated under the Plan in accordance with the nature of the Claim filed by RSI and to the extent said Claim is allowed by the Bankruptcy Court.
5.                        Common Stock Interests      IMPAIRED. Assuming the Alternative Treatment Provisions of the Plan
                                                      are not effective, each holder of a Common Stock Interest will receive its Pro-Rata share of the Subscription Rights pursuant to which such holders can purchase their Pro-Rata share, or such greater number of shares as a holder may acquire by oversubscription, of New
                                                      Rose's Common Stock otherwise allocable to holders of Claims in Class
                                                      3. Each holder of a Common Stock Interest will also receive its
                                                      Pro-Rata share of New Rose's Warrants, which provide for the purchase of up to 4,285,714 shares of New Rose's Common Stock, subject to adjustment as provided in the New Rose's Warrant Agreement, at the per share price set forth in the Plan and described more fully in
                                                      Section V.C.1(h) hereof. Finally, holders of Common Stock Interests will be eligible to receive their respective Pro-Rata share of the
                                                      New Rose's Common Stock Secondary Distribution.
M-30                                   8


CLASS                     TYPE OF CLAIM/INTEREST                                    TREATMENT

                                                      In the event the Alternative Treatment Provisions of the Plan are effective, upon entry of the Final Decree, all Common Stock Interests will be deemed canceled, annulled and extinguished; PROVIDED,
                                                      HOWEVER, notwithstanding such cancellation, annulment and
                                                      extinguishment, holders of Common Stock Interests shall remain entitled to receive their Pro-Rata share of any remaining Available
                                                      Cash and all other residual property of the Estate.
6.                        Pre-Petition Warrants       IMPAIRED. Regardless of whether the Alternative Treatment Provisions of the Plan are effective, on the Effective Date, holders of
                                                      Interests in Class 6 will not receive any distribution whatsoever, and the Pre-Petition Warrants will be deemed canceled, annulled and extinguished. In addition, all agreements providing for the issuance of Pre-Petition Warrants to any Persons will be deemed rejected, provided that any and all Claims arising therefrom will be subordinated pursuant to the provisions of Section 510(b) of the
                                                      Bankruptcy Code.
7.                        Pre-Petition Stock Options  IMPAIRED. Regardless of whether the Alternative Treatment Provisions of the Plan are effective on the Effective Date, holders of Interests in Class 7 will not receive any distribution whatsoever, and the
                                                      Pre-Petition Stock Options will be deemed canceled, annulled and extinguished. In addition, all agreements providing for the issuance of Stock Options to any Persons will be deemed rejected, provided that any and all Claims arising therefrom will be subordinated pursuant to the provisions of Section 510(b) of the Bankruptcy Code.
8.                        Subordinated Claims         IMPAIRED. Regardless of whether the Alternative Treatment Provisions of the Plan are effective on the Effective Date, holders of
                                                      Subordinated Claims in Class 8 will not receive any distribution whatsoever, and the Subordinated Claims will be deemed canceled, annulled and extinguished.

     A more detailed summary of the treatment of the foregoing classes of Claims and Interests is provided below in the Section entitled "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan."
  3. SIGNIFICANT PROVISIONS REGARDING IMPLEMENTATION OF THE PLAN
     (A) REORGANIZED ROSE'S
     Assuming the Alternative Treatment Provisions of the Plan are not effective, Reorganized Rose's will be a Delaware corporation with a reconstituted, "fresh start" balance sheet following the Effective Date. A Pro-Forma Balance Sheet for Reorganized Rose's is attached hereto as Exhibit "B." Reorganized Rose's will engage in the same business as that of the Debtor prior to Confirmation of the Plan. Holders of Claims and Interests should refer to the Sections below entitled "Reorganized Rose's" and "Certain Factors To Be Considered-Risk Factors" for additional information regarding Reorganized Rose's.
     The Debtor has prepared annual financial projections for 1994 through 1998, quarterly projections for 1995, assumptions supporting said projections, and related financial reports (the "Financial Projections"), a summary of which is attached hereto as Exhibit "C." The Financial Projections are based on a variety of assumptions and are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of Reorganized Rose's.
     (B) MEANS OF EXECUTION
     As of the date hereof, the Debtor believes that it will have sufficient Cash available to make all Cash distributions required under the Plan, whether generated from operations, the second "going-out-of-business sales," the Post-Effective Date Financing Facility or the possible closing of a small number of Core Stores, or, in the case of distributions to be made pursuant to the Alternative Treatment Provisions of the Plan, from Cash constituting the net proceeds from the sale or disposition of substantially all assets of the Estate. The Debtor also projects that Reorganized Rose's will have sufficient liquidity and capital resources to implement the Plan.
     During the Chapter 11 Case, the Debtor obtained post-petition financing from GE Capital and is continuing to utilize the DIP Facility through GE Capital. With respect to Post-Effective Date financing, the Debtor has obtained a Commitment
                                       9                                    M-31

Letter from GE Capital wherein GE Capital has agreed, subject to certain conditions, to provide an $80 million Post-Effective Date Financing Facility.
     (C) CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN
     Before the Plan will become effective (i) Confirmation must have occurred pursuant to the Confirmation Order, (ii) the Debtor must enter into either a Post-Effective Date Financing Facility sufficient for operations of Reorganized Rose's or have effectuated the final "going-out-of-business" sales at the Core Stores and fully satisfied all GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims, (iii) all documents and agreements identified in the Plan and this Disclosure Statement must be filed with the Bankruptcy Court in a substantially final form, and (iv) the Debtor must be able to make all Cash distributions required under the Plan. However, in no event, may the Plan become effective prior to March 31, 1995. The conditions precedent to the effectiveness of the Plan are discussed in greater detail in the Section entitled "The Plan of Reorganization -- Conditions Precedent to the Effective Date of the Plan."
C. WHO MAY VOTE
     Under the Bankruptcy Code, impaired classes of claims or equity interests are entitled to vote to accept or reject a plan of reorganization. However, where claims or equity interests in impaired classes will retain no property and receive no distributions under a plan, they are deemed to have rejected the plan and are therefore not entitled to vote. Only holders of claims or interests in impaired classes which are allowed claims or interests or claims which are estimated and allowed for voting purposes by order of the Bankruptcy Court as of the voting deadline are entitled to vote on the plan.
     A class is "impaired" unless (i) the legal, equitable and contractual rights to which the holders of claims or equity interests in such class are entitled are not modified, (ii) with respect to secured claims, the effect of any default is cured and the original terms of the obligation are reinstated, or
(iii) a plan provides that on the confirmation date, the holder of a claim receives on account thereof, cash equal to the allowed amount of such claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of the equity interest is entitled or any fixed price at which the applicable security may be redeemed.
     For purposes of this Disclosure Statement, holders of Secured Claims in Class 2B,3 and Unsecured Claims in Class 3 are deemed to be impaired, and thus, holders of Allowed Claims or Disputed Claims estimated and allowed for voting purposes in such Classes are entitled to vote on the Plan.4 Each holder of a Common Stock Interest in Class 5 as of the Record Date shall be entitled to vote on the Plan.5 The Debtor will seek the entry of an order which provides for the estimation, solely for purposes of voting on the Plan, of certain Disputed Claims and the reclassification of improperly classified Claims. To the extent a Claim is not affected by said order, the Claim will be provisionally allowed for voting purposes in the amount set forth in the holder's proof of Claim or, if no proof of Claim was filed, the Debtor's schedule of assets and liabilities.
D. VOTING INSTRUCTIONS
     As a holder of a Claim or Common Stock Interest, your vote on the Plan is important. A Ballot to be used for voting to accept or reject the Plan accompanies this Disclosure Statement. After carefully reviewing the Plan and this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return it in the manner described on the Ballot.
     With respect to publicly traded equity securities held in broker (street) name, if any, banks and broker nominees (collectively, the "Nominees") voting on behalf of more than one beneficial owner of such securities have been requested to transmit a copy of this Disclosure Statement, a Ballot, and other Court-approved solicitation materials to each beneficial owner of such securities. Each beneficial holder of a security should return a fully completed Ballot to its respective Nominee (a pre-addressed envelope to such Nominee should be included) who will then compile the information contained on such Ballots
3 Class 2B is unimpaired if the Alternative Treatment Provisions of the Plan are
  effective.
4 Holders of Intercompany Claims, Pre-Petition Warrants, Pre-Petition Stock
  Options, and Subordinated Claims will receive no distributions and are deemed to have rejected the Plan.
5 The Plan establishes two record dates that affect the rights of holders of
  Common Stock Interests in Class 5. The Record Date for purposes of voting on the Plan is the date of entry of the order approving the Disclosure Statement. The Record Date for the purpose of any distributions under the Plan to holders of Common Stock Interests is the Equity Record Date, or February 7, 1995.
M-32                                   10
onto master Ballots supplied to such Nominees. The master Ballots will indicate both the customer account number (or other identifying number) for each beneficial owner and the total number of securities voting to accept or reject the Plan.
     Completed Ballots, other than those ballots to be returned to the Nominee, should be returned in the enclosed pre-addressed envelope to:

VIA MAIL                                                  VIA EXPRESS DELIVERY
Federated Claims Services Group                           Federated Claims Services Group
Post Office Box 1607                                      9111 Duke Blvd.
Cincinnati, OH 45201-1607                                 Mason, OH 45202

     BALLOTS MUST BE ACTUALLY RECEIVED BY FEDERATED CLAIMS SERVICES GROUP (THE "BALLOT AGENT"), ON BEHALF OF THE DEBTOR, ON OR BEFORE 5:00 P.M. EASTERN STANDARD TIME ON THE DATE INDICATED ON SUCH BALLOTS (THE "VOTING DEADLINE"). ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. IF YOU ARE A BENEFICIAL OWNER OF A PUBLICLY TRADED EQUITY SECURITY, YOU MUST RETURN YOUR BALLOT TO YOUR NOMINEE EARLY ENOUGH FOR THE NOMINEE TO PROCESS YOUR VOTE AND FORWARD IT TO THE BALLOT AGENT FOR RECEIPT BY THE BALLOT AGENT PRIOR TO THE VOTING DEADLINE.
     IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, PLEASE CALL (919) 250-2240.
E. ACCEPTANCE OR REJECTION OF THE PLAN
     Under the Bankruptcy Code, a class of claims is deemed to have accepted a plan if the plan is accepted by at least two-thirds in amount and more than one-half in number of the allowed claims of such class who vote on the plan. A class of common stock interests is deemed to have accepted a plan if the plan is accepted by at least two-thirds in amount of the allowed common stock interests of such class who vote on the plan.
     If a plan is not accepted by all of the impaired classes of allowed claims and common stock interests, the plan may still be confirmed by the Bankruptcy Court pursuant to Section 1129(b) of the Bankruptcy Code, if the plan has been accepted by at least one impaired class of claims or common stock interests, and the Bankruptcy Court determines, among other things, that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each non-accepting impaired class of claims or common stock interests. If certain impaired Classes of Allowed Claims or Common Stock Interests reject the Debtor's Plan, the Debtor may ask the Bankruptcy Court to find that the Plan does not discriminate unfairly and is fair and equitable with respect to each non-accepting impaired Class of Claims or Common Stock Interests.
     A more detailed description concerning the acceptance and confirmation of the Plan is set forth later in this Disclosure Statement in the Section below entitled, "Confirmation of the Plan of Reorganization -- Statutory Requirements for Confirmation of the Plan."
F. CONFIRMATION HEARING
     Pursuant to Section 1128 of the Bankruptcy Code and Rule 3017 (c) of the Bankruptcy Rules, the Bankruptcy Court will schedule the Confirmation hearing before the Honorable A. Thomas Small at the United States Bankruptcy Court, Eastern District of North Carolina, U.S. Courthouse & Post Office Building, Room 208, 300 Fayetteville Street Mall, Raleigh, North Carolina. A notice accompanying the Plan and Disclosure Statement will set a date and time for the Confirmation hearing. The Confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for the announcement of such adjourn date by the Bankruptcy Court in open court at such hearing.
G. OBJECTIONS TO CONFIRMATION
     Any objection to Confirmation of the Plan must be in writing, must comply with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court, must state the name of the objecting party, the nature and amount of any Claim or Interest asserted by such objecting party against the Debtor's Estate, and must be filed and served as required by the Bankruptcy Court pursuant to the Disclosure Statement Approval Order. A copy of the Disclosure Statement Approval Order accompanies this Disclosure Statement and contains all relevant procedures relating to the submission of objections to Confirmation of the Plan. Parties submitting objections should review such order in its entirety.
                                       11                                   M-33

                                      II.
                      DESCRIPTION OF THE DEBTOR AND EVENTS
                      PRECIPITATING THE CHAPTER 11 FILING
A. HISTORY OF THE DEBTOR
     Rose's was founded by Paul H. Rose in 1915 when he opened a "5-10-25(cents)" store in Henderson, North Carolina. When the company incorporated in 1927, a total of 28 stores were in operation under the name of "Rose's 5-10 & 25(cents) Stores, Inc." In 1962, the name was changed to its current name "Rose's Stores, Inc." Since its founding, Rose's has evolved from a chain of variety stores located in central business districts to a chain of discount department stores located in strip shopping centers.
     While publicly held since 1927, Rose's has been and continues to be controlled by descendants of the founder. As of February 1, 1994, the Church and Harvin families, descendants of Paul H. Rose, continued to own more than 50% of the total Voting Common Stock. All of the chief executive officers were family members until July of 1991 when the Board of Directors elected George L. Jones as the president and chief executive officer. Mr. Jones served in this capacity until he resigned on August 19, 1994 at which time the Board of Directors replaced him with R. Edward Anderson, formerly the chief financial officer.
B. OPERATIONS OF THE DEBTOR
  1. GENERAL DESCRIPTION
     At the Filing Date, Rose's owned and operated 212 discount department stores and 3 closeout stores in 11 different states in the mid-Atlantic and Southeastern United States. Approximately 75% of the Debtor's stores were located in North Carolina, Virginia, and South Carolina. The merchandise assortment includes apparel and accessories, home furnishings, health and beauty aids, toys, music and electronic products and other items for the family and home.
     The Debtor's stores average 51,000 square feet of gross leased space and are generally located in strip shopping centers in non-urban and small town areas. Nationally advertised name brands account for the majority of non-apparel sales and a lesser amount of apparel sales. The Debtor's targeted customers, individuals in the low to lower-middle income brackets, are marketed through weekly advertising circulars. The operating environment is extremely competitive, with the primary competition being Kmart and Wal-Mart.
     The Debtor's headquarters are located in Henderson, North Carolina. The Debtor owns its corporate offices, distribution center (referred to herein as the "Warehouse Facility"), and data processing centers, all of which are located in Henderson, North Carolina. The Debtor leases corporate space on U.S. #1 Business, Henderson North Carolina. This lease was to expire in January, 1995, but the Debtor obtained an extension of said lease until June 30, 1995.
  2. LOCATION OF STORES
     As of the date this Disclosure Statement was filed, the Debtor operated 113 Core Stores in 10 states.6 The number of stores in each of these 10 states can be summarized as follows:

NAME OF STATE                                                         NUMBER OF STORES
Delaware...........................................................            3
Georgia............................................................            8
Kentucky...........................................................            3
Maryland...........................................................            4
Mississippi........................................................            4
North Carolina.....................................................           53
South Carolina.....................................................            6
Tennessee..........................................................            2
Virginia...........................................................           29
West Virginia......................................................            1
       Total Stores................................................          113

     The Plan does not eliminate the possibility that the Debtor may close additional stores.
 6 In January 1994, pursuant to the Final DIP Order, discussed more fully below,
   Rose's began liquidation sales in 40 of its discount department stores and 3 closeout stores, reducing the chain to 172 ongoing discount stores. During the preparation of the Debtor's 1994 Revised Business Plan, discussed in detail herein, the Debtor decided to close an additional 59 stores during the spring of 1994, leaving the Debtor with 113 Core Stores.
M-34                                   12

  3. FINANCIAL STRUCTURE OF THE DEBTOR
     Approximately 8.3 million shares of Voting Common Stock and 10.5 million Shares of Non-Voting Class B Stock were outstanding as of January 29, 1994. The Debtor's stock trades in the NASDAQ system under the symbols "RSTOQ" for the Voting Common Stock and "RSTBQ" for the Non-Voting Class B Stock. The Debtor filed with the Securities and Exchange Commission a Form 10-K for the fiscal year ending January 29, 1994 and a Form 10-Q for the second quarter ended July 31, 1994, copies of which are attached hereto as Exhibits "H" and "I," respectively. Exhibit H does not include exhibits filed with the 10-K. As of January 29, 1994, the Debtor had assets with an estimated book value of $308 million and liabilities of $292 million. Item 12 of the Form 10-K provides a listing of the Common Stock Interests held as of January 29, 1994 by each director, nominee, the chief executive officer and the four other most highly compensated executive officers.
  4. BOARD OF DIRECTORS
     The board of directors, which may be comprised of 7 to 13 members, is currently comprised of 11 directors with one-year terms. The number of directors is set by the stockholders at the meeting at which the board member election is held. Each director is elected at the annual meeting of stockholders to serve until his successor is elected and qualifies. A director must be the owner of not fewer than 100 shares of Rose's Voting Common Stock before he or she can qualify or serve as a director. Any individual director may be removed from office by a vote of 75% of the outstanding shares entitled to vote at an election of directors. A listing of the members of the board of directors as of October 4, 1994 and a short biographical summary for each member is attached hereto as Exhibit "E." The compensation provided to the directors is set forth in Item 11 of the Form 10-K, attached hereto as Exhibit H.
  5. OFFICERS
     The following constitute the officers of the corporation: chairman of the board, president and chief executive officer, treasurer, secretary, executive vice presidents and vice presidents. Each officer holds office until his successor is chosen and qualifies and is subject to removal by the chief executive officer or by affirmative vote of a majority of the whole board. Vacancies are approved by a majority vote of directors. As of the Filing Date, there were 23 officers, and as of October 4, 1994, there were 15 officers. Officer compensation is discussed later in this Disclosure Statement. A listing of the officers of the Debtor as of October 4, 1994 and a short biographical summary for each officer, including annual compensation by the Debtor, is attached hereto as Exhibit "F."
  6. TRANSACTIONS WITH INSIDERS OF THE DEBTOR
     John T. Church, Sr. retired as a full-time employee of Rose's on December 31, 1982. At that time, Rose's entered into a Consultation Agreement with Mr. Church. Under an extension of that agreement, Mr. Church was paid $52,500 for the year ending December 31, 1993.
     Pursuant to existing leases, since the Filing Date, the Debtor has paid the Rosemyr Corporation ("Rosemyr") $155,987.55 in rent for Core Store #51 in Morgan Shopping Center, Morganton, North Carolina, and $38,281.91 in percentage rent for a total of $194,269.46; $298,445 in rent for Core Store #376 in Newmarket Plaza Shopping Center, Newport News, Virginia (in which Rosemyr owns a 31.5% interest); and $104,491.35 in rent for GOB2 Store #322 in Nags Head, North Carolina (in which Rosemyr owns a 95% interest). In addition to leasing space in store buildings, Rosemyr also leases office and parking space to the Debtor. Since the Filing Date, the Debtor has paid Rosemyr $4,575.77 in rent for office space in the Laffman Building in Henderson, North Carolina and $11,700 in rent for two parking facilities in Henderson, North Carolina. Eighty percent (80%) of the stock of Rosemyr is owned by Mrs. L. H. Harvin, Jr. and her children and by the Estate and trusts of the late Emma Rose Church, whose beneficiaries are Mr. John T. Church, Sr., Mrs. E. C. Bacon (both former directors of Rose's) and Mr. John T. Church, Jr.
     Since the Filing Date, the Debtor has paid the Emrose Corporation ( "Emrose") $12,169.71 in rent for office space in the Wise Building in Henderson, North Carolina; $18,684.00 in rent for storage facilities in Henderson, North Carolina; and $11,237.78 in rent for office space in the L.H.H. Learning Center in Henderson, North Carolina. Emrose is owned by Mrs. L. H. Harvin, Jr. and Mr. John T. Church, Sr., Mrs. E. C. Bacon and Mr. John T. Church, Jr. Messrs. John
T. Church and Mr. George M. Harvin, who are directors of Rose's, are executive officers of Rosemyr and Emrose.
     Since the Filing Date, the Debtor has paid H.H.C. Co., Inc. ("H.H.C.") $90,174.28 in rent for GOB1 Store #96 in High Point, North Carolina, and $42,098.35 in percentage rent. Mrs. L. H. Harvin, Jr. and Mr. John T. Church, Sr. own 61% of the stock of H.H.C.
                                       13                                   M-35

     All of the foregoing leases and other transactions are competitive. The rents paid under the leases approximate the rate of rent paid by the Debtor to independent landlords under leases for comparable property negotiated at comparable times, and represent the fair market value for comparable transactions.
  7. RSI TRADING, INC.
     The Debtor owns all of the outstanding stock of RSI Trading, Inc. ("RSI"), a Delaware corporation, 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. RSI was incorporated in November, 1990 at which time the Debtor received the stock of RSI in exchange for transfer to RSI by the Debtor of the trademark/name "Rose's." The value of the trademark/name was determined to be $166,000,000. Therefore, the value of the RSI stock as reflected on the Debtor's books is $166,000,000.
     Pursuant to a License Agreement dated November 16, 1990, the Debtor is obligated to pay an annual royalty of $18,921,459 to RSI for use of the name "Rose's." The License Agreement is automatically renewed each year unless the Debtor or RSI provides notice of termination. This sum is paid to RSI in quarterly installments. The Debtor is entitled to and receives all dividends of RSI stock on a quarterly basis.
     Other than the payments due under the License Agreement, the only other intercompany liability between the Debtor and RSI is approximately $15,000 in corporate start-up costs owed the Debtor by RSI. The RSI balance sheet does not reflect any other liabilities.
C. FINANCIAL CONDITION OF THE DEBTOR
  1. PRE-PETITION FINANCING
     For some time prior to the Filing Date, the Debtor utilized both long term and short term external sources of financing to supplement cash generated from operations to fund payroll, operating costs and expenses, and inventory purchases.
     On May 31, 1991, the Debtor entered into agreements with its short term and long term lenders, consisting of the Pre-Petition Secured Noteholders, the Bank Group, and the Bank of Tokyo, each of whom are defined below (collectively, the "Pre-Petition Lenders"), for a working capital facility, providing for direct borrowings and letters of credit up to $81.5 million through May 31, 1992 and deferrals of $3 million in long term debt. In exchange for such loans and deferrals, the Pre-Petition Lenders were granted a $26.5 million security interest in the Warehouse Facility (as defined below) and its contents, and a security interest in all other fixed assets and inventory in two stores.
     As of January 25, 1992, the Debtor maintained formal, partially secured lines of credit in the aggregate of $50 million, including an amount for letters of credit related to imports. The Debtor, however, continued to be adversely affected by increased competition and economic conditions, including vendor reluctance to extend credit due to concern over the Debtor's protracted bank facility negotiations. As a result, many shipments were limited, while others ceased. Accordingly, on May 29, 1992, the Debtor entered into agreements with the Pre-Petition Lenders to restructure the principal payment of all of its long term debt, as outlined below.
     (A) ISSUANCE OF PRE-PETITION SECURED NOTES
     In connection with the restructuring and pursuant to that certain Combined, Amended and Restated Note Agreement, dated as of May 29, 1992 (the "Note Agreement"), by and among the Debtor and the Pre-Petition Secured Noteholders, 7 the Debtor exchanged, issued and sold notes (collectively, the "Pre-Petition Secured Notes") to the Pre-Petition Secured Noteholders for an aggregate principal amount of $82,500,000, with a maturity date of December 31, 1998. As of the Filing Date, the Debtor's outstanding obligations to the Pre-Petition Secured Noteholders totaled approximately $74,582,361.14, including interest.
 7 "Pre-Petition Secured Noteholders" shall mean the holders of the Pre-Petition
   Secured Notes, to wit: Nationwide Life Insurance Company, Wausau Preferred Health Insurance Company, Equitable Variable Life Insurance Company, The Equitable Life Assurance Society of the United States, Jefferson-Pilot Life Insurance Company, The Franklin Life Insurance Company, The Franklin United Life Insurance Company, GreatWest Life & Annuity Insurance Company, American Family Life Insurance Company, State Mutual Life Assurance Company of America, SMA Life Assurance Company, Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York, Woodmen of the World Life Insurance Society, Knights of Columbus, Washington National Insurance Company, The Stonehill Investment Corp., Central Life Assurance Company, and Lazard Freres & Co., or their successors and assigns, as of the Record Date.
M-36                                   14

     In connection with the issuance of the Pre-Petition Secured Notes by the Pre-Petition Secured Noteholders, the Debtor issued warrants (the "Pre-Petition Secured Noteholder Warrants") to such noteholders pursuant to warrant agreements (the "Pre-Petition Secured Noteholder Warrant Agreement"). The Pre-Petition Secured Noteholder Warrants are exercisable by the Pre-Petition Secured Noteholders into the Debtor's Non-Voting Class B Stock at a $5.00 per share option price. At the Filing Date, the Pre-Petition Secured Noteholder Warrants granted the Pre-Petition Secured Noteholders the right to purchase approximately 9% of the Debtor's total outstanding shares after giving effect to the issuance. The Pre-Petition Secured Noteholder Warrants also provided the right to purchase an additional 7% of outstanding shares which were to be issued over time unless the Debtor refinanced the debt owing to the Pre-Petition Secured Noteholders before May 1, 1994.8
     (B) BANK GROUP LOANS
     Pursuant to that certain Amended and Restated Loan Agreement, dated as of May 29, 1992, by and among the Debtor and NationsBank Of North Carolina, N.A. ("NationsBank"), Branch Banking & Trust Company, Crestar Bank, The Bank Of New York, Credit Lyonnais New York Branch, Credit Lyonnais Cayman Island Branch, Central Carolina Bank and Trust Company and Wachovia Bank of North Carolina, N.A. (collectively, the "Bank Group"), the Bank Group agreed to make available revolving credit loans of up to $45,400,000 in 1992 and $33,400,000 in 1993, and issue letters of credit to the Debtor (the "Bank Group Loans"). The obligations of the Debtor to repay the Bank Group Loans are evidenced by promissory notes, dated May 29, 1992, executed by the Debtor in favor of the Bank Group.
     As of the Filing Date, the Debtor owed a total of $15,112,750, including interest, on account of the Bank Group Loans, excluding amounts due with respect to outstanding letters of credit. In addition, NationsBank was the issuer of a standby letter of credit to Fireman's Fund totalling $2.8 million.9 As of the Filing Date, there were approximately $24 million in documentary letters of credit, of which $6 million were estimated to be conforming.
     (C) BANK OF TOKYO LOAN
     Pursuant to that certain Amended and Restated Loan Agreement dated as of May 29, 1992 between the Debtor and Bank of Tokyo, Ltd., Atlanta Agency (collectively with its successor-in-interest, Bank of Tokyo, "BOT"), BOT made available a term loan to the Debtor in the principal amount of $20,000,000 (the "BOT Term Loan"), and a revolving line of credit in the maximum aggregate principal amount of $1,000,000 (the "BOT Working Capital Loan"). The obligations of the Debtor to repay the BOT Term Loan and the BOT Working Capital Loan are evidenced by the Second Amended and Restated Term Note (the "BOT Term Note") and the Revolving Credit Note, each dated May 29, 1992 and executed by the Debtor in favor of BOT. As of the Filing Date, the Debtor's alleged obligations to BOT consisted of $18,179,444.44, inclusive of interest, on the BOT Term Note and $504,166.67, inclusive of interest, on the Revolving Credit Note.
     (D) SECURITY FOR OBLIGATIONS TO THE PRE-PETITION LENDERS
     As security for its obligations to the Pre-Petition Lenders, the Debtor granted security interests to NationsBank (successor-in-interest to NCNB National Bank of North Carolina), as collateral agent for the Pre-Petition Lenders (the "Collateral Agent"), in accordance with the following documents:
          (i) that certain security agreement, dated May 29, 1992, as amended from time to time thereafter, covering inventory located at various of the Debtor's store locations (the "Covered Store Inventory")10;
          (ii) that certain Amended and Restated Security Agreement dated May 29, 1992, as amended on January 8, 1993, covering inventory located at three of the Debtor's store locations in Henderson, North Carolina; Hickory, North Carolina; and Martinsville, Virginia (the "BOT Inventory");
          (iii) that certain Security Agreement dated as of September 18, 1991, as amended on May 29, 1992, covering aircraft and fixed assets, along with that certain Deed of Trust and Security Agreement dated as of September 18, 1991,
 8 The Debtor filed a motion to reject the Pre-Petition Secured Noteholder
   Warrant Agreement but withdrew that motion pursuant to a consent order in which the Debtor reserved its rights to subsequently reject the Pre-Petition Secured Noteholder Warrant Agreement.
 9 On February 2, 1994, this letter of credit was canceled and replaced by a letter of credit for the same amount which was issued by Bank of America on behalf of General Electric Capital Corporation.
10 The Covered Store Inventory (which excludes the BOT Inventory described below) represented approximately 58% of the Debtor's store inventory as of the Filing Date.
                                       15                                   M-37
     as amended on May 29, 1992, covering 12 parcels of land located in Vance County along with all fixtures and improvements thereto (the "Fixed Assets");
          (iv) that certain Security Agreement, dated as of July 24, 1991, as amended on May 29, 1992, covering the inventory located at the Debtor's Warehouse Facility located in Vance County (the "Warehouse Inventory"); and
          (v) that certain Deed of Trust and Security Agreement dated as of July 24, 1991 as amended on May 29, 1992, covering the Warehouse Facility.11 Pursuant to various intercreditor agreements, each dated May 29, 1992, executed by and among the Pre-Petition Lenders and the Collateral Agent, the Pre-Petition Lenders agreed on a manner in which to share the proceeds of sale from the various security interests granted by the Debtor.
     As of the Filing Date, the approximate book value and where noted, appraised value, of the collateral granted to the Collateral Agent, on behalf of the Pre-Petition Lenders, was as follows:
          (i) Covered Store Inventory (less BOT inventory): approximately $133,726,000 (at cost);
          (ii) BOT Inventory: approximately $3,614,500 (at cost);
          (iii) Fixed Assets (including equipment, furniture, fixtures, rolling stock, airplanes, and all real property): approximately $27,500,000 (book value);
          (iv) Warehouse Inventory: approximately $26,467,000 (at cost);
          (v) Warehouse Facility: approximately $15,500,000 (appraisal); (subject to cap of $26,500,000 for the Warehouse Inventory and Facility);
          (vi) Cash securing Collateral Agent: $7,000,000;
          (vii) Cash securing Bank of Tokyo: $194,405.12
     As described below in the Section entitled "Significant Events of Chapter 11 Case," the Debtor challenged on several grounds the perfection of the liens filed by the Collateral Agent on inventory and personal property.13
  2. EVENTS PRECIPITATING THE CHAPTER 11 FILING
     The retail industry in which Rose's operates is cyclical, with the months of November and December historically accounting for up to 50% of the company's annual earnings before interest, taxes, and depreciation. Typically, in July and August, a retailer such as Rose's will begin to increase inventory levels for the back-to-school business and place substantial orders for inventory targeted for delivery beginning in October through the Christmas/Holiday season. On August 23, 1993, Rose's announced its second quarter results and the various alternatives under consideration to improve liquidity, including a replacement or extension of its working capital facility, refinancing or restructuring of its long term debt, an equity infusion, store closings, inventory reductions, sale of the company, or a restructuring under the provisions of Chapter 11 of the Bankruptcy Code. Rose's release of its second quarter results precipitated an immediate cessation of trade credit and working capital capability at the least opportune time for Rose's, severely hampering the company's ability to obtain inventory deliveries and to arrange for the delivery of merchandise for the Christmas/Holiday season.
     After careful evaluation, Rose's determined that the alternative best serving the interests of stockholders and creditors was to file for reorganization under Chapter 11 of the Bankruptcy Code. Rose's recognized that it could obtain critically needed trade support through the procurement of a post-petition working capital facility.
11 The security interest in the Warehouse Inventory and Warehouse Facility is
   limited to a total recovery of $26,500,000.
12 In the Order Approving Interim Limited Use Of Cash Collateral And Providing
   Adequate Protection (the "Cash Collateral Order"), dated September 10, 1993, the Debtor stipulated for the purposes of that order that of its cash balances on hand at the Filing Date, $7,000,000 of the funds were subject to a security interest in favor of the Collateral Agent, and $194,405 of the funds were subject to a security interest in favor of BOT. A letter of credit was provided to these creditors under the DIP Facility, and the letter of credit was funded in January, 1994.
13 The secured position of NationsBank with respect to the Debtor's real property and airplanes was not challenged.
M-38                                   16

                                      III.
                     SIGNIFICANT EVENTS OF CHAPTER 11 CASE
A. COMMENCEMENT
     The Debtor filed its petition for reorganization under Chapter 11 of the Bankruptcy Code on September 5, 1993 (the "Filing Date").
B. PARTIES PARTICIPATING IN THE CASE
     The parties discussed below have been the major participants in the Chapter 11 Case to date:
  1. BANKRUPTCY COURT
     The Honorable A. Thomas Small, Chief United States Bankruptcy Judge for the Eastern District of North Carolina, has presided over the case.
  2. BANKRUPTCY ADMINISTRATOR
     Marjorie K. Lynch, Esquire, the Bankruptcy Administrator for the Eastern District of North Carolina, has made numerous appearances.
  3. SECURED CREDITORS
     The Pre-Petition Lenders, and their counsel are as follows:
          (a) The Pre-Petition Secured Noteholders have been represented by the law firms of Hebb & Gitlin, a Professional Corporation, One State Street, Hartford, Connecticut and Merriman, Nicholls & Crampton, P.A., Raleigh, North Carolina. The Finley Group has served as the financial advisor to the Pre-Petition Secured Noteholders.
          (b) The Bank Group has been represented by the law firm of Moore & Van Allen, 100 North Tryon Street, 47th Floor, NationsBank Corporate Center, Charlotte, North Carolina.
          (c) The Bank of Tokyo has been represented by Anderson Kill Olick & Oshinsky, P.C., 1251 Avenue of the Americas, New York, New York and Ragsdale, Liggett & Foley, Raleigh, North Carolina. Price Waterhouse has served as the financial advisor to the Bank of Tokyo.
  4. THE COMMITTEES AND THEIR ADVISORS
     Pursuant to the applicable provisions of the Bankruptcy Code, a committee of creditors holding the largest unsecured claims (the "Unsecured Committee") was appointed by the Bankruptcy Administrator and approved by the Bankruptcy Court. Counsel for the Unsecured Committee, whose employment was authorized by the Bankruptcy Court, is Otterbourg, Steindler, Houston & Rosen, P.C. of New York, New York. Local counsel for the Unsecured Committee is Wyche & Story of Raleigh, North Carolina. Ernst & Young is the financial advisor to the Unsecured Committee.
     The Bankruptcy Administrator also appointed an official equity security holders' committee (the "Equity Committee"), which appointment was approved by the Bankruptcy Court. Counsel for the Equity Committee is Lord Bissell & Brook of Chicago, Illinois. Local counsel is Burns Day & Presnell of Raleigh, North Carolina. The Unsecured Committee and the Equity Committee are hereinafter collectively referred to as the "Committees." Pacholder Associates, Inc. has served as the financial advisor to the Equity Committee.
  5. ADVISORS TO THE DEBTOR
     The Bankruptcy Court approved the employment of Smith Debnam Hibbert & Pahl as the Debtor's lead bankruptcy counsel. Due to the complex nature of the Debtor's business, however, it was necessary to obtain the services of additional professionals to assist in certain specialized areas. Additional professionals employed by the Debtor, with Court approval, include: (i) Proskauer Rose Goetz & Mendelsohn, as special bankruptcy counsel; (ii) KPMG Peat Marwick, as accountants; (iii) Petree Stockton, as special counsel to assist the Debtor with corporate, tax and securities issues; (iv) Federated Claims Services Group, as claims consultant; (v) The Levin Group, as real estate consultant; and
(vi) Peter J. Solomon Company Limited, as investment banker.
                                       17                                   M-39

C. POST-PETITION FINANCING
  1. INTRODUCTION
     As of the Filing Date, the Debtor's primary needs were to obtain a working capital and letter of credit facility and to reestablish trade credit with its extensive vendor community. The Debtor required a sufficiently large debtor-in-possession financing facility in place at the earliest possible moment, and in no event later than mid-October, 1993, in order to finalize orders for Christmas/Holiday merchandise and to restore depleted inventory levels.
  2. USE OF CASH COLLATERAL
     The first step in obtaining a sufficient working capital and letter of credit facility was to enter into a consensual cash collateral use arrangement which would include the Pre-Petition Lenders' concomitant consent to the execution of a commitment letter with GE Capital regarding debtor-in-possession financing. On September 10, 1993, the Bankruptcy Court entered a consensual interim order authorizing the Debtor to use cash collateral, pending a final hearing. The need for a final hearing was superseded by the Bankruptcy Court's order authorizing the Debtor to obtain post-petition financing from GE Capital, discussed more fully below.
  3. GE CAPITAL DEBTOR-IN-POSSESSION FINANCING FACILITY
     The Debtor obtained a consensual debtor-in-possession financing arrangement from GE Capital, which is embodied in the Debtor-In-Possession Loan Agreement, as amended, (the "DIP Financing Documents") and was approved by Bankruptcy Court order dated October 14, 1993 (the "Final DIP Financing Order"). Pursuant to the Final DIP Financing Order and the DIP Financing Documents (the "DIP Facility"), the Debtor was authorized, under certain terms and conditions, to borrow up to a maximum of $125 million on a revolving basis over a two-year term, inclusive of a $35 million letter of credit sub-facility. To secure the Debtor's obligations under the DIP Facility, GE Capital received, among other things, a superpriority Claim and a "priming" first lien and security interest on all property of the Debtor's estate, other than fee simple interests in real property owned by the Debtor as of the Filing Date, senior in all respects to, among other things, any liens and security interests of the Pre-Petition Lenders in any assets, other than fee simple interests in real property owned by the Debtor as of the Filing Date. The Pre-Petition Lenders were provided with an adequate protection lien on all assets of the Debtor subordinate only to the lien of GE Capital, a professional fee "carve-out" of $2.0 million for unpaid professional fees approved by the Court, and any other pre-existing liens. For adequate protection purposes, the Pre-Petition Lenders were granted a superpriority claim under
Section 364(c) of the Bankruptcy Code over all administrative expenses incurred in the Chapter 11 Case or any Chapter 7 case, subordinate to all obligations due to GE Capital and the professional fee "carve-out."
     The Debtor's direct borrowings and outstanding letters of credit under the DIP Facility were limited by a borrowing base formula which was calculated weekly. Borrowings under the DIP Financing Documents were limited to an aggregate amount which equaled 50% of the Debtor's "Eligible Inventory" (as defined in the DIP Financing Documents), less reserves established by GE Capital for, INTER ALIA, landlord liens, reclamation claims and professional fees. The terms of the Final DIP Financing Order imposed additional restrictions on the Debtor's ability to borrow under the DIP Facility, as borrowings were also limited by a calculation which initially required the Debtor to deduct from the book value of all inventory, the sum of $163,807,550 (which represented the book value of the inventory securing the Pre-Petition Lenders at the Filing Date) plus $9 million for reclamation claims, and plus $6 million for landlord liens (said book value less (x) $163,807,550 plus (y) $9,000,000 plus $6,000,000 being the "Borrowing Base Restrictions"). Pursuant to the Final DIP Financing Order, the sum of direct borrowings and the adjusted face amount of issued letter of credit obligations could not exceed 50% of the Borrowing Base Restrictions. The Debtor's ability to borrow under the DIP Facility was limited to the lesser of the maximum amount available pursuant to the DIP Financing Documents' borrowing limit or the maximum amount available under the Final DIP Financing Order. The Debtor's agreement to the terms of the Final DIP Financing Order was driven, in part, by the Debtor's need for immediate use of the DIP Facility in order to purchase inventory for the 1993 Christmas/Holiday season.
     The Final DIP Financing Order contemplated the Debtor's closing of approximately 40 stores through "going out-of-business sales" in January and February, 1994 and payment by the Debtor of a "GOB Adequate Protection Payment" to the Pre-Petition Lenders. The Debtor paid approximately $9 million to the Collateral Agent on January 10, 1994 in compliance with the Final DIP Financing Order. This payment resulted in an adjustment to the Borrowing Base Restrictions such that the amount that the Debtor could borrow pursuant to the DIP Facility increased.
     The Final DIP Financing Order was modified by a court order dated January 31, 1994 which allowed the removal of the $9 million reclamation amount and $6 million landlord lien amount from the calculation of the Borrowing Base Restrictions such that the amount the Debtor could borrow under the DIP Facility again increased.
M-40                                   18

     In addition to the GOB Adequate Protection Payment, the Debtor provided the Pre-Petition Lenders with a $7.2 million letter of credit through GE Capital to permit the Debtor's use of cash collateral on hand at the Filing Date. The letter of credit was drawn in January, 1994, and the Debtor has paid all interest due the Pre-Petition Lenders and 75% of all professional fees billed by counsel and financial advisors for the Pre-Petition Lenders. From the Petition Date through May 12, 1994, the Debtor had paid the Pre-Petition Lenders an approximate total of $25 million comprised of principal, pre-petition and post-petition interest and fees and professional fees. The balance of the debt at filing of $108 million, including principal and interest, was reduced to approximately $92 million. Further reductions in the amount due the Pre-Petition Lenders have occurred and will occur in connection with the GOB2 Sales, which are discussed below. Additionally, pursuant to the Supplemental Adequate Protection Orders (as defined in the Plan) which relate to, among other things, said GOB2 Sales and the proceeds therefrom, the Borrowing Base Restrictions have been and will be further adjusted in connection with the payment of sums representing GOB2 Sales proceeds such that the amount the Debtor can borrow under the DIP Facility may again increase.
D. BUSINESS PLAN FORMULATION
     After obtaining the DIP Facility, the next critical issue in the Chapter 11 Case was the development of an operating business plan for fiscal year 1994. A viable business plan is a fundamental step in a debtor's operational reorganization and necessary to any feasible plan of reorganization. Thus, the task of promulgating a workable business plan was a major undertaking of the Debtor's management in the months subsequent to the Filing Date.
     Pursuant to the terms of the Final DIP Financing Order, a draft business plan was prepared for dissemination to GE Capital, the Pre-Petition Lenders and the Unsecured Committee on or about December 1, 1993. This business plan, initially developed at the inception of the Chapter 11 Case, was considered preliminary by the Debtor's board of directors and management, due to the unknown critical impact of the months of the Christmas/Holiday season on the financial forecast, particularly in light of the recent Chapter 11 filing. In recognition of the impact these months would have on the formulation of the business plan, the Debtor and the creditor constituencies agreed to an extension of the deadline for submission of a business plan to January 17, 1994. However, as the January 17 deadline approached, the Debtor's management determined that a broad spectrum of financial data to be compiled during January regarding the Christmas season and during February regarding the Debtor's quarter and fiscal year ends was critical to the plan drafting process. Accordingly, the Debtor re-designated its December 1 draft business plan as its plan for purposes of compliance with the January 17 deadline and continued its efforts to draft an effective business plan.
     A revised business plan (the "Revised Business Plan") was disseminated on April 1, 1994 to GE Capital, the Pre-Petition Lenders and the Committees which provided for an additional 59 store closings, over and above the initial 43 closings, and commensurate revisions in overhead, sales and margin projections.
E. EXCLUSIVITY
     Because of the critical nature of the business plan and the complex issues that arose in its formulation and dissemination and the efforts to negotiate the terms of a joint plan, the Debtor obtained seven extensions of the exclusive period within which to file a plan of reorganization (the "Exclusive Plan Filing Period") and solicit acceptances thereof pursuant to Section 1121 of the Bankruptcy Code (collectively, the "Exclusive Periods"). The Debtor's initial Exclusive Plan Filing Period was to expire January 3, 1994. The final Exclusive Plan Filing Period expired on August 1, 1994, as established by the Bankruptcy Court in the order authorizing a seventh extension of the Exclusive Periods.
F. GOING-OUT-OF-BUSINESS SALES
  1. GOB1 SALES
     Pursuant to the DIP Financing Order and by order dated December 23, 1993, the Debtor obtained Bankruptcy Court authority to close 43 stores (the "GOB1 Stores"). The GOB1 Stores consisted of 15 stores encumbered by the security interests of the Pre-Petition Lenders (the "Covered GOB Stores") and 28 stores unencumbered by any security interests of the Pre-Petition Lenders (the "Non-Covered GOB Stores"). By a second order dated December 23, 1993, the Bankruptcy Court authorized the Debtor to conduct "going-out-of-business" sales (the "GOB1 Sales") at the GOB1 Stores, commencing in early January, 1994 and to employ Nassi Bernstein Company, Inc. ("Nassi Bernstein") to conduct the GOB1 Sales (the "GOB1 Order"). The GOB1 Sales had different characteristics depending upon whether the inventory being sold was located in a Covered GOB Store or a Non-Covered GOB Store.
                                       19                                   M-41

     With regard to the Covered GOB Stores, the GOB1 Sales were to begin after January 1, 1994, but no later than January 7, 1994, with the funds being deposited with the Debtor for payment to the Pre-Petition Lenders. Pursuant to the GOB1 Order, on January 10, 1994, the Debtor paid a total of $9,387,632 to the Pre-Petition Lenders. This sum represented 60% of the book value of inventory in the Covered GOB Stores on the Filing Date.
     With regard to the Non-Covered GOB Stores, the GOB1 Sales began on or about January 2, 1994. The gross sales proceeds for inventory in the Non-Covered GOB Stores totalled $27,994,780.
  2. GOB2 SALES
     On May 17, 1994, the Court entered orders allowing the Debtor to close an additional 59 stores and to conduct "going-out-of-business" sales at these locations (the "GOB2 Stores" and the "GOB2 Sales"). The GOB2 Sales began on May 15, 1994 and continued until the end of July, 1994. The closing of an additional 59 stores was proposed by the Debtor in conjunction with its Revised Business Plan, discussed earlier. Management determined that the additional store closings would increase the Debtor's profitability and permit the generation of proceeds which can be used to reduce the remaining claims of the Pre-Petition Lenders.
     Nassi Bernstein submitted the best proposal for the liquidation of the inventory in the GOB2 Stores. Accordingly, the Debtor employed, with Court approval, Nassi Bernstein to act as the Debtor's agent during the sales. Nassi Bernstein guaranteed a return of at least 60.5% to the Debtor, less the selling expenses of 7.7%. As security for its performance, Nassi Bernstein provided a letter of credit for the benefit of the Debtor in the amount of $33 million.
     In conjunction with the entry of the orders authorizing the closing of the GOB2 stores, a "First Supplemental Consensual Adequate Protection Order" was entered on May 17, 1994 which, among other things, directed the Debtor to pay to the Pre-Petition Lenders certain net proceeds from the GOB2 Stores encumbered by the security interests of the Pre-Petition Lenders (the "Covered GOB2 Stores"). These proceeds were to be deposited in a segregated account, not subject to the liens of GE Capital. The net proceeds from the Covered GOB2 Stores were paid to the Collateral Agent on behalf of the Pre-Petition Lenders as adequate protection payments and were required to equal at least $30 million. The actual distribution to the Pre-Petition Lenders from the Covered GOB2 Stores totaled $33,818,917. The proceeds from the Non-Covered GOB2 Stores were deposited in accordance with the Final DIP Financing Order.
G. OVERHEAD COST REDUCTIONS
     The Debtor has made significant reductions in corporate overhead during the Chapter 11 Case. In 1993, corporate overhead totalled $31 million, or 2.6% of sales. The corporate overhead for 1994 is projected to total $24.24 million, or 3.2% of sales. This reduction is primarily composed of annual decreases in payroll totalling $3.5 million and in other expenses totalling $1.1 million per year. These decreases are offset by decreases in cash discounts which are booked as income to corporate services. The Debtor is also seeking to reduce its distribution expenses, such as costs of operating the distribution center, as well as outside freight costs, ratably with the decrease in volume related to the store closings.
H. POST-PETITION LITIGATION WITH PRE-PETITION LENDERS
     On February 3, 1994, the Collateral Agent, on behalf of the Pre-Petition Lenders, filed an adversary proceeding against the Debtor, asking the Bankruptcy Court to determine the validity, priority and extent of their lien claims on assets of the bankruptcy estate. On the following day, the Debtor filed an adversary proceeding against the Pre-Petition Lenders, pursuant to, INTER ALIA, 11 U.S.C. (section mark)(section mark) 544, 547, and 549. The two separate adversary proceedings were consolidated by order of the Court entered on March 3, 1994 (the "Adversary Proceeding"). The Equity Committee filed a motion to intervene in the Adversary Proceeding on March 11, 1994 which was granted by order entered on April 11, 1994.
     On March 2, 1994 the Pre-Petition Lenders filed a Motion for Partial Summary Judgment As to Validity, Priority and Perfection of Liens, which sought resolution of three issues: (i) the propriety of the use of a collateral agent for filing UCC financing statements to perfect a security interest in inventory,
(ii) the adequacy of the descriptions of collateral used in Virginia financing statements, and (iii) the validity of the floating security interests in covered store inventory. On March 25, 1994, the Bankruptcy Court entered an Order granting partial summary judgment in favor of the Pre-Petition Lenders ("Partial Summary Judgment Order"). On April 4, 1994, the Debtor filed a Notice of Appeal and Application for Leave to Appeal Pursuant to 28 U.S.C. (section mark) 158 with respect to the Partial Summary Judgment Order.
     On March 21, 1994 the Debtor filed its own Motion for Partial Summary Judgment regarding, among other things, the Debtor's assertion that the Pre-Petition Lenders' security interests were limited to one store location described in Exhibit A
M-42                                   20
attached to the pertinent security agreement. On May 5, 1994, the Bankruptcy Court entered a supplemental order with respect to the Partial Summary Judgment Order which resolved all issues relating to the validity and enforceability of the Pre-Petition Lenders' liens in the Pre-Petition Lenders' favor. In accordance with the Third Consent Order Extending Exclusive Periods For Filing Plan of Reorganization And For Obtaining Acceptances Thereof entered on April 7, 1994, the Debtor withdrew its appeal of the Partial Summary Judgment Order and dismissed the cause of action regarding Exhibit A by stipulation entered on April 12, 1994.
     The issues remaining in the Adversary Proceeding related to certain avoidance claims made by the Debtor under Sections 547, 548, 549 and 550 of the Bankruptcy Code. The Debtor filed a Motion to Dismiss Fraud Related Causes of Action on April 12, 1994. The Equity Committee filed a response to the Debtor's motion to dismiss to the extent that it jeopardized its right to assert, on behalf of the Estate, the fraud related causes of action against the Pre-Petition Lenders. This objection was withdrawn on or about June 6, 1994. On June 15, 1994, the Bankruptcy Court entered an order resolving all claims in the Adversary Proceeding relating to Section 548 of the Bankruptcy Code in favor of the Pre-Petition Lenders. On August 1, 1994, the Bankruptcy Court entered a Stipulation of Dismissal dismissing with prejudice the remaining claims against the Pre-Petition Lenders relating to Sections 547, 549 and 550 of the Bankruptcy Code.
I. BAR DATES AND NOTICES OF BAR DATES
     The Bankruptcy Court, pursuant to Bankruptcy Rule 3003(c)(3), fixed January 13, 1994 (the "First Bar Date") as the first Bar Date by which all Persons asserting a Claim against the Debtor which arose from or was related to, or could be deemed to have arisen from or be related to, the Debtor's pre-petition activities must have filed a proof of Claim in the Chapter 11 Case or be forever barred from asserting such Claim against the Debtor. On September 24, November 22 and December 14, 1993, the Debtor served notice of the First Bar Date on its creditors. Pursuant to Local Bankruptcy Rule 3003.1 of the Eastern District of North Carolina, those creditors listed as disputed, contingent, or unliquidated were provided a special notice that they should file their claims by January 13, 1994 or their claims would not be allowed for voting or distribution through the Chapter 11 Case.
     On May 25, 1994, pursuant to the Consent Order Establishing Notice and Claim Procedure for Abandoned Property Claimants of Rose's Stores, Inc., the Debtor issued a notice to owners of unclaimed property which fixed July 24, 1994 as the second bar date (the "Second Bar Date") for filing proofs of Claim for these specific abandoned property claimants. While the issuance of this notice containing the Second Bar Date will provide certain abandoned property claimants with an opportunity to assert an unsecured Claim against the Debtor, a significant number of additional Claims is not anticipated.
     The Court has set other bar dates in court orders regarding the rejection of executory contracts and the addition of creditors omitted from the Debtor's Schedule of Liabilities (the First Bar Date, the Second Bar Date, and other specifically ordered bar dates are referred to collectively herein as the "Bar Dates"). The Debtor will object to, or extinguish through the Plan, all Claims which are not filed before the appropriate Bar Dates.
     As noted earlier, the Plan establishes two record dates that affect the rights of holders of Common Stock Interests in Class 5. The Record Date for purposes of voting on the Plan is the date of entry of the order approving the Disclosure Statement. The Record Date for the purpose of any distributions under the Plan to holders of Common Stock Interests is the Equity Record Date, or February 7, 1995.
J. LEASE DISPOSITIONS, EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     After the Filing Date, the Debtor undertook the tremendous task of analyzing approximately 275 non-residential real property leases to determine which leases to assume or reject pursuant to Section 365 of the Bankruptcy Code. The total rent and related lease obligations were a major expenditure, totalling approximately $39.5 million per year. Because of the number of leases and the potential cost to the Estate from assumption or rejection, the Debtor employed The Levin Group to assist in analyzing and marketing the leases. As a result of the rejection and anticipated rejection of its non-residential real property leases, other than the Core Stores, the Debtor estimates that it will incur unsecured Claims totaling a maximum of $27 million. This estimate is based on the maximum claim allowed under Section 502(b)(6) of the Bankruptcy Code and does not consider any mitigation by landlords.
     Immediately following the Filing Date, the Debtor rejected 28 leases for "dark" store locations, or those locations where the Debtor ceased operations prior to the Filing Date (the "Dark Store Leases"). With respect to three Dark Store Leases, the Debtor negotiated a complete waiver of lease rejection damages in exchange for immediate payment of administrative rent due under the leases.
                                       21                                   M-43

     With respect to the remaining non-residential real property leases, the Debtor sought an extension of time within which to assume or reject these leases pursuant to Section 365 of the Bankruptcy Code until Confirmation of the Plan because of the magnitude of the task at hand. By several orders dated November 18, 1993, the Bankruptcy Court granted an extension as follows: (i) as to 6 leases where the landlords objected to the requested extension and could not negotiate a settlement with the Debtor, a 60 day extension; (ii) as to approximately 47 leases where the landlords objected to the requested extension and negotiated a settlement with the Debtor (the "Consenting Landlords"), a 120 day extension and (iii) as to all other leases, an extension until Confirmation of the Plan.
     Upon expiration of the 60 day period discussed above, the Debtor rejected 1 lease, assumed 3 leases with no modifications, and assumed 2 leases with the agreement that the administrative or rejection Claims for one of the leases would be eliminated and drastically capped for the other. Upon expiration of the 120 day period, the Consenting Landlords agreed to a second extension of time within which to assume or reject the non-residential real property leases as follows: (i) as to those leases for GOB2 Stores, an extension to completion of the lease auction conducted in conjunction with the GOB2 Sales and (ii) as to all other leases, an extension to June 30, 1994. Upon expiration of the June 30, 1994 deadline, by Bankruptcy Court Order dated September 15, 1994, the Debtor obtained a further extension to April 30, 1995; PROVIDED, HOWEVER, the Debtor may not reject said leases prior to April 30, 1995 and will make all lease payments which accrue on or before April 30, 1995.
     During the GOB1 Sales, the Debtor sold four leases for GOB1 Store locations for a total of $1.4 million. At the conclusion of the GOB1 Sales, any leases for GOB1 Stores which were not previously sold were auctioned and, if not sold at the auction, promptly rejected. Rejection of the Dark Store Leases and GOB1 Store leases resulted in an annual cash savings of $11.5 million for lease-related expenditures.
     As a result of the decision to close additional stores, the Debtor managed to negotiate substantial rent concessions from the landlords of the Core Stores, totalling an estimated savings of $4.1 million over a six year period. The Debtor marketed the leases for the GOB2 Stores during the GOB2 Sales and auctioned those leases not previously sold on July 19, 1994. Prior to the auction, the Debtor negotiated the return of 5 stores to the landlords in exchange for lease rejection damage Claim waivers totalling $520,588. The Debtor received offers for two GOB2 Store leases. With Bankruptcy Court approval, the Debtor sold one lease for $500,000. The Bankruptcy Court did not approve the second offer, at which time the Debtor rejected lease.
     In addition to analyzing its non-residential real property leases, the Debtor is also reviewing approximately 250 equipment lease schedules and other executory contracts. Due to the closing of approximately 102 store locations and the downsizing of the Debtor's corporate headquarters, the Debtor no longer needs numerous pieces of leased equipment, such as bar code scanners, price marking machines and computer equipment. The Debtor rejected several equipment leases at the conclusion of the GOB1 Sales and the GOB2 Sales. Furthermore, the Debtor is negotiating with many lessors and other parties to contracts to modify existing contracts which are too burdensome for the downsized Rose's to assume. The Plan provides that on the Effective Date, the Debtor will reject all executory contracts which are not specifically assumed or the subject of a motion to assume or a motion seeking or order granting additional time to assume on or before the Effective Date.
     To date, the only executory agreements assumed, with the exception of employment and insurance related agreements, were consignment agreements with three merchandise vendors. Subsequent to the Filing Date, the Debtor assumed agreements with GE Lighting, a division of General Electric Company, Aris-Isotoner, a division of Sara Lee Corporation, and L'eggs Products, a division of Sara Lee Corporation, to insure these vendors would supply the Debtor with merchandise for the 1993 Christmas buying season.
K. EMPLOYEE MATTERS
  1. PRE-PETITION PAYROLL AND EMPLOYEE BENEFITS
     Immediately following the Filing Date, the Debtor sought to maintain employee morale during the initial stages of the reorganization. The Debtor obtained Bankruptcy Court approval to pay its pre-petition payroll up to the Filing Date, aggregating approximately $2.6 million with the Debtor's share of FICA aggregating approximately $.4 million, and approximately $.7 million in medical claims which were in process at the time of filing. The amount due any one employee did not exceed $2,000 as provided under Section 507(a)(3) of the Bankruptcy Code. The Debtor also obtained Bankruptcy Court approval to continue providing its employees with life, disability and health insurance, vacation and other similar benefits, and expense reimbursements.
M-44                                   22

  2. RETIREE BENEFITS
     The Debtor sponsors several employee benefit plans providing post-retirement and/or welfare benefits to former employees who meet certain age and service eligibility requirements.
     Retirement benefits are provided to the Debtor's former employees through the Rose's Stores, Inc. Profit Sharing Plan, a defined contribution plan. The Profit Sharing Plan assets are held in trust by Central Carolina Bank and are not part of the bankruptcy Estate. The Debtor intends to continue the Profit Sharing Plan during the pendency of the Chapter 11 Case. However, in the event the Alternative Treatment Provisions become effective, the Profit Sharing Plan will be terminated and each participant therein will be eligible to receive his account balance or "roll-over" such account balance to an individual retirement account.
     The Debtor also provides certain eligible retired employees with life insurance under the Rose's Stores, Inc. Retired Life Plan (the "Life Insurance Plan"). The Life Insurance Plan provides lump sum death benefits on behalf of any associate who met certain service requirements as of December 31, 1987 and who retires after age 55 and has completed at least 20 years of service with the Debtor. There are currently approximately 295 participants in the Life Insurance Plan. The amount of the benefit is one-half of the associate's salary, as of December 31, 1987. The Debtor self-funds the cost of the Life Insurance Plan and estimated that, as of January, 1994, the present value of its liability to retirees using a 10% discount rate applicable to the face value of the lump sum benefits was $769,000. This amount is increased to $1.1 million with the addition of current employees who have met the service eligibility requirements to participate in the Life Insurance Plan upon their retirement.
     The Debtor also provides certain health and medical benefits through Rose's Stores, Inc. Health Care Plan. Under the Health Care Plan, medical, hospital, and dental benefits are provided to persons qualified to receive coverage. The Health Plan is self-insured, and eligible retirees are required to contribute to the cost. An associate who retires between the ages of 55 and 65 with at least 20 years of continuous service is eligible to continue to participate in the Health Care Plan upon payment of the applicable premium. There are currently approximately 173 retirees in the Health Care Plan. A retiree may continue to participate in the Health Care Plan until he reaches age 65, or until the date the Health Care Plan is terminated, if earlier. Annually, the Debtor's liability to the retirees under the Health Care Plan totals approximately $500,000. The accumulated post-retirement benefit obligation (present value of benefits to current retirees at a 7% discount rate) under the Health Care Plan is approximately $1.7 million. This amount was determined through examination of historical data and use of actuarial methods. The amount is increased to $3.277 million with the addition of current employees who have met the service eligibility requirements to participate in the Health Care Plan upon their retirement.
     Under the Plan, Retiree Claims under the Health Care Plan and Life Insurance Plan are treated as Administrative Claims to the extent that they arise on or before the Effective Date, and except in the event the Alternative Treatment Provisions are effective, Retiree Claims and benefits will continue to be satisfied in the same manner as prior to the Filing Date. In the event the Alternative Treatment Provisions are effective, and the Debtor liquidates after January 1, 1995, then the Debtor may seek to modify Retiree benefits in which case the Debtor will request the Bankruptcy Court to appoint an official committee of retirees under Section 1114 of the Bankruptcy Code to represent the holders of Retiree Claims. This committee will represent the interest of the retirees in the determination of the amount and treatment of the Retiree Claims. The Debtor believes that it is likely that Retire Claims arising after the Effective Date will be treated as unsecured Claims in Class 3.
  3. EQUITY COMPENSATION PLAN
     On May 22, 1991, the stockholders of the Debtor approved issuance under the Equity Compensation Plan (the "Compensation Plan") of up to 1,500,000 shares of Non-Voting Class B Stock to provide executives, key employees, and certain directors (the "Eligible Personnel") with a variety of stock options.
     On May 26, 1992, the stockholders of the Debtor approved (i) the Adjunct Stock Plan for officers of the Company for issuance as of November 2, 1992, and authorized 842,000 shares of the Non-Voting Class B Stock currently held as treasury shares to be made available for issuance under the Compensation Plan, and (ii) a provision for nondiscretionary grants of stock options to outside Directors with an initial grant dated January 1, 1993.
     As of January 29, 1994, the status of the Compensation Plan was as follows:

                                                                                    PRICE         NUMBER OF
                                                                                    RANGE          SHARES
Outstanding, January 29, 1994................................................        2.50-7.00      1,730
Exercisable, January 29, 1994................................................        2.50-7.00      1,274

                                       23                                   M-45

     The Plan provides for the cancellation of any Pre-Petition Stock Options outstanding as of the Effective Date regardless of whether the Alternative Treatment Provisions are effective. Eligible Personnel will be treated as holders of Pre-Petition Stock Options in Class 7 and will receive no distribution under the Plan.
  4. OFFICER COMPENSATION
     Rule 4002.3 of the Local Bankruptcy Rules for the Eastern District of North Carolina prohibits the Debtor from compensating any officer, director or shareholder of the Debtor prior to confirmation of a plan of reorganization without prior approval of the Court. Pursuant to an order dated November 18, 1993, the Bankruptcy Court authorized the Debtor to continue paying its officers, including the chairman of the board on a interim basis, their pre-petition annual base salaries and to continue providing the Officer Medical Reimbursement Plan to the same.
     After the Filing Date, the Debtor was extremely concerned that the bankruptcy filing might cause its key personnel, who were anxious about the reorganization process, to resign which would result in tremendous tangible and intangible costs to the Estate. The Debtor's concern magnified when several of the Debtor's officers resigned, including the Debtor's Senior Vice President of Human Resources. To stem this migration of talent, the Debtor created, and obtained Bankruptcy Court approval of, a severance program (the "Severance Program") for all officers and salaried employees, except the President and Chief Executive Officer.
     The Severance Program provides severance pay to eligible officers and salaried associates and remains effective for a period of one year after (i) confirmation of a plan of reorganization or a plan of liquidation or (ii) conversion of the case to Chapter 7 of the Bankruptcy Code. Associates of the Debtor become eligible for severance pay upon the occurrence of "triggering events," including termination due to a Chapter 11 liquidation or a conversion of the Chapter 11 Case to a proceeding under Chapter 7. Below is a summary of the severance award for eligible associates:

                                                                                           MAXIMUM OUTPLACEMENT
                                                                             BENEFITS            EXPENSE
                                                      SEVERANCE            CONTINUATION       REIMBURSEMENT
EXECUTIVE OFFICERS
Exec. VPs (1)...............................   18 mos. salary14              3 months            $ 10,000
Senior VPs (1)
OFFICERS
VPs (11)....................................   12 mos. salary15              3 months            $  7,500
Treasurer
SALARIED EMPLOYEES..........................   4-26 weeks (1-3 weeks per year of service)

     Monthly installment payments will cease if the associate obtains another job.
  5. COMPENSATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER
     On June 7, 1994, the Bankruptcy Court authorized the Debtor to assume its existing employment agreement with George L. Jones, the president and chief executive officer, and enter into a new employment agreement effective upon expiration of the existing employment agreement. The existing employment agreement was entered into with Mr. Jones on July 25, 1991 and was for a term of 3 years. The agreement provided Mr. Jones with base compensation of $700,000, severance pay equal to the balance of his salary for the remaining term of the agreement upon termination, and an incentive bonus based on the Debtor's performance. Mr. Jones has not received any incentive bonus during his tenure with the Debtor. Upon signing the agreement, Mr. Jones also received a "signing bonus" of $2.5 million which was deposited with Norwest Bank as trustee under a trust agreement and paid to Mr. Jones on or about July 25, 1994. With the support of the Unsecured Committee, the Debtor obtained Court approval to enter into a new employment agreement which provided for an employment term of one year effective July 25, 1994, a base salary of $595,000 per year and severance pay of 18 months salary. Mr. Jones resigned from his position effective August 19, 1994.
     On August 22, 1994, the Debtor's board of directors, with the support of the Plan Proponents, elected R. Edward Anderson, formerly the chief financial officer, to the position of president and chief executive officer. The board authorized the Debtor to employ Mr. Anderson for a term expiring upon the earlier of thirty (30) days after the Effective Date or April 30,
14 Payable one-half in a lump sum immediately upon termination and one-half in monthly installments commencing on the first day of the tenth month following the date of termination.
15 Payable one-half in a lump sum immediately upon termination and one-half in monthly installments commencing on the first day of the seventh month following the date of termination.
M-46                                   24

1994 at an annual base salary of $395,000. At the time this Disclosure Statement was filed, a motion was pending before the Bankruptcy Court seeking approval of the proposed compensation. The board also elected Mr. Anderson to the position of chairman of the board and as a replacement for Lucius H. Harvin, III, who resigned from that position effective August 23, 1994.
     At the time this Disclosure Statement was filed, a motion was pending in which the Debtor seeks Bankruptcy Court approval of a compromise and settlement of certain issues raised by the "Motion of Official Committee of Unsecured Creditors to Reconsider the Order Authorizing Interim Compensation of the Chairman of the Board of Directors and Granting Related Relief" reached by and among the Unsecured Committee, Lucius H. Harvin, III and the Debtor. Pursuant to this compromise and settlement, Mr. Harvin resigned from his position as Chairman of the Board; the Debtor agreed to make a termination payment to Mr. Harvin in the amount of $200,000.00 upon Bankruptcy Court approval of the settlement and $150,000 within thirty days of the Effective Date assuming the Alternative Treatment Provisions are not effective; and the Unsecured Committee agreed to withdraw its Motion for Reconsideration.
  6. EMPLOYEE PERFORMANCE AND RETENTION PROGRAM
     On August 4, 1994, the Bankruptcy Court approved the Debtor's proposed Short-Term Incentive Plan. Available to all officers of the Debtor, except the chairman of the board, this plan is designed to motivate employees to achieve designated performance goals during the reorganization by awarding bonuses based on the Debtor's ability to achieve specified cash flow targets (referred to as "EBITDA") for the performance period.
     Under the Short-Term Incentive Plan, officers can earn "incentive awards," the amounts of which are based on the Debtor's ability to achieve the designated EBITDA for the performance period. The Plan provides for two (2) six (6) month performance periods during each fiscal year. Eligible officers may earn Incentive Awards in either or both performance periods. Incentive Awards, if any, for both performance periods will be paid within thirty (30) days of the Effective Date.
     Each fiscal year, executive officers can earn a maximum Incentive Award of 35% of annual base salary, and vice presidents can earn a maximum Incentive Award of 30% of annual base salary. Eligible officers will earn one-fourth of the maximum Incentive Award if the Debtor achieves 100% of the targeted EBITDA for the performance period and one-half of the maximum Incentive Award if the Debtor achieves 120% of the targeted EBITDA for the performance period.
L. VENDOR ISSUES
  1. RETURNS AND SETOFFS
     Prior to the Filing Date, the Debtor instituted a Vendor Merchandise Return Program which allows the Debtor to return certain categories of unsalable merchandise to vendors for a credit against future invoices. Because of the economic advantages provided to the Debtor by this program, the Debtor was anxious to continue it throughout the Chapter 11 Case. Accordingly, the Debtor obtained Bankruptcy Court approval to continue the Vendor Merchandise Return Program as follows: (i) for the first 45 days after entry of the order, the Debtor could return pre-petition inventory to the respective vendors for a credit of 100% of the original invoice amount of the returned inventory against pre-petition invoices up to a maximum of $8.5 million without further Court approval, and (ii) 45 days after entry of the order, the Debtor could return pre-petition and post-petition inventory to the respective vendors for a credit of 100% of the original invoice amount of the returned inventory against post-petition invoices.
     At the Filing Date, the Debtor had accumulated approximately $6 million in accounts receivable for claims that the Debtor had against its creditors, primarily its vendors, which accrued prior to the Filing Date. The accounts receivable arose from a variety of sources, including co-operative advertising credits, carrier receivables, vendor allowances programs, and manufacturing coupon rebates. By order dated November 8, 1993, the Debtor obtained the authority to set off these receivables against the Debtor's pre-petition obligations to the corresponding vendor pursuant to Section 553 of the Bankruptcy Code. The returns and setoffs will result in reductions of vendor Claims from the amounts originally scheduled by the Debtor.
  2. RECLAMATION ISSUES
     On February 10, 1994, the Bankruptcy Court entered an order authorizing the Debtor to compromise and settle reclamation claims. Pursuant to that order, the Debtor is authorized to reach agreements with each of its vendors asserting reclamation rights as to the dollar amount of the reclamation claims (the "Agreed Reclamation Claim"). If the vendor is unable to reach an agreement with the Debtor, the Court, upon motion by either the Debtor or the vendor, will determine the amount of
                                       25                                   M-47
the reclamation claim (the "Determined Reclamation Claim"). The Debtor will treat Agreed Reclamation Claims and Determined Reclamation Claims pursuant to the option selected by the vendor, if timely selected, in accordance with the February 10, 1994 order.
     Under option one, vendors will be paid 42% of their Agreed Reclamation Claim or Determined Reclamation Claim within 30 days of such agreement or determination. The remaining 58% will be treated as an ordinary Administrative Claim and will be subordinate to all security interests and liens granted under the Final DIP Financing Order to GE Capital and the Pre-Petition Lenders and to the "Post-Petition Obligations" (as defined in the Final DIP Financing Order). Vendors selecting option two will be paid 60% of such vendor's Agreed Reclamation Claim or Determined Reclamation Claim within 30 days of such agreement or determination in full and complete satisfaction of the claim. Option two is the default option for those vendors failing to timely elect an option.
     A total of 39 reclaiming creditors selected option one. As of May 12, 1994, the Debtor projected payment of $1.3 million prior to Confirmation and payment of $1.8 million as an Administrative Claim under the Plan to creditors under option one. A total of $2.9 million will be paid to 176 creditors under option two.
M. ALTERNATIVE DISPUTE RESOLUTION PROCEDURE
     At the time of filing, the Debtor had been exposed to pre-petition liability for certain personal injury, property damage, and commercial Claims (the "Damages Claims"). The Debtor is self-insured for these Claims up to $250,000 due to the existence of a $250,000 deductible under its insurance policy with Fireman's Fund. The Debtor developed a three step Alternative Dispute Resolution Procedure (the "ADR Procedure") to liquidate these Damages Claims. Pursuant to the ADR Procedure, each holder of a Damages Claim (the "Damages Claimant") must participate in an Offer and Exchange Procedure with the Debtor, and if such procedure is unsuccessful, Mediation regarding the amount of their Claim. If the Claim remains unresolved, the Damages Claimant may proceed to binding arbitration, with the consent of the Debtor, or may seek relief from the automatic stay to pursue the Damages Claim outside the Chapter 11 Case.
     Under the ADR Procedure, the Debtor may elect to make immediate payment of any Claim which it settles with a Damages Claimant for $500 or less. If the Debtor's liability for any Claim exceeds $250,000, the first $250,000 of the Claim (which equals the Debtor's deductible amount) will be treated under the Plan, and Fireman's Fund will make payment of any amounts in excess of the deductible. On April 26, 1994, the Bankruptcy Court approved the ADR Procedure, and on June 1, 1994, the Debtor began implementation of the ADR Procedure. As of September 29, 1994, the Debtor had settled approximately 33 Damages Claims pursuant to the ADR for a total of $141,231. Collectively, the holders of these Damages Claims filed proofs of Claim totalling approximately $870,690. At the time this Disclosure Statement was filed, a motion was pending in which the Debtor seeks to disallow approximately 30 Damages Claims for failure to timely comply with the procedural requirements of the ADR.
     The Debtor's liability for workers' compensation Claims is covered by state funded insurance in some states and insurance provided by Fireman's Fund in other states. Because the Debtor does not expect any pre-petition workers' compensation Claims to be filed in the Chapter 11 Case and will not be required to pay said Claims, the Debtor did not include the workers' compensation Claims in the ADR Procedure.
N. POST-EFFECTIVE DATE FINANCING
     The Debtor filed a motion for approval of entry of a Letter of Interest with GE Capital Commercial Finance on June 20, 1994, and by order dated July 5, 1994 the Bankruptcy Court approved the Debtor's entry of the Letter of Interest.
     Thereafter, a Commitment Letter for Post-Effective Date Financing (the "Commitment Letter") was provided by GE Capital and executed by the Debtor on July 8, 1994. On or about July 12, 1994, a motion was filed with the Bankruptcy Court to obtain approval of the Commitment Letter. On August 2, 1994, the Bankruptcy Court entered an order approving the Commitment Letter and a related letter regarding fees to be charged the Debtor.
     The Commitment Letter provides that GE Capital will, subject to certain conditions, provide a revolving credit facility in the aggregate principal amount of up to $80 million in order to fund Reorganized Rose's Post-Effective Date working capital requirements and, within such limits, to guarantee its letter of credit obligations up to $30 million. The Borrowing Base will equal 55% of "Eligible Inventory" valued at the lower of fair market value or cost (on a FIFO basis), less such reserves as GE Capital deems necessary from time to time. Amounts outstanding will bear interest, at the election of Reorganized Rose's, at either a floating rate equal to the Index Rate plus 1.25% per annum or LIBOR plus 2.75%. Interest will be paid monthly in arrears on the first day of each month. Amounts outstanding under the revolving credit facility must be
M-48                                   26
repaid in full on the earlier of (a) the earlier of (i) April 30, 1998 or (ii) the third annual anniversary of the Effective Date (as defined in the Commitment Letter) or (b) default and acceleration. The working capital facility will be secured by a first priority security interest, lien and/or mortgage on all assets of the Debtor subject only to valid and perfected liens, if any, acceptable to GE Capital. The aggregate indebtedness to GE Capital and other obligations secured by a lien on the inventory cannot exceed an amount equal to the value of the inventory, at the lower of fair market value or cost (on a FIFO basis) multiplied by 60%.
     The Commitment Letter provided the Debtor with the ability to terminate the Commitment Letter by August 20, 1994 under certain conditions, but the Debtor did not terminate the letter.
                                      IV.
           SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER AND
                               PLAN SUPPORT ORDER
A. SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER
     The Plan must be considered in conjunction with two orders which the Debtor sought approval of on August 1, 1994 simultaneously with the Joint Plan of Reorganization. The following discussion and any other discussion or description of these two orders in this Disclosure Statement are qualified in their entirety by reference to the provisions of these two orders (as amended) which were entered by the Bankruptcy Court on August 30, 1994. Copies of these two orders may be obtained by requesting said orders from the Debtor's counsel. The first of these orders is the "Second Supplemental Adequate Protection Consent Order in Connection with Payment of Net Proceeds from "GOB2 Sales' and the Filing of the Joint Plan of Reorganization of Rose's Stores, Inc.," as amended (hereafter the "Second Supplemental Adequate Protection Consent Order"). This order contains certain protections for the interests of the Pre-Petition Lenders and other Plan Proponents and is the foundation for the Pre-Petition Lenders' support of the Plan. The Debtor, GE Capital, the Bank of Tokyo, the Pre-Petition Secured Noteholders, the Unsecured Committee, and the Equity Committee have consented to the terms of the Second Supplemental Adequate Protection Consent Order.
     The Second Supplemental Adequate Protection Consent Order provides that upon satisfaction of certain conditions set forth in the order, the DIP Financing Order, and the DIP Financing Documents, GE Capital will advance to the Debtor under the DIP Facility sums necessary to permit the Debtor to make "Additional Adequate Protection Payments" to the Pre-Petition Lenders in an amount equal to the Net Non-Covered GOB2 Sale Proceeds. As discussed earlier in this Disclosure Statement, the Debtor agreed in the First Supplemental Adequate Protection Consent Order to pay the Collateral Agent no less than $30 million in net proceeds from the sale of Covered GOB2 Stores. The payments under the Second Supplemental Adequate Protection Consent Order will effectively provide the Pre-Petition Lenders with all proceeds, net of certain defined expenses, from the GOB2 Sales. The estimated total payment to the Pre-Petition Lenders under the First and Second Supplemental Adequate Protection Consent Orders is $63 million.
     Subject to certain conditions which will be discussed below, the Additional Adequate Protection Payments will be made to the Pre-Petition Lenders16 pursuant to the following schedule:
     1. Payment of $4 million (the "First Payment") plus net proceeds totalling $727,407 from the sale of the Debtor's aircraft previously sold pursuant to Bankruptcy Court order and net proceeds from the sale of fixtures in the GOB2 Stores (the "Supplemental Payment") within one business day following entry of the Second Supplemental Adequate Protection Consent Order. The First Payment was made by the Debtor on August 31, 1994, and the payment of $727,407 and the Supplemental Payment of $1,175,444.75 were made by the Debtor on September 1, 1994.
     2. Payment of an amount equal to (i) $48 million minus (ii) the sum of (A) the First Payment and (B) the Net Covered GOB2 Sale Proceeds paid to the Pre-Petition Lenders pursuant to the First Supplemental Adequate Protection Consent Order (the "Second Payment") following entry of a final order approving the Disclosure Statement. The Debtor estimates that the Second Payment, which can be made in installments, will total approximately $12 million.
     3. Payment of an amount equal to (i) the sum of all Net Non-Covered GOB2 Sale proceeds and all Net Covered GOB2 Sales Proceeds, less (ii) the sum of (A) all Net Covered GOB2 Sale Proceeds payable to the Pre-Petition Lenders pursuant to
16 The Second Supplemental Adequate Protection Consent Order was amended by
   Bankruptcy Court order dated August 30, 1994 to allow the Debtor to make the Additional Adequate Protection Payments directly to the Pre-Petition Lenders instead of to the Collateral Agent for the benefit of the Pre-Petition Lenders.
                                       27                                   M-49
the First Supplemental Adequate Protection Consent Order, (B) the First Payment and the Net Fixture Proceeds (as defined in the Second Supplemental Adequate Protection Consent Order) and (C) the Second Payment or such portion of the Second Payment or Second Payment installments as has been paid (the "Final Payment") on or about November 30, 1994. The Debtor estimates that the Final Payment, which can be made in installments, will total approximately $12 million.
     4. An aggregate payment relating to the Net GOB2 Proceeds of no less than $52 million by December 31, 1994, said amount including the First, Second and Final Payments above and payments made pursuant to the First Supplemental Adequate Protection Consent Order.
     5. Payment of all remaining Net GOB2 Sale Proceeds by January 20, 1995. The payments set forth above are conditioned upon occurrence of the following conditions, among others, unless waived or satisfied:17
     1. The Second Supplemental Adequate Protection Consent Order must be in full force and effect and not stayed.
     2. A Final Order must be entered approving the GE Commitment Letter, as discussed earlier, or a Final Order must be entered approving a commitment for alternative exit financing, said commitment satisfactory to GE Capital. A Final Order approving the GE Commitment Letter was obtained on August 2, 1994.
     3. The GE Commitment Letter must not be terminated.
     4. The Plan and the Disclosure Statement must be executed and filed.
     5. The Plan Support Consent Order, discussed below, must be entered by the Court, and the ballots of the Pre-Petition Lenders must have been executed and delivered.
     6. No GE Capital Event of Default can exist and no default under the DIP Facility, notice of which has been given by GE Capital, can exist and no default can be caused by the First, Second and Final Payments.
     7. The Debtor must have Availability18 after making the First, Second, and Final Payments (the "DIP Cushion") of at least $25 million. If said Availability does not exist when the Second and Final Payments are due, these payments can be made in installments when Availability does exist.
     8. The Debtor must pay a loan adjustment fee to GE Capital.
     9. None of the Plan Proponents may be in default of the Second Supplemental Adequate Protection Consent Order or the Plan Support Consent Order.
     10. If the Final Payment cannot be made in full by December 31, 1994, then no payments can be made until (i) the Debtor has delivered to the Unsecured Committee and the Pre-Petition Lenders a certification from the Debtor's chief financial officer that the Debtor has paid its trade payables pursuant to invoice terms by January 15, 1995 which are due and payable on or before such date and which are not the subject of a bona fide dispute, or (ii) the occurrence of an Alternative Treatment Event, as discussed below, in which case the Pre-Petition Lenders shall receive further adequate protection payments in accordance with the provisions of the Second Supplemental Adequate Protection Consent Order governing distributions following the occurrence of an Alternative Treatment Event.
     As the Pre-Petition Lenders receive the adequate protection payments described above, the Debtor will receive additional borrowing base relief under the Final DIP Financing Order based upon the book value (at cost) of the inventory at the Non-Covered GOB2 Stores. The Debtor projects sufficient borrowing capability to purchase adequate inventory for the 1994 Christmas season.
     If any of the following Alternative Treatment Events occur and are not satisfied or waived by all parties to the Second Supplemental Adequate Protection Consent Order (except with respect to numbers 7 and 8 which need only be waived by the Unsecured Committee), then at the later of January 1, 1995 or the date upon which an Alternative Treatment Event becomes effective, the Debtor will implement the cessation of its business and the immediate sale and disposition of the Debtor's remaining inventory, fixtures, and other assets at its remaining Core Stores:
17 At the time this Disclosure Statement was filed, the conditions set forth in numbers one through five below had occurred in accordance with the Second Supplemental Adequate Protection Consent Order.
18 "Availability" shall mean the aggregate amount of financing available for the
   Debtor at any time pursuant to the DIP Financing Documents for obtaining Advances or incurring Letter of Credit Obligations.
M-50                                   28

     1. The Debtor does not make the First Payment, the Supplemental Payment, the Second Payment (or any and all Second Payment Installments), or the Final Payment (or any and all Final Payment Installments), as such terms are defined in the Second Supplemental Adequate Protection Consent Order, as described above, notwithstanding the occurrence, satisfaction or waiver of all First Payment Conditions, all Second Payment Conditions, or all Final Payment Conditions, as applicable.
     2. The Debtor does not make by December 31, 1994 payments to the Pre-Petition Lenders pursuant to the Supplemental Adequate Protection Consent Orders (excluding any Supplemental Payment as defined in the Second Supplemental Adequate Protection Consent Order) aggregating at least $52 million.
     3. The Debtor does not make the full amount of the Final Payment (as defined in the Second Supplemental Adequate Protection Consent Order) to the Pre-Petition Lenders, by single payment or installments, in full, by January 20, 1995.
     4. The Joint Plan has not been confirmed by the Court pursuant to Section 1129 of the Bankruptcy Code by December 31, 1994.
     5. On January 20, 1995, the Actual EBITDA19 is less than $25 million.
     6. The Effective Date does not occur by April 30, 1995, or such later date as agreed to in writing by all Plan Proponents.
     7. Unless waived by the Unsecured Committee, the Debtor (i) as of January 20, 1995 has not paid post-petition trade payables pursuant to invoice terms which are due and payable by January 15, 1995 which are not the subject of a bona fide dispute, (ii) has failed to deliver the certification of payment of the trade payables to the Pre-Petition Lenders and Unsecured Creditors by January 15, 1995 or (iii) has failed to make available to financial advisors of the Unsecured Committee such financial data as is necessary to verify the statements contained in the certification.
     8. Unless waived by the Unsecured Committee, on the date which would otherwise be the Effective Date, after taking into account the effect of making all Cash payments required to be made under the Plan by the Effective Date, the actual DIP Cushion is (or would be) more than $8 million less than the budgeted DIP Cushion for such date.
     If an Alternative Treatment Event becomes effective and is not waived by the necessary parties, the Debtor must, INTER ALIA, liquidate its inventory, fixtures, and other assets at its remaining stores at final "going-out-of-business sales" (the "Final Sales") pursuant to Section 363(f) of the Bankruptcy Code, free and clear of liens, with liens attaching to the proceeds of sale. The Second Supplemental Adequate Protection Consent Order (and in particular, paragraph 18 thereof) contains detailed procedures for the liquidation of assets, including the requirement that a nationally known liquidator must conduct the sales in a manner substantially similar to the GOB2 Sales. Furthermore, Alternative Treatment Implement Orders may be entered to deal with liquidation issues.
     The Second Supplemental Adequate Protection Consent Order provides that the "Net Final Proceeds" from the Final Sales will be paid to GE Capital until it is paid in full, then to the Pre-Petition Lenders until they are paid in full. Any remaining proceeds will be distributed pursuant to the Alternative Treatment Provisions of the Plan if the Effective Date occurs, as discussed hereafter. If GE Capital and the Pre-Petition Lenders are not paid in full from the Net Final Proceeds within 120 days after Court approval of the Final Sales (the "Final Sales Approval Date"), the Debtor's remaining assets will be sold (the "Remaining Asset Sales"). Within 140 days of the Final Sales Approval Date, the Debtor will seek Court approval of the specific procedures for conducting the Remaining Asset Sales, but the specific procedures will subject to approval of any entity with a senior lien on the asset to be sold. The Remaining Assets Sales must occur within 60 days of
19 "EBITDA" shall mean for any period, as to the Debtor or Reorganized Rose's, without duplication, the sum of the consolidated net income of the Debtor or Reorganized Rose's for such period PLUS consolidated interest charges of the Debtor or Reorganized Rose's for such period PLUS consolidated taxes of the Debtor or Reorganized Rose's for such period deducted in arriving at consolidated net income of the Debtor or Reorganized Rose's for such period PLUS consolidated non-cash charges (including depreciation, amortization and LIFO reserve charges) of the Debtor or Reorganized Rose's for such period LESS any consolidated non-cash income (including LIFO reserve credits) of the Debtor or Reorganized Rose's for such period PLUS extraordinary cash losses (including without limitation reorganization expenses and otherwise calculated in accordance with GAAP in a manner consistent with the Projections) of the Debtor or Reorganized Rose's for such period LESS extraordinary cash gains of the Debtor or Reorganized Rose's for such period calculated in accordance with GAAP in a manner consistent with the Business Projections attached to the Disclosure Statement (the terms GAAP having the meaning ascribed to such term in the Plan). The Debtor's EBITDA calculated as of December 31, 1994 for the eleven month fiscal period ending on such date, and determined on or before January 20, 1995 is hereinafter referred to as the "Actual EBITDA." The Debtor has projected that the Actual EBITDA will be $28.4 million.
                                       29                                   M-51

Court approval of such specific procedures. The Net Remaining Asset Proceeds will be paid to lienholders in order of priority and then pursuant to the Plan, if the Effective Date occurs.
     In the event that an Alternative Treatment Event becomes effective and if, and only if, all obligations owing to GE Capital and the Pre-Petition Lenders have been satisfied in full, the Unsecured Committee will have the right to submit an EX PARTE order providing for the appointment of a Liquidation Officer who will govern and control the Debtor. The Liquidation Officer will be vested with all rights, privileges and powers of a trustee appointed under Section 1104 of the Bankruptcy Code, but shall be bound by, among other things, all of the terms of the Second Supplemental Adequate Protection Consent Order.
     The Second Supplemental Adequate Protection Consent Order requires the execution and delivery of that certain twelfth amendment to the DIP Financing Documents (the "Twelfth Amendment"). The Twelfth Amendment has been executed and delivered, and a copy may be obtained by requesting same from counsel for the Debtor. Among other things, the Twelfth Amendment provides (i) for the amendment of the definition of "Commitment Termination Date" under the DIP Financing Documents; (ii) that the occurrence of an Alternative Treatment Event or the effectiveness of the Alternative Treatment Provisions of the Plan shall constitute an Event of Default under the DIP Financing Documents; (iii) that upon GE Capital's determination to exercise any remedy in the nature of realizing upon collateral for Debtor's obligations under the DIP Financing Documents, through the sale of such collateral outside the ordinary course of business, the manner of effecting such sale shall be in accordance with paragraph 18 of the Second Supplemental Adequate Protection Consent Order; and
(iv) for the payment of a non-refundable, fully earned loan adjusted fee of $468,750.
     The Plan, which is discussed in great detail in the next section of this Disclosure Statement, provides for a continuation of the Debtor's operations if no Alternative Treatment Event occurs and if certain other conditions are met, including the Debtor's procurement of a Post-Effective Date Financing Facility. However, if an Alternative Treatment Event does occur and is not timely remedied or waived by the Plan Proponents and GE Capital (except with respect to Sections 8.1(g) and (h) of the Plan which must only be waived by the Unsecured Committee), (i) the Plan recognizes that a liquidation will be conducted as required by the Second Supplemental Adequate Protection Consent Order or the Alternative Treatment Provisions of the Plan, and (ii) GE Capital and the Pre-Petition Lenders will be paid in full from the proceeds of sale prior to the Effective Date of the Plan.
B. CONSENT ORDER REGARDING SUPPORT OF PROPOSED JOINT PLAN OF REORGANIZATION OF ROSE'S STORE'S, INC.
     A "Consent Order Regarding Support of Proposed Joint Plan of Reorganization of Rose's Store's, Inc." (the "Plan Support Consent Order") was filed with the Court in conjunction with the Second Supplemental Adequate Protection Consent Order and the Plan. The Plan Support Consent Order was executed by the Debtor, the Equity Committee, the Unsecured Committee, and the Pre-Petition Lenders (with the exception of the Bank Group). GE Capital has consented to entry of the Plan Support Consent Order.
     This order obligates the executing parties to proceed in good faith to obtain confirmation and consummation of the Plan. The Plan Proponents have agreed that no plan other than the Plan will be supported unless such plan has been agreed to and supported by all Plan Proponents. In addition, the Pre-Petition Lenders (with the exception of the Bank Group) provided accepting ballots to an Escrow Agent upon entry of the Plan Support Consent Order who will tender them to the Debtor upon entry of an order approving the Disclosure Statement.
     The effectiveness of the Plan Support Consent Order was conditioned upon filing the Plan and Disclosure Statement, entry of the Plan Support Consent Order and the Second Supplemental Adequate Protection Consent Order, and consent by GE Capital to the Second Supplemental Adequate Protection Consent Order. In the event any party breaches the Plan Support Consent Order, the non-breaching parties will be entitled to specific performance and other injunctive and equitable relief upon expedited hearing.
     If a Vote Withdrawal Event occurs, the votes of the Pre-Petition Lenders (with the exception of the Bank Group) with respect to the Plan will be deemed extinguished, null and void and without force or effect. The Vote Withdrawal Events are as follows:
          (i) Failure of the Debtor to make the First Payment and the Supplemental Payment, as required by the Second Supplemental Adequate Protection Consent Order,20 and
20 The Debtor made the First Payment on August 31, 1994 and the Supplemental
   Payment on September 1, 1994.
M-52                                   30

          (ii) Failure of the Debtor to make the Second Payment, as required by the Second Supplemental Adequate Protection Consent Order because the Plan Support Consent Order, the Second Supplemental Adequate Protection Consent Order or the order approving the Disclosure Statement are not final orders.
C. EFFECT OF SECOND SUPPLEMENTAL ADEQUATE PROTECTION CONSENT ORDER, PLAN SUPPORT CONSENT ORDER AND PLAN
     The Second Supplemental Adequate Protection Consent Order, the Plan Support Consent Order, and the Plan represent a comprehensive agreement among the key creditor constituencies for the Debtor's emergence from Chapter 11. The Plan Proponents and GE Capital, recognizing the benefits of providing an opportunity for the Debtor's emergence from Chapter 11 and the Debtor, recognizing the need to utilize the Pre-Petition Lenders' cash collateral and obtain relief from the Borrowing Base Restrictions, have agreed that Adequate Protection Payments equalling all net proceeds from the GOB2 Sales, as discussed previously herein, and as provided in the Second Supplemental Adequate Protection Consent Order, should be paid to the Pre-Petition Lenders. Payment of the Adequate Protection Payments, approximating $63 million, will reduce the fully secured claims of the Pre-Petition Lenders to approximately $27 million and provide certain borrowing base relief for the Debtor. Through the methodology established by the Second Supplemental Adequate Protection Consent Order, the obligations to the Pre-Petition Lenders are reduced while the Debtor is protected in its need for borrowing capability through December 31, 1994.
     Assuming that the Debtor performs substantially as forecast in its 1994 Business Projections, achieves an Actual EBITDA greater than $25 million, makes the payments which are required by the Supplemental Adequate Protection Consent Orders, and obtains confirmation of its Plan by December 31, 1994, all of which are anticipated by the Debtor, then the Debtor will provide the Pre-Petition Lenders with New Rose's Secured Notes on the Effective Date of the Plan. The Debtor projects the ability to make the required payments under the New Rose's Secured Notes.21 The Committees recognize that if the value of the Debtor's operations as a going concern can be maintained, this value will be distributed under the Plan to holders of Allowed Unsecured Claims and/or holders of Common Stock Interests in the form of New Rose's Common Stock, New Rose's Warrants and Subscription Rights. Under certain conditions, holders of existing Common Stock Interests, who would likely receive no distribution in a liquidation, may also receive New Rose's Common Stock in addition to the New Rose's Warrants and the Subscription Rights.
     In the event that an Alternative Treatment Event occurs and is not timely remedied or waived by the necessary parties, the Second Supplemental Adequate Protection Consent Order provides a mechanism for an orderly liquidation and distribution of net proceeds. The Plan, in conjunction with the Second Supplemental Adequate Protection Consent Order, is important to the Unsecured Committee because following payment of GE Capital and the Pre-Petition Lenders, it provides for the completion of the liquidation process and the distribution of the Debtor's assets in a manner acceptable to the Unsecured Committee. The ballots of the Pre-Petition Lenders in support of the Plan assure the Unsecured Committee that the requirements for Confirmation of the Plan will more likely be achieved, even though the Pre-Petition Lenders will be paid in full before the Effective Date if the Alternative Treatment Provisions become effective.
     The Debtor filed a motion for Court approval of the Second Supplemental Adequate Protection Consent Order and the Plan Support Consent Order on August 1, 1994. Following notice to the Committees, the Pre-Petition Lenders, GE Capital, their counsel, and all parties who requested notices through the Official Service List maintained by the Bankruptcy Court, said orders (as amended) were entered by the Bankruptcy Court on August 30, 1994.
                                       V.
                           THE PLAN OF REORGANIZATION
A. INTRODUCTION
     The Plan provides for the treatment of Claims and Interests of the Debtor. The following summary and the other descriptions in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits. It is urged that you carefully review the terms of the Plan. Consultation with a legal or financial advisor may be beneficial.
     In general, a Chapter 11 plan (i) divides claims and interests into separate categories and classes; (ii) specifies the treatment that each category and class is to receive under the plan; and (iii) contains other provisions necessary for the
21 Prior to the closing of the GOB2 Stores, the Debtor recognized that it would have difficulty servicing a Post-Effective Date note to the Pre-Petition Lenders in the amount of their existing aggregate secured claim of approximately $92 million.
                                       31                                   M-53
reorganization of a debtor. The Plan divides all Claims and Interests asserted against the Debtor into eight classes, with Class 2 consisting of two subclasses, and sets forth the treatment offered to each Class and sub-Class. The Plan specifically provides for the discharge of all liabilities of the Debtor treated in the Plan and the Confirmation Order.
THE FOLLOWING IS A SUMMARY OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION AND/OR CONSUMMATION OF THE PLAN. THIS SUMMARY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OF THE PLAN. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATED BY THE DEBTOR BASED ON CURRENT INFORMATION AND ARE NOT A REPRESENTATION AS TO THE ACCURACY OF THESE AMOUNTS. ANY CONFLICT BETWEEN THE FOLLOWING SUMMARY AND THE PLAN SHALL BE RESOLVED BY REFERENCE TO THE TERMS AND PROVISIONS OF THE PLAN WHICH SHALL GOVERN. FURTHERMORE, CERTAIN TERMS USED IN THIS AND THE FOLLOWING PARAGRAPHS, NOT OTHERWISE DEFINED HEREIN, SHALL HAVE THE MEANING GIVEN THEM IN THE TEXT OF THE PLAN AND REFERENCE SHOULD BE MADE THERETO FOR A CLEAR UNDERSTANDING OF THESE TERMS.
B. CLASSIFICATION OF CLAIMS AND INTERESTS
     Section 1122 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and interest holders. Section 101(5) of the Bankruptcy Code defines "Claim" as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment whether or not such right to a equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured." A "claim against the debtor" includes a claim against property of the debtor, as provided in Section 102(2) of the Bankruptcy Code. An interest is an equity security as defined in Section 101(16) of the Bankruptcy Code. For the purposes of the Plan, the interests are divided into Common Stock Interests, Pre-Petition Warrants and Pre-Petition Stock Options.
     In order for the holder of a claim to participate in a reorganization plan and receive the treatment offered to the class in which it is classified, its claim must be allowed. An allowed claim is defined by the Bankruptcy Code as a claim or a portion thereof (i) which has been scheduled by the debtor, and is not scheduled as disputed, contingent or unliquidated, and as to which no objection timely filed by any party in interest is pending or (ii) which has been filed with the Bankruptcy Court and as to which no objection to the allowance thereof has been interposed within the period of time therefor fixed by the Bankruptcy Code, Bankruptcy Rules or an Order of the Bankruptcy Court, or as to which any objection has been determined by a Final Order of the Bankruptcy Court allowing such portion. An allowed interest is an interest scheduled by a debtor or that which appears on a register maintained in the ordinary course of business.
     A debtor is required under Section 1122 of the Bankruptcy Code to classify the claims and interests of its creditors and interest holders into classes that contain substantially similar claims and interests. While the Debtor believes that it has classified all Claims and Interests in compliance with the provisions of Section 1122, it is possible that a holder of a Claim or Interest may challenge the Debtor's classification, and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the Debtor's present intent, to the extent permitted by the Bankruptcy Court, to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for Confirmation and to use the acceptances received by the Debtor from any holder of a Claim or Interest pursuant to this solicitation for the purpose of obtaining the approval of the Class of which such holder of a Claim or Interest is ultimately deemed to be a member. Any such reclassification of a Claim or Interest could adversely affect the Class in which such Claim or Interest was initially a member, or any other Class under the Plan, by changing the composition of such Class and the required vote thereof for approval of the Plan. Further, a reclassification of a Claim and/or Interest after approval of the Plan might necessitate a resolicitation of acceptances and prolong this reorganization.
TO THE EXTENT PERMITTED BY THE BANKRUPTCY COURT, ACCEPTANCE OF THE PLAN BY ANY IMPAIRED PARTY PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE THE ACCEPTANCE OF THE PLAN'S TREATMENT OF SUCH PARTY REGARDLESS OF WHICH CLASS SUCH PARTY IS ULTIMATELY DEEMED TO BE A MEMBER.
     The Plan segregates the various Claims against, and Interests in, the Debtor as follows: Administrative Claims, Tax Claims, the Claims of GE Capital under the DIP Facility, Non-Tax Priority Claims (Class 1), Secured Claims (consisting of two subclasses, Classes 2A and 2B), General Unsecured Claims (Class 3), Intercompany Claims (Class 4), Common Stock
M-54                                   32

Interests (Class 5), Pre-Petition Warrants (Class 6), Pre-Petition Stock Options (Class 7) and Subordinated Claims (Class 8). These categories and Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtor and are more fully described below.
  1. ADMINISTRATIVE CLAIMS
     Administrative Claims include the actual and necessary costs and expenses of the Chapter 11 Case. If allowed by the Bankruptcy Court, such expenses may include costs incurred in the operation of the Debtor's business after the commencement of the Chapter 11 Case, reclamation Claims, cure payments on executory contracts, the actual, reasonable fees and expenses of Professionals retained by the Debtor.
     If the Alternative Treatment Provisions are not effective, then, as of the Effective Date, the Debtor projects that operational expenses will have been paid on a current basis. Cure payments on executory contracts are projected to total $3.3 million, unpaid Professional Fees are projected to total approximately $1.0 million, and reclamation Claims will total $1.81 million.22 The Debtor will honor retiree benefits in the manner provided by its benefit plans. If the Alternative Treatment Provisions are effective, liquidation expenses and wind down costs will be incurred, and the Administrative Claims will approximate $44 million, as reflected in the Liquidation Analysis, attached hereto as Exhibit "D."
  2. ALLOWED TAX CLAIMS
     Tax Claims are any Claims of a governmental unit entitled to priority under
Section 507(a)(7) of the Bankruptcy Code. The taxes entitled to such priority are (i) taxes on income or gross receipts that meet the requirements set forth in Section 507(a)(7)(A) of the Bankruptcy Code; (ii) property taxes meeting the requirements of Section 507(a)(7)(B) of the Bankruptcy Code; (iii) taxes that were required to be collected or withheld by the Debtor and for which the Debtor is liable in any capacity as described in Section 507(a)(7)(C) of the Bankruptcy Code; (iv) employment taxes, wages, salaries or commissions entitled to priority pursuant to Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Bankruptcy Code Section 507(a)(7)(E); (v) excise taxes of the kind specified in Section 507(a)(7)(E) of the Bankruptcy Code; (vi) custom duties arising out of the importation of merchandise that meet the requirements of Section 507(a)(7)(F) of the Bankruptcy Code; and (vii) pre-petition penalties relating to or in the foregoing Tax Claims to the extent that such penalties constitute compensation for actual pecuniary loss as provided in Section 507(a)(7)(G) of the Bankruptcy Code.
     Proofs of Claim have been filed against the Debtor by the Department of the Treasury -- Internal Revenue Service on behalf of the United States (the "IRS") for corporate income taxes, and by various state and local jurisdictions for certain corporation franchise and income taxes. The Claims asserted by the IRS aggregate approximately $6.6 million, of which approximately $5.5 million is asserted as a Priority Claim and approximately $1.1 million is asserted as an Unsecured Claim. In the Debtor's opinion, the Claims asserted by the various state and local jurisdictions for corporate franchise and income taxes should not be allowed in an amount in excess of $15,000.
     It is the Debtor's belief that the Claims asserted by the IRS substantially overstate the liabilities, and the Debtor is disputing a substantial amount of these Claims. On September 27, 1993, the Debtor filed a Protest with the District Director of Internal Revenue objecting to proposed adjustments to its income for the taxable years ended January 25, 1989 through January 25, 1992, and is currently involved in the resolution of these claims. The Debtor estimates that the allowed amount of the IRS Claims should not exceed $0.75 million, and the allowed amount of Claims for personal property taxes should not exceed $.8 million.
  3. GE CAPITAL'S CLAIMS
     GE Capital's Claims consist of all obligations owed by the Debtor to GE Capital and certain individual and corporate affiliates under and pursuant to the DIP Facility.
22 Pursuant to the Bankruptcy Court order authorizing the Debtor to compromise and settle reclamation Claims, as discussed herein, vendors were provided with the option of receiving a portion of their Claim immediately and to have the remainder treated as an Administrative Claim.
                                       33                                   M-55

  4. CLASS 1 -- NON-TAX PRIORITY CLAIMS
     Class 1 consists of all Claims entitled to priority under Sections 507(a)(2), (3), (4), (5), (6), and (8) of the Bankruptcy Code. This class includes, among other things, certain unsecured Claims for wages, salaries or commissions, including vacation, severance and sick leave pay earned within 90 days before the Filing Date, subject to a maximum of $2,000 per individual, and certain unsecured Claims for contributions to employee benefit plans. Because the Debtor obtained Court approval to pay the great majority of these Claims immediately after the Filing Date, the Debtor estimates that, as of the Effective Date, the aggregate amount of Allowed Claims in Class 1 will be less than $25,000.
  5. CLASS 2A -- ALLOWED SECURED CLAIMS
     Class 2A consists of Allowed Secured Claims, other than those of the Pre-Petition Lenders. The Debtor determined that AT&T Credit Corporation ("AT&T") held a pre-petition lien on certain satellite and communications equipment called "VSAT Equipment" based upon two lease-purchase agreements entered into by AT&T and the Debtor for VSAT equipment on or about February 19, 1993. AT&T perfected its security interest in the VSAT equipment located in North Carolina, valued by the Debtor at $25,000, but did not perfect its interest in equipment located in other states. It is the Debtor's position that it has paid AT&T an amount post-petition which exceeds the value of its secured Claim. Therefore, the balance of its Claim will be treated in Class 3.
     The Debtor has performed a lien search and does not believe that there are any Allowed Secured Claims in Class 2A. If an equipment lessor believes that it has a security interest in the Debtor's Estate and is granted a Final Order so determining, such lessor will be treated as a holder of a Claim in Class 2A and treated in accordance with this Section.
  6. CLASS 2B -- ALLOWED SECURED CLAIMS OF THE PRE-PETITION LENDERS
     Class 2B consists of the Pre-Petition Lenders' Allowed Secured Claims.
  7. CLASS 3 -- ALLOWED UNSECURED CLAIMS
     Class 3 consists of all Allowed Unsecured Claims, including trade creditors. Claims of trade creditors consist of amounts owing for goods and inventory provided or to be provided to the Debtor prior to the Filing Date.
     Approximately 4100 unsecured Claims totalling approximately $251,000,000 have been scheduled and/or filed. Following objections to these Claims, the Debtor believes that a maximum of $115 million to $130 million in Claims will become Allowed Unsecured Claims. To arrive at this projected maximum, the Debtor has estimated that $107,070,000 in filed vendor Claims will be allowed in an amount between $78,300,000 and $87,800,000. This range reflects the Debtor's trial balance, which has undergone significant review and reconciliation, plus 5% for the lower estimate and 10% for the higher estimate. A total of 507 Claims totalling approximately $28,500,000 were scheduled or filed by individuals holding personal injury Claims and EEOC Claims. Following disallowance of many of these Claims by the Bankruptcy Court, only 244 Claims will likely proceed through the Alternative Dispute Resolution Procedure, discussed earlier in this Disclosure Statement. Based on a review and assessment of many of these Claims by Alexsis, Inc., the Debtor's claims adjuster, and Debtor's counsel, the projected liability on personal injury and EEOC Claims will range from a total of $1.634 to $2.5 million. Fireman's Fund Insurance Company filed a Claim for $29,536,289, but the Claim reflected that $5.1 million was the best estimate of this unliquidated insurance-related Claim. Fireman's Fund is holding an advance fund deposit and letter of credit which could result in payment of $4.7 million to Fireman's Fund, yielding an unsecured Claim of $450,000. This latter amount has been included in the projected range of unsecured Claims.
     Claims related to the Debtor's real property leases totalled $45,500,000. The Debtor has thoroughly reviewed these Claims and determined appropriate rejection damages. The real property lease damages should total no more than $27 million for leases other than the Core Stores, unless the Alternative Treatment Provisions of the Plan are effective. If said provisions are effective, then an additional $25,208,000 in lease rejection damages could arise.
  8. CLASS 4 -- INTERCOMPANY CLAIMS
     Class 4 consists of all Intercompany Claims (defined as Claims held by RSI against the Debtor). As of the date of this Disclosure Statement, the Debtor is current in its obligations to RSI, and RSI owes $15,000 to the Debtor.
  9. CLASS 5 -- COMMON STOCK INTERESTS
     Class 5 consists of all Common Stock Interests in the Debtor.
M-56                                   34

  10. CLASS 6 -- PRE-PETITION WARRANTS
     Class 6 consists of all Interests arising from Pre-Petition Warrants.
  11. CLASS 7 -- PRE-PETITION STOCK OPTIONS
     Class 7 consists of all Interests arising from Pre-Petition Stock Options.
  12. CLASS 8 -- SUBORDINATED CLAIMS
     Class 8 consists of all Subordinated Claims.
C. TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
     A Chapter 11 plan may provide that certain classes of claims or interests are to be paid in full upon the effective date of a plan or are to remain unchanged by the reorganization effectuated by the plan. Parties in such classes are referred to as "unimpaired" and, because of such treatment, are deemed to have accepted the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such "unimpaired" classes. Under the Plan, Non-Tax Priority Claims (Class 1), and General Secured Claims (Class
2A) are unimpaired.
     Under the Plan, the Secured Claims of the Pre-Petition Lenders (Class 2B), General Unsecured Claims (Class 3), Intercompany Claims (Class 4), Common Stock Interests (Class 5), Pre-Petition Warrants (Class 6), Pre-Petition Stock Options (Class 7) and Subordinated Claims (Class 8) are impaired.23 Since the holders of Intercompany Claims (Class 4), Pre-Petition Warrants (Class 6), Pre-Petition Stock Options (Class 7) and Subordinated Claims (Class 8) will receive no distribution under the Plan, they are deemed to have rejected the Plan, and their votes will not be solicited by the Debtor. Accordingly, the Debtor will only solicit acceptances or rejections of the Plan from holders of Allowed Claims in Classes 2B, Class 3, and Class 5. The Debtor will request the Bankruptcy Court to limit the right of holders of certain Claims, including Disputed Claims, to vote to accept or reject the Plan.
  1. TREATMENT OF CLAIMS AND INTERESTS IF THE ALTERNATIVE TREATMENT PROVISIONS ARE NOT EFFECTIVE
     (A) ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND RETIREE CLAIMS
     All Administrative Claims, other than Professional Fees, will be paid by the Debtor in full, in Cash, in such amounts as are incurred by the Debtor in the ordinary course of its business, or in such amounts as are allowed by Final Order of the Bankruptcy Court (a) upon the later of the Effective Date or as soon as practicable thereafter, or the date upon which the Bankruptcy Court enters a Final Order allowing such Administrative Claim, or (b) upon such other terms as may exist in the ordinary course of the Debtor's business or (c) as may be agreed upon between the holders of such Administrative Claims and the Debtor. Those liabilities of the Debtor due and payable in the ordinary course of business after the Effective Date will be treated as ordinary course of business obligations of Reorganized Rose's.
     All Professionals will file applications for compensation up to and including the Confirmation Date in accordance with all orders of the Bankruptcy Court governing the filing of said applications. Awards of Professional Fees for all periods up to and including the Confirmation Date will be paid (i) first, from those trusts or escrows established by prior order of the Bankruptcy Court for which payment was requested but not authorized by the Bankruptcy Court prior to the Confirmation Date, and (ii) thereafter, by the Debtor in Cash, pursuant to order of the Bankruptcy Court. All final applications relating to Professional Fees for the period up to and including the Confirmation Date will be filed within sixty (60) days after the Confirmation Date. After the Confirmation Date, Professionals employed by the Debtor or the Committees may be paid reasonable compensation and reimbursement of expenses monthly in arrears in full in Cash upon the submission of invoices to the Debtor and the Committees. Ten (10) days after the Debtor's receipt of any such invoice, the Debtor will be authorized to pay such invoice without further order of the Bankruptcy Court unless the Debtor and/or the Person seeking payment has received a written objection to the payment thereof from the Debtor or the Unsecured Committee within such period. In the event fees and expenses of any professional retained by the Debtor are objected to by either the Debtor or the Unsecured Committee, such fees and expenses will be subject to and payable only upon Bankruptcy Court approval or prior agreement of the parties. Confirmation of the Plan shall not limit or expand the provisions of the paragraph 15 of the Final DIP Order relating to unpaid fees, costs, expenses and disbursements which are awarded by the Bankruptcy Court pursuant to Sections 330 and 331 of the Bankruptcy Code in an aggregate amount not to exceed $2 million. All Professional Fees for services rendered after the Effective Date in connection with the Debtor or Reorganized Rose's, as the case may be, the Chapter 11
23 Class 2B is unimpaired if the Alternative Treatment Provisions of the Plan
   are effective.
                                       35                                   M-57

Case and/or this Plan will be paid by the Debtor or Reorganized Rose's, as the case may be, pursuant to the provisions of the Plan or upon such terms as agreed to by the Debtor or Reorganized Rose's, as the case may be, and the particular Professional without further Bankruptcy Court review or authorization. In all circumstances, the fees of the professionals of the Pre-Petition Lenders will be paid in accordance with the Second Supplemental Adequate Protection Consent Order.
     Reclamation Claims will be treated as an Administrative Claim and will be paid in full, in Cash, on the Effective Date.
     On and after the Effective Date, all Allowed Retiree Claims arising prior to the Effective Date, if any, will be treated as Administrative Claims and paid in full. All retiree benefits, as defined in Section 1114(a) of the Bankruptcy Code, will continue at the level established or modified pursuant to Section 1114 of the Bankruptcy Code solely to the extent, and for the period, that the Debtor and Reorganized Rose's is contractually or legally obligated to provide such benefits.
     The Debtor has paid and intends to continue to pay current post-petition trade payables, store lease obligations, and other payables in the ordinary course of business. Any trade payables, lease obligations or other operating expenses incurred between the Confirmation Date and the Effective Date will be treated as Administrative Claims to the extent not paid in the ordinary course of business and allowed by the Bankruptcy Court.
     (B) GE CAPITAL'S CLAIMS
     With respect to the DIP Facility, all GE Obligations will be fully and finally satisfied on or prior to the Effective Date. Until all GE Obligations are fully satisfied, all liens, claims and interests granted to GE Capital pursuant to the DIP Facility will remain in full force and effect with priority over all liens, claims and interests except as, and to the extent otherwise, specifically set forth in the DIP Facility. The termination of the DIP Facility will be done in accordance with any and all applicable provisions of (i) all DIP Financing Orders, DIP Financing Documents, and all documents authorized thereunder, and entered into in connection therewith, to effectuate the DIP Facility, (ii) the Supplemental Adequate Protection Consent Orders, or, if stayed or overturned, pursuant to the Plan, (iii) the Confirmation Order, and
(iv) the Plan. Notwithstanding anything to the contrary set forth herein or in the Plan, on and after the Effective Date, Reorganized Rose's will be deemed to have assumed, without any action or the execution of any document, any and all GE Obligations which remain outstanding and unsatisfied as of the Effective Date, including, without limitation, any indemnification obligations of the Debtor under or pursuant to the DIP Facility; PROVIDED, HOWEVER, that such assumption will not constitute or be deemed to constitute a satisfaction of the GE Obligations.
     (C) ALLOWED TAX CLAIMS
     Allowed Tax Claims of governmental units entitled to priority under Section 507(a)(7) of the Bankruptcy Code will be paid by the Debtor in full, in Cash, on the later of the Effective Date or the date upon which the Bankruptcy Court enters a final order allowing such Allowed Tax Claim, or upon such other terms as may be agreed to between the Debtor and the holder of any Allowed Tax Claim; PROVIDED, HOWEVER, that (i) the Debtor may, at its option, in lieu of payment in full on the Effective Date of the Allowed Tax Claims, make cash payments respecting Allowed Tax Claims, deferred to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code, and in such event, interest shall be paid on the unpaid portion of such Allowed Tax Claim at a rate to be agreed to by the Debtor and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; (ii) if such Allowed Tax Claim is for a tax assessed against property of the estate, such Claim will not exceed the value of the interest of the Estate in such property; and (iii) in the event an Allowed Tax Claim may also be classified as a Secured Claim, the Debtor may, at its option, elect to treat the Allowed Tax Claim as an Allowed Secured Claim. All Allowed Tax Claims that by their terms become due and payable after the Confirmation Date will be paid when due.
     (D) CLASS 1 -- NON-TAX PRIORITY CLAIMS (UNIMPAIRED)
     All Allowed Non-Tax Priority Claims will be paid in full, in Cash, on the later of the Effective Date or the date of a Final Order allowing such Allowed Non-Tax Priority Claims or upon such other terms as may be agreed to between the Debtor and the holder of any Allowed Non-Tax Priority Claim.
     (E) CLASS 2A -- ALLOWED SECURED CLAIMS (UNIMPAIRED)
     With respect to any holder of an Allowed Secured Claim in Class 2A, the Debtor may either: (a)(i) cure any default, other than of the kind specified in
Section 365(b)(2) of the Bankruptcy Code, provided that any accrued and unpaid interest which the Debtor may be obligated to pay with respect to such default shall be paid at the applicable contract rate and not at any default rate of interest; (ii) reinstate the pre-default maturity of the Allowed Secured Claim;
(iii) compensate the holder
M-58                                   36
of the Allowed Secured Claim for any damage incurred as a result of any reasonable reliance of the holder on any provision that entitled the holder to accelerate maturity of the Claim; and (iv) leave unaltered the other legal, equitable, or contractual rights to which the Claim entitles the holder; PROVIDED, HOWEVER, that as to any such Allowed Secured Claim which is a nonrecourse claim and exceeds the value of the collateral securing such Claim, the collateral may be sold at a sale at which the holder of such Claim has an opportunity to bid; or (b) on the Effective Date, or on such other date as may be agreed to by the Debtor and the holder of an Allowed Secured Claim or determined by the Bankruptcy Court, the Debtor will abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or (c) on the Effective Date or as soon as practicable thereafter, the holder of an Allowed Secured Claim will receive, on account of such Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Claim will agree, in full satisfaction and release of such Claim.
     (F) CLASS 2B -- PRE-PETITION LENDERS' ALLOWED SECURED CLAIMS (IMPAIRED) Pursuant to Section 5.1 of the Plan, on the Effective Date, each holder of an Allowed Secured Claim in Class 2B will receive, in respect of its Allowed Secured Claim and in accordance with the Intercreditor Agreements, its share of:
          (i) Cash equal to the aggregate amount of all unpaid fees, charges and expenses due and payable to the Collateral Agent and the Pre-Petition Lenders as of the Effective Date, estimated to be approximately $200,000 (after payment of $632,000, which is to be paid on or about November 30,
     1994); and
          (ii) New Rose's Secured Notes having an aggregate face amount equal to the New Rose's Secured Notes Original Principal Amount. These Notes are projected to total $26,810,000. Certain terms and conditions in respect of the New Rose's Secured Notes are set forth in Exhibit 5.1 annexed to the Plan and made a part thereof and are incorporated herein by this reference. On the Effective Date, Reorganized Rose's will grant to the Collateral
Agent liens on, and security interests in, all of the Post-Effective Date Collateral for the purpose of securing all obligations and liabilities of Reorganized Rose's under the New Rose's Secured Notes, which security interests and liens will be junior in priority only to the security interests and liens granted to the Post-Effective Date Lender, pursuant to the Plan and such orders of the Bankruptcy Court authorizing the Post-Effective Date Financing Facility, and otherwise will be superior in priority to all other security interests and liens whether consensual or nonconsensual, statutory or otherwise, and whether existing now or in the future. The Pre-Petition Lenders will be granted security interests in, and liens on, certain Permitted Encumbrance Collateral which security interests and liens will be subordinate only to all valid, perfected and unavoidable liens and security interests existing on the Permitted Encumbrance Collateral as of the Effective Date.
     Reorganized Rose's will take such action, at its own expense, as is reasonably necessary and appropriate and requested by the Collateral Agent regarding the filing of financing statements, mortgages, deeds of trust, notices of lien, certificates of title or any other instruments (collectively, but respectively, "Perfection Instruments") in order to validate or perfect the liens and security interests granted to the Pre-Petition Lenders pursuant to the Plan. If Perfection Instruments are filed, they will be deemed filed or recorded at the time and on the date of such filing or recording unless permitted under applicable law to relate back to the Effective Date. In lieu of filing such Perfection Instruments, the Confirmation Order may provide that the Pre-Petition Lenders or any of their agents may, at their sole discretion, choose to file certified copies of the Plan, the Confirmation Order and the Consummation Certificate in any place at which such Perfection Instruments would or could otherwise be filed, together with such description of Post-Effective Date Collateral located within the geographic area covered by such place of filing. Such filing will have the same effect as if all such Perfection Instruments had been filed or recorded at the time and on the date of such filing or recording unless permitted under applicable law to relate back to the Effective Date. Any filing of Perfection Instruments or other confirmation by the Pre-Petition Lenders of the security interests granted by the Plan will in no way vitiate, reduce or abrogate the first priority security interests in respect of the Post-Effective Date Collateral granted to the Post-Effective Date Lender.
     The Collateral Agent and the Pre-Petition Lenders on the one hand, and the Debtor and/or Reorganized Rose's on the other, will take all action reasonably necessary and appropriate to effectuate and implement the provisions of the Plan, including the execution of any and all New Rose's Secured Notes Documents. As of the Effective Date, all agreements entered into by and between the Debtor and the Pre-Petition Lenders prior to the Effective Date relating to the Debtor's pre-petition obligations to, and the Allowed Secured Claims of, the Pre-Petition Lenders will be deemed superseded, and all obligations of any party under such agreements will be released and of no further force or effect. The aggregate distributions to the holders of Allowed Secured Claims in Class 2B pursuant to Section 5.1 of the Plan will be deemed to constitute the indubitable equivalent of such Allowed Secured Claims.
                                       37                                   M-59

     In the event that (i) all or any of the Pre-Petition Lenders are authorized by order of the Bankruptcy Court to exercise collateral realization remedies in accordance with Section VI of Exhibit 5.1 of the Plan, and/or (ii) the Post-Effective Date Lender is authorized to exercise collateral realization remedies in the nature of the sale of collateral outside of the ordinary course of business in accordance with the Post-Effective Date Financing Facility and elects to do so, Reorganized Rose's will be authorized and directed to take the following actions:
     a. Reorganized Rose's will generally cease the ordering of merchandise and promptly terminate non-essential personnel related thereto.
     b. Reorganized Rose's will promptly terminate all other personnel not essential for conducting the Final Sales (as defined below) and the Remaining Asset Sales (as defined below) or winding up the administration of the Plan (the expenses associated with the winding up of the administration of the Plan being the "Wind-Up Expenses").
     c. Reorganized Rose's will conduct going-out-of-business sales or auctions of any remaining Inventory (including Inventory in transit and Inventory located in Reorganized Rose's distribution center) (the "Distribution Center"), fixtures and other assets located at all of its remaining stores (such sales being the "Final Sales"), in the manner of a sale pursuant to Section 363(f) of the Bankruptcy Code free and clear of any lien or interest with such lien or interest to attach to the proceeds of such sales or auctions (all such proceeds from the Final Sales being the "Final Proceeds").
     d. Reorganized Rose's will promptly seek Bankruptcy Court approval of the specific procedures for conducting the Final Sales, but such specific procedures will, in any event, (i) include solicitation of bids from nationally known liquidators to conduct the Final Sales on such basis designed to maximize net sale proceeds; (ii) result in Reorganized Rose's employment on sound business terms of a nationally known liquidator to conduct the Final Sales; (iii) provide for the distribution of Inventory among some or all of Reorganized Rose's remaining stores in a manner designed to maximize net sale proceeds; (iv) with respect to the manner and method of such Final Sales at some or all of Reorganized Rose's remaining stores, be substantially similar to those procedures contained in the GOB2 Methodology Order (as defined in the Second Supplemental Adequate Protection Consent Order) solely to the extent that such procedures relate to the conduct of the sale and other disposition of assets and the appointment of a liquidator entity to conduct such sales and other dispositions but not to the extent such procedures distinguish between Covered Stores and Noncovered Stores or the Inventory or assets related thereto; and (v) provide for the completion of the Final Sales and the distribution of all of the Final Proceeds within 120 days of Bankruptcy Court approval of such specific procedures (the "Final Sales Approval Date").
     e. Reorganized Rose's will distribute the "Net Final Proceeds" (as defined below), promptly upon their receipt, in the following order and with the following priority: (i) first, toward full satisfaction of the outstanding obligations of Reorganized Rose's to the Post-Effective Date Lender in accordance with the provisions of the Post-Effective Date Financing Facility and the Plan; (ii) second, after the outstanding obligations of Reorganized Rose's to the Post-Effective Date Lender will have been fully satisfied in accordance with the provisions of the Post-Effective Date Financing Facility, toward full satisfaction of the New Rose's Secured Notes, together with any unpaid interest, costs and other charges (including attorneys' fees) accrued thereon; and (iii) third, after satisfaction of the obligations of Reorganized Rose's to the Post-Effective Date Lender in accordance with the provisions of the Post-Effective Date Financing Facility and satisfaction of the New Rose's Secured Notes, together with any unpaid interest, costs and other charges (including attorneys' fees) accrued thereon, the remaining portion of the Net Final Proceeds (the "Remaining Portion"), if any, will be distributed in accordance with the provisions of the Plan, or as otherwise determined by the Reconstituted Board of Directors, or pursuant to further order of the Bankruptcy Court, as necessary. The "Net Final Proceeds" will mean the Final Proceeds less, with respect to store locations at which the Final Sales are being conducted,
(i) actual occupancy costs, (ii) actual utility costs, (iii) allocated insurance costs, and (iv) reasonable sale expenses and agent fees (as may be agreed upon among Reorganized Rose's, the Post-Effective Date Trade Committee, the Post-Effective Date Lender, the Pre-Petition Lenders and any auctioneer or liquidator retained to conduct the Final Sales) attributable to the Final Sales and (v) such other expenses proposed by Reorganized Rose's from time to time during and relating to the 180 day period following the Final Sales Approval Date to fund the Final Sales and Wind-up Expenses during such 180 day period in a manner consistent with the cessation of business and sale of assets as contemplated in the Plan, set forth in a detailed budget subject to approval by the Post-Effective Date Lender and the Pre-Petition Lenders in their reasonable discretion if any of their claims against Reorganized Rose's are then unsatisfied, or, if and when such claims are satisfied in full, as the Post-Effective Date Trade Committee may reasonably approve.
     f. In the event the New Rose's Secured Notes, together with any unpaid interest, fees, costs and other charges (including attorneys' fees) accrued thereon, and all outstanding obligations of Reorganized Rose's to Post-Effective Date Lender under the Post-Effective Date Financing Facility, have not been satisfied in full within 120 days of the Final Sales Approval Date, Reorganized Rose's will immediately thereafter commence the liquidation of all of its remaining assets other than the assets
M-60                                   38
which are the subject of the Final Sales (each such remaining asset being a "Remaining Asset," and such sales of the Remaining Assets being the "Remaining Asset Sales"), in the manner of a sale free and clear of any lien or interest with such lien or interest to attach to the proceeds of such sales or auctions (such gross proceeds from the Remaining Asset Sales being the "Remaining Asset Proceeds").
     g. In the event that the Debtor is required to undertake any Remaining Asset Sales, Reorganized Rose's will promptly, and in no event later than 140 days following the Final Sales Approval Date, seek Bankruptcy Court approval of the specific procedures for conducting the Remaining Asset Sales (the "Remaining Asset Sales Procedure"), but the specific procedures will, in any event, (i) be subject to the approval of the Post-Effective Date Lender or the Pre-Petition Lenders if such entities have outstanding obligations at the time of sale of the assets to be sold secured by a lien on the specific asset to be sold, and (ii) provide for the completion of the Remaining Asset Sales within 60 days of Bankruptcy Court approval of such specific procedures.
     h. Reorganized Rose's will distribute the Net Remaining Asset Proceeds (as defined below), promptly upon their receipt in the following order and with the following priority: (i) first, toward full satisfaction of the outstanding secured claims of any entity or entities holding the most senior lien on each such Remaining Asset sold; (ii) second, after the secured claims of the holders of the most senior lien have been satisfied in full, in full satisfaction of the outstanding secured claims of the holders of any junior liens on such Remaining Asset being sold in accordance with their relative priorities; and (iii) third, after the outstanding secured claims of the holders of any junior liens have been satisfied in full, the remaining portion of the Net Remaining Asset Proceeds, if any, will be distributed in accordance with the provisions of the Plan, or as otherwise determined by the Reconstituted Board of Directors or pursuant to further order of the Bankruptcy Court. The "Net Remaining Asset Proceeds" will mean the Remaining Asset Proceeds less (i) actual occupancy cost,
(ii) actual utility costs, (iii) allocated insurance cost, and (iv) reasonable sale expenses attributable to the sale and agent fees (as may be agreed upon among Reorganized Rose's, the Post-Effective Date Trade Committee, the Post-Effective Date Lender, the Pre-Petition Lenders and any auctioneer or liquidator retained to conduct the Remaining Asset Sales) attributable to the sale of such Remaining Assets and (v) such other expenses proposed by Reorganized Rose's from time to time during and relating to the 60 day period following the Bankruptcy Court's approval of the Remaining Asset Sales Procedures to fund the Remaining Asset Sales and Wind-up Expenses during such 60 day period in a manner consistent with the cessation of business and sale of assets as contemplated in the Plan, set forth in a detailed budget subject to approval by the Post-Effective Date Lender and the Pre-Petition Lenders in their reasonable discretion if any of their claims against Reorganized Rose's are then unpaid, or, if and when such claims are paid in full, as the Post-Effective Date Trade Committee may reasonably approve.
     i. The actions by Reorganized Rose's pursuant to Section 5.1.4 of the Plan will be without prejudice to the Post-Effective Date Lender's rights under the Post-Effective Date Financing Facility, and applicable law, including, without limitation, to make protective or other advances under the Post-Effective Date Financing Facility. Pursuant to the Post-Effective Date Financing Facility, Reorganized Rose's will use the proceeds realized from the sale and other disposition of Reorganized Rose's assets on which the Post-Effective Date Lender has a lien to fully and finally satisfy its outstanding obligations to the Post-Effective Date Lender (as defined in the Post-Effective Date Financing Facility) prior to any distribution of such proceeds from such assets on which the Post-Effective Date Lender has a lien senior to the Pre-Petition Lenders. Notwithstanding the foregoing, in order to preserve the intercreditor relationships between the Pre-Petition Secured Noteholders and the Bank of Tokyo under the Intercreditor Agreements, Reorganized Rose's will account for and deposit all proceeds received from the sale of Inventory in the BOT Stores (as defined in the Second Supplemental Adequate Protection Consent Order) separately from the proceeds of Inventory in the remaining stores of Reorganized Rose's. Reorganized Rose's will first use the net proceeds realized from the sale of Inventory in the stores other than the BOT Stores to satisfy its outstanding obligations to the Post-Effective Date Lender and will thereafter use proceeds from the sale of Inventory in the BOT Stores to the extent necessary to satisfy, fully or partially, Reorganized Rose's obligations to the Post-Effective Date Lender.
     (G) CLASS 3 -- ALLOWED UNSECURED CLAIMS (IMPAIRED)
     Except with respect to those holders of Damages Claims entitled to receive a Cash payment in accordance with the ADR Procedure, within thirty days after the Effective Date, holders of Claims in Class 3 will receive in exchange for such Claims: (i) 70% of the Effective Date Shares which are not distributed to holders of Common Stock Interests in Class 5 pursuant to the Class 5 Subscription, and (ii) in the event the Subscription Proceeds equal $25 million or greater, and after return of any Subscription Proceeds, including interest thereon, to the Class 5 Subscribers if required by the Class 5 Rights Notice, Cash, together with interest thereon, from the Subscription Proceeds. The distribution to Class 3 of such number of Effective Date
                                       39                                   M-61

Shares and Cash from Class 5 Subscription Proceeds will be made on a Pro-Rata basis among all holders of Allowed Claims in Class 3 and Reserves established on account of Disputed Claims in Class 3 in accordance with the Plan.24
     In addition, on the Effective Date, the remaining Effective Date Shares, if any, which are not distributed to holders of Claims in Class 3 or to holders of Common Stock Interests in Class 5, as described above, will be deposited into the New Rose's Common Stock Trust pursuant to the New Rose's Common Stock Trust Agreement. Within thirty days after the Determination Date (defined as that date which is ninety days following the Effective Date or the First Business Day thereafter), the Distribution Agent, as trustee of the New Rose's Common Stock Trust, will distribute, on a Pro-Rata basis, among all holders of Allowed Claims in Class 3 and the Reserves established on account of Disputed Claims in Class 3 in accordance with the Plan: the lesser of (i) all of the shares of New Rose's Common Stock maintained in the New Rose's Common Stock Trust, or (ii) such number of shares of New Rose's Common Stock having an aggregate value equal to the Full Recovery Target Amount when added to (x) the aggregate value of the initial distribution of 70% of the Effective Date Shares, and (y) two (2) times the Subscription Proceeds paid to all holders of Allowed Claims in Class 3 and the Reserves established on account of Disputed Claims in Class 3.25 The Full Recovery Target Amount is equal to the sum of (A) the dollar value of Allowed Claims in Class 3 plus (b) the dollar value of the aggregate amount to be reserved for distribution to holders of Disputed Claims in Class 3.
     The determination of the value of New Rose's Common Stock for purposes of distributions of shares of New Rose's Common Stock maintained in the New Rose's Common Stock Trust will be calculated using the average of the intraday high and low average trading price of the New Rose's Common Stock for the fifteen trading days prior to the Determination Date, so long as not less than 2,000,000 shares of New Rose's Common Stock shall have been distributed at least 20 days prior to the Determination Date, unless the Post-Effective Date Committee, in its sole discretion, waives the requirement that at least 2,000,000,000 shares shall have been distributed.
     The Effective Date Shares issued pursuant to the Plan to holders of Claims in Class 3 and Class 5 will be subject to dilution by issuance of additional shares of New Rose's Common Stock pursuant to the Management Incentive and Retention Program and in connection with the New Rose's Warrants, discussed in this Disclosure Statement.
     Nothing provided for in the Plan will modify the Court's order approving the ADR Procedure wherein the Debtor is authorized to settle Damages Claims with a cash payment of no greater than $500.00 in full satisfaction of said Claims. Distributions under the Plan on account of any Damages Claim which exceed $500.00 will be in accordance with the provisions governing distributions to Class 3.
     (H) CLASS 4 -- INTERCOMPANY CLAIMS (IMPAIRED)
     RSI will be merged with the Debtor or Reorganized Rose's on or before the Effective Date; PROVIDED, HOWEVER, that said merger may occur prior to the Effective Date only with the consent of the Unsecured Committee. Upon the merger, any and all Intercompany Claims will be deemed canceled, annulled and extinguished, and RSI will not receive any distribution whatsoever under this Plan or otherwise on account of such Intercompany Claim.
24 For a discussion regarding establishment of Reserves, see the Section entitled "Claims Resolution and Distribution."
25 For example, if the Full Recovery Target Amount is $120 million and $25 million is paid by the Class 5 Subscribers, they will acquire 41.6% of the Effective Date Shares at $6.00 per share (see footnote 27). A total of 58.4% of the Effective Date Shares will remain for distribution. On the Effective Date, 70% of the remaining Effective Date Shares, or 4,083,333 shares, will be distributed Pro-Rata to holders of Allowed Unsecured Claims and the Reserve for Disputed Claims in Class 3. A total of 30% of the remaining Effective Date Shares, or 1,750,001 will be maintained in the New Rose's Common Stock Trust. If the New Rose's Common Stock which is purchased by subscribers and issued to the Allowed Unsecured Claims is traded for $12.00 per share during the 90 days prior to the Determination Date, then from the 1,750,001 shares in the New Rose's Common Stock Trust, Class 3 will receive the lesser of (i) the 1,750,001 shares or (ii) the number of shares needed to provide $120 million to Class 3 when added to $48,999,996, (the value as of the Determination Date of the 70% distribution/4,083,333 shares x $12.00) plus $50,000,000 (two times the subscription proceeds). The number of shares needed to satisfy (ii) must yield $21,000,004 in value (120 million -- $50 million -- $48,999,996), and this number will be 1,750,000 shares at $12.00 per share. Therefore, none of the shares in the New Rose's Common Stock would be paid to Class 3. However, if the stock trades at greater than $12.00 per share, Class 5 will receive part of the stock in the New Rose's Common Stock Trust.
M-62                                   40

     (I) CLASS 5 -- COMMON STOCK INTERESTS (IMPAIRED)
     Under the Plan, the distribution to Class 5 is potentially three-fold and, in some respects, as described below, dependent upon the value of the distributions to holders of Class 3 Claims. The Plan provides that holders of Common Stock Interests will receive, in exchange for such interests, their Pro-Rata share of (i) Subscription Rights entitling such holders to subscribe for up to 100% of the Effective Date Shares otherwise allocable to holders of Claims in Class 3, (ii) 4,285,714 New Rose's Warrants enabling such holders to purchase up to 4,285,714 shares of New Rose's Common Stock, subject to adjustment as provided in the New Rose's Warrant Agreement, and (iii) the shares of New Rose's Common Stock remaining in the New Rose's Common Stock Trust on the Determination Date to the extent that it is not necessary to distribute such stock to holders of Claims in Class 3 to allow for a full recovery of their Claims.
     First, pursuant to the Class 5 Subscription and the Class 5 Rights Notice, discussed more fully below, prior to the Effective Date, holders of Common Stock Interests in Class 5 will receive their Pro-Rata share of non-transferable rights ("Subscription Rights") to pay Cash to acquire up to 100% of the Effective Date Shares. Second, within thirty days after the Effective Date, New Rose's Warrants will be distributed to the warrant agent under the New Rose's Warrant Agreement who, in turn, will distribute such warrants to all holders of Common Stock Interests in Class 5 as of the Equity Record Date on a Pro-Rata basis. The New Rose's Warrants will permit the purchase of the aggregate of up to 4,285,714 shares of New Rose's Common Stock by Class 5 claimants subject to adjustment as provided in the New Rose's Warrant Agreement. Each holder of a Common Stock Interest will receive New Rose's Warrants in the amount of one new Rose's Warrant for each X number of shares of Voting Common Stock or Class B Non-Voting Common Stock held by such holder, where X equals the quotient of the total numbers of shares of Voting Common Stock and Non-Voting Class B Common Stock outstanding on the Equity Record Date divided by 4,285,714. For example, assuming 18,758,006 shares of Voting Common Stock and Non-Voting Class B Common Stock are outstanding on the Equity Record Date, a shareholder owning 100 such shares would receive 1 warrant for each 4.377 shares, or a total of 22 warrants, as follows: 18,758,006 divided by 4,285,714 equals 4.377, and 100 divided by
4.377 equals 22.847. No fractional warrants will be issued; however, see Section V.H.5 hereof for a discussion of the treatment of fractional warrants.
     Each New Rose's Warrant will entitle the holder thereof to purchase one share of New Rose's Common Stock from the date the New Rose's Warrants are issued until the seventh anniversary of the Effective Date at the per share price equal to (i) on the Effective Date, and as adjusted on each of the first three anniversaries of the Effective Date, the Full Recovery Target Amount divided by the Effective Date Shares to be issued pursuant to the Plan and the Warrant Agreement, and (ii) as adjusted on the fourth, fifth and sixth anniversaries of the Effective Date, 105%, 110% and 115% respectively, of the Full Recovery Target Amount divided by 10,000,000, the number of Effective Date Shares.
     Third, within thirty days of the Determination Date, holders of Common Stock Interests in Class 5 will receive any shares remaining in the New Rose's Common Stock Trust after distribution therefrom of such number of shares to holders of Allowed Claims in Class 3 and the Reserves established for Disputed Claims in Class 3 as is necessary to provide the holders of Claims in Class 3 with a full recovery on such Claims. Under the Plan, a full recovery on such Claims will be realized if the value as of the Determination Date of all, or less than all, of the shares of New Rose's Common Stock remaining in the New Rose's Common Stock Trust, when added to (x) the aggregate value as of the Determination Date of the initial distribution of 70% of the Effective Date Shares, and (y) two (2) times the Subscription Proceeds, including interest thereon, payable to all holders of Allowed Claims in Class 3 and the Reserves, equals the Full Recovery Target Amount.26
     As a Class, the holders of Common Stock Interests in Class 5 will collectively have Subscription Rights to elect to subscribe for and purchase up to 100% of the Effective Date Shares otherwise allocable and distributable to Allowed Claims in Class 3 and the Reserves established for Disputed Claims in Class 3 for Cash payments at the per share price equal to a maximum of 50% of the Full Recovery Target Amount divided by 10,000,000, the number of Effective Date Shares, provided that the aggregate amount of Subscription Proceeds equals or exceeds $25 million, all in accordance with the terms and provisions of the Class 5 Rights Notice.27 To effectuate the Class 5 Subscription and elections thereunder, Reorganized Rose's will, within 5 days of the Equity Record Date (February 7, 1995), send the Class 5 Rights Notice to each holder of a
26 SEE SUPRA note 27.
27 As discussed hereafter, the Full Recovery Target Amount is projected to total
   $115 million to $130 million, which will result in a per share Subscription Price of $5.75 ($57,500,000 divided by 10,000,000 shares) to $6.50
   ($65,000,000 divided by 10,000,000 shares). If the Subscription Price is $5.75 per share and the Subscription Proceeds equal $25 million, then 4,347,826 shares, or 43.4% of the Effective Date Shares, will be purchased for said sum. If the Subscription Price is $6.50 per share, then 3,846,154 shares or 38.5% of the Effective Date Shares can be purchased for $25 million.
                                       41                                   M-63

Common Stock Interest in Class 5 as of the Equity Record Date. The Debtor will also send with the Rights Notice a Form 8-K filed on, or as soon as practicable after, February 7, 1994 which will explain the Debtor's financial performance through December 31, 1994. The Class 5 Rights Notice will notify such holders of their respective rights to subscribe, and oversubscribe, for New Rose's Common Stock by tender and payment of Cash in an amount equal to the number of shares of New Rose's Common Stock sought to be acquired multiplied by the Class 5 Subscription Price. Such Cash will be payable to the Distribution Agent for deposit into the Subscription Proceeds Escrow, which will be held and maintained by the Distribution Agent.
     In the event that the Subscription Proceeds in the Subscription Proceeds Escrow as of March 31, 1995 do not equal or exceed $25 million, the Distribution Agent will return to each Class 5 Subscriber the subscription payment made by such Class 5 Subscriber, together with accrued interest thereon. Upon tender of the fully executed Class 5 Rights Notice and upon the aggregate deposit of at least $25 million of Subscription Proceeds into the Subscription Proceeds Escrow, all on or prior to March 31, 1995, each Class 5 Subscriber will have the irrevocable right to receive distributions of shares of the Effective Date Shares28 constituting the Class 5 Subscription Stock Designation pursuant to the following allocations: each Class 5 Subscriber will be allocated initially the lesser of (i) the number of shares for which it has subscribed and tendered payment pursuant to the Class 5 Subscription Notice, or (ii) its Pro-Rata share of the Effective Date Shares. Any shares of the Effective Date Shares remaining unallocated after the immediately forgoing allocation will be allocated to each Class 5 Subscriber who subscribed for more than its Pro-Rata share of New Rose's Common Stock in the amount of such over-subscription. If a sufficient number of the Effective Date Shares is not available to satisfy all such over-subscriptions, the available shares will be allocated among the Class 5 Subscribers who have over-subscribed based on each such Class 5 Subscriber's Pro-Rata share of Common Stock Interests as of the Record Date for the Class 5 Subscription. The allocation process may involve a series of allocations to ensure that the total number of shares available for over-subscription is distributed on the pro-rata basis described immediately above.
     The Class 5 Subscription will terminate on March 31, 1995 or such other date as agreed to by the Debtor and the Committees. For not more than three consecutive Business Days beginning on March 24, 1995, the Debtor will issue a press release and will publish notice of the Class 5 Subscription Price as adjusted as of March 24, 1995 in the Wall Street Journal at a total cost of no more than $40,000. The purpose of this notice will be to advise potential Class 5 Subscribers of any change in the Class 5 Subscription Price.
     Under the Plan, the Class 5 Subscription Price payable by Class 5 Subscribers for the shares to be issued upon exercise of the Rights is equal to one-half of the Full Recovery Target Amount divided by 10,000,000 shares. The Full Recovery Target Amount is equal to the sum of (A) the dollar value of Allowed Claims in Class 3 plus (B) the dollar value of the aggregate amount to be reserved for distribution to holders of Disputed Claims in Class 3. Ultimately, upon resolution of all the Disputed Claims in Class 3, the Full Recovery Target Amount will be equal to the dollar value of all Allowed Claims in Class 3. Pending the resolution of all such Disputed Claims, the Full Recovery Target Amount will include, in addition to the dollar value of the Allowed Claims in Class 3 as of any given date, the dollar value of Disputed Claims in Class 3. Notwithstanding the foregoing or any other provision of the Plan or Disclosure Statement to the contrary, the Class 5 Subscription Price may be fixed by order of the Bankruptcy Court entered upon the joint motion of the Committees and on appropriate notice and hearing. Shortly after the Equity Record Date, the Class 5 Rights Notice will be sent to all holders of record of Common Stock Interests. The Class 5 Rights Notice will contain the Class 5 Subscription Price determined as of the Equity Record Date. Beginning on March 24, 1995, one week prior to the termination of this Rights offering, the Debtor will, for not more than three Business Days, issue a press release and cause to be published in the Wall Street Journal notice of the Subscription Price as adjusted as of March 24, 1995. This adjusted Subscription Price will reflect any adjustments that have been made to the Full Recovery Target Amount on account of the resolution of Disputed Claims in Class 3. If a Disputed Claim upon resolution becomes an Allowed Claim, the Full Recovery Target Amount will not change. If a Disputed Claim upon resolution is disallowed, the Full Recovery Target Amount will be reduced by the dollar amount of such disallowed Claim, and the Subscription Price will also be reduced accordingly.
     In Section V.B.7 of this Disclosure Statement, the Debtor estimates that the aggregate amount of all Allowed Claims in Class 3 will total a maximum of $115 million to $130 million, which would result in a Subscription Price of $5.75 to $6.50
28 If, as discussed herein, the Full Recovery Target Amount is $115 million to
   $130 million, all of the Effective Date Shares can be purchased by the Class 5 Subscribers for a total of 50% of the Full Recovery Target Amount, or $57.5 to $65 million. In such event, the Class 5 Subscribers will own all of the Effective Date Shares, with the exception of shares allocated to the Management and Incentive Program and the New Rose's Warrants.
M-64                                   42
per share. For purposes of exercising the Rights pursuant to the Plan, however, the determination of the Subscription Price will include the dollar value of the Disputed Claims in Class 3 and may thus be higher than the price that will ultimately be determined based only on the Allowed Claims in Class 3. After the termination of this Rights offering, if upon resolution Disputed Claims in Class 3 are disallowed, Class 5 Subscribers are entitled to and shall receive a refund, together with accrued interest thereon, equal to the number of shares subscribed for by such subscriber times the difference between (A) the Subscription Price paid by such subscriber and (B) the Subscription Price as ultimately determined based on the dollar value of all Allowed Claims in Class 3.
     Attached hereto as Exhibit "G" is an outline of key dates and events affecting the holders of Common Stock Interests, as discussed above.
     (J) CLASS 6 -- PRE-PETITION WARRANTS (IMPAIRED)
     On the Effective Date, holders of Interests in Class 6 will not receive any distribution whatsoever on account of such Interests, and all Interests in any Pre-Petition Warrants, including, without limitation, Pre-Petition Secured Noteholder Warrants, will be deemed canceled, annulled and extinguished. In addition, all pre-petition agreements providing for the issuance of Pre-Petition Warrants to any Persons will be deemed rejected, and all Allowed Claims arising therefrom will be deemed subject to the subordination provisions of Section 510(b) of the Bankruptcy Code and such holders will receive no distribution on account of any such Allowed Claims.
     (K) CLASS 7 -- PRE-PETITION STOCK OPTIONS (IMPAIRED)
     On the Effective Date, holders of Interests in Class 7 will not receive any distribution whatsoever on account of such Interests, and all Interests in any Pre-Petition Stock Options, including, without limitation, Employee Stock Options, will be deemed canceled, annulled and extinguished. In addition, all pre-petition agreements providing for the issuance of Pre-Petition Stock Options to any Persons will be deemed rejected and/or terminated, provided that all Allowed Claims arising therefrom will be deemed subject to the subordination provisions of Section 510(b) of the Bankruptcy Code and such holders will receive no distribution on account of any such Allowed Claims.
     (L) CLASS 8 -- SUBORDINATED CLAIMS (IMPAIRED)
     Holders of Subordinated Claims in Class 8 will not receive any distribution whatsoever on account of such claims, and as of the Effective Date, all Subordinated Claims will be deemed canceled, annulled and extinguished.
  2. EVENTS TRIGGERING IMPLEMENTATION OF THE ALTERNATIVE TREATMENT PROVISIONS The preceding description of the treatment of Claims and Interests pursuant to the Plan is contingent upon the non-occurrence of certain events set forth below and in Section 8.1 of the Plan and in the Second Supplemental Adequate Protection Consent Order (singularly, "Alternative Treatment Event" and collectively "Alternative Treatment Events"). In the event that an Alternative Treatment Event occurs on or as of the applicable Alternative Treatment Date and is not waived by GE Capital and all Plan Proponents (except with respect to Sections 8.1(g) and (h) of the Plan, which need only be waived by the Unsecured Committee), the Alternative Treatment Provisions of the Plan will be effective, and all other provisions of the Plan will be null and void except as specified in the Plan; PROVIDED, HOWEVER, that if an Alternative Treatment Event is effective and GE Capital or the Pre-Petition Lenders are entitled to exercise their respective rights and remedies in accordance with the DIP Facility and the Second Supplemental Adequate Protection Consent Order, the provisions of the Second Supplemental Adequate Protection Consent Order will govern with respect to all matters addressed therein, including the sale of the Debtor's Assets and the distribution of proceeds. With respect to the distribution of proceeds, the Second Supplemental Adequate Protection Consent Order provides that, after satisfaction in full of the outstanding obligations of the Debtor to GE Capital and the Pre-Petition Lenders' Allowed Secured Claims, any remaining proceeds will be distributed in accordance with the Plan, unless the Effective Date has not occurred in which event the remaining proceeds will be distributed pursuant to further order of the Bankruptcy Court. If an Alternative Treatment Event has occurred and the Alternative Treatment Provisions of the Plan are effective, the Effective Date cannot occur unless the GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims have been fully satisfied. The Alternative Treatment Events are discussed and listed in Section IV.A of this Disclosure Statement.
  3. TREATMENT OF CLAIMS AND INTERESTS IF THE ALTERNATIVE TREATMENT PROVISIONS ARE EFFECTIVE
     (A) GE CAPITAL
     With respect to the DIP Facility, prior to the Effective Date, all GE Obligations will be fully and finally satisfied. Until all GE Obligations are fully satisfied, all liens, claims and interests granted to GE Capital pursuant to the DIP Facility will
                                       43                                   M-65
remain in full force and effect with priority over all liens, claims and interests except as, and to the extent otherwise, specifically set forth in the DIP Facility. The termination the DIP Facility must be on terms reasonably agreeable to GE Capital and the Debtor, and in accordance with any and all applicable provisions of (i) all DIP Financing Orders, DIP Financing Documents, and all documents authorized thereunder, and entered into in connection therewith, to effectuate the DIP Facility, (ii) the Supplemental Adequate Protection Orders, or, if stayed or overturned, pursuant to the Plan, (iii) the Confirmation Order, (iv) the Plan and (v) the Alternative Treatment Implementation Orders. Notwithstanding anything to the contrary set forth herein or in the Plan, on and after the Effective Date, the Debtor will be deemed to have assumed, without any action or the execution of any document, any and all GE Obligations which remain outstanding and unsatisfied as of the Effective Date, including, without limitation, any indemnification obligations of the Debtor under or pursuant to the DIP Facility; PROVIDED, HOWEVER, that such assumption will not for any purpose constitute or be deemed to constitute a satisfaction of the GE Obligations.
     (B) PAYMENT OF ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND RETIREE CLAIMS On any Distribution Date commencing on the Effective Date, after full satisfaction of all GE Obligations and payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims and Allowed Secured Claims, holders of Administrative Claims will receive payment in full, in Cash, equal to the amount of their Allowed Claim. The Professional Fees will be paid in the same manner as if the Alternative Treatment Provisions were not effective. Confirmation of the Plan shall not limit or expand the provisions of the paragraph 15 of the Final DIP Order relating to unpaid fees, costs, expenses and disbursements which are awarded by the Bankruptcy Court pursuant to Sections 330 and 331 of the Bankruptcy Code in an aggregate amount not to exceed $2 million. All Allowed Retiree Claims arising prior to the Effective Date will be treated as Administrative Claims. All other Allowed Claims for retiree benefits will be treated pursuant to an order of the Bankruptcy Court to be entered prior to the Effective Date and in accordance with Section 1114 of the Bankruptcy Code. In the event the Debtor seeks to modify retiree benefits, the Debtor will request the Bankruptcy Court to appoint a committee of retirees under Section 1114 to represent the interests of the retirees in the determination of appropriate treatment of Retiree Claims. Furthermore, the Debtor intends to provide all retirees and employees who may become eligible for retiree benefits with appropriate notice of a bar date for the filing of Claims.
     (C) ALLOWED TAX CLAIMS
     On any Distribution Date commencing on the Effective Date, after full satisfaction of all GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims, Allowed Secured Claims, Administrative Claims and Non-Tax Priority Claims, holders of Allowed Tax Claims will receive payment in full, in Cash, equal to the amount of the Allowed Claim; PROVIDED, HOWEVER, that (i) if such Allowed Tax Claim is for a tax assessed against property of the Estate, the holder of the Allowed Tax Claim may not receive more than the value of the Estate's interest in such property, and (ii) in the event an Allowed Tax Claim may also be classified as a Secured Claim, the Debtor may, at its option, elect to treat such Allowed Tax Claim as an Allowed Secured Claim.
     (D) CLASS 1 -- NON-TAX PRIORITY CLAIMS (UNIMPAIRED)
     On any Distribution Date commencing on the Effective Date, after full satisfaction of all GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims Allowed Secured Claims, and Administrative Claims, holders of Allowed Non-Tax Priority Claims will receive payment in full, in Cash, equal to their Allowed Claim.
     (E) CLASS 2A -- ALLOWED SECURED CLAIMS (UNIMPAIRED)
     The Debtor may, at its option, treat Allowed Secured Claims pursuant to one of the following options: (i) on the Effective Date, or on such other date as may be agreed to by the Debtor and the holder of an Allowed Secured Claim or determined by the Bankruptcy Court, the Debtor may abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of the secured value of that Claim; or (ii) on the Effective Date or as soon as practicable thereafter, the holder of an Allowed Secured Claim will receive, on account of such Claim, Cash equal to its Allowed Secured Claim, or such lesser amount to which the holder of such Claim will agree, in full satisfaction and release of such Claim; PROVIDED, HOWEVER, that the liens of any secured creditor senior to that of a holder of an Allowed Secured Claim will be paid in full, in Cash, before payment to the holder of the Allowed Secured Claim.
     (F) CLASS 2B -- PRE-PETITION LENDERS' ALLOWED SECURED CLAIMS (UNIMPAIRED) Prior to the Effective Date, after full satisfaction of all GE Obligations, each holder of an Allowed Secured Claim in Class 2B will receive Cash pursuant to the Supplemental Adequate Protection Orders, or if stayed, the Plan and/or the Alternative Treatment Implementation Orders until it receives an aggregate amount of Cash equal to its Allowed Secured
M-66                                   44

Claim, in full, in accordance with the Intercreditor Agreements; PROVIDED, HOWEVER, that in the event the Second Supplemental Adequate Protection Consent Order is either (a) overturned on appeal or (b) the subject of a stay pending appeal and such stay continues in a manner that materially impairs either the payment of the Additional Adequate Protection Payments as set forth in the Second Supplemental Adequate Protection Consent Order or the remedies granted therein to the Pre-Petition Lenders, the following rules will apply:
          (a) the Additional Adequate Protection Payments which would have been made to the Pre-Petition Lenders but for the overturning on appeal of the stay will be made pursuant to the terms of Section 7.16 of the Plan; PROVIDED, HOWEVER, that if the stay of the Second Supplemental Adequate Protection Consent Order is dissolved and any such Additional Adequate Protection Payments may be made pursuant to the terms of the Second Supplemental Adequate Protection Consent Order, then such Additional Adequate Protection Payments will be made pursuant to the terms of such order.
          (b) The remedies granted to the Pre-Petition Lenders pursuant to the provisions of the Second Supplemental Adequate Protection Consent Order regarding the liquidation of the Debtor's assets will be exercisable by the Pre-Petition Lenders pursuant to Section 7.16 of the Plan; PROVIDED, HOWEVER, that if the stay of the Second Supplemental Adequate Protection Consent Order is dissolved and such remedies may be exercisable in accordance with the provisions of the Second Supplemental Adequate Protection Consent Order, then such remedies will be exercisable pursuant to the terms of such order.
     (G) CLASS 3 -- ALLOWED UNSECURED CLAIMS (IMPAIRED)
     On any Distribution Date commencing on the Effective Date, after full satisfaction of all GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims, Allowed Secured Claims, Administrative Claims, Allowed Tax Claims, and Allowed Non-Tax Priority Claims, each holder of a Class 3 Allowed Claim will receive its Pro-Rata share of remaining Available Cash, provided that in no event will the holder of a Class 3 Allowed Claim receive Cash aggregating more than the full amount of such Allowed Claim.
     Notwithstanding anything to the contrary in the Alternative Treatment Provisions, the ADR Procedure will govern all matters relating to the determination and allowance of Damage Claims; PROVIDED, HOWEVER, no Cash will be paid to the holders of Damage Claims which become Allowed Claims after the applicable Alternative Treatment Date in an amount less than $500 unless and until Distributions are made to holders of Allowed Claims in Class 3 pursuant to the Plan, and, then, only to the extent of such holder's Pro-Rata share of such Available Cash as is distributed.
     (H) CLASS 4 -- INTERCOMPANY CLAIMS (IMPAIRED)
     If RSI is merged into the Debtor prior to the Effective Date, with the written consent of the Unsecured Committee, and the Alternative Treatment Provisions are effective, the Intercompany Claims will be deemed canceled, annulled and extinguished upon merger. If RSI is not merged and the Alternative Treatment Provisions are effective, the Debtor will retain its claim against RSI and any Claim of RSI will be treated under the Plan in accordance with the nature of the Claim filed by RSI and to the extent said Claim is allowed by the Bankruptcy Court.
     (I) CLASS 5 -- COMMON STOCK INTERESTS (IMPAIRED)
     As of the Effective Date, all Class 5 Common Stock Interests then outstanding and all certificates representing such Common Stock Interests will remain outstanding pending entry of the Final Decree. On any Distribution Date commencing on the Effective Date, after full satisfaction of all GE Obligations and after payment in full, in Cash, of the Pre-Petition Lenders' Allowed Secured Claims, Allowed Secured Claims, Administrative Claims, Allowed Tax Claims, Allowed Non-Tax Priority Claims and Class 3 Allowed Claims, each holder of a Common Stock Interest will receive its Pro-Rata share of any remaining Available Cash and all other residual property of the Estate. Upon the entry of the Final Decree, all Common Stock Interests will be deemed canceled, annulled and extinguished; PROVIDED, HOWEVER, that the right to receive distributions pursuant to the Plan will survive such cancellations, annulment and extinguishment. Any Cash, including interest thereon, in the Subscription Proceeds Escrow will be returned to the Class 5 Subscribers as provided in the Class 5 Rights Notice.
     (J) CLASS 6 -- PRE-PETITION WARRANTS (IMPAIRED)
     In the event the Alternative Treatment Provisions of the Plan are effective, holders of Interests in Class 6 will be treated in the same manner as if the Alternative Treatment Provisions were not effective. Accordingly, on the Effective Date, holders of Interests in Class 6 will not receive any distribution whatsoever on account of such Interests, and all Interests in any Pre-Petition Warrants, including without limitation, Pre-Petition Secured Noteholder Warrants, will be deemed canceled, annulled and extinguished. In addition, all pre-petition agreements providing for the issuance of Pre-Petition Warrants to any Person will be deemed rejected, provided that all Allowed Claims arising therefrom will be deemed subject to the subordination
                                       45                                   M-67
provisions of Section 510(b) of the Bankruptcy Code and such holders will receive no distribution on account of any such Allowed Claims.
     (K) CLASS 7 -- PRE-PETITION STOCK OPTIONS (IMPAIRED)
     In the event the Alternative Treatment Provisions of the Plan are effective, holders of Interests in Class 7 will be treated in the same manner as if the Alternative Treatment Provisions were not effective. Accordingly, on the Effective Date, holders of Interests in Class 7 will not receive any distribution whatsoever on account of such Interests, and all Interests in any Pre-Petition Stock Options, including, without limitation, Employee Stock Options, will be deemed canceled, annulled and extinguished. In addition, all pre-petition agreements providing for the issuance of Stock Options to any Persons will be deemed rejected, provided that all Allowed Claims arising therefrom will be deemed subject to the subordination provisions of Section 510(b) of the Bankruptcy Code and such holders will receive no distribution on account of any such Allowed Claims.
     (L) CLASS 8 -- SUBORDINATED CLAIMS (IMPAIRED)
     In the event the Alternative Treatment Provisions of the Plan are effective, holders of Subordinated Claims in Class 8 will be treated in the same manner as if the Alternative Treatment Provisions were not effective. Accordingly, on the Effective Date, holders of Subordinated Claims in Class 8 will not receive any distribution whatsoever on account of such claims, and as of the Effective Date, all Subordinated Claims will be deemed canceled, annulled and extinguished.
  4. DISTRIBUTIONS OF CASH UNDER THE ALTERNATIVE TREATMENT PROVISIONS
     All distributions of Available Cash required to be made pursuant to the Alternative Treatment Provisions will be made, first, on any date required to be made pursuant to the provisions of the Plan or the Supplemental Adequate Protection Orders, second on the Effective Date, and thereafter, on the earlier of (i) such date as there exists at least $5,000,000 of Available Cash, (ii) ten
(10) Business Days following the last day of each calendar quarter upon which there is at least $2,500,000 of Available Cash, (iii) ten (10) Business Days following the last day of each calendar year upon which there is at least $1,000,000 of Available Cash, (iv) ten (10) Business Days following the entry of the Final Decree, to the extent of any Available Cash and Cash maintained in the Alternative Treatment Account, or (v) as otherwise required to GE Capital and to the Pre-Petition Lenders pursuant to the Supplemental Adequate Protection Orders and the Alternative Treatment Implementation Orders (each such date constituting a "Distribution Date").
D. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN
  1. CONDITIONS PRECEDENT TO EFFECTIVE DATE
     The following conditions must occur and be satisfied for the Plan to be effective and for the Effective Date to occur regardless of whether the Alternative Treatment Provisions of the Plan are operative:
     (a) Confirmation must have occurred pursuant to the Confirmation Order; PROVIDED, HOWEVER, that if the Alternative Treatment Provisions (as defined in the Plan) are effective or any Alternative Treatment Event (as defined herein and in the Second Supplemental Adequate Protection Consent Order) has occurred and is not timely remedied or waived, all GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims must first be satisfied in full before the Effective Date can occur.
     (b) If the Alternative Treatment Provisions of the Plan are not effective, the Debtor must enter into a Post-Effective Date Financing Facility sufficient for the operations of Reorganized Rose's, or in the event such provisions are effective, the Debtor must have effectuated the Final GOB Sales and unless the Second Supplemental Adequate Protection Consent Order is stayed, fully satisfied all GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims, respectively, pursuant to the Second Supplemental Adequate Protection Consent Order, or if such order is stayed, the Plan and/or any Alternative Treatment Implementation Orders.
     (c) All documents and agreements contemplated to be executed or implemented in connection with the Plan including, without limitation, those documents and agreements which are expressly identified herein or in the Plan, must be filed with the Bankruptcy Court in a substantially final form, and the New Rose's Secured Notes Documents will be in a form reasonably acceptable to the Pre-Petition Lenders and to the Post-Effective Date Lender. The Debtor expressly reserves its right to seek a waiver of this condition, as discussed below in the Section entitled "Waiver of Conditions to the Effective Date."
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
     (d) The Debtor must be able to effectuate all Cash distributions required to be made under the Plan.
     (e) The Effective Date will not occur before March 31, 1995.
  2. WAIVER OF CONDITIONS TO THE EFFECTIVE DATE
     The condition precedent set forth in paragraph (c) above with respect to those documents requiring negotiations between or among any of the Debtor, GE Capital, the Pre-Petition Lenders, the Equity Committee and the Unsecured Committee may be waived with the consent of the respective applicable parties, and in paragraph (e) may be waived with the consent of the Plan Proponents and GE Capital. Otherwise, none of the other conditions precedent set forth above may be waived, except upon the express written agreement of all Plan Proponents and GE Capital.
E. MEANS OF EXECUTION IF THE ALTERNATIVE TREATMENT PROVISIONS ARE NOT EFFECTIVE
  1. FUNDING OF THE DISTRIBUTIONS PROVIDED FOR IN THE PLAN
     The funds utilized to make Cash payments under the Plan will be generated from, among other things, the operation of the Debtor's business, asset dispositions, including GOB2 Sales proceeds, the Post-Effective Date Financing Facility and the possible closing of a small number of Core Stores. On any Distribution Date or as soon as practicable thereafter, the Debtor and/or Reorganized Rose's will cause to be available for distribution shares of New Rose's Common Stock, New Rose's Secured Notes, and New Rose's Warrants.
  2. POST-EFFECTIVE DATE FINANCING FACILITY
     All loans, advances, debts, guarantees, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Reorganized Rose's to the Post-Effective Date Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Post-Effective Date Financing Facility, including, without limitation, all interest, fees, charges, expenses, attorneys' fees and any other sum chargeable to Reorganized Rose's under any of the documents and agreements memorializing the Post-Effective Date Financing Facility, will be secured by valid and enforceable liens on, and security interests in, the Post-Effective Date Collateral. The documents and agreements memorializing the Post-Effective Date Financing Facility will contain terms and provisions consistent with those portions of Section 5.1 of the Plan and Exhibit 5.1 to the Plan which are expressly applicable to the Post-Effective Date Facility. On the Effective Date, Reorganized Rose's will grant, and will be deemed to have granted, to the Post-Effective Date Lender liens and security interests in all of the Post-Effective Date Collateral for the purpose of securing all obligations and liabilities of Reorganized Rose's under the Post-Effective Date Financing Facility, which security interests and liens will constitute valid and perfected first-priority security interests in and liens upon all Post-Effective Date Collateral, superior to and with priority over all other security interests and liens whether consensual or non-consensual, statutory or otherwise, and whether existing now or in the future, (including, without limitation, any liens and security interests granted to the Pre-Petition Lenders pursuant to Section 5.1 of the Plan) except as to that portion of the Post-Effective Date Collateral which is subject to any Permitted Encumbrance Collateral, as to which Permitted Encumbrance Collateral the Post-Effective Date Lender will have valid and perfected security interests and liens subordinate only to, or pari passu with, as the case may be, all valid, perfected and unavoidable liens and security interests existing thereon as of the Effective Date and described in the Post-Effective Date Financing Facility. The terms of the Post-Effective Date Financing Facility will be subject to the approval of the Bankruptcy Court by entry of its order prior to the Effective Date in a form satisfactory to the Plan Proponents, and the Post-Effective Date Lender.
     The liens and security interests granted in favor of the Post-Effective Date Lender will be effective and will be deemed created and fully perfected immediately upon the Effective Date and without the necessity of the execution by the Debtor or Reorganized Rose's of financing statements, mortgages, security agreements or any other documents. The Post-Effective Date Lender will not be required to file financing statements, mortgages, deeds of trust, notices of lien, certificates of title or any other instruments (collectively, "Instruments") in any jurisdiction or take any other action in order to validate or perfect the liens and security interests granted to the Post-Effective Date Lender, and the entry of the Confirmation Order and the occurrence of the Effective Date will constitute immediate and full perfection of the liens and security interests granted to the Post-Effective Date Lender, notwithstanding any failure of the Post-Effective Date Lender to file or otherwise perfect said security interests through such Instruments or otherwise in accordance with any state or other applicable law.
     Notwithstanding the foregoing, the Post-Effective Date Lender or any of its agents may, at its sole discretion, choose to file any or all of such Instruments or otherwise confirm perfection of such liens and security interests and all such Instruments will be deemed to have been filed or recorded at the time and on the date of the Effective Date. In lieu of filing some or
                                       47                                  M-69

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all of such Instruments, the Post-Effective Date Lender or any of its agents may, at its sole discretion, choose to file a certified copy of the Confirmation Order in any place at which any of such Instruments would or could otherwise be filed, together with such description of collateral located within the geographic area covered by such place of filing as the Post-Effective Date Lender may determine, and such filing will have the same effect as if all such Instruments had been filed or recorded at the time and on the date the Effective Date. Should the Post-Effective Date Lender so choose to attempt to file such Instruments or a certified copy of the Confirmation Order, or otherwise attempt to confirm perfection of any or all such liens and security interests, no defect or failure in connection with such attempt shall in any way limit, waive or alter the fact that such liens and security interests are effective and fully perfected immediately upon and forever after the Effective Date. The Pre-Petition Lenders acknowledge that should they elect to file Instruments or otherwise confirm perfection of the security interests granted as authorized by this Plan, said filing or other confirmation of the security interests granted as authorized by the Plan shall in no manner whatsoever vitiate, reduce or abrogate in any manner the first priority security interests in respect of the collateral granted to the Post-Effective Date Lender in accordance with the provisions of the Plan and the Post-Effective Date Financing Facility, whether or not the Post-Effective Date Lender ever chooses to file Instruments or otherwise confirm the respective liens and security interests in the collateral granted to the Post-Effective Date Lender as authorized (but not required) by this paragraph and irrespective of the sequence of any such filings as between the Post-Effective Date Lender and the Pre-Petition Lenders.
     In addition, if GE Capital is the Post-Effective Date Lender, then, notwithstanding any termination of the DIP Facility or the satisfaction of the GE Obligations or the provisions of any other section of the Plan, the documents, instruments, agreements and orders comprising all or a portion of the DIP Facility will nonetheless remain in force and effect to the extent necessary or desirable, in the sole discretion of GE Capital, to the extent necessary to allow the continuous perfection of liens and encumbrances pursuant to the Plan. If any obligations remain outstanding under the New Rose's Secured Notes at the time of an event of default under the Post-Effective Date Financing Facility, which event of default gives rise to a determination by the Post-Effective Date Lender to exercise its right to effect the realization on Post-Effective Date Collateral (through the sale of such Collateral outside the ordinary course of Reorganized Rose's' business), the rights and remedies set forth in Section
5.1.4 of the Plan may and shall be exercised with respect to such realization on Post-Effective Date Collateral under the Post-Effective Date Financing Facility after such an event of default thereunder to the extent and so long as such rights and remedies are actually enforced by the Bankruptcy Court; provided, however, that (A) nothing will limit any rights and remedies of the Post-Effective Date Lender except with respect to realization, through the sale outside the ordinary course of Reorganized Rose's' business on Post-Effective Date Collateral and (B) if for any reason the Bankruptcy Court fails to enforce said rights and remedies with respect to the realization through the sale outside the ordinary course of Reorganized Rose's' business, the Post-Effective Date Lender will not be limited in any way with respect to the exercise of any rights and remedies.
  3. CORPORATE ACTION
     Pursuant to the Plan and Section 303 of the Delaware General Corporation Law, the following will be deemed to have occurred, if applicable, and will be authorized and approved in all respects, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Rose's, as if such actions had been taken by unanimous action of the stockholders and directors of the Debtor or Reorganized Rose's, as applicable: (i) the adoption of the New Rose's Charter and the by-laws of Reorganized Rose's, and the initial selection of directors and officers of Reorganized Rose's; (ii) the distribution of Cash and the issuance and distribution of the New Rose's Common Stock, New Rose's Secured Notes, and New Rose's Warrants, and implementation of the terms and provisions of the Class 5 Subscription and all agreements thereunder; and
(iii) the implementation of the other matters provided for under the Plan involving the corporate structure of the Debtor or Reorganized Rose's, as applicable, including the merger of RSI into the Debtor or Reorganized Rose's (if applicable), or any other corporate action to be taken by or required of the Debtor or Reorganized Rose's, as applicable, and all agreements and transactions provided for or contemplated in the Plan.
  4. CANCELLATION OF COMMON STOCK INTERESTS, PRE-PETITION WARRANTS, PRE-PETITION STOCK OPTIONS AND PRE-PETITION SECURED NOTES AND SURRENDER OF COMMON STOCK, AND PRE-PETITION WARRANTS
     All Common Stock Interests, Pre-Petition Warrants, Pre-Petition Stock Options and all promissory notes under all agreements with the Pre-Petition Lenders including, without limitation, Pre-Petition Secured Notes, will be deemed canceled, annulled and extinguished as of the Effective Date; PROVIDED, HOWEVER, that the right to receive distributions pursuant to the Plan will survive such cancellation, annulment and extinguishment. As of the close of business on the Effective Date (or with respect to Common Stock Interests, the Equity Record Date), the records determining ownership of the Debtor's equity and debt instruments maintained by the Debtor or the Collateral Agent in the ordinary course will be deemed closed, and for purposes
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

of the Plan, the Debtor will be entitled to recognize only those Persons who were Pre-Petition Lenders or holders of such Interests on the records as of the close of business on the Effective Date (or the Equity Record Date, as applicable).
     Each such holder will surrender the relevant instrument, if any, to Reorganized Rose's for cancellation (or if such instrument has been stolen, lost, or destroyed, in lieu thereof (x) a lost security affidavit and (y) a bond, the terms of which are reasonably required by Reorganized Rose's). Until a holder of record on the Effective Date surrenders or causes to be surrendered the relevant instrument, such holder will not receive a distribution under the Plan.
  5. AUTHORIZATION AND ISSUANCE OF EQUITY AND DEBT INSTRUMENTS OF REORGANIZED ROSE'S
     Pursuant to the New Rose's Charter and the Plan, on the Effective Date or as soon as practicable thereafter, among other things, Reorganized Rose's will issue 10,000,0000 shares of New Rose's Common Stock (the "Effective Date Shares") which will be distributed for the benefit of and on account of holders of Claims in Class 3 and/or holders of Common Stock Interests. Reorganized Rose's will also reserve for issuance 4,285,714 shares of New Rose's Common Stock to effectuate the New Rose's Warrant Agreement and reserve for issuance shares of New Rose's Common Stock in a sufficient number to effectuate the Management Incentive and Retention Program. All shares of the New Rose's Common Stock to be issued pursuant to the Plan will be, upon issuance, fully paid and non-assessable and will be subject to dilution as set forth in the Plan, and the holders thereof will have no preemptive or other rights to subscribe for additional shares.
     Reorganized Rose's will be authorized to issue New Rose's Warrants, as provided in the Plan and in the New Rose's Warrant Agreement, for the purchase of New Rose's Common Stock reserved for issuance pursuant to the Plan. Pursuant to the New Rose's Charter, on the Effective Date, among other things, Reorganized Rose's will be authorized and directed to issue New Rose's Secured Notes to the Pre-Petition Lenders.
  6. MERGER OF RSI INTO THE DEBTOR
     On or before the Effective Date, but, if before the Effective Date, only upon the consent of the Unsecured Committee if before the Effective Date, RSI may be merged into the Debtor or Reorganized Rose's, in accordance with Delaware General Corporation Law and any necessary orders of the Bankruptcy Court. Upon any such merger, all common stock of RSI will deemed canceled, annulled and extinguished. If such merger occurs, Reorganized Rose's will assume, to the fullest extent permitted by law and only if such obligations have not been previously rescinded or rejected prior to the Effective Date, all obligations relating to indemnification and exculpation of RSI's directors, officers, employees, fiduciaries, agents or controlling persons as of the Effective Date as arise under applicable laws or as provided in any of the following: (i) RSI's certificate of incorporation in effect prior to or as of the date hereof, (ii) RSI's by-laws in effect prior to or as of the date hereof, or (iii) any agreement with RSI, in each of these cases (i)-(iii) with respect to matters occurring on or prior to the Effective Date.
  7. NEW ROSE'S COMMON STOCK ALLOCABLE TO MANAGEMENT OF REORGANIZED ROSE'S Pursuant to the Management Incentive and Retention Program, as and if
approved by the Committees and the Bankruptcy Court, and similar corporate policies that may be implemented and administered by Reorganized Rose's on and after the Effective Date, on the Determination Date, the employees identified in accordance therewith will receive such shares, if any, of New Rose's Common Stock, as may be approved. Any shares of New Rose's Common Stock distributed pursuant to the Management Incentive and Retention Program will cause dilution with respect to the interests provided to holders of Allowed Claims and Common Stock Interests receiving distributions of New Rose's Common Stock pursuant to the terms of the Plan.
  8. PRESERVATION OR WAIVER OF RIGHTS OF ACTION OF THE ESTATE
     Except as expressly provided to the contrary in the Plan (such as provided in, without limitation, Section 9.2, 9.3 and 9.4 of the Plan), the Supplemental Adequate Protection Consent Orders, the DIP Facility, or any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Rose's will retain and may enforce any claims, rights and causes of action that the Estate may hold against any Person, including without limitation, any rights of setoff or recoupment. Reorganized Rose's or its successors may pursue any such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Rose's. Notwithstanding the foregoing, on the Effective Date, all preference and other avoidance power actions not commenced prior to the Effective Date that the Debtor or Reorganized Rose's could have commenced pursuant to Sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code, and all rights to withhold any distribution on account of the
                                        49                                 M-71
receipt of any payment that is recoverable under
such Bankruptcy Code sections will be deemed waived irrevocably; PROVIDED, HOWEVER, unless waived pursuant to order of the Bankruptcy Court, in the event that the Alternative Treatment Provisions of the Plan are effective, there will be no waiver of preference claims or other avoidance power actions.
F. MEANS OF EXECUTION IF THE ALTERNATIVE TREATMENT PROVISIONS ARE EFFECTIVE
  1. FUNDS FOR DISTRIBUTION
     The funds utilized to make the Cash payments pursuant to the Alternative Treatment Provisions will be generated, among other things, from Cash constituting the net proceeds from the sale or disposition of substantially all assets of the Estate pursuant to the Supplemental Adequate Protection Orders, the Alternative Treatment Implementation Orders and/or Section 7.16 of the Plan.
  2. CORPORATE ACTION
     Pursuant to the Plan and Section 303 of the Delaware General Corporation Law, the following will be deemed to have occurred and will be authorized and approved in all respects, without any requirement of further action by the stockholders or directors of the Debtor and with like effect as if such actions had been taken by unanimous action of the stockholders and directors of the
Debtor: (i) the implementation of the Alternative Treatment Implementation Orders and the Alternative Treatment Provisions; and (ii) the implementation of the other matters provided for under this Plan involving the corporate structure of the Debtor, or corporate action to be taken by or required of the Debtor and all agreements and transaction provided for, or contemplated, in this Plan.
  3. IMPLEMENTATION OF THE ALTERNATIVE TREATMENT PROVISIONS
     If an Alternative Treatment Event occurs and GE Capital or the Pre-Petition Lenders are entitled to exercise their respective rights and remedies in accordance with the Second Supplemental Adequate Protection Consent Order and the DIP Facility, the Alternative Treatment Provisions will be effective pursuant to Sections 8.1 and 8.2 of the Plan, and the provisions of Sections 7.1, 7.3, 7.4, 7.10(c), 7.12, 7.15 and 7.16 of the Plan will constitute the means of execution of the Plan and will be the only operative provisions of
Article VII of the Plan.
     Prior to the Effective Date, the Debtor must obtain entry of certain of the Alternative Treatment Implementation Orders, and pursuant thereto and the Plan, if necessary, the Debtor must have effectuated the Final GOB Sales which sales may not occur prior to January 1, 1995, and must satisfy in full all GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims. Upon the occurrence of an Alternative Treatment Event which is not timely remedied or waived or if the Alternative Treatment Provisions of the Plan are effective, from and after the Effective Date, the Debtor will continue in existence for the limited purposes of (i) the continuation until completion of the sales or other disposition of all assets of the Estate, (ii) the resolution of all Disputed Claims and the oversight of all Reserves established in connection therewith,
(iii) the prosecution, compromise or abandonment of all Avoiding Power Actions,
(iv) the investment, maintenance and distribution of the Disposition Proceeds, Available Cash, all Unclaimed Property, the Reserves and the Alternative Treatment Account, (v) the winding up of all business affairs and the corporate existence of the Debtor, (vi) the taking of any and all action necessary and appropriate to implement the Alternative Treatment Implementation Orders and the Alternative Treatment Provisions of the Plan, and (vii) consummating the Plan as a plan of liquidation.
     (A) ALTERNATIVE TREATMENT ACCOUNT
     After satisfaction in full of the GE Obligations and the Pre-Petition Lenders' Allowed Secured Claims, the Debtor will establish the Alternative Treatment Account as of the Effective Date with such amount of Cash as determined pursuant to the Alternative Treatment Implementation Orders. From and after the Effective Date through the Consummation Date, all costs and expenses of the Debtor will be paid by the Debtor from Cash in the Alternative Treatment Account in accordance with ordinary business terms. In the event that the Debtor determines that additional Cash is required in the Alternative Treatment Account, the Debtor may deposit additional Disposition Proceeds into the Alternative Treatment Account upon the approval of the Post-Effective Date Trade Committee.29 Prior to the entry of the Final Decree, all Cash maintained in the Alternative Treatment Account will be converted into Available Cash except for such amount determined by order of the Bankruptcy Court to be necessary to fund any and all work and acts associated with the winding up of all business affairs of the Debtor and the dissolution of its corporate existence.
29 See the Section entitled "Miscellaneous -- The Committees and Post-Effective
   Date Trade Committee" for a discussion of the formation and duties of the Post-Effective Date Trade Committee.
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
     (B) RETENTION OF CAUSES OF ACTION
     Except as expressly provided otherwise in the Alternative Treatment Implementation Orders, the Second Supplemental Adequate Protection Consent Orders, the Alternative Treatment Provisions, the Plan (including Sections 9.2 and 9.3), or as determined by order of the Bankruptcy Court, the Debtor will retain and may enforce any claims, rights and causes of action that the Debtors or its Estate may hold against any Person, including, without limitation, all Avoiding Power Actions.
     (C) ADR PROCEDURE
     Notwithstanding anything to the contrary in the Alternative Treatment Provisions, the ADR Procedure will govern all matters relating to the determination and allowance of Damage Claims, PROVIDED, HOWEVER, no Cash will be paid to the holders of Damage Claims which become Allowed Claims after the Alternative Treatment Date in an amount less than $500 unless and until Distributions are made to holders of Allowed Claims in Class 3 pursuant to the Plan, and, then, only to the extent of such holder's Pro-Rata share of such Available Cash as is distributed.
     (D) RETENTION OF PROFESSIONALS
     The Debtor, subject to the consent of the Post-Effective Date Trade Committee (discussed hereafter), may retain the services of attorneys, accountants and other agents necessary to assist and advise the Debtor in the performance of its duties. The fees and expenses of such professionals will be subject to the review of the Post-Effective Date Trade Committee for reasonableness and paid without further order of the Bankruptcy Court upon the monthly submission of such invoices in accordance with the following procedure. Invoices for such fees and expenses will be submitted to the Post-Effective Date Trade Committee simultaneously with or prior to the submission of such invoices to the Debtor. Ten (10) days after the Debtor's receipt of any such invoice, the Debtor will be authorized to pay such invoice without further order of the Bankruptcy Court unless the Debtor and/or the Person seeking payment has received a written objection to the payment thereof from the Post-Effective Date Trade Committee within such period. In the event fees and expenses of any professional retained by the Debtor are objected to by either the Debtor or the Post-Effective Date Trade Committee, such fees and expenses will be subject to and payable only upon Bankruptcy Court approval or prior agreement of the parties.
     (E) COMPENSATION AND INDEMNIFICATION OF OFFICERS
     The officers of the Debtor who are necessary to effectuate the Alternative Treatment Provisions of the Plan will receive compensation for services and will be reimbursed for reasonable expenses incurred in connection with the administration of the Debtor in accordance with the terms of the agreement entered into by the Debtor and such officer with the consent of the Unsecured Committee. Neither the officer of the Debtor nor the Debtor, nor any designees, counsel or accountants or any duly designated agent or representative thereof, will be liable for anything other than willful misconduct, gross negligence or fraud. The officer and the Debtor may, in connection with the performance of their functions, and in their sole and absolute discretion, consult with counsel, accountants and their agents, and will not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the officer or the Debtor determines not to consult with counsel, accountants or their agents, such determination will not be deemed to impose any liability on the officer or the Debtor and/or their designees. The officer will be indemnified by the Debtor for all acts performed in his capacity as an officer, which acts include, but are not limited to, the administration of the Debtor, and performance of such other services required by the Plan in accordance with the terms and provisions of the agreement entered into by the Debtor and such officer with the consent of the Unsecured Committee. Pursuant to the terms of the Plan, the officer's and the Debtor's designees, counsel, accountants, representatives and duly designated agents will be indemnified for all acts performed hereunder.
     (F) LIQUIDATION OFFICER
     After the occurrence of an Alternative Treatment Event that is not waived by the necessary parties, and if and only if all GE Obligations and the obligations owing to the Pre-Petition Lenders have been satisfied in full, the Unsecured Committee will have the right to submit an EX PARTE order providing for the appointment of an individual to be in charge of the Debtor's liquidation or a responsible person, who shall thereafter govern and control the Debtor and will be vested with all rights, privileges and powers of a Trustee appointed pursuant to Section 1104 of the Bankruptcy Code. The individual in charge of the liquidation, or the responsible person, as the case may be, will have no claim against the collateral of GE Capital or the Pre-Petition Lenders under Section 506(c) of the Bankruptcy Code. From and upon appointment, the individual in charge of liquidation, or the responsible person, as the case may be, will be bound by the terms, conditions and provisions of the Plan in its entirety. The respective rights, remedies and privileges of GE Capital and the Pre-Petition Lenders under the Plan will not be impaired in any way by the appointment of such individual or any actions taken by the Debtor after such appointment, and all such rights and remedies will exist to the same extent as before such appointment.
                                       51                                   M-73

G. DISCHARGE, RELEASES, INJUNCTIONS, AND RELATED PROVISIONS
  1. RELEASES
     (A) RELEASE OF RELEASED PARTIES
     As of the Effective Date, each of the Released Parties will be released from any and all claims asserted or that can be asserted against such Released Party that arise out of such Released Party's relationship with or work performed for the Debtor on or prior to the Effective Date, other than claims which constitute (i) claims preserved against such Released Party pursuant to the Plan, (ii) claims that arise from obligations created under or in connection with the Plan, (iii) rights pursuant to the Plan or any agreement provided for or contemplated in the Plan, or (iv) claims which may be asserted against such Released Party by an insurance carrier or the issuer of a bond in connection with any insurance contract, reinsurance contract, surety bond, fidelity bond, or other type of insured or bonded obligation; PROVIDED, HOWEVER, that the foregoing release provisions (i) shall not apply to such Released Party's gross negligence or willful misconduct, and (ii) shall not apply to (a) any Released Party who is the subject of any action or proceeding pending as of the Effective Date to recover property or money for the benefit of the Estate, or (b) any claims asserted by or against any of the Debtor's present or former officers or directors in any action or proceeding pending as of the Effective Date; and PROVIDED, HOWEVER, that (i) in the case of the Pre-Petition Lenders, the scope of the foregoing release as and to the extent given by the Pre-Petition Lenders will extend only to claims of the Pre-Petition Lenders arising on or prior to the Effective Date against any of the Released Parties solely in the Pre-Petition Lenders' capacity as the holders of the Pre-Petition Secured Notes and not to the extent of any other claims of the Pre-Petition Lenders arising out of any other relationship which any of the Pre-Petition Lenders may have with the Debtor or any of the Released Parties, including, without limitation, any insurance, fidelity bond or suretyship relationship; and (ii) in the case of GE Capital, the scope of the foregoing release as and to the extent given by GE Capital will extend only to the claims of GE Capital arising on or prior to the Effective Date against any of the Released Parties solely in GE Capital's capacity as the lender under the DIP Facility and will not extend to any other relationship which GE Capital may have with the Debtor or any of the Released Parties.
     The staff of the SEC or other parties in interest may challenge at Confirmation the release of Released Parties as provided above and in the Plan on the grounds that such a release violates Section 524(e) and exceeds the exculpation clause of Section 1125(e) of the Bankruptcy Code. The Debtor, however, believes that the breadth of the release is necessary to provide the Released Parties with the assurance that they will not be burdened with frivolous actions or claims arising from matters which occurred on or prior to the Effective Date and to encourage such parties to continue to provide their services to the Debtor.
     (B) RELEASES BY THE DEBTOR AND REORGANIZED ROSE'S
     Except as, and only to the extent, provided otherwise in the Plan, as of the Effective Date, the Debtor, the Estate and Reorganized Rose's will be deemed to forever release, waive and discharge all known and unknown claims of any nature that the Debtor, its Estate, or Reorganized Rose's has, had or may have against any Released Party for all acts and omissions through the Effective Date other than (i) claims preserved against such Released Party pursuant to the Plan, (ii) claims that arise from obligations created under or in connection with the Plan, (iii) any claims asserted against any of the Debtor's present or former officers or directors in any action or proceeding pending as of the Effective Date, or (iv) claims which may be asserted against such Released Party through subrogation or otherwise by an insurance carrier or the issuer of a bond in connection with any insurance contract, reinsurance contract, surety bond, fidelity bond, or other type of bonded obligation. Except in the event that the Alternative Treatment Provisions are effective pursuant to Section 8.1 of the Plan, as of the Effective Date, the Debtor and Reorganized Rose's will also be deemed to forever release, waive and discharge all Avoiding Power Actions.
     (C) RELEASES BY RECIPIENTS OF NEW ROSE'S COMMON STOCK, NEW ROSE'S SECURED NOTES, NEW ROSE'S WARRANTS, CASH, OR AVAILABLE CASH (AS APPLICABLE), AND ALL OTHER PERSONS
     Except as, and only to the extent, otherwise provided in the Plan, each Person receiving Cash, New Rose's Secured Notes, New Rose's Warrants, the right to participate in the Class 5 Subscription and/or New Rose's Common Stock, Available Cash (as applicable), or other distribution or payment pursuant to the Plan on account of its Allowed Claim, Administrative Claim or Common Stock Interest, as the case may be, will be deemed, as of the Effective Date, to forever release, waive and discharge all known and unknown claims of any nature arising on or prior to the Effective Date against each of the Released Parties to the extent that such claims arise out of such Released Party's actions or failure to act in connection with the Debtor, the Committees, the Chapter 11 Case, or claims otherwise treated and discharged under the Plan, other than
M-74                                   52
claims which constitute (i) claims preserved against such Released Party pursuant to the Plan, (ii) claims that arise from obligations created under or in connection with the Plan, (iii) such Person's rights pursuant to this Plan or any agreement provided for or contemplated in this Plan, or (iv) claims which may be asserted against such Released Party by an insurance carrier or the issuer of a bond in connection with any insurance contract, reinsurance contract, surety bond, fidelity bond, or other type of insured or bonded obligation; PROVIDED, HOWEVER, that the foregoing release provisions (i) shall not apply to such Released Party's gross negligence or willful misconduct, and
(ii) shall not apply to (a) any Released Party who is the subject of any action or proceeding pending as of the Effective Date to recover property or money for the benefit of the Estate, or (b) any claims asserted by or against any of the Debtor's present or former officers of directors in any action or proceeding pending as of the Effective Date; and PROVIDED, HOWEVER, that (i) in the case of the Pre-Petition Lenders, the scope of the foregoing release as and to the extent given by the Pre-Petition Lenders will extend only to claims of the Pre-Petition Lenders of any nature arising on or prior to the Effective Date against any of the Released Parties solely in the Pre-Petition Lenders' capacity as the holders of the Pre-Petition Secured Notes and not to the extent of any other claims arising out of any other relationship which any of the Pre-Petition Lenders may have with the Debtor or any of the Released Parties, including, without limitation, any insurance, fidelity bond or suretyship relationship; and
(ii) in the case of GE Capital, the scope of the foregoing release as and to the extent given by GE Capital will extend only to the claims of GE Capital arising on or prior to the Effective Date against any of the Released Parties solely in GE Capital's capacity as the lender under the DIP Facility and will not extend to any other claims of GE Capital arising out of any other relationship which GE Capital may have with the Debtor or any of the Released Parties. Nothing in the Plan shall be construed as a release by GE Capital of any of the GE Obligations.
     The staff of the SEC or other parties in interest may challenge at Confirmation the release of Released Parties given by the recipients of New Roses's Common Stock, New Rose's Secured Notes, New Rose's Warrants, Cash, or Available Cash (as applicable) as provided above and in the Plan on the grounds that such a release violates Section 524(e) and exceeds the exculpation clause of Section 1125(e) of the Bankruptcy Code. The Debtor, however, believes that the breadth of the release is necessary to provide the Released Parties and their respective present and former stockholders, members, directors, officers, employees, agents, attorneys, accountants, financial advisors and other representatives with the assurance that they will not be burdened with frivolous actions or claims arising from matters which occurred on or prior to the Effective Date and to encourage such parties to continue to provide their services to the Debtor.
     (D) DISCHARGE
     Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan and except in the event the Alternative Treatment Provisions are effective pursuant to Section 8.1 of the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtor, of any debt that arose before the Effective Date and any debt of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code and all Claims and interests of any nature, including, without limitation, any interest accrued thereon from and after the Filing Date, whether or not (i) a proof of Claim or Interest based on such debt, obligation or equity interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or equity interest is allowed under Section 502 of the Bankruptcy Code or
(iii) the holder of such Allowed Claim or Interest has accepted the Plan. Therefore, upon the Effective Date, except as otherwise provided in the
Plan, all Persons which are or could have been holders of Claims against, or Interests in, the Debtor will be precluded from asserting against the Debtor or Reorganized Rose's, or any of its assets or property, any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation Order will permanently enjoin all said holders of Claims or Interests from enforcing or seeking to enforce any such Claims or Interests, subject to the occurrence of the Effective Date.
     (E) GENERAL RELEASE OF LIENS
     Except as otherwise provided in the Plan, the New Rose's Secured Notes, the Post-Effective Date Financing Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan, or the implementation thereof, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estate will be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to Reorganized Rose's or the Debtor, as applicable, and the successors and assigns thereof.
                                       53                                   M-75

     (F) RIGHTS OF FIREMAN'S FUND INSURANCE COMPANY
     Notwithstanding any other provision in the Plan, including, without limitation, those provisions set forth in Article IX of the Plan, unless otherwise agreed, the Plan will not impair or prejudice in any manner the right of Fireman's Fund Insurance Company or any of its subsidiaries (collectively, "FFIC"), (i) to make draws or otherwise enforce their rights regarding any letter of credit issued to FFIC; (ii) to seek to compel payment of any administrative claim held by FFIC; (iii) to assert or enforce any rights of setoff, subrogation or recoupment; (iv) to retain or enforce any liens held by FFIC on funds held by FFIC; (v) to assert claims, including without limitation contribution or indemnification claims, and obtain recovery thereon against any Person other than a Released Party; (vi) to obtain repayment or recovery for payments made to or for the benefit of a Released Party on account of a claim made by such Released Party under an insurance policy issued by FFIC; or (vii) to exercise any and all rights or remedies arising out of or in connection with insurance services or coverage provided by FFIC after the Effective Date. Notwithstanding the foregoing, nothing herein will be deemed to constitute an admission by the Debtor as to the validity, priority or nature of any claim filed by FFIC against the Debtor. In addition, the foregoing will not constitute an assumption by the Debtor of any agreement between the Debtor and FFIC, and the Debtor expressly reserves its right to reject any such agreement. Nothing herein or in the Plan will be construed to limit or reduce any rights, remedies, liens, priorities or protections granted to GE Capital pursuant to the DIP Facility.
  2. INJUNCTIONS
     (A) INJUNCTION RELATED TO CLAIMS RELEASED BY THE DEBTOR AND REORGANIZED ROSE'S (IF APPLICABLE), RECIPIENTS OF CASH, NEW ROSE'S COMMON STOCK, NEW ROSE'S SECURED NOTES AND NEW ROSE'S WARRANTS, OR AVAILABLE CASH (IF APPLICABLE) AND ALL OTHER PERSONS
     The Plan provides that as of the Effective Date and subject to its occurrence, all Persons that have held, currently hold or may have asserted a Claim or other debt, or liability, or an interest or other right of a holder of an Interest that is released or terminated pursuant to the Plan, are, except as provided with respect to the New Rose's Secured Notes, the New Rose's Secured Notes Documents, the Supplemental Adequate Protection Order, the New Rose's Common Stock, and the New Rose's Warrants, permanently enjoined from taking any of the following actions on account of such released Claims, debts or liabilities or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a set-off, right or subrogation or recoupment of any kind against any debt, liability or obligation due to any such releasing Person; and (v) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan.
     (B) INJUNCTION RELATING TO THE PLAN
     As of the Effective Date, except as otherwise provided in the Plan, all Persons are permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, derivatively or otherwise against any or all of the Released Parties, on account of or respecting any claims, debts, rights, causes of action or liabilities released or discharged pursuant to the Plan, except to the extent permitted under the Plan.
     (C) CONSENT BY HOLDERS OF CLAIMS AND INTERESTS TO ENTRY OF INJUNCTIVE
RELIEF
     Without limitation to the scope, extent, validity or enforceability of the injunctive relief set forth in the Plan and in the Confirmation Order, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the releases and injunctions set forth in the Plan.
     (D) INJUNCTION AGAINST SUBSEQUENT BANKRUPTCY PROCEEDINGS
     From and after the Effective Date, pursuant to Sections 105 and 1141 of the Bankruptcy Code, until such time as obligations owing pursuant to the New Rose's Secured Notes Documents, are satisfied in full, all creditors (including creditors holding Claims entitled to administrative priority), all equity security holders, the Debtor, Reorganized Rose's, and any officer, director, professional or agent of the Debtor or Reorganized Rose's, together with their respective successors and assigns, are hereby enjoined from (i) causing the Debtor or Reorganized Rose's to be subject to or to seek or obtain relief under any chapter of the Bankruptcy Code or (ii) in connection with an Event of Default or event of default under the New Rose's Secured Notes Documents or Post-Effective Financing Facility, taking any action (including seeking the appointment of a trustee or an examiner or seeking conversion of the Chapter 11 Case to any other case under the Bankruptcy Code) inconsistent with or that would delay, hinder or interfere with the rights and remedies of the Pre-Petition Lenders or the Post-
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
Effective Date Lender, or both, as the case may be. The foregoing will not be construed as limiting the ability of any party-in-interest from seeking to enforce any provision of the Plan or any Order of the Bankruptcy Court related thereto, the DIP Facility, the Plan Support Consent Order (as discussed earlier), the Second Supplemental Adequate Protection Consent Order, the New Rose's Secured Notes, the New Rose's Secured Notes Documents, or the Post Effective Date Financing Facility in the Bankruptcy Court or other appropriate forum.
  3. INDEMNIFICATION
     Reorganized Rose's will assume, to the fullest extent permitted by law, and only if such obligations have not been rejected or terminated prior to the Effective Date, all obligations relating to indemnification and exculpation of the Debtor and of all Persons who, as of the Effective Date, were the Debtor's directors, officers, employees, fiduciaries, agents or controlling persons as arise under applicable laws or as provided in any of (i) the Debtor's certificate of incorporation in effect prior to or as of the date hereof, (ii) the Debtor's by-laws in effect prior to or as of the date hereof, or (iii) any agreement with or any corporate policy relating to indemnification in effect prior to the Effective Date of the Debtor, in each of these cases (i)-(iii) with respect to matters occurring on or prior to the Effective Date. Except as otherwise provided in the Plan, all Claims based upon contractual, statutory or common law indemnification obligations other than those described in this paragraph will not survive confirmation of the Plan and will be discharged pursuant to Section 1141 of the Bankruptcy Code. The staff of the Securities and Exchange Commission may object to the assumption by the Debtor of the obligations to indemnify and exculpate as set forth herein and in the Plan. The Debtor, however, is providing this indemnification provision as consideration for the indemnified parties' willingness to continue to work for the Debtor up to and after the Effective Date and to protect such parties from claims or actions which may be asserted against them as a result of their service to the Debtor.
  4. EFFECT OF CONFIRMATION
     Pursuant to Section 1141(a) of the Bankruptcy Code, as of the Confirmation Date, the provisions of the Plan will be binding on each of the Debtor, Reorganized Rose's, holders of Allowed Claims acquiring property or receiving distributions under the Plan, holders of Allowed Interests, and any creditor of the Debtor, whether or not (i) the holder of such Claim or Interest is impaired under the Plan, (ii) such creditor has accepted the Plan, or (iii) such holder has received a distribution under the Plan.
H. CLAIMS RESOLUTION AND DISTRIBUTIONS
  1. CLAIMS RESOLUTION
     In order for the holder of a Claim to receive the treatment offered to the Class in which it is classified, its Claim must be allowed. An Allowed Claim is defined by the Bankruptcy Code as a claim or portion thereof (i) which has been scheduled by the Debtor pursuant to Section 521(1) of the Bankruptcy Code and Bankruptcy Rule 1007 and is not scheduled as disputed, contingent or unliquidated, and as to which no proof of Claim or objection timely filed by any party in interest is pending or (ii) which has been filed with the Bankruptcy Court and as to which no objection to the allowance thereof has been interposed within the period of time therefor fixed by the Bankruptcy Code, Bankruptcy Rules or an order of the Bankruptcy Court, or as to which any objection has been determined by a Final Order of the Bankruptcy Court allowing such claim or portion of such claim.
     As discussed previously in this Disclosure Statement, the Bankruptcy Court has established certain Bar Dates for the filing of Claims. All Claims scheduled by the Debtor as disputed, contingent or unliquidated as to amount and for which no proof of Claim is filed by the applicable Bar Dates will be deemed extinguished. Furthermore, any proof of Claim filed after the applicable Bar Dates will be deemed extinguished under the terms of the Plan unless otherwise provided by order of the Bankruptcy Court.
     Through and after the Effective Date, the Debtor, or any other party-in-interest desiring to file objections to proofs of Claim will file objections to the allowance of the Claims to the extent they deem such objections warranted. Each of the Debtor, the Unsecured Committee and the Equity Committee will have standing to (i) move for an order of the Bankruptcy Court, pursuant to Section 502(c) of the Bankruptcy Court, fixing or liquidating the Reserve Amount for any and all Disputed Claims in Class 3 to be deposited into a Reserve, and (ii) object to any Disputed Claim or any Reserve Amount fixed on account of any Disputed Claim; PROVIDED, HOWEVER, that the Equity Committee will have no such standing in the event that the Alternative Treatment Provisions are effective. In the event that any Disputed Claim has not been fixed or liquidated pursuant to the Plan, the Reserve Amount with respect to such Disputed Claim will be equal to the face amount of the
                                       55                                   M-77

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Disputed Claim. Claims listed in the schedules filed by the Debtor with the
Bankruptcy Court pursuant to Section 521(a) of the Bankruptcy Code and Bankruptcy Rule 1007 and not identified as either disputed, contingent or unliquidated and for which no proofs of Claim have been filed on or before the Bar Date, will be treated in the Plan as Allowed Claims unless the scheduled amounts are properly amended or objections are filed to the amounts set forth in the schedules. Proofs of Claim for which no objection is filed by the Effective Date or such other date set by further order of the Bankruptcy Court will be deemed Allowed Claims in the amounts set forth in proofs of Claim filed with the Bankruptcy Court. Proofs of Claim filed on or prior to the applicable Bar Dates to which a timely objection has been asserted will be considered to be Disputed Claims.
  2. DISTRIBUTIONS IN CONNECTION WITH DISPUTED CLAIMS
     All Cash, New Rose's Common Stock, or Available Cash to which a Disputed Claim would be entitled as an Allowed Claim as of a Distribution Date, will not be distributed, but, if necessary, will be held in Reserve on the applicable Distribution Date by the Debtor, in such amount as would have been distributed if the holder thereof had an Allowed Claim in the full amount of its Disputed Claim; PROVIDED, HOWEVER, that if a holder of a Contingent Claim is not receiving a distribution under the Plan and such Contingent Claim is not being discharged by the Plan, or is assumed by Reorganized Rose's, the Debtor will not be required to reserve any Cash, New Rose's Common Stock or Available Cash with respect to said Claim.
     The existence and/or pendency of litigation over any Disputed Claims will not prevent or delay disbursement of the payments provided for under the Plan, including payments or distributions on the portion of the Claim which is not disputed, to the non-contested Claims or other Claims not subject to any dispute. Upon request of the Debtor, on or prior to the Effective Date, or such date or dates thereafter as the Bankruptcy Court may set, the Bankruptcy Court may fix or liquidate the Reserve Amount on account of a particular Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code, in which event the amount so fixed or liquidated will be deemed to be the amount of the Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code for purposes of distribution under the Plan. In lieu of fixing or liquidating the amount of any Disputed Claim, the Bankruptcy Court may determine the Reserve Amount for such Disputed Claim, or such Reserve Amount may be fixed by agreement in writing by and between the Debtor and the holder thereof. Each of the Debtor, the Unsecured Committee, and the Equity Committee will have standing to (i) move for an order of the Bankruptcy Court, pursuant to Section 502(c) of the Bankruptcy Code, fixing or liquidating the Reserve Amount for any and all Disputed Claims in Class 3 to be deposited into a Reserve, and (ii) object to any Disputed Claim or any Reserve Amount fixed on account of any Disputed Claim. In the event that any Disputed Claim has not been fixed or liquidated pursuant to the Plan, the Reserve Amount with respect to such Disputed Claim will be equal to the face amount of the Disputed Claim.
     No holder of a Disputed Claim will have any Claim against the Cash and/or New Rose's Common Stock, or Available Cash (as applicable) reserved with respect to such Disputed Claim until such Disputed Claim becomes an Allowed Claim. The holder of a Disputed Claim will not be entitled to receive (under the Plan or otherwise) from the Debtor, Reorganized Rose's, or the Reserve, any payment which is greater than that Reserve Amount deposited into a Reserve for such Claim plus any interest earned thereon. The Debtor or the Disbursing Agent will not have any responsibility or liability for any loss to or of any amount reserved under the Plan.
     When a Disputed Claim becomes an Allowed Claim, distribution on account thereof will be made as soon as practicable after the date of subsequent allowance of such Disputed Claim as provided in Article 6 of the Plan, by means determined by Reorganized Rose's; provided, further, that to the extent any such distributions include Cash, then such distributions will also include interest accrued from the Effective Date (net of Pro-Rata assessment for reasonable fees and expenses incurred in administering the Reserve).
     To the extent a Disputed Claim ultimately becomes an Allowed Claim in an amount less than the amount reserved for such Disputed Claim, then the resulting surplus, including interest, if any, will be retained by Reorganized Rose's or held in the treasury of Reorganized Roses, as applicable; PROVIDED, HOWEVER, that any Cash remaining in the Subscription Proceeds Escrow including accrued interest thereon, after distributions to Disputed Claims in Class 3 that become Allowed Claims in Class 3, will be distributed pro-rata among the Class 5 Subscribers as set forth in the Plan.
     As of the Equity Record Date, Reserve Amounts will have been fixed pursuant to the Plan for all Disputed Claims in Class 3. Upon resolution of a Disputed Claim in Class 3, any Reserve Amount which was previously fixed for such disputed Claim will be set to zero, the total Reserve Amount for Disputed Claims in Class 3 will be reduced accordingly, and any Cash deposited in a Reserve on account of such Disputed Claim together with accrued interest thereon will be distributed to the holder of such Disputed Claim to the extent that such Disputed Claim has become an Allowed Claim, and will otherwise be deposited into the Subscription Proceeds Escrow.
M-78                                   56

  3. DISPUTED PAYMENTS
     Except as otherwise provided in the Supplemental Adequate Protection Consent Orders, in the event of any dispute by holders of Claims or Interests as to the right of any Person to receive or retain any payment or distribution to be made to such Person or entity under the Plan, the Distribution Agent may, in lieu of making such payment or distribution to such Person, instead hold such payment or distribution until the disposition thereof is determined by the Bankruptcy Court.
  4. UNCLAIMED DISTRIBUTIONS
     Except as provided in the Class 5 Rights Notice, the New Rose's Warrant Agreement or the New Rose's Common Stock Trust Agreement, distributions to holders of Allowed Claims or Common Stock Interests will be made: (a) at the addresses set forth in the proofs of Claim filed by such holders; (b) at the addresses set forth in any written notices of address change delivered to the Debtor and transmitted to the Distribution Agent after the date on which any related proof of Claim was filed; or if the information described in clauses (a) or (b) is not available, (c) at the addresses reflected in the Debtor's schedules of liabilities or the applicable stock register as maintained by or on behalf of the Debtor on the applicable Record Date.
     If the distribution to any holder of an Allowed Claim or Common Stock Interest is returned to a Distribution Agent as undeliverable, no further distributions will be made to such holder, but will be held by the Distribution Agent, unless the Distribution Agent is notified in writing of such holder's then-current address, at which time all previously missed distributions will be mailed to such holder. The Distribution Agent will hold undeliverable distributions until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the applicable Distribution Agent. Any Distribution Agent holding undeliverable Cash can invest the Cash in a manner consistent with Reorganized Rose's or the Debtor's, as applicable, investment and deposit guidelines and the requirements of Section 345 of the Bankruptcy Code. Undeliverable shares of New Rose's Common Stock or New Rose's Warrants will be held in trust for the benefit of the potential claimants of such shares by the applicable Distribution Agent in numbers of shares sufficient to fund the unclaimed amounts of such New Rose's Common Stock.
     Except upon a showing of (i) excusable neglect and (ii) no prejudice to any Persons who have received a distribution under the Plan (as determined by the Bankruptcy Court), any holder of an Allowed Claim or Common Stock Interest that does not assert a right to receive a distribution of Cash or shares of New Rose's Common Stock within one year after the first distribution will have its right to receive such undeliverable distribution discharged and will be forever barred from asserting any such right for an undeliverable distribution against the applicable Distribution Agent and Reorganized Rose's or the Debtor, as applicable, or its property. In such cases: (i) any Cash held will be property of Reorganized Rose's or the Debtor, as applicable and (ii) any shares of New Rose's Common Stock held for issuance on account of Claims or Common Stock Interests will either be canceled or held as treasury shares, as Reorganized Rose's may determine is appropriate. If undeliverable Cash or shares of New Rose's Common Stock are held by a Distribution Agent, the Distribution Agent will return such Cash or New Rose's Common Stock to Reorganized Rose's. Checks issued by a Distribution Agent in respect of distributions to the holders of Allowed Claims or Common Stock Interests will be null and void if not cashed within 120 days of the date of issuance thereof. Any Claim in respect of such a check voided pursuant to this Section must be made on or before the later of the first anniversary of the first distribution or 90 days after the issuance of such check. After such date, except upon a showing of (i) excusable neglect and
(ii) no prejudice to any Persons who have received a distribution under the Plan (as determined by the Bankruptcy Court), all claims in respect of a check voided will be discharged and forever barred. Nothing contained in the Plan will require the Debtor, Reorganized Rose's, or any Distribution Agent to attempt to locate any holder of an Allowed Claim or Common Stock Interest.
  5. FRACTIONAL DISTRIBUTIONS AND FRACTIONAL CENTS; ROUND LOTS
     Any other provision of the Plan notwithstanding, no fractional shares of New Rose's Common Stock or New Rose's Warrants will be issued or distributed in connection with the Plan. Each holder entitled under the Plan to receive New Rose's Common Stock or New Rose's Warrants will receive the total number of whole New Rose's Common Stock certificates or New Rose's Warrant certificates to which such holder is entitled. Whenever any distribution to a particular holder would otherwise call for distribution under the Plan of a fraction of a share of New Rose's Common Stock or of a New Rose's Warrant, the Distribution Agent will allocate separately to each such holder one whole share or warrant, as the case may be, to such holders in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares or warrants, as the case may be, have been allocated. Upon the allocation of a whole share or warrant, as the case may be, to a holder in respect of the fractional portion of its entitlement, such fractional portion will be canceled. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds
                                       57                                   M-79
the number of whole shares or warrants, as the case may be, which remain to be allocated, the Distribution Agent will allocate the remaining whole shares or warrants to such holders by random lot or such other impartial method that the Distribution Agent deems fair. Upon the allocation of all the whole shares or warrants, as the case may be, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment will reflect a rounding down of such fraction to the nearest, lowest whole cent.
K. MISCELLANEOUS
  1. EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     Unless specifically assumed by order of the Bankruptcy Court or the subject of a motion to assume, or the subject of a motion or an order seeking additional time to assume or reject, all executory contracts and unexpired leases (except for Assumed Contracts and Leases) will be deemed rejected by the Debtor or Reorganized Rose's as of the Effective Date or as otherwise provided for by order of the Bankruptcy Court. In any event, the Debtor is expressly rejecting and terminating the Employee Stock Option Plans and the Pre-Petition Secured Noteholder Warrant Agreement. Claims arising from the rejection of these and other executory contracts or unexpired leases will be treated in accordance with the terms of the Plan.
     With respect to the Assumed Contracts and Leases, if any, in accordance with Section 1123(a)(5)(G) of the Bankruptcy Code, upon the later of the Effective Date or assumption, or as soon as practicable thereafter, the Debtor or Reorganized Rose's will cure all defaults thereunder by making a Cash payment
(i) of those amounts which are Allowed Claims, or (ii) on such terms as agreed to in writing by such claimants and the Debtor or Reorganized Rose's. Any disputes regarding the amount which will be paid to cure the Assumed Contracts and Leases will be resolved by the Bankruptcy Court after notice and hearing. If the Alternative Treatment Provisions of the Plan are not effective, the Debtor estimates that cure payments on Assumed Contracts and Leases will total $3.3 million.30
     If the Debtor rejects an executory contract pursuant to the Plan or obtains an order approving the rejection of an executory contract within which no bar date for the filing of a Rejection Claim is provided, then any Claim arising from such rejection must be filed with the Bankruptcy Court and served on the Reorganized Debtor within thirty (30) days after the Effective Date. Failure to file a Claim before this deadline will forever bar the Claim and render it unenforceable against the Debtor or Reorganized Rose's.
  2. POST-CONFIRMATION CLAIMS
     Claims assertable against the Debtor or Reorganized Rose's arising from goods, inventory and services provided, or credit extended with respect to goods, inventory and services provided, to the Debtor or Reorganized Rose's during the period after the Confirmation Date and prior to the Effective Date, will be deemed Administrative Claims and be entitled to treatment pursuant to the Plan without the need for notice and hearing pursuant to Section 503(b) of the Bankruptcy Code or further order of the Bankruptcy Court. Moreover, in accordance with Section 365(d)(3) of the Bankruptcy Code, the Debtor will perform all its obligations arising from and after the Filing Date under any unexpired lease of nonresidential real property until such lease is assumed or rejected. In addition, the Debtor will continue to comply with Section 365(d)(3) of the Bankruptcy Code, and the Debtor will perform all its obligations, in full and on time, to the extent not inconsistent with Section 365(d)(3), arising from and after the Filing Date under any unexpired lease of nonresidential real property until such lease is assumed or rejected. Such obligations will be deemed Administrative Claims and will be entitled to treatment pursuant to the Plan without the need for notice and hearing pursuant to Section 503(b) of the Bankruptcy Code or further order of the Bankruptcy Court. The Debtor's obligations under the leases subject to this section only include those specified in the lease, if any, including but not limited to rent, real estate taxes, percentage rent, and common area maintenance charges; such charges will be pro-rated per diem if the lease is rejected or terminated during a payment period.
  3. THE COMMITTEES AND POST-EFFECTIVE DATE TRADE COMMITTEE
     On the Effective Date, the Unsecured Committee will be deemed disbanded and the duties of the Unsecured Committee, and the retention of its counsel and other retained Professionals, will automatically terminate. The Equity Committee will be deemed disbanded and the duties of the Equity Committee, and the retention of its counsel and other retained Professionals, will automatically terminate except with respect to any pending appeal to which the Equity Committee is a party, on the
30 This total is primarily comprised of a cure payment totalling $1.9 million which the Debtor may be required to pay if it assumes its executory contract with J. Baker, Inc.
M-80                                   58
sixtieth day after the Determination Date or the first Business Day thereafter, unless such period is extended by order of the Bankruptcy Court on appropriate notice and hearing. Until the duties of the Equity Committee terminate, the Equity Committee will have the right to continue to retain its counsel and other retained Professionals, and the reasonable fees and expenses of such Professionals shall to be treated as set forth in Section 3.3 of the Plan.
     From and after the Effective Date, the Post-Effective Date Trade Committee will be formed and constituted and will consist of three (3) members who have previously served on the Unsecured Committee. The Post-Effective Date Trade Committee will continue in existence solely with respect to (1) any appeal of the Confirmation Order, (2) applications for Professional Fees, (3) Claims resolution (other than Damage Claims), until the aggregate amount of Disputed Claims in Class 3 is less than $6,500,000, (4) in the event that the Alternative Treatment Provisions of the Plan are effective, the effectuation of the Alternative Treatment Provisions and the Alternative Treatment Implementation Orders, through the Consummation Date, and (5) such other matters as may be approved by the Debtor, the Reconstituted Board of Directors, or as otherwise provided by a Final Order of the Bankruptcy Court.
     The Post-Effective Date Trade Committee will have the right to retain the services of attorneys and accountants which are necessary to assist the Post-Effective Date Trade Committee in the performance of its duties. The reasonable fees and expenses of such professionals will be paid monthly by Reorganized Rose's in arrears in full in Cash upon the submission of invoices to Reorganized Rose's. Ten (10) days after receipt by Reorganized Rose's and the Post-Effective Date Trade Committee of any such invoice, Reorganized Rose's will be authorized, unless it and/or the Person seeking payment has received a written objection to the payment thereof from any of Reorganized Rose's or the Post-Effective Date Trade Committee within such period. In the event the fees and expenses of any such professional are objected to, such fees and expenses will be payable only upon prior agreement of the parties or by order of the Bankruptcy Court. The members of the Post-Effective Date Trade Committee shall serve without compensation. Reasonable expenses of the members of the Post-Effective Trade Committee will be reimbursed and paid by Reorganized Rose's upon submission of bills to Reorganized Rose's or upon Final Order of the Bankruptcy Court.
     Neither the Post-Effective Date Trade Committee nor any of its members, designees, counsel or accountants or any duly designated agent or representative of the Post-Effective Date Trade Committee will be liable for the act, default or misconduct of any other member of the Post-Effective Date Trade Committee, nor will any member be liable for anything other than such member's gross negligence, willful misconduct or fraud. None of the Post-Effective Date Trade Committee's members, designees, agents or representatives or their respective employees, will incur or be under any liability or obligation by reason of any act done or omitted to be done, by any member of the Post-Effective Date Trade Committee, designee, agent or representative. The Post-Effective Date Trade Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and will not be liable for acts or omissions done in accordance with such advice or opinions. If the Post-Effective Date Trade Committee determines not to consult with counsel, accountants or its agents, such determination will not be deemed to impose any liability on the Post-Effective Date Trade Committee, or its members and/or its designees.
  4. MODIFICATION OF THE PLAN
     The Plan Proponents may, with the approval of the Bankruptcy Court and without notice to and consent of all holders of Claims and Interests, but after notice to GE Capital and the Plan Proponents and consent by GE Capital and the Plan Proponents, which consent may not be unreasonably withheld, insofar as they do not materially and adversely affect the interests of holders of Claims and Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite the execution of the Plan. The Plan may be altered or amended before or after Confirmation as provided in Section 1127 of the Bankruptcy Code if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims and Interests; PROVIDED, HOWEVER, that any such altered or amended plan will not be binding on GE Capital without the consent of GE Capital. The Plan may be altered or amended before or after the Confirmation Date in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims and Interests, only on consent of all Plan Proponents and GE Capital after a further hearing and acceptance of this Plan as so altered or modified as provided in Section 1126 of the Bankruptcy Code.
  5. REVOCATION OF THE PLAN
     The Plan Proponents may revoke and withdraw the Plan at any time prior to the Effective Date only by the unanimous written consent of all Plan Proponents; PROVIDED, HOWEVER, that nothing in the Plan or herein will prejudice or affect the rights of any Person under the Second Supplemental Adequate Protection Consent Order or the Plan Support Consent Order. In the event of such withdrawal, or if Confirmation or the Effective Date do not occur or cannot occur as agreed in writing by all
                                       59                                   M-81

Plan Proponents, the Plan will be deemed null and void. In such event, nothing contained herein or in the Plan will be deemed to constitute a waiver or release of any Claims or Interests by or against the Debtor or Reorganized Rose's or any other Person or to prejudice in any manner the rights of any Plan Proponent or any Person in any further proceedings involving the Debtor. Nothing in Section
12.13 of the Plan or herein will prejudice or affect the rights of any Person under the Second Supplemental Adequate Protection Consent Order or the Plan Support Consent Order.
  6. RETENTION OF JURISDICTION
     Upon Confirmation and through the Effective Date, the Bankruptcy Court shall retain full jurisdiction over the Chapter 11 Case notwithstanding that Confirmation has occurred. From and after the Effective Date and until such time as all payments and distributions required to be made, all events required to have occurred under the Plan have occurred, and all other obligations required to be performed under the Plan have been made or performed by the Debtor or Reorganized Rose's, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, included, but not limited to the following:
          (a) To hear and determine any and all objections to the allowance of a Claim or Interest or any controversy as to the classification of Claims or Interests or the Reserve;
          (b) To hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;
          (c) To hear and determine any and all pending motions for the rejection and disaffirmance of executory contracts and unexpired leases and fix and allow any Rejection Claims resulting therefrom;
          (d) To enable the Debtor or Reorganized Rose's to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtor or Reorganized Rose's may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to this Plan;
          (e) To liquidate any disputed, contingent or unliquidated Claims or Interests;
          (f) To enforce the provisions of the Plan and the injunction and releases provided for in the Plan;
          (g) To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;
          (h) To hear and determine any and all Avoiding Power Actions;
          (i) To determine any Tax Claim which the Debtor or Reorganized Rose's may incur as a result of the transactions contemplated herein;
          (j) To determine such other matters as may be provided for in the Confirmation Order confirming this Plan or as may be authorized under the provisions of the Bankruptcy Code;
          (k) To resolve any and all disputes that may arise under the Plan;
          (l) To hear and determine any and all administrative matters that may arise in closing this Chapter 11 Case;
          (m) To enforce any rights and remedies pursuant to the New Rose's Secured Notes and the New Rose's Secured Notes Documents, resolve and adjudicate any and all issues arising under the New Rose's Secured Notes and the New Rose's Secured Notes Documents and if any obligations remain outstanding under the New Rose's Secured Notes, to enforce any rights and remedies and to resolve and adjudicate any and all issues arising under the Post-Effective Date Financing Facility, including any rights and remedies of the Collateral Agent, any Pre-Petition Lender or the Post-Effective Date Lender upon an Event of Default or an event of default under the New Rose's Secured Notes Documents or the Post-Effective Date Financing Facility, as the case may be (including issues relating to Section 5.1.4 of the Plan); and
          (n) To resolve all other matters with respect to which the Bankruptcy Court's retention of jurisdiction over the Chapter 11 Case is legally permissible, including without limitation, jurisdiction as is necessary to ensure that the purpose and intent of the Plan are implemented.
M-82                                   60

                                      VI.
                              REORGANIZED ROSE'S31
A. FINANCIAL PROJECTIONS
     The Debtor has prepared annual financial projections for 1994 through 1998, quarterly projections for 1995 and other financial documents ("Financial Projections") which are attached to this Disclosure Statement as Exhibit "C." These projections include certain assumptions which are reflected in Exhibit C. The Debtor has also prepared a Pro-Forma Balance Sheet which is attached hereto as Exhibit "B."
B. VALUATION OF POTENTIAL RECOVERY BY HOLDERS OF ALLOWED CLAIMS IN CLASS 3 AND HOLDERS OF COMMON STOCK INTERESTS
     The amount of recovery of holders of Allowed Claims in Class 3 on account of their Allowed Claims, as well as the value of any distributions to holders of Common Stock Interests, depends on numerous factors. The principal factors bearing upon the amount of recovery to holders of Allowed Claims in Class 3 and Common Stock Interests are (i) the total amount of Allowed Claims in Class 3 and
(ii) the value of the New Rose's Common Stock to be issued to holders of Allowed Claims in Class 3 and/or Common Stock Interests under the Plan. Either or both of these amounts may vary materially from the estimates and valuations set forth herein. In particular, the estimated value of the New Rose's Common Stock is not intended to represent the value or trading price of such securities in the market for such securities. The following valuation estimates have been prepared by the Debtor in an effort to assist holders of Allowed Claims in Class 3 and Common Stock Interests in valuing the distributions provided for under the Plan. In preparing the valuations, the Debtor utilized methodologies that are commonly used in valuing securities of companies emerging from bankruptcy. For additional information concerning the potential allowed amounts of unsecured claims, see
Section V.B.7 of this Disclosure Statement. The Debtor's Financial Projections are set forth in Exhibit C to this Disclosure Statement.
     At present, the Debtor estimates that the ultimate aggregate amount of Allowed Claims in Class 3 will range from approximately $115 million to $130 million. This estimated range is based upon the sum of all presently known or anticipated Allowed Claims in Class 3 as of the date of this Disclosure Statement and a high and low estimate of Disputed Claims that are expected to become Allowed Claims in Class 3 in some amount. These estimates are based upon the Debtor's analysis of the relative merits of each Disputed Claim, and the prospects for settlement, if any. A more detailed discussion of the assumptions made in arriving at this estimate is contained in Section V.B.7 of this Disclosure Statement.
     PLEASE NOTE THAT THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTY OF EITHER THE FUTURE TRADING PRICE OF THE NEW ROSE'S COMMON STOCK OR THE NEW ROSE'S WARRANTS TO BE ISSUED UNDER THE PLAN OR THE VALUE OF THE SUBSCRIPTION RIGHTS TO BE ISSUED UNDER THE PLAN. THE TRADING PRICE OR VALUE OF THE SECURITIES ISSUED UNDER THE PLAN IS SUBJECT TO MANY UNFORESEEABLE CIRCUMSTANCES AND THEREFORE CANNOT BE ACCURATELY PREDICTED. IN ADDITION, THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN CLASS 3 COULD MATERIALLY EXCEED THE AMOUNTS ESTIMATED BY THE DEBTOR FOR PURPOSES OF VALUING THE ANTICIPATED RECOVERIES BY THE HOLDERS OF SUCH CLAIMS AND OF COMMON STOCK INTERESTS. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO WHETHER SUCH RECOVERIES WILL ACTUALLY BE REALIZED BY THE HOLDERS OF ALLOWED CLAIMS IN CLASS 3 AND COMMON STOCK INTERESTS.
     PLEASE FURTHER NOTE THAT, EXCEPT AS EXPLICITLY SET FORTH HEREIN, NEITHER THE UNSECURED COMMITTEE OR THE EQUITY COMMITTEE, NOR THEIR PROFESSIONALS, HAVE PERFORMED AN INDEPENDENT INVESTIGATION OF THE ACCURACY OR COMPLETENESS OF THE VALUATION INFORMATION OR THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTOR DISCUSSED IN THIS DISCLOSURE STATEMENT. THERE CAN BE NO ASSURANCES REGARDING THE RANGE OF RECOVERIES AVAILABLE TO UNSECURED CREDITORS AND HOLDERS OF COMMON STOCK INTERESTS UNDER THE PLAN OR THE VALUE OR TRADING PRICES OF THE NEW ROSE'S COMMON STOCK OR THE NEW ROSE'S WARRANTS ISSUED UNDER THE PLAN. SUCH SECURITIES ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND
31 This discussion of "Reorganized Rose's" applies if the Alternative Treatment
   Provisions are not effective.
                                       61                                   M-83

CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE
DEBTOR, THE UNSECURED COMMITTEE AND THE EQUITY COMMITTEE. IN ADDITION, BECAUSE OF THE EXISTENCE OF DISPUTED CLAIMS, THE ACTUAL AGGREGATE AMOUNTS OF ALLOWED CLAIMS IN CLASS 3 MAY MATERIALLY
EXCEED THE AMOUNTS ESTIMATED BY THE DEBTOR, THEREBY ADVERSELY EFFECTING THE ESTIMATED RECOVERY THAT WILL ACTUALLY BE REALIZED BY THE HOLDERS OF ALLOWED CLAIMS IN CLASS 3 AND THE HOLDERS OF COMMON STOCK INTERESTS.
     ALL STATEMENTS WITH RESPECT TO THE FINANCIAL AND BUSINESS AFFAIRS OF THE DEBTOR ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT. THE FOLLOWING VALUATIONS PREPARED BY THE DEBTOR MAY ONLY BE USED FOR PURPOSES OF VALUING DISTRIBUTIONS TO BE RECEIVED UNDER THE PLAN AND ARE BASED ON THE FINANCIAL AND BUSINESS RESULTS AND PROJECTIONS AS THEY EXIST ON THE DATE OF THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT DOES NOT INCLUDE INFORMATION RELATING TO EVENTS OCCURRING SUBSEQUENT TO ITS DATE. UNDER NO CIRCUMSTANCES SHALL THIS DISCLOSURE STATEMENT CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DEBTOR SINCE THE DATE OF THIS DISCLOSURE STATEMENT OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
  1. ESTIMATED VALUATION OF REORGANIZED ROSE'S
     In connection with certain matters relating to the Plan, the Debtor determined that it was necessary to estimate post-confirmation values for the securities to be issued under the Plan. Accordingly, the Debtor prepared a valuation analysis of Reorganized Rose's. Specifically, the valuation was developed only for purposes of (1) evaluating the relative recoveries of holders of Allowed Claims in Class 3 and Common Stock Interests, and (2) evaluating whether the Plan met the so-called "best interests test" under the Bankruptcy Code. In preparing this analysis, the Debtor has, among other matters: (i) prepared financial projections for its operations, including income statements, balance sheets and cash flow statements of Reorganized Rose's through 1998, and the assumptions underlying such projections, (ii) considered the market values of publicly-held companies that are in businesses reasonably comparable to the Debtor, (iii) considered economic and industry information relevant to the business of Reorganized Rose's, (iv) considered the current operations and prospects of the Debtor, and (v) made such other analyses and examinations as the Debtor deemed necessary or appropriate.
     Estimates of reorganization value do not purport to be appraisals nor do they necessarily reflect the values that may be realized if assets are sold in arm's length transactions between buyers and sellers. The estimates of value prepared by the Debtor represent hypothetical reorganization values that were developed solely for the purposes cited above. Such estimates reflect computations of the estimated equity values of the Debtor through the application of various valuation techniques and do not purport to reflect or constitute appraisals of the actual market value that may be realized through the sale of the New Rose's Common Stock to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The valuation of the New Rose's Common Stock is subject to uncertainties and contingencies, all of which are difficult to predict.
     The actual market price of the New Rose's Common Stock at the time of issuance may be affected by factors including, among others, (i) the prevailing conditions in the financial markets, particularly those affecting discount retailers, (ii) the prospects of Reorganized Rose's and the discount retail industry in general, (iii) that some of the holders of Allowed Claims in Class 3 who receive New Rose's Common Stock may prefer to liquidate their holdings rather than retain them on a long-term basis, (iv) the Debtor's performance during the pendency of the Chapter 11 Case, and (v) other factors which generally influence the prices of securities that are not possible to predict as of the date of this Disclosure Statement.
     Many of the analytical assumptions upon which the valuations are based are beyond the Debtor's control and there will be variations between such assumptions and the actual facts. These variations may be material. The New Rose's Common Stock is likely to trade at values that differ from the amounts assumed herein. In the event that the estimated value of the Reorganized Rose's is different from its actual trading market value after the Effective Date, actual recoveries realized by the holders of Claims or Common Stock Interests may be significantly higher or lower than estimated in this Disclosure Statement. The Debtor's valuation assumes that its projected operating results will be achieved in all material respects. No assurance can be given that the projected results will be achieved, and any variations thereon could have a material impact on the value of Reorganized Rose's. To the extent that the valuation is dependent upon the Reorganized Rose's achievement of the projections, the valuation must be considered speculative.
M-84                                   62

     As a result of such considerations and assumptions, the Debtor estimates that the equity value, net of debt which will be outstanding as of the Effective Date, will be in the range of $50 to $80 million. The equity value is an estimate of the going concern value of Reorganized Rose's and is not a prediction of the future trading prices of securities of Reorganized Rose's. The Debtor's estimate is necessarily based on economic, market, financial and other conditions as they exist on the date of this Disclosure Statement. The equity value was estimated for the purposes described above and is not binding on Plan Proponents for any other purpose.
  2. SUBSCRIPTION RIGHTS
     (A) CLASS 5 SUBSCRIPTION
     Pursuant to the Class 5 Subscription, holders of Common Stock Interests will have the non-transferable right to collectively subscribe for and purchase up to 10,000,000 shares of New Rose's Common Stock at the Class 5 Subscription Price determined pursuant to the Section V.C.1(h) of this Disclosure Statement. If the aggregate number of shares which the Class 5 Subscribers indicate they wish to purchase is greater than 10,000,000, the shares will be allocated on a pro rata basis among such subscribers based on the number of shares of Voting Common Stock and Non-Voting Class B Common Stock ("Old Common Stock") owned by such holders. Payment, or guaranty of payment, for all shares of New Rose's Common Stock elected to be purchased by such holders must be made by March 31, 1995. Neither the Debtor nor the Committees or their professionals can make any recommendations concerning the exercise of this election, and holders are urged to consult their own advisors with respect thereto.
     (B) VALUATION OF SUBSCRIPTION RIGHTS
     The value of the Subscription Rights depends upon the relationship between the Class 5 Subscription Price, which is a function of the value of the Claims in Class 3, and the valuation of Reorganized Rose's. The table below illustrates the per share value of the Class 5 Subscription Rights assuming (i) all 10,000,000 Effective Date Shares are subscribed for and purchased by holders of Common Stock Interests, (ii) the Debtor's estimated range of aggregate Allowed Claims in Class 3 of $115 million to $130 million, and (iii) the Debtor's estimated range of equity value of Reorganized Rose's of $50 million to $80 million.
[CAPTION]

                                    ESTIMATED VALUE OF REORGANIZED ROSE'S
                                                    EQUITY
                                  $50,000,000     $65,000,000    $80,000,000
  RANGE OF
  CLASS 3        SUBSCRIPTION
  ALLOWED           RIGHTS
   CLAIMS          PROCEEDS
                                    ESTIMATED VALUE OF RIGHTS AT APRIL 30,
                                                     1995
$115,000,000     $ 57,500,000        $0.00        $7,500,000     $22,500,000
$120,000,000     $ 60,000,000        $0.00        $5,000,000     $20,000,000
$125,000,000     $ 62,500,000        $0.00        $2,500,000     $17,500,000
$130,000,000     $ 65,000,000        $0.00        $     0.00     $15,000,000
                                    ESTIMATED VALUE OF RIGHTS PER CURRENT
                                                    SHARES
$115,000,000     $ 57,500,000        $0.00        $     0.40     $      1.20
$120,000,000     $ 60,000,000        $0.00        $     0.27     $      1.07
$125,000,000     $ 62,500,000        $0.00        $     0.13     $       .93
$130,000,000     $ 65,000,000        $0.00        $     0.00     $       .80

  3. NEW ROSE'S WARRANTS
     (A) DETERMINATION OF EXERCISE PRICE
     The exercise price of the New Rose's Warrants has been set to allow the holders of Common Stock Interests to share in the going concern value of Reorganized Rose's after satisfaction of the Allowed Claims in Class 3. The exercise price of the New Rose's Warrants will be determined by dividing the aggregate amount of Allowed Claims in Class 3 by 10,000,000 shares. See Section V.C.1.(h) of this Disclosure Statement for a more complete description of the determination and adjustment of the exercise price of the New Rose's Warrants. Assuming a range of Allowed Claims in Class 3 of $115 million to $130 million, the New Rose's Warrants will have an initial exercise price ranging from $11.50 to $13.00 per share, increasing to a maximum exercise price of $13.23 to $14.95 per share over the life of the warrant. Parties receiving New Rose's Warrants must exercise their own judgment and should consult their own advisors with respect to exercise of the New Rose's Warrants.
                                       63                                   M-85

     (B) VALUATION OF NEW ROSE'S WARRANTS
     The tables below illustrate the per share value of the New Rose's Warrants and aggregate value of all the New Rose's Warrants at April 30, 1995, respectively. Values shown are based on the Black-Scholes pricing model, as applied by Pacholder Associates, Inc. ("Pacholder"), financial advisor to the Equity Committee. Material assumptions incorporated into this model in estimating the value of the warrants include the following: (i) New Rose's Warrants are issued and first exercisable on April 30, 1995; (ii) New Rose's Warrants expire on April 30, 2002; (iii) 10,000,000 shares are issued pursuant to the Plan; (iv) 4,285,714 New Rose's Warrants are issued under the Plan; (v) exercise price for valuation purposes is the exercise price in the seventh year of the warrant (therefore based on 115% of Allowed Claims in Class
3); (vi) volatility of Reorganized Rose's equity of 32% based on average volatility of, a group of publicly-traded discount retailers as of September 19, 1994; (vii) 18,758,006 shares of Old Common Stock outstanding; (viii) warrants are valued as of April 30, 1995; and (ix) current market risk free rate of return is 5.511%.
[CAPTION]

                              ESTIMATED VALUE OF REORGANIZED ROSE'S
                                              EQUITY
                             $50,000,000    $65,000,000    $80,000,000
  ALLOWED        EXERCISE
 UNSECURED       PRICE/
   CLAIMS        WARRANT
                             ESTIMATED VALUE OF ALL WARRANTS AT APRIL
                                             30, 1995
$115,000,000     $13.23      $2,644,286     $5,202,857     $8,528,571
$120,000,000     $13.80      $2,460,000     $4,885,714     $8,065,714
$125,000,000     $14.38      $2,292,857     $4,590,000     $7,637,142
$130,000,000     $14.95      $2,138,571     $4,320,000     $7,234,285
                             ESTIMATED VALUE OF WARRANTS PER CURRENT
                                              SHARES
$115,000,000     $13.23      $     0.14     $     0.28     $     0.45
$120,000,000     $13.80      $     0.13     $     0.26     $     0.43
$125,000,000     $14.38      $     0.12     $     0.24     $     0.41
$130,000,000     $14.95      $     0.11     $     0.23     $     0.39

     In connection with its valuation analysis of the New Rose's Warrants, Pacholder assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to Pacholder by the Debtor or its representatives. With respect to the Debtor's financial projections, Pacholder assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the Debtor as to the future operating and financial performance of the Debtor. Pacholder did not make any independent evaluation of Reorganized Rose's assets, nor did Pacholder verify any of the information it reviewed.
  4. SECONDARY DISTRIBUTION OF NEW COMMON STOCK
     (A) DESCRIPTION OF SECONDARY DISTRIBUTION
     The Plan provides that on the Effective Date, 30% of the Effective Date Shares that are not subscribed for in the rights offering will be deposited into a trust for the benefit of holders of Claims in Class 3 and holders of Common Stock Interests. Within thirty (30) days of the Determination Date (the date that is ninety (90) days after the Effective Date), holders of Common Stock Interests will be entitled to receive any shares remaining in the trust after distribution therefrom of such number of shares to holders of Claims in Class 3 as is necessary to provide the holders of Claims in Class 3 with a full recovery on such Claims. Under the Plan, a full recovery on such Claims will be realized if the value as of the Determination Date of (A) the New Rose's Common Stock received by such holders on the Effective Date and (B) two times the amount of cash from the rights offering, equals the amount of Claims in Class 3. See
Section V.C.1(h) for a more detailed discussion of the secondary distribution and the mechanics of determining full recovery for holders of Claims in Class 3.
     (B) VALUATION OF SECONDARY DISTRIBUTION
     The value of the secondary distribution depends upon (i) the market capitalization as of the Determination Date of Reorganized Rose's, (ii) the amount of subscription proceeds from the rights offering, and (iii) the total amount of Allowed Claims in Class 3 and Reserve Amount on account of Disputed Claims in Class 3. The table below illustrates the aggregate and per share value of the secondary distribution assuming that (A) the subscription proceeds from the rights offering total $25 million and (B) on the Determination Date, the amount of Allowed Claims in Class 3 and the Reserve Amount on account of Disputed Claims in Class 3 equals the range of Allowed Claims in Class 3 estimated by the Debtor.
M-86                                   64

[CAPTION]

                   ESTIMATED MARKET VALUE OF REORGANIZED ROSE'S EQUITY ON
                                     DETERMINATION DATE
                 $50,000,000     $65,000,000     $80,000,000     $130,000,000
  ALLOWED
 UNSECURED
   CLAIMS
                     ESTIMATED AGGREGATE VALUE OF SECONDARY DISTRIBUTION
$115,000,000         $ 0             $ 0             $ 0         $ 8,478,261
$120,000,000         $ 0             $ 0             $ 0         $ 5,833,333
$125,000,000         $ 0             $ 0             $ 0         $ 3,000,000
$130,000,000         $ 0             $ 0             $ 0                  $0
                    ESTIMATED VALUE OF SECONDARY DISTRIBUTION PER CURRENT
                                           SHARES
$115,000,000         $ 0             $ 0             $ 0         $      0.45
$120,000,000         $ 0             $ 0             $ 0         $      0.31
$125,000,000         $ 0             $ 0             $ 0         $      0.16
$130,000,000         $ 0             $ 0             $ 0                  $0

     The table below illustrates the aggregate and per share value of the secondary distribution assuming that (A) the subscription proceeds do not total at least $25 million and (B) on the Determination Date, the amount of Allowed Claims in Class 3 and the Reserve Amount on account of Disputed Claims in Class 3 equals the range of Allowed Claims in Class 3 estimated by the Debtor. [CAPTION]

                   ESTIMATED MARKET VALUE OF REORGANIZED ROSE'S EQUITY ON
                                     DETERMINATION DATE
                 $50,000,000     $65,000,000     $80,000,000     $130,000,000
  ALLOWED
 UNSECURED
   CLAIMS
                     ESTIMATED AGGREGATE VALUE OF SECONDARY DISTRIBUTION
$115,000,000         $ 0             $ 0             $ 0         $15,000,000
$120,000,000         $ 0             $ 0             $ 0         $10,000,000
$125,000,000         $ 0             $ 0             $ 0         $ 5,000,000
$130,000,000         $ 0             $ 0             $ 0                  $0
                    ESTIMATED VALUE OF SECONDARY DISTRIBUTION PER CURRENT
                                           SHARES
$115,000,000         $ 0             $ 0             $ 0         $      0.80
$120,000,000         $ 0             $ 0             $ 0         $      0.53
$125,000,000         $ 0             $ 0             $ 0         $      0.27
$130,000,000         $ 0             $ 0             $ 0         $         0

     The above table indicates a recovery for holders of Common Stock Interests from the secondary distribution in the event the market value of Reorganized Rose's equity equals $130,000,000. THE FIGURE OF $130,000,000 SIGNIFICANTLY EXCEEDS THE DEBTOR'S ESTIMATED RANGE OF THE EQUITY VALUATION OF REORGANIZED ROSE'S. AS OF THE DATE OF THIS DISCLOSURE STATEMENT, THE DEBTOR BELIEVES IT IS HIGHLY UNLIKELY THAT THE MARKET VALUE OF REORGANIZED ROSE'S EQUITY WILL EXCEED THE DEBTOR'S ESTIMATED EQUITY VALUATION RANGE OF $50 MILLION TO $80 MILLION. FURTHERMORE, AS DISCUSSED ABOVE, THERE CAN BE NO ASSURANCE THAT THE MARKET VALUE OF REORGANIZED ROSE'S EQUITY WILL FALL WITHIN THE DEBTOR'S ESTIMATED RANGE. ACCORDINGLY, IT IS UNLIKELY THAT THE HOLDERS OF COMMON STOCK INTERESTS WILL RECEIVE ANY VALUE FROM THE SECONDARY DISTRIBUTION. The Equity Committee nevertheless negotiated for this distribution mechanism in order to ensure that the unsecured creditors would not immediately receive more than a full recovery of their Claims at the expense of existing shareholders.
                                       65                                   M-87

  5. SUMMARY OF DISTRIBUTIONS TO HOLDERS OF COMMON STOCK INTERESTS.
     The table below summarizes the combined aggregate and per share value of Subscription Rights and the New Rose's Warrants to be distributed to holders of Common Stock Interests under the Plan. The individual valuations of the Subscription Rights and the New Rose's Warrants are set forth above in Sections 2(b) and 3(b), respectively. The valuation of the Subscription Rights assumes a 100% subscription, and therefore, no value is attributed to the secondary distribution.
[CAPTION]

                    ESTIMATED VALUE OF REORGANIZED ROSE'S
                                   EQUITY
                 $50,000,000     $65,000,000     $80,000,000
  ALLOWED
 UNSECURED
   CLAIMS
                 ESTIMATED VALUE OF ALL RIGHTS AND WARRANTS
                              AT APRIL 30, 1994
$115,000,000     $ 2,644,286     $12,702,857     $31,028,571
$120,000,000     $ 2,460,000     $ 9,885,714     $28,065,714
$125,000,000     $ 2,292,857     $ 7,090,000     $25,137,142
$130,000,000     $ 2,138,571     $ 4,320,000     $22,234,285
                 ESTIMATED VALUE OF RIGHTS AND WARRANTS PER
                               CURRENT SHARES
$115,000,000        $0.14           $0.68           $1.65
$120,000,000        $0.13           $0.52           $1.50
$125,000,000        $0.12           $0.38           $1.34
$130,000,000        $0.11           $0.23           $1.19

C. MANAGEMENT OF REORGANIZED ROSE'S32
  1. BOARD OF DIRECTORS
     The Post-Effective Date Board of Directors will consist of the President and Chief Executive Officer and such other individuals as the holders of issued and outstanding shares of New Rose's Common Stock will elect under the terms established in the New Rose's Charter. Pursuant to the New Rose's Charter, the Reconstituted Board of Directors will have no less than seven and no more than thirteen directors. The Unsecured Committee in its sole discretion will have the right to select all but one director to serve on the Reconstituted Board of Directors, and the Equity Committee in its sole discretion will have the right to select one director to serve on the Reconstituted Board of Directors; PROVIDED, HOWEVER, that if the Subscription Proceeds total $25 million or more, then the Equity Committee in its sole discretion will have the right to select a total of three directors to serve on the Reconstituted Board of Directors. Further, if the Subscription Proceeds total more than 50% of the amount of the Full Recovery Target Amount as of March 31, 1995, then the Equity Committee in its sole discretion will have the right to select a majority of the directors to serve on the Reconstituted Board of Directors. In the event the Subscription Proceeds total $25 million or more, within 180 days of the Effective Date, Reorganized Rose's will hold a special meeting of the stockholders for the purpose of electing a new board of directors.
  2. EXECUTIVE OFFICERS
     The Executive Officers employed by the Debtor as of the Effective Date will continue to be employed until a new Board of Directors is elected by the holders of New Rose's Common Stock. The Reconstituted Board of Directors will determine which individuals will serve as officers of Reorganized Roses.
  3. COMPENSATION
     Compensation of officers and the existing board of directors will continue at the amount approved by the Bankruptcy Court during the Chapter 11 Case until the Reconstituted Board of Directors is formed and reviews said compensation.
D. NEW ROSE'S CHARTER AND BYLAWS OF REORGANIZED ROSE'S
     On the Effective Date, the New Rose's Charter will become effective. The New Rose's Charter and the By-Laws of Reorganized Rose's will be substantially in the form filed with the Court on or before the Confirmation hearing, and, together with the provisions of the Plan, will provide for, among other things, the authorization and issuance of New Rose's Common Stock, New Rose's Secured Notes, New Rose's Warrants, issuance of New Rose's Common Stock to the employees under
32 Sections VI.C and D hereof apply only if the Alternative Treatment Provisions of the Plan are not effective.
M-88                                   66
the Management Incentive and Retention Plan, the constitution of the Reconstituted Board of Directors, and such other provisions that are necessary to facilitate consummation of the Plan and the requirements of the Bankruptcy Code, including a prohibition against the issuance of nonvoting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code. The New Rose's Charter will provide that, until such time as all obligations owing to the Pre-Petition Lenders are satisfied in full, neither Reorganized Rose's on its own behalf, nor any director, officer, agent or professional thereof on behalf of Reorganized Rose's, will have the power or authority to cause Reorganized Rose's to be subject to or to seek to obtain relief or file or commence any proceeding under any chapter of the Bankruptcy Code other than in Case No. 93-01365-5 (ATS) in the Bankruptcy Court for the Eastern District of North Carolina to effectuate the provisions of the Plan on and after the Effective Date, pursuant to which Reorganized Rose's was created, and the New Rose's Charter may not be amended to abrogate the foregoing without the consent of the Pre-Petition Lenders until such time as all obligations owing to the Pre-Petition Lenders have been satisfied in full.
                                      VII.
               APPLICABILITY OF SECURITIES AND OTHER FEDERAL LAWS
A. IN GENERAL
     Certain holders of Claims and Interests will receive securities under the Plan. Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and licensing requirements of federal and state securities laws with respect to the distribution of securities pursuant to a plan of reorganization. The Debtor is relying on the Section 1145 exemption with regard to the Subscription Rights provided for in the Plan.
B. ISSUANCE OF NEW SECURITIES UNDER THE PLAN
     Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor, or an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and
(iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.
     The staff of the Securities and Exchange Commission questions the applicability of the Section 1145 exemption to the Subscription Rights provided for in the Plan. Therefore, the Debtor and/or the Equity Committee intends to take one or more of the following actions: (i) to seek a ruling from the Bankruptcy Court that the Section 1145 exemption applies to the Subscription Rights; (ii) to request the staff of the Commission to confirm to the Debtor that Section 1145(a) exempts these securities from the registration requirements of Section 5 of the Securities Act by issuing a "no-action" letter covering the issuance of these securities; or (iii) with the consent of the Unsecured Committee, to register the Subscription Rights pursuant to Section 5 of the Securities Act by filing a registration statement with the Securities and Exchange Commission.
C. TRANSFERS OF NEW SECURITIES
     Securities issued pursuant to Section 1145 (a) of the Bankruptcy Code are deemed to be issued in a "public offering" within the meaning of the Securities Act. The securities to be issued pursuant to the Plan may be freely transferred by most recipients thereof. All resales and subsequent transactions in the new securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145 (b) of the Bankruptcy Code defines four types of "underwriters":
          (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;
          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;
          (iii) persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities or (b) made under a distribution agreement; and
          (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.
                                       67                                   M-89

     Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. Persons in any such control relationship with an issuer are "affiliates" of the issuer. "Control," as that term is defined in Rule 405 of Regulation C under the Securities Act, means the possession, direct or indirect, of the power to direct, or cause the direction of, the policies of the person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to be an "affiliate" by reason of such person's "control" of such debtor, particularly if such management position is coupled with the ownership of a significant percentage of the debtor's voting securities. Consequently, "affiliates" are deemed to be "underwriters" for purposes of Section 1145 of the Bankruptcy Code. Moreover, the legislative history of Section 1145 suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person." To the extent that persons deemed to be "underwriters" receive securities pursuant to the Plan, resales by such person would not be exempted by Section 1145(a)(1) of the Bankruptcy Code from registration under the Securities Act or other applicable law.
     Rule 144A promulgated under the Securities Act provides a nonexclusive safe harbor exemption from the registration requirements of the Securities Act for resales of certain types of securities to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased the securities with a view toward reselling the securities under the provisions of Rule 144A. If, however, at the time of issuance, the securities are of the same class of securities (or, under certain circumstances, such securities are convertible into, or exchangeable for, the same class of securities) that are listed on a national securities exchange, quoted on a U. S. automated inter-dealer quotation system or registered under Section 6 of the Securities Exchange Act of 1934, as amended, such securities may not be resold under Rule 144A. In addition, restrictions apply to use of Rule 144A for resales by "underwriters" and "affiliates."
     Persons deemed to be "underwriters" or "affiliates," however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sales of securities received pursuant to the Plan by persons including "underwriters" and "affiliates," subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.
     Whether or not any particular person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan or an "affiliate" of the issuer would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan or an "affiliate" of the issuer.
     GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTIONS OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF THE SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.
D. CERTAIN TRANSACTIONS BY STOCKBROKERS
     Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers must deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.
E. TRUST INDENTURE ACT
     The Debtor intends to comply with the requirements of the Trust Indenture Act of 1939 with respect to issuance of the New Rose's Secured Notes unless an exemption from the Trust Indenture Act applies (and the Debtor is not aware of any circumstances that would make an exemption applicable). Compliance could include issuing the New Rose's Secured Notes pursuant to an indenture that is qualified under the Trust Indenture Act. In the event the Debtor is required to qualify an indenture prior to their issuance, the New Rose's Secured Notes, although dated as of the Effective Date, will not be issued until such qualification becomes effective.
F. ABSENCE OF PUBLIC MARKET
     The Voting Common Stock and the Non-Voting Class B Stock of the Debtor are currently quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the National Market System. The
M-90                                   68

Debtor intends to apply to have the New Rose's Common Stock and the New Rose's Warrants quoted on NASDAQ. There can be no assurance, however, that the application of the Debtor for such quotation will be approved, or that approval will not be delayed for a period after the Effective Date. Consequently, there can be no assurance that a public trading market will develop, or if a public trading market eventually develops, that it will be available at the Effective Date. The Debtor does not intend to apply to NASDAQ or any national securities exchange to have the New Rose's Secured Notes quoted or listed for trading. Consequently, it is unlikely that a public trading market will develop for such securities.
G. ADDITIONAL INFORMATION
     The Debtor is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Debtor with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at
450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The New Rose's Common Stock and the New Rose's Warrants are intended to be listed on the NASDAQ National Market System and reports, proxy statements and other information concerning the Debtor may be inspected at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, DC 20006.
     Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to herein have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtor's creditors. All of the exhibits and schedules to the Plan and this Disclosure Statement, and all other documents referred to herein, are available for inspection at Smith Debnam Hibbert & Pahl, 4700 New Bern Avenue, Raleigh, North Carolina or at any other location designated by the Debtor.
                                     VIII.
              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
I. INTRODUCTION
     The following discussion addresses certain federal income tax consequences of the Plan to the Pre-Petition Lenders, holders of Allowed Unsecured Claims, and holders of Common Stock Interests (collectively, the "Claimants") and to the Debtor. This discussion does not purport to set forth all aspects of federal income taxation that may be relevant to particular Claimants in light of individual circumstances or to certain types of Claimants (e.g., life insurance companies, tax-exempt organizations and foreign persons) subject to special treatment under the Internal Revenue Code, 26 U.S.C. (section mark) 1 ET SEQ. (the "Revenue Code") and does not discuss any aspects of state, local or foreign tax laws.
     The analysis and conclusions set forth in this discussion are based upon the interpretation of applicable provisions of the Revenue Code, final and proposed Treasury regulations promulgated thereunder, and rulings and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). It should be noted that certain tax consequences of the Plan are unclear under existing law. Proposed regulations are, in some instances, subject to varying interpretations and do not address all of the issues relevant to the Debtor or Claimants. In addition, final Treasury regulations relating to a specific issue may differ from the proposed regulations and may retroactively affect tax consequences of the Plan.
     This discussion of federal income tax consequences is not binding on the Internal Revenue Service (the "Service"). Therefore, there can be no assurance that the Service will not take a different position regarding the consequences of the Plan or that any such position would not be sustained. The Debtor has not obtained and does not intend to seek any advance rulings from the Service with respect to any federal income tax matter and has not requested or obtained any opinion of counsel with respect to any federal tax matter.
     Unless otherwise noted, the following discussion is based on the assumption that the Alternative Treatment Provisions of the Plan are not effective.
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A. FEDERAL INCOME TAX CONSEQUENCES TO CLAIMANTS
  1. OVERVIEW
     The Plan contemplates that each Pre-Petition Lender will receive the following consideration if the Alternative Treatment Provisions are not effective: Cash and New Rose's Secured Notes, bearing interest at 11% per annum, payable as set forth in Exhibit 5.1 of the Plan and maturing on January 20,
1999. A holder of an Allowed Unsecured Claim (other than a Damages Claimant that receives Cash) will receive its Pro-Rata share of 70 to 100 percent of the Effective Date Shares and/or the Subscription Proceeds. A holder of a Common Stock Interest will receive its Pro-Rata share of (i) Subscription Rights entitling such holder to subscribe for up to 100% of the Effective Date Shares otherwise allocable to holders of Allowed Claims in Class 3, (ii) 4,285,714 New Rose's Warrants to purchase 4,285,714 shares of the common stock of Reorganized Rose's, subject to adjustment as provided in the New Rose's Warrant Agreement, and (iii) shares of New Rose's Common Stock remaining in the New Rose's Common Stock Trust on the Determination Date to the extent that it is not necessary to distribute such stock to holders of Allowed Unsecured Claims to allow for a full recovery of their Claims.
     The extent to which gain or loss realized by a Pre-Petition Lender or the holder of an Allowed Unsecured Claim is recognized for federal income tax purposes will depend on whether a New Rose's Secured Note and an Allowed Unsecured Claim each constitutes a "security" of the Debtor for federal income tax purposes. Whether a debt instrument constitutes a security is based on the facts and circumstances surrounding the origin and nature of the debt and its maturity date. Generally, claims arising out of the extension of trade credit have been held not to be securities. Instruments with a five-year term or less also rarely qualify as securities. On the other hand, bonds or debentures with an original term of at least ten years have generally been considered to be securities. The Debtor believes that neither the New Rose's Secured Notes nor the Allowed Unsecured Claims are securities, and the following discussion is based upon that treatment.
  2. GAIN OR LOSS TO THE PRE-PETITION LENDERS
     On the Effective Date, gain or loss will be recognized by each Pre-Petition Lender to the extent of the difference between (i) the sum of the amount of Cash and the "issue price" of the New Rose's Secured Notes (although a cash method taxpayer possibly could use the fair market value of the notes, if different from issue price) received (other than the portion of such consideration allocated to unpaid interest that has economically accrued during the holding period with respect to each Pre-Petition Lender) and (ii) the adjusted tax basis of each Pre-Petition Lender's Allowed Secured Claim (other than the portion of such Claim representing such accrued but unpaid interest).
     The issue price of the New Rose's Secured Notes will be determined under the following rules incorporated in recently promulgated Treasury regulations.
If the New Rose's Secured Notes are traded on an "established market" (within the meaning of the regulations) at any time during the 60-day period ending 30 days after the date such notes are issued, their issue price will be equal to their fair market value (probably the mean between the highest and lowest quoted selling prices) as of the issue date. However, if the New Rose's Secured Notes are not publicly traded within this 60-day period, but a substantial amount of the Allowed Secured Claims held by the Pre-Petition Lenders are publicly traded within this period, the fair market value of such Claims as of the issue date will govern the issue price of the New Rose's Secured Notes. Moreover, if neither such notes nor the Allowed Secured Claims are considered publicly traded, their issue price will be equal to their face amount provided the notes bear interest at a rate equal to or greater than the "applicable federal rate" (the "AFR"). Should the interest rate be less than the AFR, the issue price of a New Rose's Secured Note will be equal to its imputed principal amount, which is generally the sum of all payments due under the note discounted at the AFR from the date of payment to the issue date of the note. At the present time, it is not known whether the New Rose's Secured Notes or the Allowed Secured Claims of the Pre-Petition Lenders will be treated as traded on an established market within 30 days of issue and, if they are not, whether the interest rate of the notes will be equal to or greater than the AFR.
     It is possible that there may be a small amount of accrued, but unpaid interest on the Effective Date. The Plan provides that payments to the Pre-Petition Lenders with respect to which there is accrued but unpaid interest as of the Effective Date will be allocated first to the principal amount of the claim and then to such accrued but unpaid interest to the extent that the amount of the payments under the Plan to a Pre-Petition Lender exceeds the principal amount of such claim. However, it is not entirely clear how a Pre-Petition
Lender receiving consideration that is less than the amount of its Allowed Secured Claim should allocate such consideration between principal and interest. The Service may require that the consideration be allocated proportionately between the portion of the Allowed Secured Claim representing principal and the portion of such claim representing interest.
     If the Debtor is liquidated pursuant to the Alternative Treatment
Provisions of the Plan, rather than reorganized, gain or loss will be recognized by each Pre-Petition Lender to the extent of the difference between (i) the amount of Cash received by
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such Pre-Petition Lender (other than the portion of such consideration allocated to unpaid interest that has economically accrued during the Pre-Petition
Lender's holding period with respect to its Allowed Secured Claim) and (ii) the adjusted tax basis of each Pre-Petition Lender's Allowed Secured Claim (other than the portion of such claim representing such accrued but unpaid interest).
  3. GAIN OR LOSS TO HOLDERS OF ALLOWED UNSECURED CLAIMS
     On the Effective Date, assuming Subscription Rights are not exercised, gain or loss will be recognized by each holder of an Allowed Unsecured Claim (other than a Damages Claimant whose Claim is for personal injuries) to the extent of the difference between (i) the fair market value of the New Rose's Common Stock, or Cash in the case of certain Damages Claimants, received by such holder and
(ii) the adjusted tax basis of such holder's Allowed Unsecured Claim. Should a holder receive additional New Rose's Common Stock 90 days after the Effective Date, such holder will recognize additional gain (or less loss) from the exchange.
     A Damages Claimant receiving stock or cash on account of personal injuries suffered by such claimant should not be subject to federal income tax on the recovery under Section 104 of the Revenue Code.
     In the event, prior to the Effective Date, holders of Common Stock
Interests exercise, in whole or in part, the Subscription Rights, the measurement of the gain or loss recognized by a holder of an Allowed Unsecured Claim should be based on the cash received and not upon the New Rose's Common Stock purchased by the holders of Common Stock Interests pursuant to the Subscription Rights.
     If the Debtor is liquidated pursuant to the Alternative Treatment
Provisions of the Plan, rather than reorganized, gain or loss will be recognized by each holder of an Allowed Unsecured Claim (other than a Damages Claimant whose claim is for personal injuries) to the extent of the difference between
(i) the amount of Cash received by such holder and (ii) the adjusted tax basis of such holder's Allowed Unsecured Claim.
  4. CERTAIN OTHER TAX CONSIDERATIONS FOR PRE-PETITION LENDERS AND HOLDERS OF ALLOWED UNSECURED CLAIMS
     A. CHARACTER OF GAIN OR LOSS
     The character of any gain or loss as capital or ordinary gain or loss and, in the case of capital gain or loss, as short-term or long-term, will depend on a number of factors, including: (i) the nature and origin of a Pre-Petition Lender's Allowed Secured Claim or an Allowed Unsecured Claim; (ii) the tax
status of a Pre-Petition Lender's Allowed Secured Claim or an Allowed Unsecured Claim; (iii) whether the Pre-Petition Lender's Allowed Secured Claim or the Allowed Unsecured Claim is a capital asset in the hands of the holder; (iv) whether the Pre-Petition Lender's Allowed Secured Claim or the Allowed Unsecured Claim has been held for more than one year; (v) the extent to which a loss, bad debt deduction or charge to a reserve for bad debts has occurred with respect to a Pre-Petition Lender's Allowed Secured Claim or an Allowed Unsecured Claim; and
(vi) the application of the "market discount" rules.
     B. BASIS AND HOLDING PERIOD OF PROPERTY RECEIVED
     The tax basis of New Rose's Secured Notes received by a holder of an
Allowed Secured Claim will be equal to their issue price (or possibly their fair market value on the Effective Date, if different from issue price, in the case of a cash method taxpayer). The holding period for the New Rose's Secured Notes for a Pre-Petition Lender will begin on the day immediately after the exchange.
     The tax basis of the New Rose's Common Stock to be distributed on the Effective Date to a holder of an Allowed Unsecured Claim will be equal to its fair market value on that date and the holding period for such stock for a holder will begin on the day immediately after the exchange. If it is determined 90 days after the Effective Date that additional stock is to be distributed to a holder of an Allowed Unsecured Claim, the tax basis of such additional stock will be equal to its fair market value on that date and the holding period for such additional stock will begin on the day immediately after the distribution.
     C. EFFECT OF ORIGINAL ISSUE DISCOUNT
     At this time, it is not known whether the New Rose's Secured Notes will be issued with original issue discount ("OID"), which is the excess of a debt instrument's "stated redemption price at maturity" over its issue price. In the event the notes are issued with OID, a holder will be required to include amounts in income in advance of cash payments.
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     D. MARKET DISCOUNT ON RESALE
     A Pre-Petition Lender or the holder of an Allowed Unsecured Claim (if such claim had a fixed maturity date exceeding 1 year from the date of issue) may be subject to the market discount provisions of the Revenue Code. The Revenue Code generally requires a holder of a "market discount bond", as defined below, to treat as interest income any gain recognized on the disposition of such bond to the extent of the market discount accrued during the holder's period of ownership (unless such holder had elected to include market discount in income on a current basis). The accrued market discount generally equals a ratable portion of the amount of the obligation's market discount, based on the number of days the holder has held the obligation at the time of such disposition, as a percentage of the number of days from the date the holder acquired the obligation to its maturity. A "market discount bond" is a debt obligation purchased at market discount (subject to a statutory de minimis exception).
  5. GAIN OR LOSS TO HOLDERS OF COMMON STOCK INTERESTS
     While the issue is not free from doubt, the Debtor believes the holders of Common Stock Interests should be treated as receiving the Subscription Rights in exchange for their common stock. Under this view, each holder of a Common Stock Interest will recognize gain or loss equal to the difference between (i) the fair market value of the New Rose's Warrants and the Subscription Rights on the dates such New Rose's Warrants and Subscription Rights are received, respectively and (ii) the adjusted tax basis of the holder's Common Stock Interest. On the other hand, should such a holder also receive New Rose's Common Stock in exchange for such holder's common stock, such exchange will qualify as a tax-free recapitalization, with the result that the holders would recognize gain, if any, but not loss, to the extent of the fair market value of the New Rose's Warrants and Subscription Rights received.
     The tax basis of the New Rose's Warrants will be equal to their fair market value on the Effective Date. The holding period for the New Rose's Warrants will begin on the date following the exchange. Should a holder also receive New
Rose's Common Stock, the holder's tax basis in such stock would be equal to the basis in the common stock exchanged, decreased by the fair market value of any New Rose's Warrants and Subscription Rights received and increased by any gain recognized on the exchange. The holder's holding period for the New Rose's
Common Stock received would include the holding period for the common stock exchanged by such holder.
     If the Debtor is liquidated, rather than reorganized, the Alternative Treatment Provisions of the Plan provide that the Common Stock Interests will not be canceled until the entry of a Final Decree, and a holder of Common Stock Interests likely will not receive any distributions under the Plan. On the assumption such common stock is a capital asset in the hands of the holders, each holder is entitled to claim a capital loss deduction, to the extent of its adjusted basis in such stock, for the year in which the stock became worthless. The capital loss is long-term or short-term depending upon whether the Common Stock Interest has been held for more than 12 months, measured as of the last day of the holder's taxable year in which the common stock became worthless.
Each holder should consult with its tax advisor to determine the year for which it should claim such deduction in the event the Debtor is liquidated.
  B. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR
  1. OVERVIEW
     The Debtor has one subsidiary, RSI Trading, Inc., with which it files a consolidated federal income tax return (the "Debtor Group"). The Debtor Group's NOL carryovers for regular federal income tax and alternative minimum tax
("AMT") purposes, as of January 31, 1993, were approximately $62 million and approximately $50 million, respectively. The Debtor Group estimates that its NOL carryovers for regular federal income tax purposes and AMT purposes, as of January 30, 1994, are approximately $108 million and approximately $96 million, respectively. It is noted that the Service has not audited the Debtor Group's tax returns for taxable years ending subsequent to January 25, 1992. If these returns were audited and the Service were to review the Debtor Group's NOL carryovers, there can be no assurance that such NOLs would not be reduced and that the courts would not sustain such reduction.
  2. DEBT RESTRUCTURING
     A. DISCHARGE OF INDEBTEDNESS
     Under the Plan, it is expected that Allowed Unsecured Claims will be satisfied at a discount.
     Generally, the retirement of debt at a discount will result in income from the cancellation of debt ("COD Income") to the debtor equal to the excess of (i) the principal amount (as determined for federal income tax purposes) of the debt retired, plus
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
any previously accrued but unpaid interest (unless such interest was not deducted by the debtor), over (ii) the amount of cash, issue price of new debt and/or the fair market value of other property given in satisfaction of such retired debt.
     However, under Section 108 of the Revenue Code, if the discharge of the debtor's indebtedness is pursuant to a plan approved by a bankruptcy court in a Title 11 case, the debtor's COD Income is not required to be included in gross income. Instead, the amount of COD Income that would otherwise be required to be included in income is applied to reduce certain tax attributes of the debtor in the following order: NOL carryovers, certain credit carryovers, capital loss carryovers, the basis of the debtor's property (but not below its liabilities after the discharge) and foreign tax credit carryovers. A judicially-developed rule known as the "stock-for-debt" exception, now reflected in Section
108(e)(10) of the Revenue Code, generally provides, however, that the exchange of stock for debt by a corporation in a Chapter 11 proceeding where COD Income is otherwise realized will not result in tax attribute reduction or income recognition.
     In order for the stock-for-debt exception to apply, stock (excluding any disqualified stock under Section 108 of the Revenue Code) issued in exchange for the debt must meet the following two "de minimis" tests: (i) the "nominal-or-token" test and (ii) the "proportionality" test.
     The Service has recently issued final regulations which provide that the relevant facts and circumstances must be considered in determining whether stock issued for debt is nominal or token and do not base this determination on a specified list of factors. In addition, this determination is made on an aggregate basis with respect to all common stock issued for unsecured indebtedness in the Title 11 case. The Debtor believes, based upon a revenue procedure recently issued by the Service, that the amount of New Rose's Common Stock to be issued to holders of Allowed Unsecured Claims pursuant to the Plan will not be considered nominal or token, provided the holders of Allowed Unsecured Claims receive at least 15% of New Rose's Common Stock. If such holders receive an amount of New Rose's Common Stock below this percentage, whether or not the stock-for-debt exception applies will depend upon the actual facts. A second "de minimis" requirement that must be met for the stock-for-debt exception to apply to an unsecured creditor's indebtedness is that the ratio of the value of the stock received by such creditor to the amount of debt canceled or exchanged in consideration thereof cannot be less than 50 percent of a similar ratio computed for all unsecured creditors participating in the workout (whether or not they receive stock). The New Rose's Common Stock to be issued under the Plan to each holder of an Allowed Unsecured Claim should satisfy this second requirement.
     The Omnibus Budget Reconciliation Act of 1993, enacted on August 10, 1993, repealed the stock-for-debt exception, effective with respect to stock transferred after December 31, 1994, in satisfaction of any indebtedness, unless the transfer is in a bankruptcy case filed on or before December 31, 1993. This legislation will not apply to reorganized Rose's because its bankruptcy case was filed on September 5, 1993, prior to the effective date of this legislation.
     The Pre-Petition Lender's Allowed Secured Claims will not be retired at a discount, unless the New Rose's Secured Notes are treated as issued with OID, which is not known at this time. If such notes are issued with OID, the amount of the COD Income should equal the amount of the OID and will reduce the
Debtor's tax attributes as discussed above.
     B. FUTURE UTILIZATION OF NOL CARRYOVERS
     Under Section 382 of the Revenue Code, a corporation's utilization of NOL carryovers may be restricted if the corporation undergoes (or previously has undergone) an "ownership change." A corporation will be considered as undergoing an ownership change if at any time during a rolling three-year period (the "testing period") the percentage of stock owned by one or more five-percent shareholders or deemed five-percent shareholders (as defined under technical rules under Section 382) increases by more than 50 percentage points over the lowest percentage of stock owned by each of such shareholders during the testing period. The Debtor believes that it has not undergone an ownership change to date, and the following discussion (except as noted below) is based on the assumption that no ownership change will occur prior to the Effective Date.
     It is highly likely that the issuance of New Rose's Common Stock will cause the Debtor Group to undergo an ownership change on the Effective Date, with the result that its NOL carryovers will be subject to limitation under Section 382 of the Revenue Code. However, in the unlikely event the Subscription Rights are exercised by the holders of Common Stock Interests in the right proportions, the Debtor Group should not experience an ownership change in the Chapter 11 Case. The following discussion is based upon the Debtor Group undergoing an ownership change on the Effective Date.
     Unless a debtor elects for it not to apply, Section 382(l)(5) of the
Revenue Code provides that in the case of a debtor under the jurisdiction of a bankruptcy court in a Title 11 case, the annual formula limitations imposed by
Section 382 of the Revenue Code (as discussed below) will not apply to any ownership change resulting from such a proceeding if qualifying
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
creditors and shareholders (determined immediately before such ownership change) own, after such ownership change as a result of being shareholders or creditors immediately before such change, 50 percent or more of the stock of the loss corporation. "Qualifying creditors" are persons that were creditors as of a date eighteen months before filing of the petition under Title 11 or persons whose claims arose in the ordinary course of the trade or business of the loss corporation (and were at all times beneficially owned by such persons). It should be noted, however, that if the loss corporation undergoes a subsequent ownership change within the two-year period following an ownership change with respect to which it avails itself of Section 382(l)(5) of the Revenue Code, its NOL carryovers are effectively eliminated.
     A cost of applying Section 382(l)(5) of the Revenue Code is that NOL carryovers must be reduced by the sum of: (1) any deduction for interest claimed by the loss corporation, with respect to any indebtedness converted into stock, for any taxable year ending during the three-year period preceding the taxable year of the ownership change and the portion of the year of the ownership change prior to the date of the ownership change, and (2) 50 percent of the excess of the discharged debt (other than the interest taken into account above) over the value of the stock and other property transferred to creditors in a transfer qualifying for the stock-for-debt exception described above.
     Due to the uncertainties regarding the post-reorganization stock ownership of the Debtor, and as a result of the Subscription Rights to be granted to existing stockholders and the possibility under the Plan that up to 30% of New Rose's Common Stock may be issued to existing stockholders, the Debtor cannot now determine whether it will satisfy the "qualifying creditors and shareholders" requirement with respect to the application of Section 382(l)(5), as described above. Furthermore, the Debtor has not yet determined whether, in the event Section 382(l)(5) does apply, it would be preferable to elect for that provision not to apply.
     If an ownership change occurs on the Effective Date and Section 382(l)(5)
is not applied, the NOL carryovers available each year to offset income would, in general, then be limited under Section 382(l)(6) of the Revenue Code to the product of (i) the fair market value of the Debtor's common stock immediately after the ownership change, provided that the fair market value of the New
Rose's Common Stock for this purpose cannot exceed the fair market value of the Allowed Unsecured Claims exchanged for such stock and, if New Rose's Common
Stock is issued for cash pursuant to the exercise of the Subscription Rights, the amount of cash paid to the Debtor, and (ii) the federal long-term tax-exempt interest rate in effect on the date of the ownership change (currently approximately 6 percent), plus the portion of any such limitation amount not utilized in prior years. Even this limitation would not be available if the Debtor Group failed to conduct its historic business at all times during the two-year period following the date of the ownership change.
     In the event an ownership change should occur prior to the Effective Date as a result of trading of the Debtor's common stock, reliance on Section 382(1)(5) will not be available with respect to NOLs incurred prior to the date of that ownership change, and the above formula limiting the utilization of prechange NOLs will be based on the fair market value of the Debtor's common stock immediately before, rather than immediately after, the ownership change. The disadvantage of this treatment is that the fair market value of the Debtor's common stock would not reflect the exchange of the Allowed Unsecured Claims for New Rose's Common Stock.
     In addition, NOL carryovers otherwise available may be used without restriction during a five-year period (the "recognition period") subsequent to the ownership change to offset "built-in gains" (generally the excess of the fair market value of the assets of the Debtor Group over their adjusted tax basis) existing at the time of the ownership change and realized during the recognition period, up to the amount of the net built-in gain on the date of the ownership change, provided that on the date of the ownership change the amount of built-in gain with respect to the assets of the Debtor Group (excluding cash, cash equivalents and certain other assets) exceeds the lesser of $10 million or 15 percent of the fair market value of such assets. The Debtor Group believes that its assets contain an amount of built-in gain sufficient to satisfy this threshold. On the other hand, should the Debtor Group's assets contain an amount of built-in loss (generally the excess of the adjusted tax basis of the assets of the Debtor Group over their fair market value) in excess of the above threshold on the date of the ownership change, the recognition of such built-in losses within the recognition period up to an amount equal to the net unrealized built-in loss on such date, would be treated in the same manner as NOLs in existence prior to the ownership change.
     Special rules apply to the allocation of taxable income to "pre-change" and "post-change" periods of the tax year in which an ownership change occurs. Generally, taxable income for the year is allocated to each period on a pro-rata basis. Built-in gains (or losses) recognized on or after the ownership change date (in an amount not exceeding the "net unrealized built-in gain" (or "loss")) are not prorated, but are allocated to the post-change period. In the case of built-in gains subject to the above rule, the Debtor Group's Section 382 limitation will be increased by a like amount.
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     There is a significant risk that, if an ownership change does not occur on the Effective Date, because holders of Common Stock Interests exercise Subscription Rights in the right proportions, and there is an ownership change within 2 years of the Effective Date, Section 382 will be interpreted to require a reduction of the fair market value of the Debtor's common stock at the time of the ownership change by the amount of the increase in value resulting from the cancellation of the Allowed Unsecured Claims on the Effective Date. From the standpoint of utilizing its NOLs, this treatment could place the Debtor in a worse position than it would have been in if there had been an ownership change on the Effective Date.
     If the Debtor is liquidated, rather than reorganized, the Debtor's ability to offset future income, if any, by its NOLs is subject to the possible application of Section 382. The Debtor intends to take the position that the implementation of the Alternative Treatment Provisions of the Plan will not result in an ownership change under Section 382 of the Revenue Code because the holders of Common Stock Interests will continue to hold such stock after the Effective Date. However, because such holders likely will not receive any distribution under the Plan with respect to their Common Stock Interests, the
IRS may assert that holders of Allowed Unsecured Claims, as a result of the transactions contemplated by the Alternative Treatment Provisions of the Plan, have effectively become the equity owners of the Debtor, resulting in an ownership change under Section 382. Even in that event, the Debtor does not anticipate that it will incur a material amount of federal income tax liability from the disposition of assets (without regard to whether the benefits under Sections 382(l)(5) and 382(l)(6) of the Revenue Code will be available). In addition, even if the IRS should successfully assert that there has been a deemed capitalization of all or a portion of the Pre-Petition Lender's Allowed Secured Claims and/or the Allowed Unsecured Claims, the Debtor should not be required to include the COD Income in gross income.
     C. ALTERNATIVE MINIMUM TAX
     A corporation is liable for AMT of 20 percent of alternative minimum taxable income ("AMTI") if such tax exceeds its regular tax liability. In addition, a corporation must separately compute and carry forward AMT NOL deductions. AMTI is generally calculated by making a series of adjustments to regular taxable income. An AMT NOL carryover cannot offset more than 90 percent of AMTI for any taxable year.
     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE PLAN AND THE OWNERSHIP
AND DISPOSITION OF NEW ROSE'S SECURED NOTES AND/OR NEW ROSE'S COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND
OTHER TAX LAWS.
                                      IX.
           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A. IN GENERAL
     The Debtor has evaluated numerous reorganization alternatives to the Plan. After studying these alternatives, the Debtor has concluded that the Plan provisions for continuation of operations present the best alternative and will maximize recoveries by holders of Claims and Interests, assuming that the conditions to the Effective Date are achieved. Accordingly, if the Plan is not confirmed, the following alternatives could occur:
  1. SALE ALTERNATIVE
     Peter J. Solomon Company Limited ("PJSC") was retained by the Debtor in May 1994 in order to identify potential parties interested in a potential investment in, or purchase of, the Debtor. Absent an extension by the Debtor of PJSC's initial four month engagement, PJSC will conduct an intense search for potential investors and buyers. In the event that PJSC obtains an investor or a buyer, the Debtor, with the advice of PJSC and the Debtor's financial advisors, will evaluate a proposed transaction in order to determine the potential benefit to the Estate resulting from the consummation of such transaction. It is likely that the terms of any proposed sale or investment will be discussed fully with other creditor constituencies. If such a transaction is deemed to be in the best interest of the estate, the Debtor will consider amending the Plan and incorporating the terms of any proposed transaction into the Plan, subject to obtaining all required consents and subject to all terms and provisions of the Second Supplemental Adequate Protection Consent Order. Without knowing even the broad terms of any proposed transaction, the Debtor at this point is not in a position to discuss the affect that such a transaction would have on the treatment of Claims and Common Stock Interests.
                                       75                                   M-97

  2. ENHANCED VALUE AS AN OPERATING UNIT
     The Debtor has analyzed whether a higher return to creditors could be secured through a sale of the business of the Debtor on a breakup basis, e.g., through sales of individual divisions, and has concluded that the business of the Debtor enjoys a considerable enhanced value as a single operating unit because of the overall integration of its system and discounts from volume purchases for multiple stores, regional advertising and central accounting. Thus, a breakup of the business of the Debtor would not likely result in an aggregative higher return to creditors than that to be distributed pursuant to the Plan.
  3. CHAPTER 11 LIQUIDATION
     If the Plan is not confirmed, the Debtor may seek to obtain, with the consent of the Plan Proponents and GE Capital, permission to file an alternative plan providing for a Chapter 11 liquidation. This would be an orderly wind-down of the business and liquidation under the control of the Debtor's existing management or a Liquidation Officer appointed by the Court at the request of the Unsecured Committee. This alternative should not occur because the Plan presently contains a liquidation alternative if the Alternative Treatment Provisions are effective. Nevertheless, as discussed below, the Debtor believes that a Chapter 11 liquidation would be preferable to a conversion of the Chapter 11 Case to a liquidation under Chapter 7 of the Bankruptcy Code, but not as favorable as reorganization under the current Plan or liquidation in Chapter 11 in accordance with the current Plan.
  4. CONVERSION TO CHAPTER 7
     If the Plan is not confirmed, the Chapter 11 Case may be converted to Chapter 7 of the Bankruptcy Code. A trustee would be appointed to liquidate the assets of the Debtor for distribution to the creditors in accordance with the priorities established by the Bankruptcy Code. The Debtor believes that in a Chapter 7 liquidation, before creditors receive any distributions, additional administrative expenses would be incurred through the appointment of a trustee and employment of additional professionals to assist the trustee. The Chapter 7 trustee would have a difficult task in managing the liquidation due to the size of the Debtor's case and its complexity. Further, the trustee would likely have difficulty objecting to unreasonable claims unless key employees of the Debtor are willing to assist in the Chapter 7 liquidation. The Debtor believes that the ultimate return to creditors could be greater and faster in a Chapter 11 liquidation due to utilization of the knowledge and experience of existing management to maximize recoveries.
  5. DISMISSAL ALTERNATIVE
     Dismissal of the Chapter 11 Case would have the effect of restoring (or attempting to restore) all parties to the STATUS QUO ANTE. Upon dismissal, the Debtor would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming negotiation process and resulting in costly and protracted litigation in various jurisdictions. Dismissal of the Chapter 11 Case would also permit the Pre-Petition Lenders to foreclose upon the assets of the Debtor which are subject to their respective liens and permit unsecured creditors to obtain and enforce judgments against the Debtor. The Debtor is presently a defendant in at least fifty (50) state court actions which were commenced on behalf of parties who claim damages as a result of personal injuries suffered in relation to the operations of the Debtor. The Debtor is also a party in other actions and proceedings. Such lawsuits, claims and actions routinely arise in the ordinary course of conducting business as a retail company. If the Chapter 11 Case was dismissed, many of these actions would proceed. In particular, legal action against the Debtor by the Pre-Petition Lenders would undermine the ability of the Debtor to obtain financing and potentially lead to the liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. Therefore, the Debtor believes that dismissal of the Chapter 11 Case is not a favorable alternative to the Plan.
  6. OTHER ALTERNATIVES IF PLAN IS NOT CONFIRMED
     If the Plan is not confirmed, any other party in interest in this Chapter 11 Case could attempt to formulate and propose a different plan or plans of reorganization. Such plans might involve either a reorganization and continuation of the business of the Debtor, a sale of the business of the Debtor as a going concern, an orderly liquidation of the assets of the Debtor, or a combination of these alternatives. Further, if it is impossible for a plan of reorganization to be confirmed, the Chapter 11 Case will likely be converted to Chapter 7 of the Bankruptcy Code.
     For the reasons described in this Disclosure Statement, the Debtor believes that the distributions to each Class of impaired Claims and impaired Common Stock Interests under the Plan will be greater and will be received earlier than the distributions which might be received after a Chapter 7 liquidation of the Debtor. Further, the Debtor projects no distributions
M-98                                   76
to the holders of Common Stock Interests in a Chapter 7 liquidation. The Debtor believes that if the conditions to the Effective Date occur, the Plan maximizes the property available for distribution and any alternative would result in lesser recoveries.
                                       X.
                   CONFIRMATION OF THE PLAN OF REORGANIZATION
A. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN
  1. IN GENERAL
     At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129 of the Bankruptcy Code have been satisfied, and it will confirm the Plan only if it finds that all of the requirements set forth in Section 1129 have ben met. The Debtor believes that the Plan satisfies or will satisfy each of the requirements of Section 1129, as follows:
          (a) The Plan complies with the applicable provisions of the Bankruptcy Code. The Debtor, as a Plan Proponent, will have complied with the applicable provisions of the Bankruptcy Code.
          (b) The Plan has been proposed in good faith and not by any means forbidden by law.
          (c) Any payment made or promised by the Debtor under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation, such payment is subject to the approval of the Bankruptcy Court as reasonable.
          (d) The Debtor will disclose the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer or voting trustee of the Debtor or Reorganized Rose's, any affiliate of the Debtor participating in the Plan with the Debtor or a successor to the Debtor under the Plan. Moreover, the appointment to, or continuance in, such office of such individual must be consistent with the interests of the holders of Claims and Interests and with public policy, and the Debtor will disclose the identity of any insider that will be employed or retained by the Debtor or Reorganized Rose's, and the nature of any compensation for such insider.
          (e) With respect to each Class of impaired Claims or Interests, either each holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such holder would receive or retain if the Debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code.
          (f) Each Class of Claims or Interests that is entitled to vote on the Plan has either accepted the Plan or is not impaired under the Plan.
          (g) Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative and Priority Claims (other than Allowed Tax Claims) will be paid in full on the Effective Date and that Allowed Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the allowed amount of such Claim (subject to the limitations of Section 1129 of the Bankruptcy Code).
          (h) At least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.
          (i) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.
          (j) All fees payable under 28 U.S.C. (section mark) 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.
          (k) The Plan provides for the payment after the Effective Date of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of
     Section 1114, at any time prior to Confirmation, for the duration of the period the Debtor has obligated itself to provide such benefits.
                                       77                                   M-99

          The Debtor believes that (i) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (ii) it has complied or will have complied with all the requirements of Chapter 11; and (iii) the Plan has been proposed in good faith.
       2. BEST INTERESTS OF CREDITORS TEST/LIQUIDATION ANALYSIS
          Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each holder of a Claim or Interest in such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. If the Debtor were liquidated under Chapter 7, based upon the Liquidation Analysis attached hereto as Exhibit D, the Pre-Petition Lenders would likely foreclose on the Debtor's assets, thereby leaving a dividend of approximately 23.3% on a Pro-Rata basis for holders of Allowed Unsecured Claims. Common Stock Interests would likely receive no distribution.
          In Chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid fully or payment provided for:
          (i) Secured creditors (to the extent of the value of their collateral).
          (ii) Administrative and Priority creditors.
          (iii) Unsecured creditors.
          (iv) Debt expressly subordinated by its terms or by order of the Bankruptcy Court.
          (v) Equity Interest holders.
     Annexed hereto and made a part hereof as Exhibit D is a Liquidation Analysis and accompanying assumptions which demonstrate that, in the opinion of the Debtor, each holder of an impaired Claim or Interest will receive more under the Plan than it would receive in an orderly liquidation of the Debtor's assets under Chapter 7.
     The Debtor also believes that substantial additional unsecured Claims would result in the context of such a liquidation under Chapter 7. The amount of Allowed General Unsecured Claims and Administrative Claims (especially those incurred by the Trustee and professionals employed by the trustee) would be significantly greater than that projected in this Disclosure Statement if the Alternative Treatment Events do not occur. In addition, pursuant to the Bankruptcy Code, a new bar date would be established, which would potentially significantly increase the amount of asserted unsecured claims and which would permit holders barred from receiving distributions under the Bar Date fixed in connection with the Debtor's Chapter 11 Case to file and assert their Claims.
     Based on the above analysis, the Debtor believes that the best interest test will be satisfied at the Confirmation Hearing in connection with the Plan.
  3. FINANCIAL FEASIBILITY
     The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that Confirmation of the Plan is not likely to be followed by the liquidation of Reorganized Rose's or the need for further financial reorganization, except as is provided for under the Plan. Annexed hereto as Exhibit C are the Debtor's Financial Projections for 1994 through 1998 on an annual basis, quarterly projections for 1995, assumptions accompanying the projections, actual and projected income statements for 1991 through 1998, actual and projected balance sheets for 1991 through 1998, and actual and projected changes in cash for 1991 through 1998.
     The Financial Projections reflect an EBITDA of $20.197 million through the Debtor's fiscal year ending January 28, 1995. The projected Actual EBITDA through December 31, 1994 is $28.4 million. Assuming the Debtor achieves an Actual EBITDA of no less than $25 million through December 31, 1994, no other Alternative Treatment Events occur, and the conditions to the Effective Date are met, the projections, with attached assumptions, demonstrate that, given estimated expenses and income, and taking into account Cash reserves, the Debtor will be able to satisfy its obligations under the Plan, as well as ongoing business obligations. The Cash payments under the Plan will be made from funds generated by the operation of Reorganized Rose's business, the Post-Effective Date Financing Facility, and the possible additional closing of a small number of Core Stores, or in the case of distributions to be made pursuant to the Alternative Treatment Provisions of the Plan, from Cash constituting the net proceeds of the sale or disposition of substantially all assets of the Estate. The PRO
M-100                                  78

FORMA financial projections indicate that Reorganized Rose's will have sufficient financial resources to satisfy its ongoing business obligations and to make the distributions required by the Plan.
  4. ACCEPTANCE BY IMPAIRED CLASSES
     The Bankruptcy Code requires, as a condition to Confirmation, that each class of Claims or Interests that is impaired under the Plan accept the Plan, with the exception described in the following Section. A class that is not impaired under the plan of reorganization is deemed to have accepted the plan, and, therefore, solicitation of acceptances with respect to such class is not required.
  5. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES
     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. If certain impaired classes reject the Plan, the Debtor reserves its rights to seek the application of the statutory requirements set forth in
Section 1129(b) of the Bankruptcy Code despite lack of acceptance by all impaired classes.
     Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cramdown," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each class of claims or interests that is impaired under and has not accepted the plan.
     The condition that a plan be "fair and equitable" with respect to a nonaccepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totalling at least the allowed amount of such claims with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.
     The condition that a plan be "fair and equitable" with respect to a nonaccepting class of unsecured claims includes the requirement that either: (a) such class receive or retain under the plan property of a value as of the effective date of the plan equal to the allowed amount of such claim or (b) if the class does not receive such amount, no class junior to the nonaccepting class may receive a distribution under the plan.
     The condition that a plan be "fair and equitable" with respect to a nonaccepting class of interests includes the requirements that either: (a) the plan provides that each holder of an interest in such class receive or retain under the plan, on account of such interest, property of a value, as of the effective date of the plan, equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) (a) the value of such interest, or (b) if the class does not receive such amount, no class of interests junior to the nonaccepting class may receive a distribution under the plan.
     In the event that holders of Allowed Unsecured Claims or Common Stock Interests reject the Plan, the Debtor believes that it will be able to confirm the Plan despite such rejection in accordance with Section 1129(b) of the Bankruptcy Code.
                                      XI.
                        CERTAIN FACTORS TO BE CONSIDERED
A. AVOIDABLE PREFERENTIAL TRANSFER CLAIMS
     Under Sections 544, 545, 547, 548, 549 or 550 of Bankruptcy Code, the Debtor may bring actions to avoid liens and recover for the benefit of the estate property transferred by the Debtor prior to or after the Filing Date (the "Avoiding Power Actions"). Under Section 547, the most often utilized section, the Debtor may seek to recover such property or its value from any creditor that received that property on account of outstanding debts of the Debtor during the 90-day period (or one-year period if the creditor was also an insider of the Debtor) immediately before the Filing Date, if at the time of the transfer, the Debtor was insolvent within the meaning of the Bankruptcy Code. "Insolvent" means that the amount of the Debtor's liabilities (including contingent liabilities) exceeded the fair market value of its assets. Assuming that the Debtor was insolvent during this period, the Debtor could allege that transfers, such as payments made to trade vendors, constitute avoidable preferences under
Section 547 of the Bankruptcy Code. The Court might require the recipients of preferential payments to return the funds to the Debtor for distribution under the Plan.
                                       79                                  M-101

     Recipients of preferential transfers have many defenses available under the Bankruptcy Code. For example, if a payment is made and received in the ordinary course of business with the Debtor, or if the recipient provides new value to the Debtor in the nature of new merchandise or credit in exchange for the payment, then the transfer cannot be avoided.
     The Debtor, with the assistance of bankruptcy counsel and KPMG Peat Marwick, is conducting an analysis to determine the magnitude of transfers which could be recovered under Section 547 or otherwise. Due to the downsizing of the Debtor's Information Systems Group and the significant amount of time this group has expended in the reconciliation of reclamation claims, the Debtor has been unable to complete its review of possible avoidable transfers.
     The Debtor is very concerned with the negative impact on vendors of any action to recover preferential transfers, particularly considering the fact that trade vendors are receiving New Rose's Common Stock under the Plan. Any recovery of preferential transfers would increase the claims of the transferees from whom funds are recovered so that the amount of unsecured debt would increase.
     If the Effective Date occurs and the Alternative Treatment Provisions are not effective, the Debtor will forever release all Avoiding Power Actions. However, if the Alternative Treatment Provisions are effective, the Debtor will retain all rights to utilize its Avoiding Power Actions.
B. RISK FACTOR FOR REORGANIZED ROSE'S
     The following discussion is intended to be a non-exclusive summary of certain risks attendant to consummation of the Plan. Holders of Claims and Interests are encouraged to supplement this summary with their own analysis and evaluation of the Plan and the entire Disclosure Statement. Notwithstanding the risk factors analyzed below, the Debtor believes that the Plan is viable and will meet all requirements of Confirmation under the Bankruptcy Code.
     The New Common Stock to be issued pursuant to the Plan to holders of Class 3 Claims, and possibly Class 5 Interests, will be subject to a number of material risks. The risk factors enumerated below are set forth for purposes of example only; other risk factors not discussed below may exist that affect the value, marketability and/or other aspects of the New Common Stock, as well as the business prospects of Reorganized Rose's.
  1. POST-EFFECTIVE DATE CREDIT FACILITY
     The Debtor's ability to fund its obligations under the Plan, assuming the Alternative Treatment Provisions of the Plan are not effective, is dependent upon procurement of a Post-Effective Date Financing Facility. As of the filing of this Disclosure Statement, the Debtor has received a Commitment Letter from GE Capital for a Post-Effective Date Financing Facility in the amount of $80 million. Of course, obtaining a Post-Effective Date Financing Facility from GE Capital in accordance with the Commitment Letter is subject to various conditions and contingencies which have not yet been satisfied and the possibility exists that such conditions and contingencies may not be satisfied. The Debtor is continuing to explore other financing alternatives under terms permitted by the Commitment Letter, but is very pleased to have the commitment in hand prior to consideration of the Plan by creditors.
  2. LACK OF ESTABLISHED MARKET FOR NEW ROSE'S COMMON STOCK
     Assuming that the Effective Date occurs, it is contemplated that Reorganized Rose's will seek a listing for the New Rose's Common Stock and the New Rose's Warrants on either the NASDAQ National Market System. However, there can be no assurance that Reorganized Rose's will be successful in meeting the listing requirements of such exchanges. This and other factors may hinder or prevent the establishment of a trading market in the New Rose's Common Stock and the New Rose's Warrants.
  3. COMPETITION
     The retailing industry, in general, and the discount department store business are very competitive. Rose's is in competition with other discount department stores in the geographic area in which it operates, but also with other types of retail outlets, including specialty stores, general merchandise stores, off-price stores and large national discount chains such as Wal-Mart and Kmart. The discount department store business is seasonal in nature with a high proportion of sales and operating income generated during the last quarter of the year. It is critical that the Debtor maintain an adequate working capital facility in order to maintain levels of inventory needed to attract customers, particularly during the Christmas/Holiday season.
M-102                                  80

     The Debtor has closed 102 stores during the Chapter 11 Case. Most of the remaining Core Stores have performed well due to the absence or limited adverse impact of a major competitor in the area. Nevertheless, the Debtor cannot predict with certainty the future effect of competitor activity on the continued profitability of its remaining stores.
  4. HISTORY OF THE DEBTOR
     The Debtor failed to operate profitably for several years preceding the Chapter 11 filing. It is the opinion of management that the overhead reductions made during the Chapter 11 Case, including the liquidation of 102 stores, and new marketing and merchandising strategies, will enhance operating profits. However, it is critical that sales in the remaining stores attain the levels set forth in the Financial Projections.
C. RECOMMENDATIONS
     In the Debtor's opinion, the Plan is preferable to the alternatives described above because it provides for a potentially larger distribution to holders of Allowed Claims and Common Stock Interests than would otherwise result in a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation of the Plan could result in extensive delay and increased administrative expenses resulting in potentially smaller distributions to holders of Allowed Claims and Common Stock Interests. Accordingly, the Debtor supports Confirmation of the Plan.
D. CONCLUSION
     For the reasons set forth herein, the Plan Proponents urge all holders of Allowed Claims and Common Stock Interests which are or may be impaired under the Plan to vote to accept the Plan and to evidence this acceptance by returning their Ballots, so that they may be duly and timely received prior to deadline for which all Ballots are to be submitted, in the manner prescribed herein and the Disclosure Statement Approval Order.
     This First Amended Disclosure Statement is respectfully submitted to the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division, by the Debtor and its counsel on the 4th day of October, 1994.
                                         Respectfully submitted,
                                         Rose's Stores, Inc.
                                         By:          R. EDWARD ANDERSON

                                               R. EDWARD ANDERSON, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER
                                       81                                  M-103

                                         SMITH DEBNAM HIBBERT & PAHL
                                         BANKRUPTCY COUNSEL FOR ROSE'S
                                         STORES, INC.
                                         4700 NEW BERN AVENUE
                                         POST OFFICE BOX 26268
                                         RALEIGH, NORTH CAROLINA 27611-6268
                                         919/250-2000
                                         By:           TERRI L. GARDNER

                                                        LARKIN PAHL
                                                 N. C. STATE BAR NO. 3311
                                                     TERRI L. GARDNER
                                                 N. C. STATE BAR NO. 9809
                                         PROSKAUER ROSE GOETZ & MENDELSOHN
                                         SPECIAL BANKRUPTCY COUNSEL FOR
                                         ROSE'S STORES, INC.
                                         1585 BROADWAY
                                         NEW YORK, NEW YORK 10036
                                         212/969-3000
                                         By:          MICHAEL E. FOREMAN

                                                       ALAN B. HYMAN
                                                    MICHAEL E. FOREMAN
M-104                                  82

                                   EXHIBIT A
                 FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR
                              ROSE'S STORES, INC.
    (This document is on file with the United States Bankruptcy Court and is incorporated herein by reference)
                                      A-1                                  M-105

                      [This Page Left Blank Intentionally]
M-106

                                   EXHIBIT B
                              ROSE'S STORES, INC.
     In 1990, the American Institute of Certified Public Accountants issued Statement of Position 90-7 ("Reorganization SOP") "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). The application of Fresh-Start Reporting requires adjusting assets and liabilities to their estimated fair value at the effective date of the reorganization. To facilitate the comparisons to prior years, the balance sheets incorporated in the Long-Term Forecasts include reorganization adjustments but not valuation adjustments. The following are the adjustments that will be applied to the April 30, 1995 balance sheet to reflect the application of Fresh Start Reporting and the terms of the Plan of Reorganization.
                PROFORMA PRELIMINARY CONSOLIDATED BALANCE SHEET

                                                                                                 "FRESH START
                                                                                                 ACCOUNTING"           PROFORMA
                                                                            APRIL 30, 1995      DR         CR       APRIL 30, 1995
                                                                                            (AMOUNTS IN THOUSANDS)
                                 ASSETS
Cash.....................................................................         1,000                                   1,000
Accounts receivable......................................................        10,232                    3,463(H)       6,769
FIFO inventory...........................................................       181,668                                 181,668
  LIFO reserve...........................................................       (29,360)       29,360(B)                     --
LIFO inventory...........................................................       152,308                                 181,668
Prepaid merchandise......................................................         6,000                                   6,000
Other current liabilities................................................         7,084                    3,000(C)       4,084
  Total current assets...................................................       176,624        29,360      6,463        199,521
Net property.............................................................        35,508                   35,508(H)          --
Deferred tax benefits....................................................         6,447                                   6,447
Other assets.............................................................           551                      551(H)          --
  Total assets...........................................................       219,130        29,360     42,522        205,968
                          LIABILITIES & EQUITY
Accounts payable.........................................................        28,542                                  28,542
Current capital leases...................................................         1,424                                   1,424
Working capital facility.................................................        33,344                    5,000(A)      38,344
Closed store reserve.....................................................         3,985         3,985(D)                     --
Taxes payable............................................................           (12)                     947(E)         935
Deferred tax liability...................................................         6,447                                   6,447
Other current liabilities................................................        16,707                                  16,707
  Total current liabilities..............................................        90,437         3,985      5,947         92,399
Pre-petition secured debt................................................        26,579                                  26,579
Pre-petition unsecured claims............................................       129,273       129,273(F)                     --
Capital leases...........................................................           212                                     212
Deferred income..........................................................           692                                     692
Postretirement ABO.......................................................         6,086                                   6,086
Stockholders' equity.....................................................       (34,149)                 114,149(G)      80,000
Total debt & equity......................................................       219,130       133,258    120,096        205,968

(A) Borrowings have been adjusted to reflect payments to be made in accordance with the plan of reorganization as follows:
    (1) The payment of $1.7 million for reclamation claims.
    (2) The payment if $3.3 million for cure amounts.
(B) Adjustment to write-up inventories by the current LIFO reserve.
                                      B-1                                  M-107

(C) Write-off of prepaid assets
(D) Reversal of excess closed store reserve
(E) Pre-petition tax liabilities have been reclassed to current liabilities.
(F) The elimination of pre-petition unsecured claims upon conversion into common stock. This amount has been adjusted for certain cure and reclamation claims to be satisfied in cash and certain tax claims which have been reclassified to other current liablities.
(G) To reflect the new value of equity upon the issuance of new Roses common stock with an estimated value of $50 to $80 million.
(H) The excess reorganization value which was not allocated to other assets and liabilities of Roses as part of the adoption of fresh-start reporting is attributed to PP&E, Other Assets, and Receivables.
M-108                                 B-2

                                   EXHIBIT C
                              ROSE'S STORES, INC.
                   SUMMARY OF PROJECTED FINANCIAL INFORMATION
                                   1994-1998

                                                                      1994
                                                                     REVISED
                                                                    OPERATING
                                                                      PLAN         1995        1996        1997        1998
                                                                                        ($ IN THOUSANDS)
Net Sales -- Owned...............................................   $ 756,948     772,984     796,143     827,987     869,353
Leased Sales.....................................................   $  25,638      26,174      26,960      28,038      29,440
FIFO Gross Margin -- % Net Sales.................................       23.27%      23.48%      23.64%      23.78%      23.94%
Expense -- % of Net Sales........................................       21.32%      21.26%      20.99%      20.72%      20.55%
Operating Cash Flow (EBITDA -- FIFO basis).......................   $  20,197      22,730      26,833      31,342      35,747
Operating Profit.................................................   $   9,115       9,713      13,851      20,562      26,707
Capital Expenditures.............................................   $   3,184       6,000       6,000       6,000       6,000
New Rose's Secured Notes.........................................   $  26,579      21,579      14,079       1,377          --
Revolver -- Direct Borrowings....................................   $   3,800      12,652          --          --          --
Net Working Capital1.............................................   $ 116,237     109,529     116,037     123,992     149,134

1 Current Assets (Inventory at FIFO) less Current Liabilities (excluding New
  Rose's Secured Notes)
     NOTE: The projected financial data was prepared using the Company's current financial reporting accounting practices in order to provide comparable annual financial data. Adoption of Fresh Start accounting may result in changes to those practices.
     The accompanying Principal Assumptions -- Long Term Forecasts should be read in conjunction with this table.
                                      C-1                                  M-109

                              ROSE'S STORES, INC.
                   SUMMARY OF PROJECTED FINANCIAL INFORMATION
                                 QUARTERLY 1995

                                                                                 FIRST       SECOND      THIRD       FOURTH
                                                                                QUARTER     QUARTER     QUARTER     QUARTER
                                                                                              ($ IN THOUSANDS)
Net Sales -- Owned...........................................................   $172,516     172,158     177,290     251,020
Leased Sales.................................................................   $  5,630       6,493       6,482       7,569
FIFO Gross Margin -- % Net Sales.............................................      25.55%      24.38%      23.92%      21.13%
Expense -- % of Net Sales....................................................      22.86%      23.45%      22.90%      17.51%
Operating Cash Flow (EBITDA -- FIFO basis)...................................   $  5,874       2,857       3,089      10,910
Operating Profit.............................................................   $  3,422        (669)       (743)      7,703
Capital Expenditures.........................................................   $  1,500       1,500       1,500       1,500
New Rose's Secured Notes.....................................................   $ 26,579      26,579      26,579      21,579
Revolver/DIP -- Direct Borrowings............................................   $ 33,344      37,499      58,769      12,652
Net Working Capital1.........................................................   $115,547     107,695     107,036     109,529

1 Current Assets (Inventory at FIFO) less Current Liabilities (excluding New
  Rose's Secured Notes)
     NOTE: The projected financial data was prepared using the Company's current financial reporting accounting practices. Adoption of Fresh Start accounting may result in changes to those practices.
     The accompanying Principal Assumptions -- Long Term Forecasts should be read in conjunction with this table.
M-110                                 C-2

                              ROSE'S STORES, INC.
                  PRINCIPAL ASSUMPTIONS -- LONG TERM FORECASTS
                                   1994-1998
     The Debtor believes that the Plan meets the Bankruptcy Code's feasibility requirement that plan confirmation is not likely to be followed by a liquidation, or the need for further financial reorganization of the Debtor or successors of the Debtor under the Plan unless such liquidation is proposed in the Plan. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtor analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of the Debtor developed and periodically refined the Debtor's business plan and prepared financial projections (the "Projections") for fiscal 1994 and for the four year period from fiscal 1995 through 1998. The Projections are summarized in the accompanying Rose's Stores, Inc. SUMMARY OF PROJECTED FINANCIAL INFORMATION, 1994-1998 and the SUMMARY OF PROJECTED FINANCIAL INFORMATION, QUARTERLY 1995 (collectively, the "Forecasts") and certain of the underlying assumptions are summarized below. The Debtor assumes no responsibility to update the Forecasts.
     ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE FORECASTS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE FORECASTS HAVE NOT BEEN AUDITED OR REVIEWED BY ROSE'S STORES, INC. INDEPENDENT CERTIFIED ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE FORECASTS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE COMPANY. CONSEQUENTLY, THE FORECASTS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY ROSE'S STORES, INC., OR ANY OTHER PERSONS, THAT THE FORECASTS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FORECASTS. HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FORECASTS IN REACHING THEIR DETERMINATIONS AS TO WHETHER TO ACCEPT OR REJECT THE PLAN.
PRINCIPAL ASSUMPTIONS:
     (Bullet) Reorganized Roses will operate 113 discount department stores in the Southeastern region of the United States.
     (Bullet) Net Sales -- Owned will increase over prior years by 2%, 3%, 4%
              and 5% for 1995, 1996, 1997 and 1998, respectively, primarily as a result of inflation.
     (Bullet) FIFO Gross Margin % is expected to be relatively flat (reflecting the pass through of merchandise price increases). Slight increases are expected due to improved markdown results in 1995 and 1996 and improved markon results in 1997 and 1998.
     (Bullet) Leased Sales and Leased Department Income are expected to increase at the same rate as Net Sales-Owned.
     (Bullet) Variable expenses (hourly wages, percentage rent, supplies, etc.)
              increase at the same rate as Net Sales -- Owned.
     (Bullet) Cash generated from operations and availability under a Revolving
              Credit Facility similar to that contemplated in the Plan are sufficient to fund operations and debt amortization.
     (Bullet) Inventory turnover rates are expected to increase from 1994
              Business Plan (revised) rate of 3.36 annual turns to 3.42 annual turns by 1998.
     (Bullet) New Rose's Secured Notes is assumed to amortize at the guaranteed rate, with annual payments made each January. In addition, excess cash flow sweeps of approximately $6,125 and $1,377 are expected in April, 1997 and 1998, respectively, fully amortizing the New Rose's Secured Notes.
     (Bullet) No equity transactions will occur during the forecast period. (Bullet) No significant asset dispositions or new long-term financing arrangements (other than those incorporated in the Plan) will occur other than nominal equipment leasing activity.
     (Bullet) Tax net operating loss carryforwards are expected to be available
              (subject to certain limitations) to reduce federal taxable income.
                                      C-3                                  M-111

                              ROSE'S STORES, INC.
                          PROJECTED INCOME STATEMENTS

                                                 1991        1992        1993       1994      1995      1996      1997      1998
                                                ACTUAL      ACTUAL      ACTUAL     PROJECT   PROJECT   PROJECT   PROJECT   PROJECT
                                                                               (AMOUNTS IN 000'S)
Gross sales..................................  1,423,345   1,404,302   1,245,696   782,586   799,158   823,103   856,025   898,793
Less: Leased sales...........................     42,715      42,059      42,474    25,638    26,174    26,960    28,038    29,440
  Net sales..................................  1,380,630   1,362,243   1,203,222   756,948   772,984   796,143   827,987   869,353
FIFO Gross margin............................    340,470     259,269     271,164   176,116   181,509   188,189   196,885   208,108
  % to sales.................................      24.66%      19.03%      22.54%    23.27%    23.48%    23.64%    23.78%    23.94%
Leased Dept Income...........................     10,198       9,816       8,706     5,472     5,588     5,755     5,986     6,285
SG&A.........................................    314,971     300,866     281,722   161,391   164,367   167,111   171,529   178,646
  % to sales.................................      22.81%      22.09%      23.41%    21.32%    21.26%    20.99%    20.72%    20.55%
  EBITDA -- PRE-LIFO                              35,697     (31,781)     (1,852)   20,197    22,730    26,833    31,342    35,747
LIFO expense (credit)........................    (10,323)        186         179    (4,495)   (2,572)   (2,409)   (2,707)   (2,887)
Depreciation.................................     16,730      13,661      12,984     9,730     9,480     9,840     9,840     9,840
Interest expense.............................     13,924      13,881      12,054     5,847     6,109     5,551     3,647     2,087
Operating profit.............................     15,366     (59,509)    (27,069)    9,115     9,713    13,851    20,562    26,707
Postretirement obligation....................         --      (5,031)         --        --        --        --        --        --
Bank fees write-off..........................         --          --      (4,528)       --        --        --        --        --
Close store/relay provision..................    (33,891)         --     (26,474)  (43,000)       --        --        --        --
Reorganization costs.........................         --          --      (8,136)  (15,765)   (6,828)       --        --        --
Pretax proft (loss)..........................    (18,525)    (64,540)    (66,207)  (49,650)    2,885    13,851    20,562    26,707
Taxes (tax benefit)..........................      4,779        (949)         --        --        58       278       409       533
  Net income (loss)..........................    (23,304)    (63,591)    (66,207)  (49,650)    2,827    13,573    20,153    26,174

M-112                                 C-4

                              ROSE'S STORES, INC.
                            PROJECTED BALANCE SHEETS

                                                     1991      1992      1993      1994      1995      1996      1997      1998
                                                    ACTUAL    ACTUAL    ACTUAL    PROJECT   PROJECT   PROJECT   PROJECT   PROJECT
                                                                                 (AMOUNTS IN 000'S)
                      ASSETS
Cash..............................................    5,660    19,101    11,955     1,000     1,000     9,915    16,705    38,378
Accounts receivable...............................   14,838    13,284    15,057    10,916    11,077    11,202    11,239    11,286
Inventory.........................................  316,652   233,042   203,150   124,264   129,248   136,539   145,028   155,239
Prepaid merchandise...............................       --        --    10,757     6,000     6,000     6,000     6,000     6,000
Deferred income tax...............................    6,650        --        --        --        --        --        --        --
Other current assets..............................    7,922     9,297     7,457     6,404     6,128     5,696     5,264     6,328
  Total current assets............................  351,722   274,724   248,376   148,584   153,453   169,352   184,236   217,231
Net property......................................   63,806    58,270    50,234    35,943    33,663    31,023    28,383    25,743
Deferred tax benefits.............................       --        --     6,447     6,447     6,447     6,447     6,447     6,447
Other assets......................................      790     4,765     3,048       551       551       551       551       551
Total assets......................................  416,318   337,759   308,105   191,525   194,114   207,373   219,617   249,972
               LIABILITIES & EQUITY
Reclamation claims................................       --        --     4,000        --        --        --        --        --
Accounts payable..................................   69,957    89,512    35,507    25,926    25,857    44,259    45,653    46,916
Current portion of LTD............................   34,000    16,600        --        --     7,500    12,702     1,377        --
Current capital leases............................    2,351     2,402     2,374     1,569       935       301       327       353
Bank drafts outstanding...........................    6,550     3,128        --        --        --        --        --        --
Short term debt...................................       --        --        --     3,800    12,652        --        --        --
Closed store/relay reserve........................   27,412     6,000        --     3,985     3,985     3,985     3,985     3,985
Taxes payable.....................................   (5,412)   (6,558)       --        --       621       427       364       447
Deferred tax liability............................       --        --     6,447     6,447     6,447     6,447     6,447     6,447
Other current liabilities.........................   34,141    36,125    26,408    20,554    20,789    22,849    25,714    29,308
  Total current liabilities.......................  168,999   147,209    74,736    62,281    78,786    90,970    83,867    87,456
Pre-petition debt
  Pre-petition debt & interest....................       --        --    91,778    26,579        --        --        --        --
  Unsecured pre-petition claims...................       --        --   115,678   129,273        --        --        --        --
Long term debt....................................   68,500    73,900        --        --    14,079     1,377        --        --
Capital leases....................................    6,396     4,237     1,907       160       368       576       784       992
Deferred income...................................    5,428     3,546     2,296       797       409        21        --        --
Closed store reserve..............................   24,275    20,743        --        --        --        --        --        --
Postretirement ABO................................       --     6,015     5,614     5,990     6,374     6,758     7,142     7,526
Stockholders' equity..............................  142,720    82,109    16,096   (33,555)   94,098   107,671   127,824   153,998
Total debt & equity...............................  416,318   337,759   308,105   191,525   194,114   207,373   219,617   249,972

                                      C-5                                  M-113

                              ROSE'S STORES, INC.
                           PROJECTED CHANGES IN CASH

                                                          1991      1992      1993      1994      1995      1996      1997
                                                         ACTUAL    ACTUAL    ACTUAL    PROJECT   PROJECT   PROJECT   PROJECT
                                                                                 (AMOUNTS IN 000'S)
NET EARNINGS (LOSS)....................................  (23,304)  (63,591)  (66,207)  (49,650)    2,827    13,573    20,153
  Depreciation & amortization..........................   16,730    13,661    12,985     9,730     9,480     9,840     9,840
  (Gain) loss on asset sales...........................       75      (243)      104      (300)       --        --        --
  Deferred income taxes................................   10,104     6,650        --        --        --        --        --
  LIFO expense (credit)................................  (10,323)      186       179    (4,495)   (2,572)   (2,409)   (2,707)
  Write-off of bank fees...............................                        4,528                  --
  Closed store/relay provision.........................   33,891              26,474    43,000
  Stock bonus..........................................                                            1,500
  Postretirement transition obligation.................              5,031
CASH PROVIDED (USED) BY OPERATIONS
  BEFORE ASSET/LIABILITY CHG...........................   27,173   (38,306)  (21,937)   (1,715)   11,235    21,004    27,286
  (Inc.) dec. in accts receivable......................   (2,724)    1,554    (1,773)    4,141      (161)     (125)      (37)
  (Inc.) dec. in Inventories...........................   33,980    78,167   (13,948)   83,381    (2,412)   (4,882)   (5,782)
  (Inc.) dec. in Prepaid Mdse..........................       --        --   (10,757)    4,757        --        --        --
  (Inc.) dec. in Other Assets..........................   (2,345)   (2,564)      859     1,001       276       432       432
  Inc. (dec.) in Accounts Payable......................  (24,612)   19,555    35,051   (15,396)      (69)   18,402     1,394
  Inc. (dec.) in Accrued Expenses......................   (1,549)    2,216       549    (5,772)      235     2,060     2,865
  Inc. (dec.) in Taxes Payable.........................   (4,230)   (1,146)    8,005        --      (326)     (194)      (63)
  Inc. (dec.) in Deferred Income.......................   (1,728)   (1,882)   (1,250)   (1,499)     (388)     (388)      (21)
  Inc. (dec.) in Closings/Relay Reserve................   (7,941)  (17,799)   13,256   (14,065)       --        --        --
  Inc. (dec.) in Postretirement ABO....................       57       276       319       376       384       384       384
CASH PROVIDED (USED) BY OPERATIONS.....................   16,081    40,071     8,374    55,209     8,774    36,693    26,458
INVESTING ACTIVITIES:
Purchases of P&E.......................................   (3,109)   (9,629)   (9,109)   (3,184)   (6,000)   (6,000)   (6,000)
Proceeds from P&E disposal.............................      147       489         9       715        --        --        --
CASH USED IN INVESTING.................................   (2,962)   (9,140)   (9,100)   (2,469)   (6,000)   (6,000)   (6,000)
FINANCING ACTIVITIES:
Proceeds (payments) working capital facility...........       --        --        --     3,800     8,852   (12,652)       --
Proceeds (payments) of lt debt/secured claims..........   (5,000)  (12,000)   (1,127)  (65,281)   (5,000)   (7,500)  (12,702)
Proceeds (payments) unsecured claims...................       --        --        --        --    (5,000)       --        --
Cap Lease principal payments...........................   (3,446)   (2,337)   (2,358)   (2,214)   (1,626)   (1,626)     (966)
Inc. (dec.) in bank drafts outstanding.................     (258)   (3,422)   (3,128)       --        --        --        --
Other..................................................       --       269       193        --        --        --        --
CASH USED BY FINANCING ACTIVITIES......................   (8,704)  (17,490)   (6,420)  (63,695)   (2,774)  (21,778)  (13,668)
INCREASE (DECREASE) IN CASH............................    4,415    13,441    (7,146)  (10,955)       --     8,915     6,790
                                                          1998
                                                         PROJECT
NET EARNINGS (LOSS)....................................   26,174
  Depreciation & amortization..........................    9,840
  (Gain) loss on asset sales...........................       --
  Deferred income taxes................................       --
  LIFO expense (credit)................................   (2,887)
  Write-off of bank fees...............................
  Closed store/relay provision.........................
  Stock bonus..........................................
  Postretirement transition obligation.................
CASH PROVIDED (USED) BY OPERATIONS
  BEFORE ASSET/LIABILITY CHG...........................   33,127
  (Inc.) dec. in accts receivable......................      (47)
  (Inc.) dec. in Inventories...........................   (7,324)
  (Inc.) dec. in Prepaid Mdse..........................       --
  (Inc.) dec. in Other Assets..........................   (1,064)
  Inc. (dec.) in Accounts Payable......................    1,263
  Inc. (dec.) in Accrued Expenses......................    3,594
  Inc. (dec.) in Taxes Payable.........................       83
  Inc. (dec.) in Deferred Income.......................       --
  Inc. (dec.) in Closings/Relay Reserve................       --
  Inc. (dec.) in Postretirement ABO....................      384
CASH PROVIDED (USED) BY OPERATIONS.....................   30,016
INVESTING ACTIVITIES:
Purchases of P&E.......................................   (6,000)
Proceeds from P&E disposal.............................       --
CASH USED IN INVESTING.................................   (6,000)
FINANCING ACTIVITIES:
Proceeds (payments) working capital facility...........       --
Proceeds (payments) of lt debt/secured claims..........   (1,377)
Proceeds (payments) unsecured claims...................       --
Cap Lease principal payments...........................     (966)
Inc. (dec.) in bank drafts outstanding.................       --
Other..................................................       --
CASH USED BY FINANCING ACTIVITIES......................   (2,343)
INCREASE (DECREASE) IN CASH............................   21,673

M-114                                 C-6

                                   EXHIBIT D
                              ROSE'S STORES, INC.
               HYPOTHETICAL LIQUIDATION ANALYSIS JANUARY 28, 1995

                                                                       ADJUSTED                 ESTIMATED
                                                                         BOOK      RECOVERY    LIQUIDATION                    %
                                                                        BASIS       FACTOR        VALUE                    RECOVERY
                                                                                       ($ IN THOUSANDS)
CASH................................................................   $  1,000       100%      $   1,000
ACCOUNTS RECEIVABLE:
  Layaways..........................................................      2,500        55%          1,375
  Vendor and other receivables......................................      8,416        80%          6,733
                                                                       $ 10,916                     8,108
INVENTORIES:
  Stores............................................................   $127,407        75%         95,849
  Distribution Center and prepaid merchandise.......................     32,791        65%         21,314
  Conforming import letters of credit...............................      5,000        60%          3,000
                                                                       $165,198                   120,163
PROPERTY AND OTHER:
  Distribution Center...............................................                               11,500
  Aircraft..........................................................                                  150
  Fixtures..........................................................                                1,500
  Land, building and equipment......................................                                1,400
  Assignable lease interests and other..............................                                2,000
                                                                                                   16,550
TOTAL PROCEEDS......................................................                            $ 145,821     $ 145,821
LIQUIDATION COSTS:
  Chapter 7 trustee and professional fees...........................                            $   4,345
  Stores ($77 each).................................................                                8,701
  Winddown costs....................................................                                5,500
  Severance, net of mitigation......................................                                5,300
                                                                                                $  23,846       (23,846)
PROCEEDS NET OF LIQUIDATION COSTS...................................                                            121,976
SECURED AND ALLEGEDLY SECURED CLAIMS:
  GECC (DIP lender).................................................                            $  13,753
  Pre-petition Lenders..............................................                               26,560
  Other secured claims..............................................
  Accrued professional fees, Pre-petition Lenders...................                                  450
                                                                                                $  40,763       (40,763)     100.0%
PROCEEDS NET OF LIQUIDATION COSTS AND SECURED CLAIMS................                                             81,213
ADMINISTRATIVE AND PRIORITY COSTS:
  Post-petition trade accounts payable..............................                            $  21,637
  Post-petition payables, non-trade.................................                                4,289
  Accruals and other liabilities....................................                               14,977
  Administrative contract damages...................................                                  200
  Reclamations......................................................                                1,808
  Professional fees.................................................                                1,000
  Chapter 11 priority unsecured (including taxes)...................                                1,325
                                                                                                $  45,236       (45,236)     100.0%
PROCEEDS AVAILABLE FOR GENERAL UNSECURED CREDITORS..................                                             35,977
GENERAL UNSECURED CREDITORS:
  Pre-petition unsecured claims and executory contract damages......                            $  96,700
  Present value of retiree benefits.................................                                4,425
  Real property lease rejection damage claims.......................                               53,350
                                                                                                $ 154,475      (154,475)      23.3%
PROCEEDS AVAILABLE FOR EQUITY.......................................                                          $(118,498)

                                      D-1                                  M-115

                              ROSE'S STORES, INC.
        HYPOTHETICAL LIQUIDATION ANALYSIS JANUARY 28, 1995 -- CONTINUED
OVERVIEW
     The January 28, 1995 Hypothetical Liquidation Analysis of Rose's Stores, Inc. ("Rose's or Company") set forth below was prepared assuming a hypothetical chapter 7 liquidation. Underlying this analysis are estimates and assumptions which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Accordingly, there can be no assurance that the values assumed in the liquidation analysis would be realized if the Company were in fact liquidated. Nor can there be any assurance that the Bankruptcy Court will accept such analysis or concur with such assumptions in making its determination under Section 1129(a) of the United States Bankruptcy Code.
     In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot presently be predicted. While this liquidation analysis is necessarily presented with numerical specificity, if the Company were in fact liquidated, the actual liquidation proceeds would vary from the amounts set forth below.
     The liquidation valuations have been prepared solely for the purposes of estimating the proceeds available in a chapter 7 liquidation and do not represent values that may be appropriate for any other purposes.
SIGNIFICANT UNCERTAINTIES
     In addition to the principal assumptions set forth on the following pages, significant areas of uncertainty exist. Some of these uncertainties, which could have a material effect upon the results shown herein, are summarized below:
     (Bullet) Liquidation values are predicated upon January 28, 1995 projected financial data. The analysis does not take into account the effect of operating results for fiscal 1994.
     (Bullet) Actual liquidation proceeds from the sale of assets could be materially more or less than the estimates indicated due to various factors such as market conditions at the time of sale, quality and marketability of inventories and positions asserted by creditors, including current and former employees.
     (Bullet) Upon liquidation, actual liabilities could vary significantly from those reflected in this liquidation analysis. It is not possible to predict with any certainty the inevitable increase in liabilities that would occur in a liquidation or contingent and/or unliquidated claims not reflected in Rose's financial data. In addition, the pre-petition liabilities contained in this analysis reflect information and estimates contained in Rose's financial records, which do not necessarily agree with the Schedules of Assets and Liabilities or filed proofs of claim.
     $ IN THOUSANDS
     RESULTS:

CLASS                                                                                       % RECOVERY
Post-petition secured lenders............................................................       100%
Pre-petition Lenders.....................................................................       100%
Chapter 11 administrative and priority creditors.........................................       100%
Chapter 11 general unsecured claims......................................................        23%
Equity holders...........................................................................      NONE

LIQUIDATION OF ASSETS
     The liquidation analysis assumes that on January 28, 1995, (the "Conversion Date") upon request by a party in interest, the court, for cause, converts the case to chapter 7.
     Commencement of Going Out of Business ("GOB") sales, covering all store and distribution center inventory, is assumed to occur on or about the Conversion Date with full shutdown of the stores occurring on or about April 8, 1995. It is assumed that Rose's will maintain a corporate entity through approximately October 15, 1995 for purposes of completing the final accounting and tax returns. Proceeds from the May-July, 1994, 59 stores Going Out of Business sales ("GOB 2" sales) are assumed to be distributed in accordance with the Joint Plan of Reorganization.
M-116                                 D-2

                              ROSE'S STORES, INC.
        HYPOTHETICAL LIQUIDATION ANALYSIS JANUARY 28, 1995 -- CONTINUED
     ACCOUNTS RECEIVABLE:
     Accounts receivable reflect the Company's best estimate of the likely components as of the Conversion Date. Substantially all layaways are assumed to be returned to stock and liquidated at 75% of inventory cost, or about 55% of the receivable value. Collection of the receivables remaining, after giving consideration to layaways, is estimated at 80% of recorded value, since significant portion of the receivables will be entitled to offset against administrative vendor payables.
     INVENTORIES:
     Inventories include merchandise in the stores and distribution center, in-transit and pre-paid goods and goods expected to be received under conforming open letters of credit. Inventories are expected to be sold through GOB's, grossing approximately 90% of current replacement cost. Cost of liquidating the store inventory under a chapter 7 liquidation, including liquidation agent fees, payroll, security, advertising, shipping, etc. is estimated at approximately 15% of current replacement cost, for a net recovery of 75%. This 75% factor is less than the expected net recovery from the GOB 2 sales of approximately 81% due to seasonality factors as well as the inventory imbalances that would most likely occur in a complete liquidation. Lower realizations are anticipated on distribution center and conforming letters of credit inventories due to higher costs of disposal and seasonal factors.
     PROPERTY AND OTHER:
     Property and equipment include the distribution center with an estimated net realizable value of $11,500. Net realization from the sale of store fixtures is expected to average $10-15 per store, for a total of $1,500. All other land, building, fixtures and machinery have an estimated net recoverable value of $1,550.
     The Company estimates that liquidation of sundry other assets (e.g.: videotapes) and assignment of real property leases with measurable value yield a net cash recovery of $2,000.
     PREFERENTIAL TRANSFERS:
     The accompanying analysis does not reflect potential recoveries under possible preferential transfers causes of action. The Company has not completed its analysis of possible preferential transfers.
     ALL OTHER ASSETS:
     All other assets, including trade names and other intangibles, are assumed to have nominal, if any, value in a liquidation.
LIQUIDATION COSTS
     CHAPTER 7 TRUSTEE AND PROFESSIONAL FEES:
     Chapter 7 Trustee and related administrative and professional costs approximating 3% of the gross cash value of the assets of the Company, excluding cash on hand at Conversion Date.
     STORES:
     Store costs of $77 per store represent the occupancy, taxes and related costs incurred during the 70 day GOB sale period that are normally not included in a liquidating agent's contract.
     WINDDOWN COSTS:
     Winddown costs are the minimum necessary corporate administrative costs required to winddown the affairs of the Company, including financial and tax, data processing, human resources, insurance and security. The hypothetical liquidation analysis assumes that significant corporate overhead reductions in areas such as merchandising, marketing, and operations management will occur within one week of conversion. Departments such as risk management, human resources, and general management/real estate will effectively phase out over the final GOB period. Other departments, such as finance, treasury and information services will have periodic staff reductions through October 15, 1995.
                                      D-3                                  M-117

                              ROSE'S STORES, INC.
        HYPOTHETICAL LIQUIDATION ANALYSIS JANUARY 28, 1995 -- CONTINUED
     SEVERANCE:
     The accompanying hypothetical liquidation analysis assumes that severance will be disbursed in accordance with court approved policies, subject to an estimated 35% mitigation.
LIABILITIES
     GECC BORROWINGS:
     GECC Borrowings ("DIP" or (section mark)364(d) obligations) are comprised of direct borrowings, unmatured standby letters of credit aggregating $4,944 and unmatured conforming merchandise letters of credit aggregating $5,000.
     PRE-PETITION LENDERS:
     This analysis assumes that proceeds of the May, 1994 GOB 2 sales will be distributed as contemplated in the Joint Plan of Reorganization, with $65,089 paid to the Pre-petition Lenders by December 31, 1994. Periodic adequate protection payments and payment of Pre-petition Lender's professional fees are assumed to ultimately be characterized as interest and expense reimbursements, respectively.
     OTHER SECURED CLAIMS:
     Other secured claims are assumed to be fully satisfied by the turn over of collateral securing such claims to the holder thereof.
     POST-PETITION ACCOUNTS PAYABLE:
     Post-petition accounts payable (primarily (section mark)364(a) credit) includes approximately $21,637 payable to vendors and $4,289 in unpaid sales and withholding taxes.
     ACCRUALS AND OTHER CURRENT LIABILITIES:
     Accruals and other current liabilities have been reduced from the operating plan to reflect an estimated $2,000 of liabilities and reserves based on going-concern accounting concepts that will not require cash payment in the event of a liquidation. In addition, certain of the accruals are reflected elsewhere in this analysis, including items to be satisfied by drawing on standby letters of credit, professional fees and retiree life insurance. The balance of the accruals and other current liabilities are assumed to be valid (section mark)364(a) administrative claims and include rent and other lease charges, employee benefits and related liabilities, property and other taxes and various other accruals.
     RECLAMATIONS:
     Vendors with valid reclamation demands received partial payments during the pendency of this case in accordance with court-approved formulas. Approximately $1,808 of outstanding reclamation demands have been deferred as administrative claims.
     PRIORITY UNSECURED CREDITORS:
     Priority unsecured claims are comprised almost exclusively of federal, state and local tax claims, as estimated by Management. As the aggregate of actual proofs of claim filed by taxing authorities and others claiming priority significantly exceed Management's estimate, this analysis assumes that the Company prevails in negotiations or adversarial proceedings.
     GENERAL UNSECURED CREDITORS:
     The balance presented herein reflects Management's current estimate of the midpoint of the likely range of general unsecured claims (including damages on executory contracts already rejected or to be rejected). As the aggregate of actual proofs of claim filed significantly exceed Management's estimate, this analysis assumes that the Company prevails in negotiations or adversarial proceedings.
M-118                                 D-4

                              ROSE'S STORES, INC.
        HYPOTHETICAL LIQUIDATION ANALYSIS JANUARY 28, 1995 -- CONTINUED PRESENT VALUE OF RETIREE BENEFITS:
     Retiree benefits are assumed to be granted general unsecured status in a liquidation. The balances in this analysis were computed as of January, 1994, and reflect the following potential claims:

                                                                                                PRESENT
TYPE                                                                                             VALUE
Death benefit -- retired employees...........................................................   $   768(1)
Post-retirement death benefit -- eligible active employees...................................       348(1)
Post-retirement health insurance benefit -- retired employees................................     1,730(2)
Post-retirement health insurance benefit -- eligible active employees........................     1,577(2)
Post-retirement health insurance benefit -- not yet eligible employees.......................     --   (3)
       Total general unsecured claim -- retiree benefits.....................................   $ 4,425

Notes:
(1) Management assumed a 10% discount factor for purposes of computing the present value of the accumulated death benefit obligation. In addition to retired employees, substantially all eligible active employees are assumed to have valid claims (unsecured in the context of a liquidation) equal to the present value of their death benefit.
(2) Management assumed that the Company would contribute 55% of the cost of the retiree health insurance and a 7% discount factor for purposes of computing the present value of the accumulated post-retirement health insurance benefit obligation. In addition to retired employees, all active employees who otherwise meet the eligibility requirements (20 years service and 55 years old) are assumed to have valid claims (unsecured in the context of a liquidation) equal to the present value of the Company's estimated share of the likely health insurance cost.
(3) Active employees that have not yet met the post-retirement health insurance benefits eligibility requirements are assumed to have no valid claims against the estate in a liquidation.
REAL PROPERTY LEASE REJECTION CLAIMS
     Lease rejection claims include pre-petition obligations and unmitigated damages on the rejection all of real property leases, excluding those leases which sale or assignment is deemed likely by Management. Final GOB store leases are assumed to be rejected as of April 8, 1995.
ALL OTHER LIABILITIES
     All other liabilities recorded on the Company's books as of the Conversion Date, including deferred income taxes and deferred income, among others, are assumed to be extinguished without the use of Company assets. It is assumed that the winddown of the Company will not result in significant federal or state tax consequences.
                                      D-5                                  M-119

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M-120

                                   EXHIBIT E
                                   DIRECTORS
BRUCE G. ALLBRIGHT
     Mr. Allbright was president of Dayton Hudson Corporation (retail department stores), and a director on its board, from 1987 until 1990. During 1984 through 1987, he was chairman and chief executive officer of Target Stores (discount retail stores). Mr. Allbright is also director of TCF Financial, G & K Services, Hannaford Brothers Company, Players Club International, Shopko and Sportstown, Inc., which are public companies. He was elected as a director in 1990.
SAM AYOUB
     Mr. Ayoub is a director of Cousins Properties, Inc. and of numerous business, industrial, and international trade associations. He was senior executive vice president and chief financial officer of The Coca-Cola Company from 1981 to 1985, when he retired. He was elected as a director in 1982. HONORABLE GEORGE D. BUSBEE
     The Honorable George D. Busbee was Governor of the State of Georgia for two consecutive terms, 1975 to 1983, and chairman of the National Governors' Association. Now retired, he was a partner in the King & Spalding law firm in Atlanta, Georgia from 1983 to 1992 and a former member of the President's Export Council. Governor Busbee is a director of Union Camp Corporation and Delta Air Lines, and was elected as a director in 1987.
JOHN T. CHURCH
     Mr. Church is emeritus chairman of the board, having served as chairman from 1972 until 1984. He was elected as a director in 1946.
MARIAN CHURCH
     Mrs. Church has over 21 years of management experience with many non-profit organizations through North Carolina and Virginia, including directorship of the North Carolina Society To Prevent Blindness for 8 years. She was elected to as a director in 1994 and is married to John T. Church, chairman emeritus of the Board of Directors.
FRANK A. DANIELS, JR.
     Mr. Daniels is president and Publisher of The News and Observer Publishing Company of Raleigh, North Carolina and also serves as a director and trustee for several publishing and educational institutions and associations. He was elected as a director in 1992.
GEORGE M. HARVIN
     Mr. Harvin is managing director of the Rosemyr Corporation, Emrose Corporation, and a real estate leasing corporation, H.H.C. Company. He served as vice president of Rose's Stores, Inc. from 1990 to 1993; secretary from 1987 to 1993; district manager from 1990 to 1992 and vice president, expansion and real estate from 1986 to 1990. He was elected as a director in 1984.
JAMES MAYNARD
     Mr. Maynard is chairman of the board of directors of Golden Corral Corporation (family-style restaurants). He is also chairman and chief executive officer of Investors Management Corporation, and a director of BB&T Financial Corporation. He was elected as a director in 1989.
ROBERT K. MONTGOMERY
     Mr. Montgomery is a partner of the law firm of Gibson, Dunn and Crutcher in Los Angeles, California. He is also a director of Sizzler International, Inc. (steak-house restaurants). He was elected as a director in 1992.
                                      E-1                                  M-121

ALBERT N. WHITING
     Dr. Whiting is a former chancellor of North Carolina Central University in Durham, North Carolina. He was elected as a director in 1981.
R. EDWARD ANDERSON
     On August 22, 1994, the board of directors (the "Board") called a meeting and elected Mr. R. Edward Anderson to the position of president and chief executive officer. The Board also elected Mr. Anderson to the position of chairman of the board. Mr. Anderson will replace Mr. Lucius H. Harvin who resigned from that position effective August 23, 1994.1
     Directors who are officers of Rose's Stores, Inc. receive no additional compensation for service as a director or on committees.
     Directors who are not officers are paid $8,000.00 per year as retainer, $1,000.00 for each meeting of the Board attended plus $500.00 for attending committee meetings on the same day as a regularly scheduled meeting, and $1,000.00 for each committee meeting held on a day other than the date of a regularly scheduled meeting. Committee members may receive a fee of $250.00 for participation in meetings via telephone conference and are reimbursed for their actual travel expenses.
1 Mr. Lucius Harvin was Rose's Chief Executive Officer from 1980 to 1991. He was also a director of Wachovia Corporation of North Carolina and Wachovia Bank of North Carolina, N.A. He was elected as a director in 1969 and resigned as Chairman of the Board on August 23, 1994.
M-122                                 E-2

                                   EXHIBIT F
                                    OFFICERS
     Officers of the corporation include: chairman of the board, president, vice presidents, treasurer and secretary designated by the Board as it deems advisable. Each officer holds office until his successor is chosen and qualifies and is subject to removal by the chief executive officer or by affirmative vote of a majority of the whole Board. Vacancies are filled by a majority vote of directors. As of the Filing Date, there were 23 officers.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
     The president and chief executive officer of the Debtor is R. Edward Anderson, replacing George L. Jones, who resigned on August 19, 1994. Prior to joining Rose's in 1978 as controller, Mr. Anderson was a certified public accountant with the accounting firm of Peat, Marwick, Mitchell. A native of Goldsboro, North Carolina, Mr. Anderson earned a bachelor's degree in business and accounting from the University of North Carolina at Chapel Hill. A motion has been filed for court approval of an annual base salary of $395,000.00 (Mr. Jones was paid an annual base salary of $595,000.00, which was approved by Bankruptcy Court order dated June 7, 1994) and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court. EXECUTIVE VICE PRESIDENT, STORE OPERATIONS
     The executive vice president, Store Operations is Mr. Kevin R. Freeman. Mr. Freeman joined Rose's in 1991, bringing with him more than twenty years of experience in the retail industry. He served as senior vice president of regional operations for Target Stores out of Minneapolis, Minnesota. During his 13 years with Target, Mr. Freeman was promoted from assistant store manager to the senior vice president position. In his current position at Rose's, he is responsible for all store operations in addition to special services, construction, maintenance, and store planning. Court-approved annual compensation is $270,000.00, plus an annual automobile allowance of $5,528.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
SENIOR VICE-PRESIDENT OF MERCHANDISING
     The senior vice-president of merchandising is Mr. Rob Gruen. Mr. Gruen joined Rose's in 1991 as the vice president and general merchandise manager for hardlines. Prior to joining Rose's, Mr. Gruen spent 9 years with Dayton Hudson Corporation. He held merchandising positions at both Target Stores and Dayton Hudson Department Stores and gained broad experience in both hardlines and softlines areas. Mr. Gruen holds a bachelor's degree in business administration from the University of Iowa and a master's degree in business administration from Drake University. Court-approved annual compensation is $228,000.00, plus an annual automobile allowance of $5,528.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court. VICE PRESIDENT, GENERAL MERCHANDISE MANAGER, SOFTLINES
     Ms. Kathy M. Hurley, vice president, general merchandise manager, softlines, came to Rose's in 1992 as vice president and general merchandise manager for the softlines division. She has nearly 24 years experience in the retail industry, and before joining Rose's, served in a key management position with Weathervane Stores. Her background also includes management positions at Gold Circle, Montgomery Ward, Service Merchandise, Hechts, and Lane Bryant. Ms. Hurley holds a bachelor's degree from Ohio University. Ms. Hurley currently directs the merchandising functions for the softlines division, including apparel for women, men, boys, girls, and infants, as well as fashion accessories, jewelry, and cosmetics. Her court approved annual compensation is $170,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE-PRESIDENT, GENERAL MERCHANDISE MANAGER, HARDLINES
     Mr. John M. Freise, vice-president, general merchandise manager, hardlines, came to Rose's in 1991, bringing with him over 20 years experience in the retail industry. He served as a district manager with Target Stores of Minneapolis, Minnesota. His experience includes serving as vice president and divisional merchandise manager for Macy's Department Stores in their midwest division, and as a buyer with Donaldson Department Stores of Minneapolis. Mr. Freise holds a bachelor of science degree in business from Southern Illinois University at Carbondale. His previous responsibilities included directing store
                                      F-1                                  M-123
operation functions for Zone 1, which encompasses the northern tier of Rose's stores. The Debtor recently re-hired John M. Freise to replace Mr. Gouge, who resigned as vice president, general manager. Court-approved annual compensation is $155,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE-PRESIDENT, STORE OPERATIONS
     Mr. Howard R. Parge, vice-president, store operations, joined Rose's in 1992, bringing with him over 20 years experience in the retail industry. Prior to joining Rose's, he served as a district manager with Target Stores of Minneapolis, Minnesota. His background also includes serving as senior merchandise manager with J.C. Penney Company. Mr. Parge holds a bachelor's degree in business administration and history from Minot State University. Court-approved annual compensation is $144,900.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court. VICE PRESIDENT, DISTRIBUTION
     Mr. Dan L. Overby, vice president, distribution, joined Rose's in 1966 as a stockperson, was promoted into the management development program and eventually managed five different stores. He served as a district operations and personnel manager, a district manager, zone vice president, and senior vice president of store operations. Mr. Overby's previous responsibilities include video rental, food service and in-store photography, as well as the administrative functions for store operations such as budgeting, expense analysis, implementation of information systems and training programs. Court-approved annual compensation is $133,900.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE PRESIDENT HUMAN RESOURCES
     Mr. Tom Dowd has been recently employed as vice president human resources to replace Mr. Morgan, who replaced Mr. Bean. Mr. Dowd developed a nearly 30 year career with Sears Roebuck & Company ("Sears"), primarily in the area of human resources. Mr. Dowd joined Sears in 1964, after graduating from the College of Holy Cross with a bachelor of arts degree. Mr. Dowd held positions such as group human resource manager, in which he managed 54 stores and approximately 15,000 employees; territorial human resources manager, New England/mid-Atlantic states; territorial human resources director, northern united States, in which he was responsible for approximately 400 stores and approximately 175,000 associates and finally, national manager, field human resources, based out of the Chicago corporate offices. In that position, he had field human resource responsibility for over 1,000 retail outlets and reported directly to the president. Court-approved annual compensation is $130,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE-PRESIDENT, LOSS PREVENTION
     Mr. D. Carey Pylant, vice-president, loss prevention, joined Rose's in 1993 with over twenty-three years of retail loss prevention experience. He previously held the title of regional asset protection director at Target Stores of Minneapolis, Minnesota before recently joining the Rose's team. Mr. Pylant has also been affiliated with Montgomery Ward Company, Gimbels Midwest and Federated Department Stores. He holds an administration of justice degree and has served as a staff sergeant in the United States Marines Corp. Mr. Pylant is responsible for the loss prevention functions in stores and corporate offices which include merchandise theft detection and apprehension, asset protection program development and communication, and inventory shortage controls. Court approved annual salary is $118,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE PRESIDENT, INFORMATION SERVICES
     Mr. Dave Howard has been promoted to the position of vice president, information services to replace Mr. Priode, who resigned. Mr. Howard joined Rose's in 1989 as manager of applications development and was later promoted to director of information systems. Prior to joining Rose's, Mr. Howard served as senior information systems manager at Gold Circle Stores and as director of information systems at Marshall Fields Department Stores. Court-approved annual compensation is $105,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
M-124                                 F-2

VICE PRESIDENT MARKETING AND ADVERTISING
     Ms. Shelia Moffitt, vice president marketing and advertising, has over twenty years of experience in the retail industry. Prior to joining Rose's, she served as vice president, advertising, for Fisher Big Wheel of New Castle, Pennsylvania; vice president, sales promotion, J. Byron's of Miami, Florida and vice president of creative service for the Main Street Division of Federated Department Stores. Ms. Moffitt attended the Cooper School of Art in Cleveland, Ohio. Currently, she directs the full-range of marketing, advertising, sales promotion, and merchandise co-op activities for the company. Court-approved annual compensation is $100,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE PRESIDENT, GENERAL MERCHANDISE MANAGER, HARDLINES
     Mr. Horace Marshburn, vice president, general merchandise manager, hardlines, assumed duties of merchandising functions for the hardlines division which includes health and beauty aids, housewares, household chemicals, food, domestics, crafts, stationary, and snack merchandise categories subsequent to the resignation of Bob Sasser. Mr. Marshburn joined Rose's in 1972 as a manager trainee and has held numerous positions with the Debtor since that time including, district operations/personnel manager, senior buyer and divisional manager for both hardlines and softlines. Court-approved annual salary is $100,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
VICE-PRESIDENT, CONTROLLER
     Ms. Jeanette R. Peters, vice-president, controller, joined Rose's in 1983 as manager of financial planning. She also served as senior manager of financial planning, and senior financial analysis manager. Ms. Peters is a graduate of Virginia Polytechnic Institute, with a bachelor of science degree in accounting. She became a certified public accountant while working for the accounting firm of Peat, Marwick & Mitchell Co. Ms. Peters' current responsibilities include accounting and financial reporting and control functions such as sales and inventory audit, accounts payable, payroll processing, tax, financial analysis, and financial reporting. Court-approved annual compensation is $96,700.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
TREASURER
     Mr. William E. Triplett, III, treasurer, first joined Rose's as an internal auditor in 1978. After a brief stint on the internal audit staff at NCNB Corp., Mr. Triplett returned to Rose's as internal audit manager in 1980 and was later promoted to the position of director of internal audit. He was named assistant treasurer of the company in 1987. Mr. Triplett is a graduate of the University of North Carolina at Chapel Hill where he earned a bachelor of science in business administration with a major in accounting. Mr. Triplett directs the cash management, investing, and risk management functions for the company. Court-approved annual compensation is $82,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court. VICE-PRESIDENT AND LEGAL COUNSEL
     Mr. George T. Blackburn, II is vice-president and legal counsel. Mr. Blackburn joined Rose's as vice president and general counsel in 1991, and was elected secretary of the corporation in February 1993. Before joining Rose's, he was a partner in the law firm of Perry, Kittrell, Blackburn and Blackburn of Henderson, North Carolina, where he served for over 12 years as legal counsel for Rose's. He completed undergraduate studies and received his Juris Doctorate degree from the University of North Carolina at Chapel Hill. Court-approved annual compensation is $77,000.00 and eligibility to receive the standard employee benefits awarded to all other officers of the Debtor, including the benefits provided by the severance program approved by the Court.
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                                   EXHIBIT G
         IMPORTANT DATES RELATIVE TO HOLDERS OF COMMON STOCK INTERESTS
     (Bullet) The date of entry of an order approving the Disclosure Statement is the "Record Date" for determining the shareholders who will vote on the Plan.
ASSUMING ALTERNATIVE TREATMENT EVENTS ARE NOT EFFECTIVE
     FEBRUARY 7, 1995
     (Bullet) Equity Record Date -- holders of Common Stock Interests on this date receive treatment under the Plan
     ON OR ABOUT FEBRUARY 12, 1995
     (Bullet) The Class 5 Rights Notice and financial information will be sent to each holder of a Common Stock Interest as of the Equity Record Date.
     MARCH 24, 27 AND 28, 1995
     (Bullet) The Debtor will issue a press release and will publish notice of the Class 5 Subscription Price as adjusted as of March 24, 1995 in the Wall Street Journal at a cost of no more than $40,000.
     MARCH 31, 1995
     (Bullet) Date by which subscription proceeds must equal or exceed $25 million; termination of the Class 5 Subscription. If proceeds exceed $25 million, then shares of New Rose's Common Stock will be distributed to the subcribers.
     APRIL 30, 1995
     (Bullet) Estimated Effective Date
     MAY 30, 1995 (THIRTY DAYS AFTER THE EFFECTIVE DATE OR SOONER IF
PRACTICABLE)
     (Bullet) Distribution of New Rose's Warrants distributed to all holders of
              Common Stock Interests in Class 5 on a pro-rata basis
     (Bullet) Distribution to Class 3 on a pro-rata basis -- 70% of all shares of New Rose's Common Stock issued and outstanding as of the Effective Date which are not distributed to the Class 5 subcribers as discussed above
     (Bullet) Cash from the Class 5 Subscription will be paid pro-rata to Class
              3.
     (Bullet) All remaining New Rose's Common Stock issued and outstanding which is not distributed under the Class 5 Subscription or to Class 3 as discussed above will be distributed into the New Rose's Common Stock Trust.
     JULY 29, 1995 (OR NINETY DAYS AFTER THE EFFECTIVE DATE)
     (Bullet) This is the Determination Date for valuation of the stock relative to the New Rose's Common Stock Secondary Distribution, if any. The value will be calculated using the average trading price of the New Rose's Common Stock for the fifteen days prior to the Determination Date.
     AUGUST 28, 1995 (THIRTY DAYS AFTER THE DETERMINATION DATE OR SOONER IF PRACTICABLE)
     (Bullet) Class 3 will receive from the Distribution Agent, as trustee of the New Rose's Common Stock Trust, on a pro-rata basis, all of the stock in the New Rose's Common Stock Trust or such amount which is required to provide Class 3 with the Full Recovery Target Amount.
     (Bullet) Holders of Common Stock Interests in Class 5 may receive shares of
              New Rose's Common Stock in respect of their respective Common Stock Interests pursuant to the New Rose's Common Stock Secondary Distribution if all of the New Rose's Common Stock is not distributed to Class 3 as discussed above.
     ASSUMING ALTERNATIVE TREATMENT EVENTS ARE EFFECTIVE
     (Bullet) The treatment of Common Stock Interests as set forth above will not occur. The Debtor will liquidate and holders of Common Stock Interests will be paid following payment in full of all creditors.
                                      G-1                                  M-127

                      [This Page Left Blank Intentionally]
M-128

                                   EXHIBIT H
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                                   FORM 10-K
(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934
For the fiscal year ended January 29, 1994
                                       OR
[]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
  ACT OF 1934
Commission File No 0-631
                              ROSE'S STORES, INC.
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                     56-0382475
                (State or other jurisdiction of                                        (IRS Employer
                incorporation or organization)                                    Identification Number)

                             218 S. GARNETT STREET
                              HENDERSON, NC 27536
                    (Address of principal executive offices)
                                   (Zip Code)
                                 (919) 430-2600
              Registrant's telephone number, including area code:
          Securities registered pursuant to Section 12(b) of the Act:

                        NAME OF EACH EXCHANGE
TITLE OF EACH CLASS      ON WHICH REGISTERED
        NONE                     NONE

          Securities registered pursuant to Section 12(g) of the Act:
                       Voting Common Stock, No Par Value
                     Non-Voting Class B Stock, No Par Value
     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  X       No
     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )
     As of April 22, 1994, 8,262,420 Voting Common shares and 10,495,586 Non-Voting Class B shares were outstanding, and the aggregate market value of the Voting Common shares (based upon the quoted closing price of these shares on that date) of Rose's Stores, Inc. held by nonaffiliates was approximately $2,397,477.
                                                                           M-129

                                     PART I
ITEM 1: BUSINESS
     (a) GENERAL DEVELOPMENT OF BUSINESS
     Rose's* was organized in 1915 as a family partnership consisting of Paul H. Rose and his wife, Emma M. Rose, who together opened a "5-10-25(cents)" store in Henderson, North Carolina. By 1927, when there were 28 stores, the business was incorporated in the state of Delaware under the name of "Rose's 5, 10 & 25(cents) Stores, Inc.". In 1962, the name was changed to "Rose's Stores, Inc.". Over the years, Rose's has opened stores of a larger size. As a result, Registrant's business has evolved from a chain of 5, 10 & 25(cents) stores to a chain of general merchandise discount stores.
     On September 5, 1993, Rose's filed a voluntary petition for Relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). Rose's is presently operating its business as a debtor-in-possession under Chapter 11 and is subject to the jurisdiction and supervision of the Bankruptcy Court. In the Chapter 11 case, substantially all liabilities as of the date of the filing of the petition for reorganization are subject to settlement under a plan of reorganization to be voted upon by Rose's impaired creditors and stockholders and confirmed by the Bankruptcy Court. As of the date of this report, Rose's has not yet presented its plan of reorganization. Details of the bankruptcy proceedings are discussed in Note 1 of the Consolidated Financial Statements.
     (b) INDUSTRY SEGMENTS Registrant's business does not include industry segments as defined under the Act.
     (c) NARRATIVE DESCRIPTION OF BUSINESS
     At the end of its last fiscal year, Registrant was operating 172 retail stores in a region extending from Delaware to Georgia and westward to the Mississippi Valley. All store buildings are leased. The stores range in size from 24,000 square feet to 76,000 square feet. During the year, Rose's opened no new stores and closed 45 stores. Rose's anticipates closing approximately 58 stores during the 1994 fiscal year and realigning corporate and administrative costs accordingly.
     Registrant operates one class of stores, known as "ROSES". The stores carry a wide range of general merchandise and popularly priced consumer goods such as clothing, shoes, household furnishings, small appliances, toiletries, cosmetics, sporting goods, automobile accessories, food, yard and garden products, electronics and occasional furniture. Registrant operates all of the departments in its stores with the exception of the shoe departments.
     Sales are primarily for cash, although credit cards such as MASTER CARD, VISA and DISCOVER are honored. During the past fiscal year, credit card sales amounted to approximately 10% of gross sales. Sales are directly affected by general economic conditions in the southeastern states, consumer spending, and disposable income.
     MERCHANDISING Inventories are purchased in two principal ways. Buyers purchase and distribute merchandise to the various stores, and the store managers purchase merchandise for their individual stores from listings and sources approved by buyers. Rose's purchases from a large number of suppliers and sells to a large number of customers and does not believe that the loss of any one customer or supplier would have a materially adverse effect on it. Rose's has registered some trademarks as private label brands. During the past fiscal year, private label merchandise constituted approximately 11% of Rose's gross sales. Rose's does not engage in any material research activities and has no plans for new product lines.
     DISTRIBUTION Approximately 20% of merchandise is shipped directly to stores from suppliers, and 80% is shipped to stores from Rose's distribution and consolidating facilities located in Henderson, North Carolina. The majority of trailers used in shipping are owned by Roses; the majority of tractors are leased.
     SEASONAL ASPECTS OF OPERATIONS Rose's business is highly seasonal and directly influenced by general economic conditions in its operating area. The fourth quarter, which includes Christmas, is the period of highest sales volume. During the past fiscal year, a total of approximately 30% of the year's gross sales were made in the fourth quarter, beginning October 31, 1993.
     COMPETITION Rose's business is intensely competitive. Some of Rose's lines of merchandise compete directly with chains and independent stores including Sears, J. C. Penney, Belk, Leggett's and other similar stores. Other lines compete with chain and independent stores such as Wal-Mart, Kmart, Ames, Hills, Jamesway, Jack Eckerd, Peoples Drug, A&P,
* Reference in this Annual Report on Form 10-K to "Rose's", the "Registrant", or "the Company" shall mean Rose's Stores, Inc.
M-130                                 H-2

Winn-Dixie, Lowe's, Phar-Mor, Marshall's, Office Depot and similar stores. Wal-Mart and Kmart have been opening stores in the area in which Rose's stores are located. In 1993, 15 Company stores faced new competitors' openings, compared to 40 stores in 1992 and 26 stores in 1991. Increasing competition also results from grocery and drug chains expanding merchandise lines to carry goods and products normally identified with general merchandise and variety stores. In addition, other distribution channels, such as telemarketing and catalogs also compete with stores of the Registrant.
     Associates* Rose's employed, on a full-time or part-time basis, approximately 14,900 persons at fiscal year-end. Rose's considers its relations with its associates to be good.
ITEM 2: PROPERTIES
     The following table shows the geographical distribution of the 172 Rose's stores in operation on January 29, 1994:

                                                                               NUMBER OF
STATE                                                                           STORES
North Carolina...........................................................          79
Virginia.................................................................          40
South Carolina...........................................................          10
Georgia..................................................................          13
Kentucky.................................................................           9
Tennessee................................................................           6
Maryland.................................................................           4
Delaware.................................................................           4
Mississippi..............................................................           4
Alabama..................................................................           1
West Virginia............................................................           2
       TOTAL.............................................................         172

     During the fiscal year which ended January 29, 1994, Rose's opened no new stores and closed 45 stores. Registrant expects to close approximately 58 stores in the coming year. The Registrant occupies approximately 8,864,000 square feet of store space (including office, stockroom, and other non-selling areas). Rose's leases all store space from others under long-term leases which are normally for initial terms of 15 to 20 years with one or more five-year renewal options. (See Leased Assets and Lease Commitments, Note 14, to the Consolidated Financial Statements for additional information about the Registrant's commitments under terms of long-term leases.)
     Following is a table of the number of stores opened, closed and remodeled in the last 5 years:

                                                                                              1993    1992    1991    1990    1989
Number of stores at the beginning of year..................................................   217     232     256     259     250
Stores opened..............................................................................   --      --        3       2      15
Stores closed..............................................................................   (45 )   (15 )   (27 )    (5 )    (6 )
Number of stores at the end of year........................................................   172     217     232     256     259
Remodeled stores...........................................................................    21       7     --        9       3

     Most of the store fixtures are owned by the Registrant. The remaining fixtures are manufacturers' racks that are supplied by vendors. Most of the electronic equipment located in the stores, including point of sale equipment, is leased by Registrant.
     The Registrant owns its Executive and Buying Offices, its 860,300 square foot central warehouse, an additional consolidating warehouse containing 134,400 square feet, a 31,000 square foot graphic productions building and a 30,000 square foot data center all of which are located in Vance County, North Carolina. Registrant also leases facilities in Henderson, North Carolina for offices (approximately 75,000 square feet) and service facilities (approximately 10,000 square feet) and leases warehouse space in Wilmington, North Carolina (approximately 30,000 square feet). Registrant also owns a 78,000 square foot warehouse in Henderson, North Carolina, which is leased to a third party.
     The Company has pledged inventories located in approximately 64% of its stores and a collateral pool of $26.5 million consisting of the Distribution Center and, to the extent necessary, its contents, and a secured interest in all other property and
* Persons employed by Rose's Stores, Inc.
                                      H-3                                  M-131
equipment to both the short-term and long-term lenders in return for six and one-half year notes and a working capital facility acquired May 29, 1992. Also, the Company pledged approximately $3,000,000 of inventory to a long-term lender to collateralize the lender's deferral of previously scheduled payments.
     The Company entered into a Debtor-in-Possession Revolving Credit Agreement (the DIP Facility) on September 20, 1993. The DIP Facility gives the lender, G.E. Capital Corporation, a super-priority claim against the property of the Company other than real property.
ITEM 3: LEGAL PROCEEDINGS
     The Registrant's business ordinarily results in a number of negligence and tort actions, most of which arise from injuries on store premises, injuries from a product, or false arrest and detainer arising from apprehending suspected shoplifters. General damages are covered by insurance, subject to specified self-retention amounts, and are defended by the Registrant's insurance carrier. The Registrant's liability for uninsured general damages and punitive damages is not considered material. No legal proceedings presently pending by or against the Registrant are described because the Registrant believes that the outcome of such litigation should not have a material adverse effect on the financial position of the Registrant.
     On September 5, 1993, the Company filed a voluntary petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court") Case No. 93-01365-5-ATS (the "Chapter 11 Case").
     The following discussion sets forth certain aspects of the Chapter 11 Case, but is not intended to be an exhaustive summary. For additional information regarding the effect of the Chapter 11 Case on the Company, reference should be made to the Bankruptcy Code.
CHAPTER 11 REORGANIZATION UNDER THE BANKRUPTCY CODE
     Pursuant to Section 362 of the Bankruptcy Code, the commencement of the Chapter 11 Case created an automatic stay, applicable generally to creditors and other parties in interest, of: (i) the commencement or continuation of a judicial administrative or other action or proceeding against the Registrant that was or could have been commenced prior to commencement of the Chapter 11 Case, or to recover for a claim that arose prior to commencement of the Chapter 11 Case; (ii) the enforcement against the Registrant or its property of any judgments obtained prior to commencement of the Chapter 11 Case; (iii) the taking of any action to obtain possession of property of the Registrant or to exercise control over property of the Registrant; (iv) the creation, perfection or enforcement of any lien against the property of the Registrant's bankruptcy estate; (v) any act to create, perfect or enforce against property of the Registrant any lien that secures a claim that arose prior to the commencement of the Chapter 11 Case; (vi) the taking of any action to collect, assess or recover claims against the Registrant that arose before commencement of the Chapter 11 Case; (vii) the setoff of any debt owing to the Registrant that arose prior to commencement of the Chapter 11 Case against any claim against the Registrant or
(viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Registrant. Any entity may apply to the Bankruptcy Court, upon an appropriate showing of cause, for relief from the automatic stay to exercise the foregoing remedies. The Registrant is authorized to operate its business as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
PLAN OF REORGANIZATION -- PROCEDURES
     Under Section 1121 of the Bankruptcy Code, for 120 days after the date of the filing of a voluntary petition for relief under Chapter 11, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during the 120-day exclusivity period, no other party may file a plan of reorganization until 180 days after the date of filing of the Chapter 11 petition, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the 120-day exclusivity period or such additional period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor, an equity security holder, or any indenture trustee may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.
     The Registrant has not yet filed a plan of reorganization with the Bankruptcy Court and has obtained from its creditors an extension of the exclusivity period to May 31, 1994. The Registrant intends to file a plan of reorganization prior to May 31, 1994.
M-132                                 H-4

     After a plan of reorganization has been filed with the Bankruptcy Court, it will be sent, together with a disclosure statement approved by the Bankruptcy Court following a hearing, to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following acceptance or rejection of any plan by impaired classes of creditors and equity security holders, the Bankruptcy Court after notice and a hearing would consider whether to confirm the plan. Among other things, to confirm a plan the Bankruptcy Court is required to find (i) with respect to each impaired class of creditors and equity security holders, that each holder of a claim of interest of such class either (a) will, pursuant to the plan, receive or retain property of a value, as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Registrant, or (b) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or such class is not impaired under the plan and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Registrant or any successors unless such liquidation or reorganization is proposed in the plan.
     If any impaired class of creditors or equity security holders does not accept a plan and assuming that all of the other requirements of section 1129(a) of the Bankruptcy Code are met, the proponent of the plan may invoke the so-called "cramdown" provisions of section 1129(b) of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met, including that
(i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law.
ADVERSARY PROCEEDINGS
     On February 3, 1994, NationsBank as Collateral Agent, for itself and other pre-petition lenders (collectively, the "Pre-Petition Lenders") filed a Complaint under 11 U.S.C. Section 506 to determine the validity, enforceability and priority of the Pre-Petition Lenders' liens and security interests in certain assets of the Company described as collateral in various loan documents entered into by the Company and the Pre-Petition Lenders securing promissory notes dated May 29, 1992.
     The Company, under the provisions of the Bankruptcy Code, commenced an Adversary Proceeding on February 4, 1994 against the Pre-Petition Lenders seeking to reduce the claim of the Pre-Petition Lenders to unsecured status on a variety of theories. The complaint alleged, inter alia, defects in financing statements filed to perfect security interests, defects in the perfection of security interests in after-acquired property and cash proceeds, and defective documentation of collateral in a security instrument.
     Most claims with respect to the secured status of the Pre-Petition Lenders have been resolved by summary judgment dismissing specific challenges or by dismissal of claims by the Company. Discovery has not been completed with respect to the remaining claims.
ITEM 4: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
     No matters were submitted to stockholders during the fourth quarter of the fiscal year.
                                    PART II
ITEM 5: MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS
INVESTOR INFORMATION
     CORPORATE DATA
     Rose's Stores, Inc. is a Delaware Corporation. Rose's stock is listed on the NASDAQ System for over-the-counter securities; the Voting Common Stock has the symbol "RSTOQ" and the Non-Voting Class B Stock has the symbol "RSTBQ".
                                      H-5                                  M-133

     COMMON STOCK
     High and low prices of Rose's Voting Common Stock and Non-Voting Class B Stock as reported on the NASDAQ are shown below.
MARKET PRICE RANGE AND DIVIDENDS (A)

                                                                                            1993                       1992
                                                                                                        DIVIDENDS
                                                                              HIGH           LOW        DECLARED       HIGH
                                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1st Quarter..............................................................    7 1/4        3 3/8            --          6 1/4
2nd Quarter..............................................................    5 1/2        3 1/8            --          6
3rd Quarter..............................................................    3 5/8          11/16          --          4 5/8
4th Quarter..............................................................    1 5/8          13/32          --          7

                                                                                          DIVIDENDS
                                                                               LOW        DECLARED

1st Quarter..............................................................         3   1/2    --
2nd Quarter..............................................................         3   13/16  --
3rd Quarter..............................................................         3   3/4    --
4th Quarter..............................................................         3   1/2    --

                                                                                                                       DIVIDENDS
                                                                                            HIGH           LOW         PER SHARE
1993..................................................................................      7 1/4          13/32          --
1992..................................................................................      7            3 1/2            --
1991..................................................................................      7 1/8        2 1/8            --
1990..................................................................................      7 1/4        2 1/4           .210
1989..................................................................................      9 5/8        5               .210
1988..................................................................................     12            7 1/8           .210
1987..................................................................................     22 1/2        7 7/8           .210
1986..................................................................................     23 1/8       10 3/4           .200
1985..................................................................................     13 1/2        8 3/4           .190
1984..................................................................................     13 1/2        7               .185
1983..................................................................................     14 1/2        3               .135

                                                                                          TOTAL
                                                                                        DIVIDENDS
1993..................................................................................    --
1992..................................................................................    --
1991..................................................................................    --
1990..................................................................................    3,991
1989..................................................................................    4,138
1988..................................................................................    4,194
1987..................................................................................    4,316
1986..................................................................................    4,115
1985..................................................................................    3,900
1984..................................................................................    3,798
1983..................................................................................    2,660

(a) Adjusted to reflect the 2-for-1 stock split effected in 1986, and the 3-for-2 and 3-for-1 stock splits in 1983.
     On January 24, 1991, the Board of Directors adopted a resolution suspending the payment of dividends until future operating profits warrant reinstatement. Among other things, the Company's DIP financing agreement includes restrictions on the payment of cash dividends and the repurchase of stock. In addition, the Company is precluded from paying dividends while the Chapter 11 case is pending and the Registrant does not believe it is likely that it will pay dividends for the foreseeable future following termination of the Chapter 11 case. At January 29, 1994, such restrictions preclude the payment of dividends or the repurchase of stock. The number of holders of record for the Company's Voting Common Stock was 1,074 and for Non-Voting Class B Stock was 1,537 at April 22, 1994.
M-134                                 H-6

ITEM 6: SELECTED FINANCIAL DATA
(NOT COVERED BY INDEPENDENT AUDITORS' REPORT)

                                                                                     FISCAL YEARS
                                                             1993          1992          1991          1990          1989
                                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
  Revenue:
  Gross sales..........................................   $1,245,697     1,404,302     1,423,345     1,525,412     1,507,560
  Leased department sales..............................       42,474        42,059        42,715        23,382            --
  Net sales............................................    1,203,223     1,362,243     1,380,630     1,502,030     1,507,560
  Leased department income.............................        8,707         9,816        10,198         5,805            --
       Total revenue...................................    1,211,930     1,372,059     1,390,828     1,507,835     1,507,560
  Costs and Expenses:
  Cost of sales (a)....................................      932,238     1,103,160     1,029,837     1,143,547     1,117,025
  Selling, general and administrative..................      281,723       300,866       314,971       343,158       343,608
  Provision for future store closings and
     remerchandising (b)...............................           --            --        33,891        35,355            --
  Depreciation and amortization........................       12,984        13,661        16,730        18,503        19,637
  Interest.............................................       12,054        13,881        13,924        14,648        12,964
       Total costs and expenses........................    1,238,999     1,431,568     1,409,353     1,555,211     1,493,234
  Gain on sale of shoe department fixtures and
     inventory (c).....................................           --            --            --         5,415            --
  Earnings (loss) before reorganization expense, income
     taxes and cumulative effect of accounting
     change............................................      (27,069)      (59,509)      (18,525)      (41,961)       14,326
  Reorganization expense (d)...........................      (39,138)           --            --            --            --
  Earnings (loss) before income taxes and cumulative
     effect of accounting change.......................      (66,207)      (59,509)      (18,525)      (41,961)       14,326
  Income taxes (benefits)..............................           --          (949)        4,779       (14,200)        5,400
  Earnings (loss) before cumulative effect of
     accounting change.................................      (66,207)      (58,560)      (23,304)      (27,761)        8,926
  Cumulative effect of adopting SFAS 106 (e)...........           --        (5,031)           --            --            --
  Net earnings (loss)..................................   $  (66,207)      (63,591)      (23,304)      (27,761)        8,926
Cash dividends declared................................   $       --            --            --         3,991         4,138
FINANCIAL POSITION AT YEAR-END
  Total assets.........................................   $  308,105       337,759       416,318       462,749       501,631
  Long-term obligations (f)............................           --        83,433        74,896       107,184        59,881
  Stockholders' equity.................................       16,096        82,109       142,720       165,968       204,574
  Working capital (f)..................................           --       127,515       182,723       213,852       191,273
  Stores in operation..................................          172           217           232           256           259
PER SHARE RESULTS
  Earnings (loss) before cumulative effect of
     accounting change.................................   $    (3.53)        (3.14)        (1.25)        (1.46)         0.45
  Cumulative effect of adopting SFAS 106 (e)...........           --         (0.27)           --            --            --
  Net earnings (loss)..................................        (3.53)        (3.41)        (1.25)        (1.46)         0.45
  Dividends declared...................................           --            --            --          0.21          0.21
Weighted Average Shares Outstanding (000)..............       18,740        18,638        18,593        19,078        19,718

(a) In 1991, the Company changed its method of accounting for LIFO inventories from the use of the inflation index provided by the Bureau of Labor Statistics to an internally generated price index to measure inflation in the retail prices of its merchandise inventories. This change decreased 1991 cost of sales by $21,428 (or $1.15 per share). Net loss would have been $44,732 in 1991 if the change in accounting method had not been made. The information was not available to determine the cumulative effect of this change nor the impact of any year prior to 1991.
                                      H-7                                  M-135

(b) The provision for future store closings and remerchandising represents the anticipated costs of closing approximately 15 stores during fiscal year 1992 and 27 stores during fiscal 1991. The 1991 provision also includes the costs incurred during fiscal 1992 in the remerchandising of the remaining stores.
(c) The gain on sale of shoe department fixtures and inventory results from an agreement with a footwear merchandising company to assume total operations of the shoe departments within all Company stores.
(d) On September 5, 1993, the Company filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under Chapter 11 of the Bankruptcy Code. The consolidated financial statements contained herein have been prepared in accordance with generally accepted accounting principles applicable to a going concern and do not purport to reflect or to provide for all the consequences of the ongoing Chapter 11 reorganization.
    Included in the reorganization expense is a provision of $39,500 for the costs of closing 43 stores in January 1994, as well as the DIP fee amortization and expenses, professional fees and other reorganization costs. Offsetting these expenses is a reversal of prior reserves for closings due to the anticipated rejection of closed store leases.
(e) In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requiring the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.
(f) Not comparable for 1993, the majority of the amounts comprising this item have been reclassed to liabilities subject to settlement under reorganization proceedings.
ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS FROM OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
     The following table sets forth for the periods indicated the percentage which each item listed bears to net sales:

                                                                                                        AS A PERCENTAGE OF NET
                                                                                                                 SALES
                                                                                                             FISCAL YEARS
                                                                                                        1993     1992     1991
Revenue:
  Gross sales........................................................................................   103.5%   103.1%   103.1%
  Leased department sales............................................................................     3.5      3.1      3.1
  Net sales..........................................................................................   100.0    100.0    100.0
  Leased department income...........................................................................     0.7      0.7      0.7
       Total revenue.................................................................................   100.7    100.7    100.7
Costs and Expenses:
  Cost of sales (a)..................................................................................    77.5     81.0     74.6
  Selling, general and administrative................................................................    23.4     22.1     22.8
  Provision for future store closings and remerchandising (b)........................................    --       --        2.5
  Depreciation and amortization......................................................................     1.0      1.0      1.2
  Interest...........................................................................................     1.0      1.0      1.0
       Total costs and expenses......................................................................   102.9    105.1    102.1
Loss before reorganization expense, income taxes (benefits), and cumulative effect of
  accounting change..................................................................................    (2.2)    (4.4)    (1.4)
Reorganization expense (c)...........................................................................    (3.3)    --       --
Loss before income taxes (benefits) and before cumulative effect of accounting change................    (5.5)    (4.4)    (1.4)
Income taxes (benefits)..............................................................................    --       (0.1)     0.3
Loss before cumulative effect of accounting change...................................................    (5.5)    (4.3)    (1.7)
Cumulative effect of adopting SFAS 106 (d)...........................................................    --       (0.4)    --
Net loss.............................................................................................    (5.5)%   (4.7)%   (1.7)%

M-136                                 H-8

(a) In 1991, the Company changed its method of accounting for LIFO inventories from the use of the inflation index provided by the Bureau of Labor Statistics to an internally generated price index to measure inflation in the retail prices of its merchandise inventories. This change decreased 1991 cost of sales by $21,428 (or $1.15 per share). Net loss would have been $44,732 in 1991 if the change in accounting method had not been made.
(b) The 1991 provision for future store closings and remerchandising represents the anticipated costs of closing approximately 15 stores during fiscal 1992 and the costs incurred during fiscal 1992 in the remerchandising of the remaining stores.
(c) On September 5, 1993, the Company filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under Chapter 11 of the Bankruptcy Code. The consolidated financial statements contained herein have been prepared in accordance with generally accepted accounting principles applicable to a going concern and do not purport to reflect or to provide for all the consequences of the ongoing Chapter 11 reorganization.
    Included in the reorganization expense is a provision of $39,500 for the costs of closing 43 stores in January 1994, as well as the DIP fee amortization and expenses, professional fees and other reorganization costs. Offsetting these expenses is a reversal of prior reserves for closings due to the anticipated rejection of closed store leases.
(d) In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.
CHAPTER 11 FILING
     On September 5, 1993, the Company filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). The Company is in possession of its property and is maintaining and operating its property as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code.
     For further discussion of the Chapter 11 proceedings, see Footnote 1 in the Consolidated Financial Statements.
REVENUE
     The Company reported sales in 1993 of $1,245,697, a decrease of $158,605 or 11.3% from 1992. Sales in same stores for 1993, on a comparable week-to-week basis, decreased 7.7% compared to 1992. Prior to its bankruptcy filing, poor sales were caused by out-of-stocks resulting from reduced purchases necessitated by the Company's limited borrowing availability. Also, just prior to and immediately after filing the petition under Chapter 11, many suppliers interrupted their shipments of merchandise causing out-of-stock positions on most seasonal merchandise. It took several months to restore inventory levels to acceptable levels.
     In 1992, the Company reported sales of $1,404,302, a decrease of $19,043 or 1.3% from fiscal 1991. 1992 same store sales, on a comparable week-to-week basis, increased 2.5% from 1991. Sales in the first half of fiscal 1992 were negatively affected by credit problems related to the Company's bank facility negotiations and by the significant disruptions associated with the remerchandising of all stores. Sales in the second half of 1992 were positively impacted by the sale of clearance merchandise and stronger promotional sales.
     Sales have been adversely affected over the last three years as a result of new competition. For the stores open in 1993, 15 faced new competitors, compared to 40 in 1992 and 26 in 1991. In 1994, the Company expects to have 6 stores facing new competition. Also, the Company believes the soft and uncertain economy had a negative impact on the sales results for the sales in 1992 and 1991.
     Inflation has had little effect on the Company's operations in the last three years.
COSTS AND EXPENSES
     In 1993, the cost of sales as a percent of sales decreased 3.5% from the 1992 percent to sales. This was due to (1) decreased markdowns resulting in a decrease in the cost of sales rate of 1.6%, (2) higher markup decreasing the rate by 1.5%, and (3) lower shrinkage resulting in a decrease of the rate by 1.1%. These improvements were offset somewhat by increases in the freight costs. The Company took proactive measures in 1993 to reduce the shrinkage to a normal rate. Some
                                      H-9                                  M-137
of these measures included strengthening the Company's loss prevention department, implementing systems that automatically calculate markdowns, establishing a shrink incentive program for the stores, and implementing stronger store front-end controls.
     In 1992, the cost of sales as a percent of sales increased 6.4% over the 1991 percent to sales. This was due primarily to higher clearance markdowns taken during the year to liquidate old and discontinued hardlines inventory and seasonal apparel, resulting in an increase of 2.6% in the cost of sales rate. Lower markup caused an increase to the 1992 cost of sales rate of 1.5%. Higher inventory shrinkage increased the cost of sales rate by 1.3% over the 1991 percent to sales. The Company believes that this increase in shrinkage was caused primarily by the disruptions in the stores due to the remerchandising in the first half of 1992 and the large volumes of clearance markdowns taken in the second half of 1992, and by higher internal and external theft. Finally, the cost of sales rate in 1992 increased by .8% due to a higher LIFO charge.
     In 1991, the Company developed and used internal price indices instead of the inflation index provided by the Bureau of Labor Statistics. The 1991 pre-tax LIFO provision included in cost of sales (a credit of $10,323) would have been a charge of $11,105 if the accounting change had not been made; therefore, the accounting change had the effect of decreasing cost of sales by $21,428. The net loss for 1991 would have been $44,732 if the change in accounting method had not been made. A decrease in mark-up in 1991 resulting from lowering competitive prices was more than offset by a decrease in markdowns as a percent to sales.
     Selling, general and administrative expenses as a percent of sales were 23.4% in 1993, 22.1% in 1992, and 22.8% in 1991. The increase in 1993 is largely attributable to the decline in 1993 sales.
     As part of its business plan, the Company decided to close 43 stores in January of 1994 and recognized an expense of $39,500 associated with these closings. Additionally, the Company recognized a $13,026 benefit associated with the anticipated rejection of closed store leases on stores already closed. A net reorganization expense of $39,138 before taxes, relating to these closed stores and other bankruptcy costs, was recorded during 1993.
     In addition, the Company made the decision in the first quarter of 1994 to close approximately 58 stores and realign corporate and administrative costs accordingly. It is expected that a charge of approximately $55,000 relating to these closings will be included in the first quarter of 1994.
     In 1991, a provision of $24,891 was recorded to provide for the costs of closing 15 stores in 1992. In addition, the Company recorded a charge of $9,000 to provide for payroll costs and inventory reductions that were incurred in 1992 as a result of a significant change in the merchandise mix in the stores.
     Interest expense decreased 13% in 1993 due to a decrease in long-term debt outstanding. Generally, under the Bankruptcy Code, interest on pre-petition claims ceases accruing upon the filing of a petition unless the claims are collateralized by an interest in property with value exceeding the amount of debt. Although no determination has yet been made regarding the value of the property which collateralizes various creditors' claims, the Bankruptcy Court has ordered the Company to make monthly adequate protection payments which have been booked as interest. The Company is disputing the claims to collateral of its pre-petition long-term debtholders. (See Item 3. Legal Proceedings) Interest on the DIP facility and other related DIP fees and expenses were $1,238 in 1993 (0.1% of net sales), and were included in the reorganization costs. In addition, the Company included in the reorganization costs, a write-off of $4,528 related to unamortized costs of pre-petition debt. Interest expense decreased .3% in 1992 due to a decrease in average short-term debt offset by higher rates on renegotiated long-term senior notes. Interest expense decreased 4.9% in 1991 due to a decrease in average short-term debt outstanding.
OTHER
     In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109 the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
M-138                                 H-10

     Effective the first quarter of 1993, the Company adopted Statement 109. The only effect of adopting Statement 109 was the establishment of a $5,760 current deferred tax liability and a $5,760 non-current deferred tax asset. Under the guidelines provided by APB 11, the Company would have no current or non-current deferred tax liability/asset.
     In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031 (or $.27 per share).
     A write-off of deferred tax assets of $8,970 negatively impacted 1991. This write-off was required so that the Company would not have deferred tax assets greater than the tax carrybacks available. If the Company becomes profitable, the reinstatement of these deferred tax assets will be used to reduce tax expense in future years. Additional tax losses were incurred during 1992; thus the remaining deferred tax assets were consumed with the resulting NOL which eliminated the need for an additional write-off.
     The Internal Revenue Service (IRS) has completed its examinations of the Company's federal income tax returns for the years 1988 through 1991 and has proposed tax adjustments of $2,882 plus interest and penalties. These adjustments pertain to issues including the timing of deductions for inventory shrinkage accruals, depreciation expense and amortization of movie rental assets. The Company's management and tax counsel believe that certain of the IRS's proposed adjustments are without merit and are vigorously contesting these, and that the ultimate resolution of the proposed adjustments will not have a material effect on the Company's financial position.
LIQUIDITY AND CAPITAL RESOURCES
     On September 2, 1993, the Company received a notice of default for failure to make an interest payment due on August 31, 1993 under its primary line of credit facility under the Amended and Restated Loan Agreement dated May 29, 1992. The notice of default demanded payment in full of the $106,000 of outstanding principal and declined to extend any further credit.
     The Chapter 11 filing caused a default under many of the agreements to which the Company is a party. Generally, actions to enforce or otherwise effect the repayment of pre-petition liabilities are stayed while the Company is under the protection of Chapter 11 of the Bankruptcy Code. These liabilities will be resolved as a part of the reorganization proceedings. Additional liabilities subject to similar resolution may arise as a result of claims filed by parties related to the rejection of executory contracts, including expired leases, and for the Bankruptcy Court's determination of allowed claims for contingencies and other disputed amounts.
     On September 6, 1993, the day after the Company filed for Chapter 11, the Company and G. E. Capital Corporation ("GE Capital") entered into a commitment letter pursuant to which GE Capital would provide debtor-in-possession post-petition financing to the Company in the form of a two-year revolving credit facility of up to the lesser of (i) 50% of the value of inventory of the Registrant acceptable to GE Capital, less reserves to be established in the discretion of GE Capital or (ii) $125,000. (This two-year credit agreement is hereinafter referred to as the "DIP Facility".)
     On October 14, 1993, the Bankruptcy Court approved the DIP Facility with certain restrictions on the borrowing base pending approval of the Company's 1994 business plan by the secured lenders.
     The DIP Facility provides for interest to accrue at a lower rate than the Company's primary pre-petition revolving credit facility. As part of the cash collateral order, the Company pays the interest on the pre-petition debt monthly in the form of adequate protection payments.
     With the approval of the DIP Facility, the Company's short-term liquidity has improved significantly. The cash requirements for the payment of scheduled principal payments, accrued interest, accounts payable and other liabilities incurred prior to the Chapter 11 filing have in most cases been deferred until a Plan of Reorganization is confirmed by the Bankruptcy Court. Pre-petition claims of $207,456 were outstanding as of the end of 1993. In addition, $4,000 of estimated reclamation claims to be paid according to court order are included in current liabilities.
     Rose's management expects the Company to realize positive cash flow from its 1994 operations. The filing under Chapter 11 will protect the Company from its pre-petition creditors while a plan of reorganization is being negotiated. Until such a plan is confirmed by the Bankruptcy Court and consummated, payments on pre-petition debt will not be made (except as approved by the Bankruptcy Court) and all existing unexpired contracts and leases will be reviewed to determine whether they should be assumed or rejected (subject to Bankruptcy Court approval). The adequacy of the Company's capital
                                      H-11                                 M-139
resources and long-term liquidity cannot be determined until a plan of reorganization is developed and confirmed by the Bankruptcy Court.
     The Company's current ratio for 1993, which includes $4,000 of reclamation claims, is 3.32 compared to 1.87 in 1992 and 2.08 in 1991. In 1993, cash and cash equivalents decreased $7,146 compared to increases of $13,441 in 1992 and $4,416 in 1991. The Company's working capital was $173,640 in 1993, $127,515 in 1992, and $182,723 in 1991. The increase in working capital in 1993 of $46,125 was primarily due to a reclassification of pre-petition current liabilities to liabilities subject to settlement under reorganization proceedings due to the Chapter 11 filing.
     The fixed charge coverage ratio was 0.00 in 1993, 0.10 in 1992 and 0.80 in 1991. The fixed charge coverage ratio is defined as the sum of net income before taxes, LIFO provision, interest, depreciation, and minimum rent divided by the sum of interest and minimum rent. The ratio, excluding items that are typically non-recurring such as reorganization costs, reserves for store closings and remerchandising, and the adoption of SFAS 106 was 0.74 in 1993, 0.19 in 1992 and
1.37 in 1991.
     In 1993, $8,373 of cash was provided from operating activities, while $40,071 was provided in 1992 and $16,081 was provided in 1991. Declining sales, as well as an increased investment in inventory and inventory prepayments contributed to the decline in cash.
     Investing activities used cash of $9,100 in 1993, $9,140 in 1992, and $2,962 in 1991. The Company invested cash in property and equipment totaling $9,109 in 1993, $9,629 in 1992, and $3,102 in 1991. The 1993 expenditures were primarily for store improvements, remodels and new computer software. The Company closed 45 stores in 1993, closed 15 stores in 1992, and opened three stores and closed 27 in 1991.
     Financing activities used cash of $6,419 in 1993, $17,490 in 1992, and $8,703 in 1991. The Company made $1,127 of payments on long-term debt in 1993, and $12,000 in 1992. In 1991, the Company reduced its short-term debt by $5,000 through a reduction of inventory levels. The Board of Directors has suspended dividend payments until future operating profits warrant reinstatement. The Company's debt agreements include a restriction on the payment of cash dividends and the repurchase of stock.
ITEM 8: CONSOLIDATED FINANCIAL STATEMENTS
     See Consolidated Financial Statements contained elsewhere herein.
ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     None
                                    PART III
ITEM 10: DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
     The following is furnished with respect to each of the members of the Board of Directors of the Registrant as of January 29, 1994:

                                                                                                                  FIRST YEAR
                                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS,                      ELECTED A
NAME AND AGE                                        DIRECTORSHIPS IN PUBLIC REGISTRANTS                            DIRECTOR
Bruce G. Allbright (65)      Retired since 1990; President and Director of Dayton Hudson Corporation                 1990
                             (department stores), 1987 until 1990; Chairman and Chief Executive Officer of
                             Target Stores (discount stores), 1984 to 1987. He is a director of TCF Financial,
                             G & K Services, Hannaford Brothers Company, Player's Club International, Shopko
                             and Sportstown, Inc.
Sam Ayoub (75)               Retired since 1985; Senior Executive Vice President and Chief Financial Officer of      1982
                             the Coca-Cola Company, 1981 to 1985. Mr. Ayoub is a director of Cousins
                             Properties, Inc., and of numerous business, industrial and international trade associations.
Hon. George D. Busbee (66)   Retired since 1992; Partner, King & Spaulding (law firm), Atlanta, GA., 1983-1992.      1987
                             Mr. Busbee was Governor of the State of Georgia for two consecutive terms
                             (1975-1983) and Chairman of the National Governors' Association (1981-1982). He
                             has been a member of the President's Export Council (1979- 1985) and is a director of Union Camp Corporation and Delta Air Lines.

M-140                                 H-12

                                                                                                                  FIRST YEAR
                                                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS,                      ELECTED A
NAME AND AGE                                        DIRECTORSHIPS IN PUBLIC REGISTRANTS                            DIRECTOR
Marion J. Church (49)        Retired since 1992; Legislative Clerk for North Carolina General Assembly from          1994
                             1990 to 1992; Executive Director of North Carolina Society to Prevent Blindness
                             from 1990 until 1992.
John T. Church, Sr. (76)     Chairman of the Board, Emeritus. Mr. Church was Chairman of the Board from 1972 to      1946
                             1984.
Frank A. Daniels, Jr. (62)   President and Publisher of The News and Observer Publishing Company (newspapers         1992
                             and other publications), Raleigh, NC. He is Vice Chairman/Chairman Elect of the
                             Associated Press and a director and trustee of certain publishing and educational institutions and associations.
George M. Harvin (47)        Managing Director, The Rosemyr Corporation, Emrose Corporation and H.H.C. Co.           1984
                             (real estate leasing corporations); Vice President of Rose's Stores, Inc., from
                             1990 to 1993; Secretary from 1987 to 1993; District Manager from 1990 to 1992;
                             Vice President Expansion and Real Estate from 1986 to 1990.
Lucius H. Harvin, III (55)   Chairman of the Board since 1984; Chief Executive Officer from 1980 to 1991.            1969
George L. Jones (43)         President and Chief Executive Officer since 1991. Mr. Jones was Executive Vice          1991
                             President, Store Operations, of Target Stores, Division of Dayton Hudson
                             Corporation from 1988 to 1991; Chairman/CEO, Monica Scott, Inc. (speciality stores) from 1987 to November, 1988(a); Senior Vice President, General Merchandise
                             Manager, Target Stores from 1986 to 1987; Vice President Ready to Wear, Target
                             Stores from 1985 to 1986.
James Maynard (54)           Chairman of the Board of Directors of Golden Corral Corporation (restaurants);          1989
                             Chairman and Chief Executive Officer of Investors Management Corporation
                             (diversified holding company). Mr. Maynard is also a director of BB&T Financial
                             Corporation.
Robert K. Montgomery (55)    Partner, Gibson, Dunn and Crutcher (law firm), Los Angeles, California. He is a         1992
                             director of Sizzler International, Inc.
Albert N. Whiting (76)       Retired since 1983; Chancellor of North Carolina Central University, Durham, NC,        1981
                             from 1967 to 1983.

(a) Monica Scott, Inc., which had remained current in payment of liabilities during his tenure as CEO, later filed for protection under the provisions of Chapter 11, U.S. Bankruptcy Code.
     Mr. Lucius H. Harvin, III (Chairman of the Board) is the brother of George
M. Harvin (a Director); and they are nephews of Marion J. Church (a Director) and John T. Church. Sr. (Chairman of the Board Emeritus and a Director). Mr. and Mrs. Church are husband and wife.
     The following information is furnished with respect to each of the executive officers of the Registrant as of January 29, 1994:

NAME, AGE, POSITION                                      BUSINESS EXPERIENCE DURING PAST FIVE YEARS
Lucius H. Harvin, III (55)     Chairman of the Board since March 12, 1984. Chief Executive Officer from January 1, 1980 to
Chairman of the Board          July 25, 1991. He is Chairman of the Executive Committee and of the Nominating Committee and a
                               member of the Advisory Committee of the Profit Sharing Plan and the Variable Investment Plan.
George L. Jones (43)           Elected President and Chief Executive Officer July 26, 1991; He is a member of the Company's
President and Chief            Executive Committee. Executive Vice President, Store Operations, of Target Stores, Division of
Executive Officer              Dayton Hudson Corporation from 1988 to 1991. Chairman and Chief Executive Officer, Monica
                               Scott, Inc. from 1987 to 1988.
R. Edward Anderson (44)        Appointed Executive Vice President October 19, 1992; Appointed Chief Financial Officer January
Executive Vice President,      12, 1990; Senior Vice President, Systems and Accounting since May 28, 1986.
Chief Financial Officer
Kevin Freeman (43)             Appointed Executive Vice President October 19, 1992; Senior Vice President Store Operations
Executive Vice President,      September 16, 1991 to October 18, 1992; Regional Senior Vice President, Target Stores from
Store Operations               1989 to 1991; Regional Vice President, Merchandise Manager, Target Stores, from 1985 to 1989.

                                      H-13                                 M-141

NAME, AGE, POSITION                                      BUSINESS EXPERIENCE DURING PAST FIVE YEARS
Rob Gruen (44)                 Appointed November 25, 1992; Vice President General Merchandise Manager November 18, 1991 to
Senior Vice President,         November 24, 1992; Merchandise Manager, Dayton Hudson, Target Stores Division, 1982 to 1989;
Merchandising                  Division Merchandise Manager, Department Stores Division of Dayton Hudson, Childrens Apparel
                               and Toys from 1989 to November 1991.
George T. Blackburn, II (43)   Elected Secretary February 17, 1993; Appointed Vice President, General Counsel April 19, 1991;
Vice President,                formerly Partner of Perry, Kittrell, Blackburn & Blackburn law firm for the relevant period
General Counsel and            preceding April 19, 1991.
Secretary
John Freise (48)               Appointed January 9, 1992; Operations Special Assignment from November 26, 1991 to January 22,
Zone Vice President,           1992; Target Stores District Manager from June 1983 to November 1991.
Operations
(Held position until
April 19, 1994)
Barry L. Gouge (47)            Appointed July 12, 1993; Vice President, Marketing from January 3, 1992 to July 11, 1993;
Vice President,                McCrory Stores, York, PA; Senior Vice President Marketing from August 1987 to December 1991.
General Merchandise
Manager -- Hardlines B
M. Jane Hill (41)              Appointed November 9, 1992; Senior Manager, Merchandise Presentation, March 1991 through
Vice President,                November 1992; Senior Project Manager, Merchandise, Accounting and Replenishment Systems
Merchandise Planning           (M.A.R.S. Project), August 1990 through March 1991; Project Manager, Merchandise
and Control                    Administration and Replenishment Systems, June 1987 through August 1990.
(Held position until
April 7, 1994)
Kathy M. Hurley (47)           Appointed November 30, 1992; D & L Venture Corp., Divisional Merchandise Manager, Sportswear,
Vice President,                May 1991 through November 1992; Lane Bryant, Divisional Merchandise Manager, Intimate Apparel,
General Merchandise            May 1990 through March 1991; Hecks, Inc., Executive Vice President, General Merchandise
Manager -- Softlines           Manager, August 1987 through March 1990; Service Merchandise, Inc., Senior Vice President
                               General Merchandise Manager, Apparel, April 1986 through July 1987.
Shelia R. Moffitt (44)         Appointed August 13, 1993; Marketing Director from November 1992 to August 1993; Vice
Vice President,                President Advertising of a subsidiary of Fishers Big Wheel, Inc. from July 1991 to November
Marketing                      1992; Vice President Advertising and Sales Promotion of a subsidiary of Amcena Corporation from February 1987 to January 1991.
Robert Morgan (34)             Appointed December 15, 1993; Vice President of Organizational Development and Associate
Vice President,                Relations, February 8, 1993; Director, Organizational Development and Human Resources 1992
Human Resources                through February 1993; Senior Manager, Training and Development, 1990 through 1992; Senior
(Resigned March 4, 1994)       Manager, Compensation, 1989 through 1990; Labor and Relations Manager, 1985 through 1989.
D. L. Overby (43)              Appointed September 16, 1991; Senior Vice President Operations from January 1, 1991 to
Vice President,                September 1991; Regional Vice President Operations from January 30, 1989 to December 1990.
Operations Administration      (Appointed Vice President, Distribution on April 4, 1994)
Howard Parge (47)              Appointed March 9, 1992; Target Stores, District Manager, 1989 through 1991; Regional
Zone Vice President,           Merchandiser, 1988 through 1989.
Operations
Jeanette R. Peters (38)        Appointed April 24, 1991; Senior Manager Financial Analysis for the relevant period preceding
Vice President and             April 24, 1991.
Controller
Len Priode (50)                Appointed May 23, 1988; Operating Vice President, Caldor (a Division of May Department Stores)
Vice President,                from September 14, 1985 to May 21, 1988.
Information Services
(Resigned March 4, 1994)
D. Carey Pylant (44)           Appointed May 17, 1993; Regional Asset Protection Director of Target Stores from June 1987 to
Vice President,                May 1993.
Assets Protection
Bob Sasser (42)                Appointed January 12, 1990; Vice President General Merchandise Manager of Home General
Vice President,                Furnishings and Housewares from May 15, 1988 to January 12, 1990.
General Merchandise
Manager -- Hardlines A
(Resigned March 4, 1994)

M-142                                 H-14

NAME, AGE, POSITION                                      BUSINESS EXPERIENCE DURING PAST FIVE YEARS
J. Michael Shuster (41)        Appointed April 24, 1991; Vice President and Controller from May 23, 1990 to April 24, 1991;
Vice President,                Controller from August 28, 1986 to May 23, 1990.
Distribution
(Resigned March 11, 1994)
William E. Triplett, III (40)  Appointed May 23, 1990; Assistant Treasurer from January 30, 1987 to May 23, 1990.
Treasurer
Roger C. Trivette (55)         Appointed November 7, 1988; Director of Design and Construction from March 6, 1986 through
Vice President,                November 7, 1988.
Construction and
Maintenance

     Officers of the Registrant are elected each year at the Annual Meeting of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.
SECTION 16(A) REPORTING
     The Registrant believes that all executive officers and directors of the Registrant and all other persons known by the Registrant to be subject to
Section 16 of the Securities Exchange Act of 1934, filed all reports required to be filed during fiscal year 1993 under Section 16(a) of that Act on a timely basis. The Registrant's belief is based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Registrant during, and with respect to, its most recent fiscal year by persons known to be subject to Section 16.
ITEM 11: EXECUTIVE COMPENSATION
CASH AND OTHER COMPENSATION
     The following table sets forth all the cash compensation paid or to be paid by the Registrant, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman of the Board, the Chief Executive Officer, and the three other highest paid executive officers of the Registrant for fiscal year 1993 in all capacities in which they served:
                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                         AWARDS           PAYOUTS
                                               ANNUAL COMPENSATION
                                                                                     (F)                    (H)
                                           (C)        (D)            (E)          RESTRICTED     (G)       LTIP
              (A)                 (B)    SALARY      BONUS       OTHER ANNUAL       STOCK      OPTIONS/   PAYOUTS
NAME AND PRINCIPAL POSITION       YEAR   ($)(1)       ($)      COMPENSATION (2)   AWARDS ($)   SARS (#)     ($)
George L. Jones                   1993   700,000    833,333(4)       4,487               --         --         --
  President and                   1992   716,181    833,333(4)       4,081               --         --         --
  Chief Executive Officer         1991   355,385(6) 416,666(4)         165               --         --         --
Lucius H. Harvin, III             1993   350,000         --          3,142               --         --     62,952
  Chairman of                     1992   356,850         --            844               --     40,000         --
  the Board                       1991   275,000         --          4,505               --         --     25,785
Kevin Freeman                     1993   267,462         --         11,173               --     23,750         --
  Executive Vice                  1992   264,129     75,000(5)       1,969               --     40,000         --
  President of Store              1991    91,346(6)  91,375(5)         221               --     50,000         --
  Operations
R. Edward Anderson                1993   265,923         --          7,383               --     12,750     29,806
  Executive Vice                  1992   251,168     29,000          1,296               --     40,000         --
  President and Chief             1991   177,865     73,861          3,511               --     50,000     11,310
  Financial Officer
Robert P. Gruen                   1993   220,462         --          9,783               --     10,000         --
  Senior Vice                     1992   165,655     17,000          3,852               --     40,000         --
  President of Merchandising      1991    26,923(6)   2,423             --               --         --         --

                                          (I)
              (A)                      ALL OTHER
NAME AND PRINCIPAL POSITION       COMPENSATION ($)(3)
George L. Jones                           7,570
  President and                           9,313
  Chief Executive Officer                 2,384
Lucius H. Harvin, III                     7,570
  Chairman of                            17,621
  the Board                              30,449
Kevin Freeman                             6,900
  Executive Vice                         16,591
  President of Store                      1,276
  Operations
R. Edward Anderson                        6,900
  Executive Vice                         16,591
  President and Chief                    10,617
  Financial Officer
Robert P. Gruen                           6,897
  Senior Vice                             8,776
  President of Merchandising                 --

(1) 1993 Salary represents 52 weeks of base salary. 1992 Salary represents 53 weeks of base salary. 1991 Salary represents 52 weeks of base salary.
                                      H-15                                 M-143

(2) "Other Annual Compensation" consists of tax gross-ups on medical expense reimbursements, and in 1991 also included earnings on LTIP compensation.
(3) "All Other Compensation" includes payments by the Registrant for the following:

                                       AUTOMOBILE       PROFIT
NAME                                   ALLOWANCE     SHARING PLAN
Jones...............................     $6,198         $1,372
Harvin..............................     $6,198         $1,372
Freeman.............................     $5,528         $1,372
Anderson............................     $5,528         $1,372
Gruen...............................     $5,528         $1,369

(4) Bonus awards to George L. Jones represent prorated amounts from bonus agreement incident to initial employment with the Registrant and does not represent bonus awards determined during the fiscal year. Amounts shown are not payable until 1994.
(5) Bonus awards to Kevin Freeman represent prorated amounts from bonus agreement incident to initial employment with the Registrant and does not represent bonus awards determined during the fiscal year.
(6) Messrs. Jones, Freeman, and Gruen joined the Registrant in 1991.
STOCK OPTIONS GRANTED DURING FISCAL YEAR
     The following table sets forth information about the stock options granted to the named executive officers of the Registrant during fiscal year 1993. No stock appreciation rights were granted to the named executive officers during fiscal year 1993.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                       POTENTIAL
                                                                                                                     REALIZED VALUE
                                                                                                                       AT ASSUMED
                                                                          INDIVIDUAL GRANTS                         ANNUAL RATES OF
                                                                   % OF TOTAL                                         STOCK PRICE
                                                      OPTIONS    OPTIONS GRANTED    EXERCISE OR                     APPRECIATION FOR
                                                      GRANTED    TO EMPLOYEES IN    BASE PRICE      EXPIRATION      OPTION TERM (3)
NAME                                                  (#)(1)     FISCAL YEAR (2)      ($/SH)           DATE           5%       10%
George L. Jones....................................       --         --                --                               --        --
Lucius H. Harvin, III..............................       --         --                --                               --        --
Kevin Freeman......................................   10,000            3.9%           $5.00       April 1, 2003    29,409    76,445
                                                      13,750            5.4%           $5.00        June 1, 2003    34,838    96,196
R. Edward Anderson.................................   10,000            3.9%           $5.00       April 1, 2003    29,409    76,445
                                                       2,750            1.0%           $5.00        June 1, 2003     6,968    19,239
Robert P. Gruen....................................   10,000            3.9%           $5.00       April 1, 2003    29,409    76,445

(1) Options to purchase the above listed number of shares of the Registrant's Non-Voting Class B Stock for $5.00 a share. Options expiring on April 1, 2003 vest and become receivable on April 1, 1995. Options expiring on June 1, 2003 vest and become receivable on June 1, 1994.
(2) Options to acquire an aggregate of 256,250 shares of Common Stock of the Registrant were granted to all employees during fiscal year 1993. Options to acquire an additional 50,000 shares of Common Stock were granted to nonemployee directors of the Registrant during fiscal year 1993.
(3) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates or appreciation of the Common Stock of the Company from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The Company chose not to report the present value of the options because the Company does not believe any formula will determine with reasonable accuracy a present value because of unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.
M-144                                 H-16

STOCK OPTIONS EXERCISED DURING FISCAL YEAR AND YEAR END VALUES OF UNEXERCISED OPTIONS
     The following table sets forth information about unexercised stock options and stock appreciation rights by the named executive officers of the Registrant during fiscal year 1993. No stock options or stock appreciation rights were exercised by the named executive officers during fiscal year 1993.
    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                      SHARES                     NUMBER OF UNEXERCISED
                                                    ACQUIRED ON     VALUE           OPTIONS/SARS AT
                                                     EXERCISE      REALIZED           FY-END (#)
NAME                                                    (#)          ($)       EXERCISABLE/UNEXERCISABLE
George L. Jones..................................      --            --                 -- /200,000
Lucius H. Harvin, III............................      --            --                  -- /40,000
Kevin Freeman....................................      --            --               50,000/63,750
R. Edward Anderson...............................      --            --               50,000/52,750
Robert P. Gruen..................................      --            --               27,500/62,500
                                                       VALUE OF UNEXERCISED
                                                       IN-THE-MONEY OPTIONS
                                                           AT FY-END ($)
NAME                                               EXERCISABLE/UNEXERCISABLE (1)
George L. Jones..................................                  --
Lucius H. Harvin, III............................                  --
Kevin Freeman....................................                  --
R. Edward Anderson...............................                  --
Robert P. Gruen..................................                  --

(1) All options were out of the money at fiscal year end.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS
     The Registrant has an employment contract with George L. Jones which provides for his active employment for three years, through July 24, 1994. This contract was negotiated with Mr. Jones prior to his initial employment by the Registrant and became effective on July 25, 1991. All sums required to be paid under the contract are shown on a prorated basis per year in the summary compensation table above for the years to date. The bonus amount, shown on a prorated annual basis in column (d) of the summary compensation table, is payable upon the first to occur of (i) the third anniversary of the effective date of the agreement, (ii) the date on which the price of the Registrant's Non-Voting Class B Stock is quoted at a price per share of $15.50 on the NASDAQ system, or (iii) termination of employment by reason of death, permanent disability, discharge without cause, liquidation of substantially all of the assets of the Registrant, resignation resulting from default by the Registrant in its covenants under the agreement, or a change in control of the Registrant as defined in the agreement. In lieu of the bonus, or any part thereof, Mr. Jones has the option under the employment agreement and a Tandem Stock Option Agreement to purchase up to 200,000 shares of the Class B Non-Voting Stock of the Registrant at a price of $3.00 per share exercisable upon the first to occur of the bonus vesting events listed above.
     The Registrant maintains a severance program authorized by the Bankruptcy Court on April 1, 1994, replacing prior individual agreements with each of Messrs. Freeman, Anderson and Gruen providing for the payment of certain benefits upon the cessation of employment of each such officer. Under this program, these officers would be eligible to receive up to 18 months base salary, up to one-half of such amount being paid in installments which would cease upon re-employment. Each such officer would also be entitled to (i) reimbursement for reasonable expenses incurred to obtain re-employment, not to exceed ten thousand dollars ($10,000) and (ii) continued medical, dental and disability coverage under existing Company plans for a period of three months following cessation of employment. Benefits under the program would be payable for cessation of employment by reason of: elimination of the employee's position unless offered a comparable or better position with the Company, termination of employment other than for misconduct as defined in the program, or constructive or voluntary termination due to a material reduction in salary or due to a material change in job responsibilities, termination on account of permanent disability, or termination due to liquidation of the Company. As of the date hereof no severance programs or agreements have been authorized by the Bankruptcy Court with respect to Messrs. Harvin or Jones.
     Other senior vice presidents of the Company are eligible for the same benefits as those described for Messrs. Freeman, Anderson and Gruen. Other executive officers of the Company are eligible for up to twelve (12) months base salary, a maximum of $7,500 for re-employment expense reimbursement and three months continued coverage under medical, dental and disability plans. COMPENSATION OF DIRECTORS
     Directors who are officers of the Registrant receive no additional compensation for service on the Board of Directors or committees. Directors who are not officers are paid $8,000.00 per year as retainer, plus $1,000.00 for each meeting of the Directors attended and for each committee meeting held on a day other than the date of a meeting of the Board of Directors, and reimbursement for their actual travel expenses. Directors who are not officers are paid $500.00 a day for each committee
                                      H-17                                 M-145
meeting held on the same day as a meeting of the Board of Directors and $250.00 for each telephone conference meeting. Committee members are reimbursed for their actual travel expenses. In addition, outside directors receive options to purchase 5,000 shares of the Non-Voting Class B Stock of the Registrant at a purchase price of the greater fair market value on the date of award or $5.00 on award dates occurring every two years up to a maximum of 15,000 shares per outside director.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee of the Registrant during the fiscal year ended January 29, 1994 was composed of Messrs. Busbee (Chairman), Allbright, Maynard, and Montgomery. None of the members of the Compensation Committee were officers or employees of the Registrant during the last fiscal year or in prior fiscal years. Mr. Maynard is Chairman of the Golden Corral Corporation ("Golden Corral"). Golden Corral leases certain restaurant facilities from The Rosemyr Corporation and from Emrose Corporation, two corporations affiliated with certain directors and executive officers of the Registrant. See Item 13 "Certain Relationships and Related Transactions" below. Golden Corral paid said corporations a total of $234,832 under these leases during the past fiscal year of the Registrant.
     Until April 16, 1993, Lucius H. Harvin, III, Chairman of the Board of the Registrant, served as a director of Wachovia Corporation of North Carolina and Wachovia Bank of North Carolina, N.A. (collectively "Wachovia"). No executive officer of Wachovia served on the Compensation Committee or the Board of Directors of the Registrant during the last fiscal year. Except for Mr. Harvin's service as a director of Wachovia, none of the executive officers of the Registrant served as a member of the board of directors or as a member of the compensation committee of another entity during the last fiscal year. Consequently, there are no interlocking relationships between the Registrant and other entities that might affect the determination of the compensation of the Directors and executive officers of the Registrant.
ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the only stockholders known to the Registrant to be the beneficial owners, as of January 29, 1994, of more than five percent (5%) of the Voting Common Stock of the Registrant:

                                 AMOUNT AND NATURE OF       PERCENT
     NAME AND ADDRESS          BENEFICIAL OWNERSHIP (1)     OF CLASS
Emma H. Currigan
  P.O. Drawer 947                         254,000(D)           3.1%
  Henderson, NC 27536                     173,836(B)           2.1%
George M. Harvin
  P.O. Drawer 947                         473,562(D)           5.7%
  Henderson, NC 27536                     176,618(B)           2.1%
Lucius H. Harvin, III
  P.O. Drawer 947                         437,224(D)           5.3%
  Henderson, NC 27536                     174,324(B)           2.1%
Rose Harvin
  P.O. Drawer 947                         279,784(D)           3.4%
  Henderson, NC 27536                     173,836(B)           2.1%

(B) Shares which may be deemed by the SEC to be beneficially owned but as to which the listed person may have disclaimed beneficial ownership.
(D) Shares held by direct ownership
(1) Includes 695,344 (8.4%) shares of Voting Common Stock beneficially attributed in the table to Emma H. Currigan, George M. Harvin, Lucius H. Harvin, III and Rose Harvin (173,836 shares of Voting Common Stock respectively to each person) who exercise sole voting control and shared investment power to such shares, but does not separately attribute such shares to Mrs. L. H. Harvin, Jr. who shares investment power as to all such shares.
M-146                                 H-18

     The table below gives the indicated information as to both classes of equity securities of the Registrant beneficially owned by each director, nominee, the chief executive officer and the four other most highly compensated executive officers, and, as a group, by such person and other executive officers:

                                                                                                            NON-VOTING
                                                                               VOTING COMMON    PERCENT      CLASS B      PERCENT
NAME                                                                             STOCK (A)      OF CLASS    STOCK (A)     OF CLASS
Bruce G. Allbright..........................................................         5,500           *              --         *
Sam Ayoub...................................................................         6,000           *              --         *
George D. Busbee............................................................           250           *              --         *
John T. Church, Sr..........................................................       217,256         2.6%         33,547         *
Marion J. Church............................................................           500           *              --         *
Frank A. Daniels, Jr........................................................         3,000           *          10,000         *
George M. Harvin............................................................       650,180         7.9%        181,362       1.7%
Lucius H. Harvin, III.......................................................       611,548         7.4%        453,536       4.3%
George L. Jones.............................................................        10,000           *           5,000         *
James H. Maynard............................................................         3,000           *              --         *
Robert K. Montgomery........................................................            --           *              --         *
Albert N. Whiting...........................................................           450           *              --         *
R. Edward Anderson..........................................................           900           *          30,397         *
Kevin Freeman...............................................................            --           *           5,000         *
Robert P. Gruen.............................................................            --           *          10,000         *
All of the above and other executive officers as a group (31) persons.......     2,087,618        25.3%      1,401,558      13.4%

 * Less than 1% of outstanding shares.
(a) The following shares are not included in the figures for beneficial ownership by individual directors and executive officers but are included in the total figure for all directors, nominees and executive officers as a group: 229,626 shares of Non-Voting Class B Stock held in the Registrant's Variable Investment Plan; the 579,024 shares of Voting Common Stock shown in the table of principal holders of voting securities of the Registrant which are beneficially attributed as a group to John T. Church, Sr., Lucius H. Harvin, III and George T. Blackburn, II, Trustees and 409,302 shares of Non-Voting Class B Stock attributable to the same persons as trustees.
ITEM 13: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     John T. Church, Sr. retired as a full-time employee of the Registrant on December 31, 1982. The Registrant entered into a Consultation Agreement with Mr. Church at that time. Under an extension of the agreement, Mr. Church was paid $52,500 during the fiscal year which ended January 29, 1994.
     Pursuant to existing leases, during the past fiscal year the Registrant paid The Rosemyr Corporation ("Rosemyr") $213,809 as rent for its store building in Morganton Shopping Center, Morganton, N.C.; $312,779 for its store building in Newmarket Plaza Shopping Center, Newport News, Va. (Rosemyr owns a 31.5% interest); $4,838 in rent for office space in Henderson, N.C.; and $11,700 for parking facilities in Henderson, N.C. The Registrant leases a store in Nags Head, N.C. (Rosemyr owns a 95% interest). Rental under the lease during the past fiscal year was $151,875. The Registrant leased a store in Tryon Hills Shopping Center, Raleigh, N.C. in which Rosemyr owns a 36/60ths interest. Rental under the lease during the past fiscal year was $21,000. Eighty percent (80%) of the stock of Rosemyr is owned by Mrs. L. H. Harvin, Jr. and her children and by the Estate and trusts of the late Emma Rose Church, whose beneficiaries are Mr. John
T. Church, Sr. (Director of the Registrant), Mrs. E. C. Bacon and Mr. John T. Church, Jr. During the past fiscal year, the Registrant paid Emrose Corporation ("Emrose ") under pre-existing leases $24,828 in rent for office space in Henderson, N.C. and $12,014 for lease of storage facilities. Also during the past fiscal year, the Registrant paid Arrowhead Plaza Limited Partnership (a partnership in which Emrose owns a 51% interest) $12,487 in rent for a store in Arrowhead Plaza Shopping Center in Norfolk, Virginia. Emrose is owned by Mrs.
L. H. Harvin, Jr. and Mr. John T. Church, Sr., Mrs. E. C. Bacon and Mr. John T. Church, Jr. Messrs. John T. Church, Sr. and George M. Harvin, who are directors of the Registrant, are executive officers of Rosemyr and Emrose. The Registrant also paid H.H.C. Co., Inc. ("H.H.C.") $142,298 in rent during the past fiscal year for a store building in High Point, N.C. Mrs. L. H. Harvin, Jr. and Mr. John T. Church, Sr. own 61% of the stock of H.H.C. Golden Corral Corporation ("Golden Corral") leases certain restaurant facilities from Rosemyr and from Emrose. Golden Corral paid
                                      H-19                                 M-147
said corporations a total of $234,832 under these leases. James H. Maynard (a Director of the Corporation) is Chairman of Golden Corral.
     In the opinion of Management, all of the foregoing leases and other transactions are competitive, and the rents paid approximate the rate of rent paid by the Registrant to independent landlords under leases for comparable property negotiated at comparable times, and represent the fair market value for comparable transactions.
                                    PART IV.
ITEM 14: EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
(A) 1. FINANCIAL STATEMENTS
       Independent Auditors' Report
       Consolidated Statements of Operations for the years ended January 29, 1994; January 30, 1993 and January 25, 1992
       Consolidated Balance Sheets -- January 29, 1994 and January 30, 1993 Consolidated Statements of Stockholders' Equity for the years ended January 29, 1994; January 30, 1993 and January 25, 1992
       Consolidated Statements of Cash Flows for the years ended January 29, 1994; January 30, 1993 and January 25, 1992
       Notes to the Financial Statements
  2. FINANCIAL STATEMENT SCHEDULES
     Independent Auditors' Report
     Schedule X -- Supplementary Income Statement Information
All other schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.
M-148                                 H-20

  3. EXHIBITS

EXHIBIT
  NO.                                                                                     PAGE
  10.1    The Registrant's Equity Compensation Plan (incorporated by reference to     Incorporated
          the identified exhibit under the Registrant's Quarterly Report on Form      by reference
          10-Q for its fiscal quarter ended October 26, 1991)
  10.2    First Amendment to Equity Compensation Plan (incorporated by reference      Incorporated
          to the identified exhibit under the Registrant's Annual Report on Form      by reference
          10-K for its fiscal year ended January 30, 1993)
  10.3    Second Amendment to Equity Compensation Plan (incorporated by reference     Incorporated
          to the identified exhibit under the Registrant's Annual Report on Form      by reference
          10-K for its fiscal year ended January 30, 1993)
  10.4    The Registrant's Variable Investment Plan (the "Plan"), as amended and      P
          restated effective January 1, 1989.
  10.5    The Registrant's Employment Agreement with George L. Jones (incorporated    Incorporated
          by reference to Exhibit 19 to Registrant's Quarterly Report on Form 10-Q    by reference
          for the Quarter Ended October 26, 1991 dated December 9, 1991).
  10.6    Loan Agreement dated September 20, 1993 between the Registrant and          Incorporated
          General Electric Capital Corporation (Incorporated by reference to          by reference
          Exhibit 10.1 to the Registrant's Current Report on Form 10-K dated
          September 20, 1993).
  10.7    The Registrant's Severance Program, as adopted effective March 24, 1994     P
          pursuant to order of the Bankruptcy Court presiding over the
          Registrant's proceeding under chapter 11 of Title 11 of the United
          States Code (the "Court")
  10.8    The Registrant's obligations with respect to the compensation of its officers and directors as specified in the following orders of the
          Court:
          (a) Order Authorizing Compensation of Senior Vice Presidents (dated
              November 18, 1993)
          (b) Order Authorizing Compensation of Executive Vice Presidents (dated
              November 18, 1993)
          (c) Order Authorizing Compensation of Vice Presidents and Treasurer
              (dated November 18, 1993)
          (d) Order Authorizing Compensation of George L. Jones (dated November
              18, 1993)
          (e) Order Continuing Compensation of Chairman of the Board of Directors
              Pending Hearing (dated November 18, 1993)
          (f) Order Authorizing Payment of Compensation to Directors (dated
              November 18, 1993)
  23.     Consent of Independent Certified Public Accountants                         P

(B) REPORTS ON FORM 8-K
     No reports on Form 8-K have been filed by registrant during the last quarter of the period covered by this report.
                                      H-21                                 M-149

                          INDEPENDENT AUDITOR'S REPORT
The Board of Directors
Rose's Stores, Inc.:
     Under date of April 4, 1994, we reported on the consolidated balance sheets of Rose's Stores, Inc., Debtor-in-Possession (the Company), as of January 29, 1994 and January 30, 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 29, 1994, contained elsewhere herein. Our report included an explanatory paragraph discussing the Company's voluntary filing for reorganization under Chapter 11 of the United States Bankruptcy Code. Our report also included an additional explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 106 in 1992 and changed its method of determining retail price indices used in the valuation of LIFO inventories in 1991. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.
     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
                                         KPMG PEAT MARWICK
Raleigh, North Carolina
April 4, 1994
M-150                                 H-22

                              ROSE'S STORES, INC.
            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                                                                    COLUMN B
                                                                                      CHARGED TO COSTS AND EXPENSES, YEARS
COLUMN A                                                                                             ENDED:
ITEM                                                                                   1-29-94       1-30-93       1-25-92
Maintenance and Repairs...........................................................   $ 9,074,590    10,099,509     8,956,703
Taxes, Other than Payroll and Income Taxes........................................     5,995,125     6,149,938     6,235,483
Advertising Costs.................................................................    30,870,842    32,022,144    34,084,177

                                      H-23                                 M-151

                                   SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Rose's Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                         ROSE'S STORES, INC.
                                         By:
                                           GEORGE L. JONES, PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER
                                         By:
                                           R. EDWARD ANDERSON, EXECUTIVE VICE
                                         PRESIDENT,
                                           CHIEF FINANCIAL OFFICER
Date: April 26, 1994
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and on the dates indicated:

                      SIGNATURE                                          CAPACITY                            DATE
                          By                                             Director
                      SAM AYOUB
                          By                                             Director
                    JOHN T. CHURCH
                          By                                             Director
                  L. H. HARVIN, III
                          By                                             Director
                   GEORGE M. HARVIN
                          By                                             Director
                   GEORGE L. JONES
                          By                                             Director
                   JAMES H. MAYNARD

M-152                                 H-24

            MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS
January 29, 1994
     The consolidated financial statements on the following pages have been prepared by management in conformity with generally accepted accounting principles. Management is responsible for the reliability and fairness of the financial statements and other financial information included herein.
     To meet its responsibilities with respect to financial information, management maintains and enforces internal accounting policies, procedures and controls which are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Management believes that the Company's accounting controls provide reasonable, but not absolute, assurance that errors or irregularities which could be material to the financial statements are prevented or would be detected within a timely period by Company personnel in the normal course of performing their assigned functions. The concept of reasonable assurance is based on the recognition that the cost of controls should not exceed the expected benefits. Management maintains an internal audit function and an internal control function which are responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with Company policies and procedures.
     The responsibility of our independent auditors, KPMG Peat Marwick, is limited to an expression of their opinion on the fairness of the financial statements presented. Their opinion is based on procedures, described in the second paragraph of their report, which include evaluation and testing of controls and procedures sufficient to provide reasonable assurance that the financial statements neither are materially misleading nor contain material errors.
     The Audit Committee of the Board of Directors meets periodically with management, internal auditors and independent auditors to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The independent auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss the results of their audit and their opinions on the quality of financial reporting.
                                           George L. Jones
                                           President and
                                           Chief Executive Officer

                                           R. Edward Anderson
                                           Executive Vice President,
                                           Chief Financial Officer
                                      H-25                                 M-153

                          INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS
    ROSE'S STORES, INC.:
     We have audited the accompanying consolidated balance sheets of Rose's Stores, Inc., Debtor-in-Possession (the Company), as of January 29, 1994 and January 30, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 29, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rose's Stores, Inc., Debtor-in-Possession, at January 29, 1994 and January 30,
1993, and the results of their operations and their cash flows for each of the years in the three-year period ended January 29, 1994, in conformity with generally accepted accounting principles.
     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (Bankruptcy Court) on September
5, 1993. The Chapter 11 filing, the Company's leveraged financial structure, and recurring net losses resulting in the substantial elimination of stockholders' equity, raise substantial doubt about the Company's ability to continue as a going concern. Additionally, as discussed in Note 17 to the consolidated financial statements, on April 4, 1994 the Company announced a first quarter charge aggregating approximately $55 million relating to its plans to close approximately 58 stores during 1994. The Company is currently operating its business as debtor-in-possession under the jurisdiction of the Bankruptcy Court. The continuation of the Company as a going concern is contingent upon, among other things, its ability to (1) formulate a plan of reorganization that will be confirmed by the Bankruptcy Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) generate sufficient cash from operations to meet future obligations. The consolidated financial statements as of and for the year ended January 29, 1994 do not include any adjustments that might result from the outcome of this uncertainty.
     As discussed in Note 15 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1992. As discussed in Note 4 to the consolidated financial statements, the Company changed its method of determining retail price indices used in the valuation of LIFO inventories in 1991.

KPMG PEAT MARWICK
Raleigh, North Carolina
    April 4, 1994
M-154                                 H-26

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                        YEARS ENDED
                                                                                         JANUARY 29,    JANUARY 30,    JANUARY 25,
                                                                                            1994           1993           1992
Revenue:
  Gross sales.........................................................................   $ 1,245,697     1,404,302      1,423,345
  Leased department sales.............................................................        42,474        42,059         42,715
  Net sales...........................................................................     1,203,223     1,363,354      1,380,630
  Leased department income............................................................         8,707         9,816         10,198
     Total revenue....................................................................     1,211,930     1,372,059      1,390,828
Costs and Expenses:
  Cost of sales (a)...................................................................       932,238     1,103,160      1,029,837
  Selling, general and administrative.................................................       281,723       300,866        314,971
  Provisions for future store closings and remerchandising (b)........................            --            --         33,891
  Depreciation and amortization.......................................................        12,984        13,661         16,730
  Interest............................................................................        12,054        13,881         13,924
     Total costs and expenses.........................................................     1,238,999     1,431,568      1,409,353
Loss Before Reorganization Expense, Income Taxes, and Cumulative
  Effect of Accounting Change.........................................................       (27,069)      (59,509)       (18,525)
  Reorganization Expense (c)..........................................................       (39,138)           --             --
  Loss Before Income Taxes and Cumulative Effect of Accounting Change.................       (66,207)      (59,509)       (18,525)
Income Taxes (Benefits)
  Current.............................................................................            --        (7,599)        (5,325)
  Deferred............................................................................            --         6,650         10,104
     Total............................................................................            --          (949)         4,779
Loss Before Cumulative Effect of Accounting Change....................................       (66,207)      (58,560)       (23,304)
Cumulative Effect of Adopting SFAS 106 (b)............................................            --        (5,031)            --
Net Loss..............................................................................   $   (66,207)      (63,591)       (23,304)
Loss Per Share Before Cumulative Effect of Accounting Change..........................   $     (3.53)        (3.14)         (1.25)
Cumulative Effect of Adopting SFAS 106 (d)............................................            --         (0.27)            --
Loss Per Share........................................................................   $     (3.53)        (3.41)         (1.25)

(a) In 1991, the Company changed its method of accounting for LIFO inventories from the use of the inflation index provided by the Bureau of Labor Statistics to an internally generated price index to measure inflation in the retail prices of its merchandise inventories. This change decreased 1991 cost of sales by $21,428 (or $1.15 per share). Net loss would have been $44,732 in 1991 if the change in accounting method had not been made.
(b) The 1991 provision for future store closings and remerchandising represents the anticipated costs of closing approximately 15 stores during fiscal 1992 and costs incurred during fiscal 1992 in the remerchandising of the remaining stores.
(c) On September 5, 1993, the Company filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under Chapter 11 of the Bankruptcy Code. The consolidated financial Statements contained herein have been prepared in accordance with generally accepted accounting principles applicable to a going concern and do not purport to reflect or to provide for all the consequences of the ongoing Chapter 11 reorganization.
    Included in the reorganization expense is a provision of $39,500 for the costs of closing 43 stores in January 1994, as well as the DIP fee amortization and expenses, professional fees and other reorganization costs. Offsetting these expenses is a reversal of prior reserves for closings due to the anticipated rejection of closed store leases.
(d) In 1992, the Company adopted SFAS 106 "Employers; Accounting for Postretirement Benefits Other Than Pensions," which requires the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.
          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                      H-27                                 M-155

                           CONSOLIDATED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                                                                              YEARS ENDED
                                                                                                       JANUARY 29,    JANUARY 30,
                                                                                                          1994           1993
ASSETS
  Current Assets
     Cash and cash equivalents......................................................................    $  11,955        19,101
     Accounts receivable............................................................................       15,057        13,284
     Inventories....................................................................................      203,150       233,042
     Prepaid merchandise............................................................................       10,757            --
     Other current assets...........................................................................        7,457         9,297
       Total current assets.........................................................................      248,376       274,724
  Property and Equipment, at cost, less accumulated depreciation and amortization...................       50,234        58,270
  Deferred tax benefits.............................................................................        6,447            --
  Other Assets......................................................................................        3,048         4,046
                                                                                                        $ 308,105       337,040
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
     Reclamation claims.............................................................................    $   4,000            --
     Current installments of long-term debt.........................................................           --        16,600
     Current maturities of capital lease obligations................................................        2,374         2,402
     Bank drafts outstanding........................................................................           --         3,128
     Accounts payable...............................................................................       35,507        89,512
     Federal and state income taxes.................................................................           --        (6,558)
     Accrued salaries and wages.....................................................................       12,295        14,182
     Reserve for store closings and remerchandising.................................................           --         6,000
     Deferred tax liabilities.......................................................................        6,447            --
     Other current liabilities......................................................................       14,113        21,943
       Total current liabilities....................................................................       74,736       147,209
  Liabilities Subject to Settlement Under Reorganization Proceedings................................      207,456            --
  Long-term Debt....................................................................................           --        73,900
  Capital Lease Obligations.........................................................................        1,907         4,237
  Reserve for Future Store Closings.................................................................           --        20,743
  Deferred Income...................................................................................        2,296         3,546
  Accumulated Postretirement Benefit Obligation.....................................................        5,614         5,296
  Stockholders' Equity
     Voting common stock
       Authorized 30,000 shares; issued 10,800 shares...............................................        2,250         2,250
     Non-voting Class B stock
       Authorized 30,000 shares; issued 12,659 shares...............................................       18,795        19,017
     Paid-in capital-stock warrants.................................................................        2,700         2,700
     Retained earnings..............................................................................       10,969        77,176
                                                                                                           34,714       101,143
     Less cost of stock held in treasury............................................................      (18,618)      (19,034)
       Total stockholders' equity...................................................................       16,096        82,109
                                                                                                        $ 308,105       337,040

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
M-156                                 H-28

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                             VOTING            NON-VOTING           PAID-IN
                                          COMMON STOCK        CLASS B STOCK      CAPITAL-STOCK    RETAINED      TREASURY STOCK
                                        SHARES    AMOUNT    SHARES    AMOUNT       WARRANTS       EARNINGS    SHARES     AMOUNT
Balance January 26, 1991.............   10,800    $2,250    12,659    $19,209            --       $164,071    (4,859)   $(19,562)
Net loss for fiscal year 1991........                                                              (23,304)
Other................................                                      70                                     (7)        (14)
Balance January 25, 1992.............   10,800    2,250     12,569     19,279            --        140,767    (4,866)    (19,576)
Net loss for fiscal year 1992........                                                    --        (63,591)
Issuance of stock warrants...........                                                 2,700
Other................................                                    (262)                                    91         542
Balance January 30, 1993.............   10,800    2,250     12,659     19,017         2,700         77,176    (4,775)    (19,034)
Net loss for fiscal year 1993........                                                              (66,207)
Other................................                                    (222)                                    74         416
Balance January 29, 1994.............   10,800    $2,250    12,659    $18,795       $ 2,700       $ 10,969    (4,701)   $(18,618)

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      H-29                                 M-157

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                                         YEARS ENDED
                                                                                          JANUARY 29,    JANUARY 30,    JANUARY 25,
                                                                                             1994           1993           1992
Cash flows from operating activities:
Net Loss...............................................................................    $ (66,207)       (63,591)       (23,304)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization........................................................       12,984         13,661         16,730
  (Gain loss on disposal of property and equipment.....................................           98           (243)            75
  Deferred income taxes................................................................           --          6,650         10,104
  LIFO expense (credit)................................................................          179            186        (10,323)
  Write off of deferred financing costs................................................        4,528             --             --
  Provision for closed stores and remerchandising......................................       26,474             --         33,891
  Cumulative effect of adopting SFAS 106...............................................           --          5,031             --
Cash provided by (used in) assets and liabilities:
  (Increase) decrease in accounts receivable...........................................       (1,773)         1,554         (2,724)
  (Increase) decrease in prepaid merchandise...........................................      (10,757)            --             --
  (Increase) decrease in inventories...................................................      (13,948)        78,167         33,980
  (Increase) decrease in other current and non-current assets..........................          859         (2,564)        (2,345)
  Increase (decrease) in accounts payable..............................................       35,051         19,555        (24,612)
  Increase (decrease) in accrued expenses and other liabilities........................          724          2,216         (1,549)
  Increase (decrease) in federal and state income taxes payable........................        8,005         (1,146)        (4,230)
  Increase (decrease) in reserve for future store closings and remerchandising.........       13,088        (17,799)        (7,941)
  Increase (decrease) in deferred income...............................................       (1,250)        (1,882)        (1,728)
  Increase (decrease) in accumulated postretirement benefit obligation.................          318            265             --
  Other................................................................................           --             11             57
Net cash provided by operating activities..............................................        8,373         40,071         16,081
Cash flows from investment activities:
  Purchases of property and equipment..................................................       (9,109)        (9,629)        (3,102)
  Proceeds from disposal of property and equipment.....................................            9            489            140
Net cash used in investing activities..................................................       (9,100)        (9,140)        (2,962)
Cash flows from financing activities:
  Net activity on lines of credit......................................................           --             --         (5,000)
  Payments on long-term debt...........................................................       (1,127)       (12,000)            --
  Principal payments on capital lease obligations......................................       (2,358)        (2,337)        (3,446)
  Increase (decrease) in bank drafts outstanding.......................................       (3,128)        (3,422)          (257)
  Other................................................................................          194            269             --
Net cash (used in) financing activities................................................       (6,419)       (17,490)        (8,703)
Net increase (decrease) in cash and cash equivalents...................................       (7,146)        13,441          4,416
Cash and cash equivalents at beginning of year.........................................       19,101          5,660          1,244
Cash and cash equivalents at end of year...............................................    $  11,955         19,101          5,660
Supplemental disclosure of additional noncash investing and financing activities:
  Issuance of stock warrants...........................................................    $      --          2,700             --
  Retirement of net book value of assets in reserve for future store closings..........        4,054          1,888          3,046
  Write-off of inventory in reserve for future store closings..........................       43,661          5,257          6,572
  Capital lease obligations entered into for new equipment.............................           --            418          2,340

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
M-158                                 H-30

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      YEARS ENDED JANUARY 29, 1994; JANUARY 30, 1993; AND JANUARY 25, 1992
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
NOTE 1 -- PROCEEDINGS UNDER CHAPTER 11
     On September 5, 1993 (the "Petition Date"), the Company filed a voluntary petition for Relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the Bankruptcy Court). The Company is in possession of its property and is maintaining and operating its property as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1109 of the Bankruptcy Code.
     The accompanying consolidated financial statements have been prepared on a going concern basis assuming the realization of assets and liquidation of liabilities in the ordinary course of business. However, under Chapter 11, actions to enforce certain claims against the Company are stayed if such claims arose, or are based on events that occurred, before the Petition Date. The terms of the ultimate settlement of these liabilities will be determined based upon a plan of reorganization to be confirmed by the Bankruptcy Court. Such liabilities are reflected in the Consolidated Balance Sheets as liabilities subject to settlement under reorganization proceedings. Additional liabilities subject to settlement may arise subsequent to the Petition Date as a result of claims filed by parties affected by the Company's rejection of executory contracts, including leases, and from the Bankruptcy Court's resolution of allowed rejection of executory contracts, including leases, and from the Bankruptcy Court's resolution of allowed claims for contingencies and other disputed amounts. During 1993, the Company endeavored to notify all known potential creditors of the filing for the purpose of identifying all prepetition date claims. Generally, creditors had until the January 13, 1994 "Bar Date" to file claims. The Company is actively negotiating with creditors to reconcile and resolve the balance of disputed claims totaling approximately $150,000. A significant portion of this amount is comprised of disputed claims that, in the opinion of management, will not result in additional liability to the Company.
     Under Section 1121 of the Bankruptcy Code, for 120 days after the date of the filing of a voluntary petition for relief under Chapter 11, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during the 120-day exclusivity period, no other party may file a plan of reorganization until 180 days after the date of filing of the Chapter 11 petition, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the 120-day exclusivity period or such additional period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor, an equity security holder, or any indenture trustee may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.
     The Company has not yet filed a plan of reorganization with the Bankruptcy Court and has obtained from the Bankruptcy Court an extension of the exclusivity period to May 31, 1994. The Company intends to file a plan of reorganization prior to May 31, 1994.
     After a plan of reorganization has been filed with the Bankruptcy Court, it will be sent, together with a disclosure statement approved by the Bankruptcy Court following a hearing, to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following acceptance or rejection of any plan by impaired classes of creditors and equity security holders, the Bankruptcy Court after notice and a hearing would consider whether to confirm the plan. Among other things, to confirm a plan the Bankruptcy Court is required to find (i) with respect to each impaired class of creditors and equity security holders, that each holder of a claim or interest of such class either (a) will, pursuant to the plan, receive or retain property of a value, as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Company, or (b) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or such class is not impaired under the plan and (iii) confirmation of the plan is likely to be followed by the liquidation or need for further financial reorganization of the Company or any successors unless such liquidation or reorganization is proposed in the plan.
                                      H-31                                 M-159

     Under the Bankruptcy Code, the rights of stockholders and pre-petition creditors may be substantially altered by the plan of reorganization, either voluntarily or by order of the Bankruptcy Court. The Company's objective is a plan of reorganization that will permit the Company to fund its current operations and meet its obligations to creditors (as they may be restructured under the plan) out of the cash flow generated by the Company after approval and confirmation of the plan. The Company's objective is subject to a number of factors, some of which are within the ability of the Company to control and others of which are not. At this time it is not possible to predict whether the Company will achieve its objective or the effect of the plan of reorganization on the rights of creditors and stockholders of the Company.
     On confirmation of a plan of reorganization, the Company expects to utilize "Fresh Start Accounting" in accordance with the guidelines for accounting for emergence from bankruptcy. Fresh Start Accounting is expected to result in a restatement of Company assets to reflect current values.
NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     GOING CONCERN BASIS
     The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business, in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities Under the Bankruptcy Code." Substantially all current and long-term liabilities existing at the time the petition for reorganization under Chapter 11 was filed has been reclassified as liabilities subject to settlement under reorganization proceedings. The financial statements do not include any adjustments or reclassifications that might be necessary should be the Company be unable to continue in existence.
     CONSOLIDATED FINANCIAL STATEMENTS
     The Company's consolidated financial statements include the accounts of a wholly-owned subsidiary. Intercompany accounts and transactions are eliminated.
     FISCAL YEAR
     Fiscal years 1993, 1992 and 1991 ended on January 29, 1994; January 30, 1993; and January 25, 1992, respectively. Fiscal year 1993 contained 52 weeks; fiscal year 1992 contained 53 weeks and fiscal year 1991 contained 52 weeks.
     CASH EQUIVALENTS
     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Interest-bearing cash equivalents are carried at cost, which approximates market. Bank drafts outstanding have been reported as a current liability.
     INVENTORIES
     Substantially all merchandise inventories are valued on a last-in, first-out (LIFO) cost basis.
     REVENUE
     Sales are recorded at the time merchandise is exchanged for tender. The Company does not make any warranties on the merchandise sold, but allows customers to return merchandise which reduces sales. In many cases, the Company returns damaged goods to the vendor for credit or has negotiated a damage allowance to offset the cost of writing off the merchandise. In the case of layaways, sales are recorded for the total amount of the merchandise when the customer puts it on a layaway. If the layaway is not paid in full by the end of 60 days, the Company's policy is to cancel the layaway, reduce sales and return the merchandise to stock.
M-160                                 H-32

     DEPRECIATION AND AMORTIZATION
     The provision for depreciation and amortization is based upon the estimated useful lives of the individual assets and is computed principally by the declining balance and straight-line methods. The principal lives for depreciation purposes are 40 to 45 years for buildings and 5 to 10 years for furniture, fixtures, and equipment. Improvements to leased premises are amortized by the straight-line method over the term of the lease or the useful lives of the improvements, whichever is shorter. Capitalized leases are generally amortized on a straight-line basis over the lease term.
     STORE PRE-OPENING EXPENSES
     Pre-Opening expenses associated with the opening of new stores are charged to expense as incurred.
     PROFIT-SHARING PLAN
     The Company has a noncontributory trusteed profit-sharing plan for eligible associates. The amount of the contribution is determined by a formula plus additional amounts authorized by the Board of Directors, but may not exceed the maximum allowable deduction for income tax purposes. The plan may be terminated at any time, and if terminated, the Company will not be required to make any further contributions to the trust.
     INCOME TAXES
     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Effective January 31, 1993, the Company adopted Statement 109 and reported that the cumulative effect of the change in the method of accounting for income taxes in the 1993 consolidated statement of operations is immaterial.
     Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.
     RECLASSIFICATIONS
     Certain reclassifications were made to 1992 balances to conform to the 1993 presentation. These reclassifications have no effect on stockholders' equity as previously reported.
     EARNINGS (LOSS) PER SHARE
     Earnings (loss) per share is computed on the weighted average number of shares outstanding during the year. The average number of shares used to compute earnings (loss) per share was 18,740 shares in 1993; 18,638 shares in 1992; and 18,593 shares in 1991. The exercise of outstanding stock options and warrants would result in a anti-dilutive effect on earnings (loss) per share and are excluded from the calculation.
     POSTRETIREMENT HEALTH INSURANCE BENEFITS
     The Company provides health insurance benefits for retirees who meet minimum age and service requirements and are covered by the medical plan at retirement. Beginning in 1992, the Company recognizes the cost of retiree health insurance benefits over the associates' period of service.
                                      H-33                                 M-161

NOTE 3 -- ACCOUNTS RECEIVABLES
     Accounts Receivables are comprised of layaway receivables ($3,262 and $4,574 in 1993 and 1992, respectively) and other receivables ($11,795 and $8,710 in 1993 and 1992, respectively). Other receivables consist primarily of amounts due from vendors for returns, co-op advertising, shoe department income, and coupons.
     The Company does not provide for an allowance for doubtful accounts for layaways because the Company holds the merchandise or for other receivables because the Company expects uncollectible amounts to be immaterial as deductions can be taken against future amounts due to vendors.
NOTE 4 -- INVENTORIES
     A summary of inventories as of January 29, 1994 and January 30, 1993 is as follows:

                                                                                     FISCAL YEARS
                                                                                   1993        1992
Inventories valued at FIFO cost...............................................   $237,579    $268,638
LIFO reserve..................................................................    (34,429)    (35,596)
Inventories substantially valued at LIFO cost.................................   $203,150    $233,042

     In the fourth quarter of 1991, the Company changes its method of accounting for LIFO inventories. Prior to 1991, the Company used the inflation index provided by the Bureau of Labor Statistics to measure inflation in retail prices. In 1991, the Company developed and used internal price indices to measure inflation in the retail prices of its merchandise inventories. The Company believes the use of internal indices results in a more accurate measurement of the impact of inflation in the prices of merchandise sold in its stores. This change resulted in a LIFO credit of $10,323 compared to a charge of $11,105 that would have been recorded if the accounting change had not been made; therefore, the accounting change had the effect of decreasing cost of sales by $21,428 (or $1.15 per share) in 1991.
     During 1993 and 1992, inventories were reduced, resulting in the liquidation of LIFO inventory layers. The effect of this inventory liquidation was a reduction in the costs related to closed stores of approximately $1,347 in 1993, and an increase in cost of sales by approximately $3,564 in 1992.
NOTE 5 -- PROPERTY AND EQUIPMENT
     Property and equipment consists of the following:

                                                                                    FISCAL YEARS
                                                                                 1993         1992
Land........................................................................   $     641    $     641
Buildings...................................................................      19,883       19,772
Furniture, fixtures, and equipment..........................................     107,540      118,710
Improvements to leased premises.............................................      18,896       19,897
  Total.....................................................................     146,960      159,020
Less accumulated depreciation and amortization..............................    (100,065)    (106,280)
                                                                                  46,895       52,740
Capitalized leases..........................................................      11,894       12,697
Less accumulated amortization...............................................      (8,555)      (7,167)
                                                                                   3,339        5,530
  Net property and equipment................................................   $  50,234       58,270

M-162                                 H-34

NOTE 6 -- DEBT OUTSTANDING WAS AS FOLLOWS:

                                                                                      FISCAL YEARS
                                                                                    1993        1992
Senior notes, interest payable semi-annually at 11.00% and principal payable
  1993 to 1998.................................................................   $ 70,583    $ 72,500
Term note, interest payable monthly at 11.00% and principal payable 1993 to
  1998.........................................................................     10,000      14,000
Term note, interest payable monthly at prime plus 3% and principal payable 1993
  to 1998......................................................................      7,335       4,000
Borrowings under revolving credit facilities...................................      3,646          --
Pre-petition interest..........................................................        297          --
     Total Debt................................................................     91,861      90,500
       Less: Liabilities subject to settlement under reorganization
          proceedings..........................................................    (91,861)         --
       Current portion (See Note 7)............................................         --     (16,600)
Debt due after one year........................................................   $     --    $ 73,900

     As a result of the Company's Chapter 11 filing on September 5, 1993 (See
Note 1), debt and accrued interest at the time of filing totaling $91,861 have been reclassified as "Liabilities Subject to Settlement Under Reorganization Proceedings" (See Note 7). The Company wrote-off the unamortized balance of deferred financing costs of $4,528 associated with the long-term debt as it was determined no future benefit would be realized from these costs. The write-off is included in reorganization costs for the year ended January 29, 1994.
     Generally, under the Bankruptcy Code, interest on pre-petition claims ceases accruing upon the filing of a petition; however, if the claims are collateralized by an interest in property with value (less the cost of preserving such property) exceeding the amount of the debt, post-petition interest may be payable. No determination has yet been made regarding the value of the property which allegedly collateralizes various creditors' claims. While there can be no certainty that post-petition interest will be payable or paid, interest may be paid pursuant to an order of the Bankruptcy Court. In the absence of such an order, no principal or interest payments will be made until a plan of reorganization defining such repayment terms is confirmed. The Bankruptcy Court has ordered the Company to make adequate protection payments to various creditors. Although payments have been made without prejudice to any such future determination of payment classification, certain monthly payments made since September 5, 1993 have been booked as interest expense. Additional adequate protection payments were made to various creditors in January 1994 as described more fully below.
     On May 29, 1992 the Company signed an agreement with its long-term lenders to restructure the principal payments of its long-term debt. The agreement resulted in a six and one-half year amortization of the then outstanding long-term notes of $102,500. The restructuring of the term note required a fee payment. The agreement with some of the long-term lenders granted them warrants exercisable into the Company's Non-Voting Class B stock at an option price of $5 per share. Also on May 29, 1992, the Company signed an agreement with its banks to provide revolving credit facilities through May 31, 1994, including an amount designated for letters of credit related to imports. The Company pledged inventories located in approximately 50% (currently 64% of remaining stores) of its stores and a collateral pool of $26,500 to its long-term lenders and banks. The $26,500 collateral pool consisted of the Company's Distribution Center and, to the extent necessary, the inventory located in the Distribution Center. In addition, all other property and equipment were pledged as collateral. The Company also pledged approximately $3,000 of inventory to a long-term lender to collateralize the lender's deferral of previously scheduled payments.
     At the time of the Company's filing on September 5, 1993, debt and accrued interest totaling $92,762 were outstanding under its long-term notes and debt and accrued interest totaling $15,617 were outstanding under its revolving credit facilities. The Bankruptcy Court ordered the Company to make certain adequate protection payments relating to cash collateral and proceeds resulting from the stores closed in January 1994 that were pledged to its lenders and banks. In January 1994, the Company made adequate protection payments totaling $16,518 to its lenders in accordance with the related Bankruptcy Court orders. Although the payments were made without prejudice to any such future determination of payment classification, the
                                      H-35                                 M-163
payments were applied against debt and accrued interest outstanding as of September 5, 1993, in accordance with the applicable loan documents.
     The Company entered into a Debtor-in-Possession Revolving Credit Agreement dated as of September 20, 1993, (the "DIP Facility") with G. E. Capital Corporation, as lender, under which the Company is allowed to borrow or issue letters of credit up to $125,000 for general corporate purposes, subject to certain restrictions defined in the DIP Facility. The term of the DIP Facility is for twenty-four months unless extended by the lender and the Bankruptcy Court upon request by the Company. On October 14, 1993, a motion was entered in Bankruptcy Court authorizing the Debtor-in-Possession to borrow funds with priority over administrative expenses and secured by liens on property of the Company, subject to certain defined restrictions as further amended on January 31, 1994. The DIP Facility included limitations on capital expenditures, limitations on the incurrence of additional liens and indebtedness, limitations on the sale of assets, limitations on adequate protection payments, and a prohibition on paying dividends. The DIP Facility also includes financial covenants pertaining to EBITDA (earnings before interest, taxes, depreciation, and amortization) and net cash flows. The DIP Lender has a super-priority claim against the property of the Company, other than real property.
     The DIP Facility has a sub-limit of $35,000 for the issuance of letters of credit. As of January 29, 1994, approximately $19,316 in letters of credit were outstanding.
     At the Company's option, the Company may borrow at an index rate, which is the highest prime or base rates of interest quoted by specified banks or the latest annualized yield on 90 day commercial paper, plus 1.25% or at the LIBOR rate plus 2.25%. Although there are no compensating balance requirements, the Company is required to pay a fee of .5% per annum of the average unused portion of the DIP Facility.
     At January 29, 1994, no borrowings were outstanding under the DIP Facility. The average borrowings amount under the facility was $27,781 with a daily weighted average annual interest rate of 5.9%. The maximum amount of borrowings outstanding under the DIP Facility at any period end was $33,930.
     The average amount of short-term borrowings under the Company's revolving credit facilities prior to September 5, 1993, was $6,767 with a daily weighted average annual interest rate of 9.0%. The maximum amount of short-term borrowings at any period-end under the Company's revolving credit facilities prior to September 5, 1993, was $15,500.
     No short-term borrowings were outstanding at January 30, 1993 and January 25, 1992. The average amount of short-term debt outstanding was $10,849 for 1992 and $30,145 for 1991 with daily weighted average interest rates of 9.3% and 8.9%, respectively. The maximum amount of short-term debt outstanding at any period-end was $40,500 in 1992 and $58,000 in 1991.
NOTE 7 -- LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS Liabilities subject to settlement under the reorganization proceedings have been separately classified and consist of the following:

                                                                                              FISCAL
                                                                                               1993
Pre-petition debt and interest............................................................   $  91,861
Accounts payable..........................................................................      85,057
Lease rejection claims....................................................................      21,314
Accrued liabilities.......................................................................       9,224
                                                                                             $ 207,456

     Included in current liabilities is $4,000 related to estimated vendor reclamation claims for merchandise received immediately prior to the filing date. Under the terms of the bankruptcy, once court approval is obtained, such claims may be settled in full currently for 60% of their agreed upon value or partially with 42% being paid currently and the remaining portion settled with other administrative claims.
M-164                                 H-36

NOTE 7 -- LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION
PROCEEDINGS -- Continued
     Actions to enforce liabilities subject to settlement are stayed while the Company is under the protection of the Bankruptcy Code. As part of the Chapter 11 reorganization process, the Company has endeavored to notify all known or potential creditors of the Filing for the purpose of identifying all pre-petition claims against the Company. Generally, creditors whose claims arose prior to the Petition Date had until the January 13, 1994 "Bar Date" to file claims or be barred from asserting claims in the future, except in instances of claims arising from the subsequent rejection of executory contracts by the Company, the Company's subsequent recovery of property transferred to claimants prior to September 5, 1993, and for claims related to certain other items including income taxes.
     The Company is actively negotiating with creditors to reconcile and resolve the balance of disputed claims totaling approximately $150,000. A significant portion of this amount is comprised of disputed claims that, in the opinion of management, will not result in additional liability to the Company. The additional liability, if any, relating to the remainder of outstanding disputed claims is not subject to reasonable estimation. As a result, no provision has been recorded for these claims. The Company will recognize the additional liability, if any, as these amounts become subject to reasonable estimation.
     Additional bankruptcy claims and pre-petition liabilities may arise from the termination of other contractual obligations and the settlement of disputed claims. Consequently, the amount included in the consolidation balance sheet as liabilities subject to settlement under reorganization proceedings may be subject to further adjustment.
NOTE 8 -- INTEREST EXPENSE
     Interest expense consisted of the following:

                                                                                  FISCAL YEARS
                                                                            1993       1992      1991
Long-term debt..........................................................   $ 9,629    10,559     9,423
Short-term debt.........................................................       917     1,004     2,647
Capital leases..........................................................       579       794     1,100
Other...................................................................       929     1,524       754
Interest expense........................................................   $12,054    13,881    13,924

     The Company paid interest of $10,747 in 1993, including $299 related to the DIP facility classified as reorganization expense, $17,235 in 1992 and $15,325 in 1991.
NOTE 9 -- RESERVE FOR FUTURE STORE CLOSINGS AND REMERCHANDISING
     Negatively impacting the results of 1991 was a $33,891 provision for future store closings and remerchandising. $24,891 of this charge provided for the closing expense of approximately 15 stores closed in 1992 including expected losses on dispositions of related store fixtures and the present value of anticipated future rental payments on these stores. The remaining $9,000 of the provision related to the payroll costs and inventory reductions that were incurred in 1992 in order to make a significant change in the Company's merchandise mix.
     The closed store reserve was increased by $39,500 in 1993 to provide for the effect of 43 stores closed in January 1994. This expense was offset by $13,026 relating to the rejection of certain closed store leases during the reorganization process. Included under liabilities subject to settlement under reorganization proceedings is $21,314 related to closed store lease rejection claims.
                                      H-37                                 M-165

     The closed store reserve has decreased by $8,153 in 1993 and $24,944 in 1992. Following are the cash and noncash items charged to the reserves in 1993 and 1992:

                                                                                                              FISCAL YEARS
                                                                                                             1993       1992
Noncash activity:
  Reserve for additional store closings.................................................................   $(39,500)        --
  Closed store lease rejection benefit..................................................................     13,026         --
  Retirement of net book value of assets................................................................      4,054     (1,888)
  Write-off of inventory................................................................................     43,661     (5,257)
Cash activity...........................................................................................    (13,088)   (17,799)
Reduction of the closed store and remerchandising reserve...............................................   $  8,153     24,944

     The cash expenses include the operating results until closing, rental payments and costs of removing fixtures from closed stores, and the payroll costs and inventory reductions associated with the remerchandising.
NOTE 10 -- STOCKHOLDERS' EQUITY
     There are 30,000 shares (with no par value per share) each of Voting Common and Non-Voting Class B Stock authorized. The number of shares issued and outstanding was as follows:

                                                                                        FISCAL YEARS
                                                                                       1993      1992
Voting Common Stock................................................................     8,262     8,262
Non-Voting Class B Stock...........................................................    10,496    10,422
  Total                                                                                18,758    18,684

     On January 24, 1991, the board of Directors adopted a resolution suspending the payment of dividends until future operating profits warrant reinstatement. Among other things, the Company's DIP Facility includes restrictions on the payment of cash dividends and the repurchase of stock. At January 29, 1994, such restrictions preclude the payment of dividends or the repurchase of stock. In addition, the Company is precluded from paying dividends while the Chapter 11 case is pending and the Registrant does not believe it is likely that it will pay dividends for the foreseeable future following termination of the Chapter 11 case.
NOTE 11 -- STOCK OPTIONS
     The Company's Equity Compensation Plan, which was approved by the stockholders on May 22, 1991, is designed to benefit the executives and key employees of the Company by allowing the grant of a variety of different types of equity-based compensation to eligible participants. The plan provides for the granting of a maximum of 1,500 shares of Non-Voting Class B Stock. One half of the options are exercisable one year after the date of grant with the balance exercisable two years after grant date. The option price per share is equal to the fair market value on the date of grant for all options granted prior to June 1992. Effective June 1992, the option price per share is equal to the greater of $5 or the fair market value on the date of grant.
     On October 19, 1992, the Board of Directors approved the Adjunct Stock Plan for officers of the Company for issuance as of November 2, 1992, and authorized 842 shares of the Non-Voting Class B Stock currently held as treasury shares to be made available for issuance under the Equity Compensation Plan. This plan was approved by stockholders on May 26, 1993. The stock options granted to the officers are contingent on a stock price of $15 being attained during the three-year period beginning November 2, 1992 and the stock price remaining above $12 for at least 30 days thereafter. The option price is $5.
     On May 26, 1993, the stockholders approved a provision for nondiscretionary grants of stock options to Outside Directors with an initial grant dated January 1, 1993. The stock options granted to Outside Directors consist of an option to
M-166                                 H-38
purchase 5 shares of Non-Voting Class B Stock. Each Outside Director is entitled to receive a maximum of three such awards. The exercise price per share for each Outside Director is the greater of the fair market value as of each option grant date or $5. Each award of a nondiscretionary stock option to Outside Directors is fully vested and may be exercised in full or in part. These options cease to be exercisable three months after the optionee ceases to be an Outside Director, unless attributable to death or disability, in which case such option expires one year thereafter. The Company has granted 55 shares to Outside Directors year-to-date at an exercise price of $5 per share.
     Information regarding the Company's stock option plan is summarized below:

                                                                                                            PRICE         NUMBER OF
                                                                                                            RANGE          SHARES
Outstanding, January 25, 1992.......................................................................   $      2.50-7.00     1,379
Granted.............................................................................................          3.63-6.22       275
Exercised...........................................................................................          2.50-3.88      (101)
Canceled............................................................................................          2.50-6.38      (212)
Outstanding, January 30, 1993.......................................................................          2.50-7.00     1,341
Granted.............................................................................................          5.00-6.31       687
Exercised...........................................................................................          2.50-4.75       (74)
Canceled............................................................................................          2.50-6.69      (224)
Outstanding, January 29, 1994.......................................................................          2.50-7.00     1,730
Exercisable, January 29, 1994.......................................................................          2.50-7.00     1,274

NOTE 12 -- REORGANIZATION COSTS
     Professional fees and expenditures directly related to the filing have been segregated from normal operations and are disclosed separately. The major components of these costs for fiscal 1993 are as follows:

Closed store provision.....................................................................   $ 39,500
Closed store lease rejections..............................................................    (13,026)
DIP financing fees and expense amortization................................................      1,238
Write-off of pre-petition debt issue costs.................................................      4,528
Professional fees and other bankruptcy related expenses....................................      6,898
Total reorganization costs.................................................................   $ 39,138

     The store closing provision covers both the costs incurred in closing 43 stores in January, 1994, together with penalties to be incurred upon the rejection of related building and personal property leases. Offsetting these expenses is a reversal of prior reserves for closings due to the rejection of closed store leases.
NOTE 13 -- INCOME TAXES
     Effective January 31, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As permitted under the new rule, prior years' financial statements have not been restated. The cumulative effect of adopting this Statement as of January 31, 1993 was immaterial to net earnings.
                                      H-39                                 M-167

     The components of income taxes (benefits) were as follows:

                                                                                                             FISCAL YEARS
                                                                                                       1993       1992      1991
Taxes currently payable (receivable):
  Federal.........................................................................................   $     --    (7,578)   (4,930)
  State...........................................................................................         --       (21)     (395)
                                                                                                           --    (7,599)   (5,325)
Deferred:
  Federal.........................................................................................         --     6,650    10,095
  State...........................................................................................         --        --         9
                                                                                                           --     6,650    10,104
                                                                                                           --      (949)    4,779

     A reconciliation of income taxes (benefits) from federal statutory rates to actual tax rates follows:

                                                                                               FISCAL YEARS
                                                                                                           % OF PRETAX EARNINGS
                                                                                    AMOUNT                        (LOSS)
                                                                           1993       1992       1991     1993     1992     1991
Income taxes (benefits) at federal statutory rates....................   $(22,510)   (21,436)   (6,299)      34%      34%      34%
State income taxes, net of federal income tax benefits................     (2,875)       (21)     (253)     4.3       --      1.4
Targeted jobs tax credits.............................................         --         --      (247)               --      1.3
Write-down deferred tax assets........................................         --         --     8,970                --    (48.4)
Alternative minimum tax...............................................         --         --     2,417                --    (13.0)
Non-Deductible bankruptcy expense.....................................      1,649         --        --     (2.5)      --       --
Net operating loss carryforward.......................................     23,570     20,542        --    (35.6)   (32.6)      --
Other.................................................................        166        (34)      191     (0.2)     0.1     (1.1)
                                                                         $     --       (949)    4,779     --  %     1.5%   (25.8)%

     As discussed above, the company changed its method of accounting for income taxes from the deferred method to the liability method. The objective of the liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.
     The significant components of deferred income tax expense for the year ended January 29, 1994 are as follows:

Deferred tax expense (exclusive of the effects of other components listed below)...................................   $(22,674)
Increase in beginning-of-the-year balance of the valuation allowance for deferred tax assets.......................     22,674
                                                                                                                            --

M-168                                 H-40

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 29, 1994 are presented below:

                                                                                                        DEFERRED     DEFERRED TAX
                                                                                                       TAX ASSETS    LIABILITIES
Depreciation........................................................................................    $     --       $  2,579
Vacation pay accrual................................................................................       1,300             --
Self insurance......................................................................................       2,454             --
Accrued store closing costs.........................................................................      17,131          2,295
LIFO................................................................................................          --          6,444
Postretirement health insurance.....................................................................       2,395             --
Net operating loss carryovers.......................................................................      36,984             --
TJTC carryforwards..................................................................................         738             --
Altmin credit carryforwards.........................................................................         427             --
Other...............................................................................................       3,441            560
                                                                                                          64,870         11,878
Valuation allowance.................................................................................     (52,992)            --
  Total.............................................................................................    $ 11,878         11,878

     Deferred income taxes prior to January 31, 1994 generally resulted from timing differences in the recognition of income and expense for tax and financial statement purposes. Such timing differences related primarily to closed stores, depreciation, and the remerchandising reserve. For 1991, $8,970 of deferred tax assets were written off as having no realizable value. The deferred tax assets that were written off represented the deferred taxes primarily resulting from the 1990 and 1991 accruals of closed store expenses. The write-down of deferred tax assets in 1991 was necessary because 1991 year-end deferred tax assets would have exceeded the potential Federal and State carrybacks that remained after the carryback of the 1991 NOL. Additional tax losses incurred during 1992 consumed the remaining deferred tax assets with the resulting NOL, thus eliminating the need for an additional write-off.
     For the years ended January 30, 1993, and January 25, 1992, deferred income tax expense of $6,650 and $10,104, respectively, results from timing differences in the recognition of income and expense for income tax and financial reporting purposes.
     The changes to deferred taxes were as follows:

                                                                                                              FISCAL YEARS
                                                                                                             1992      1991
Write-down of excess deferred tax assets.................................................................   $   --      8,970
LIFO.....................................................................................................     (249)     8,850
Remerchandising reserve..................................................................................    2,383     (3 717)
Closed stores............................................................................................    3,998     (3,672)
Depreciation.............................................................................................     (551)      (842)
Deferred income..........................................................................................      372        533
Insurance................................................................................................      633       (357)
Compensation.............................................................................................      (31)      (152)
Capitalized inventory costs..............................................................................      145        117
Other....................................................................................................      (50)       374
                                                                                                            $6,650     10,104

     The Company has federal net operating loss income tax carryforwards totaling $108,776. These carryforwards consist of $63,434 from 1992 and $45,342 from 1993 that expire in January, 2008 and 2009, respectively, and will be available to reduce future federal income tax liabilities.
                                      H-41                                 M-169

NOTE 14 -- LEASED ASSETS AND LEASE COMMITMENTS
     The Company has entered into leases for store locations which expire during the next 20 years. Computer equipment, transportation equipment and certain other equipment are also leased under agreements which will expire during the next five years. Management expects that leases which expire in the normal course of business will be renewed or replaced by other leases. Under Chapter 11, the Company may renegotiate or reject leases that it may otherwise have retained had no filing been made.
     At January 29, 1994, minimum rental payments due under the above leases are as follows:

                                                                        CAPITAL LEASES    OPERATING LEASES
1994.................................................................       $2,701              38,066
1995.................................................................        1,336              34,704
1996.................................................................          342              32,798
1997.................................................................          225              31,731
1998.................................................................          145              28,173
Later Years..........................................................          145             178,641
Total minimum lease payments.........................................        4,894             344,113
Imputed interest (rates ranging from 7.6% to 11.3%)..................         (613)
Present value of net minimum lease payments..........................        4,281
Less current maturities..............................................        2,374
Capital lease obligations............................................       $1,907

     Executory costs, such as real estate taxes, insurance, and maintenance, are generally the obligation of the lessor.
     Amortization of capitalized leases was approximately $2,191 in 1993, $2,345 in 1992, and $3,402 in 1991.
     Total rental expense for the three years ended January 29, 1994 was as follows:

                                                                                                        FISCAL YEARS
                                                                                                 1993       1992       1991
Operating Leases:
  Minimum rentals............................................................................   $40,842    $42,652    $45,537
  Continuing rentals.........................................................................     5,205     10,254     10,050
                                                                                                $46,047    $52,906    $55,587

     Contingent rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities and on the basis of mileage for transportation equipment.
     The Company is a guarantor on leases of property which have been re-leased to other parties. The amount of the outstanding minimum rentals over the next one to five years under those leases was $3,637 at January 29, 1994.
     Included in rent expense was $908 for 1993, $1,071 for 1992, and $974 for 1991, paid to lessors controlled by or affiliated with certain current directors of the Company.
NOTE 15 -- POSTRETIREMENT HEALTH INSURANCE BENEFITS
     The Company provides health insurance benefits for retirees who meet minimum age and service requirements. In addition, the associate must be covered under the active medical plan at the time of retirement to be eligible for postretirement benefits and must agree to contribute a portion of the cost. The Company has the right to modify or terminate these benefits, including the retiree contribution. The plan is not funded.
M-170                                 H-42

     In 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (SFAS 106), retroactive to January 26, 1992. SFAS 106 requires the Company to recognize the cost of retiree health insurance benefits over the associates' period of service. The cumulative effect of adopting SFAS 106 was a one-time charge to net earnings of $5,031.
     The periodic postretirement benefit cost under SFAS 106 was as follows:
NET PERIODIC POSTRETIREMENT BENEFIT COSTS:

                                                                                         FISCAL YEARS
                                                                                         1993    1992
Service costs.........................................................................   $203    $181
Interest costs........................................................................    451     426
Other.................................................................................     12     --
                                                                                         $666    $607

     The present value of accumulated postretirement benefit obligations and the amount recognized in the consolidated balance sheets were as follows:
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATIONS:

                                                                                       FISCAL YEARS
                                                                                      1993       1992
Retirees..........................................................................   $ 1,730    $1,710
Fully eligible active plan participants...........................................     1,577     1,251
Other active plan participants....................................................     3,738     3,054
                                                                                       7,045     6,015
Unrecognized Loss.................................................................    (1,431)     (719)
Total accumulated postretirement benefit obligations..............................   $ 5,614    $5,296

     The weighted average discount rate used in determining the accumulated postretirement benefit obligations was 7.0% for 1993 and 8.5% for 1992.
     An increase in the cost of health insurance benefits of 9% was assumed for fiscal year 1994. The rate is assumed to decline gradually to 5% in 2001, and remain at that level thereafter. A 1% increase in the health-care cost trend rate would increase the accumulated postretirement benefit obligation at January 29, 1994, by $605 and the 1993 annual expense by $67.
NOTE 16 -- CONTINGENCIES
     Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management and counsel, all material contingencies are either adequately covered by insurance or are without merit.
                                      H-43                                 M-171

NOTE 17 -- SUBSEQUENT EVENTS
     On April 4, 1994, the Company announced plans to close approximately 58 additional stores. An additional reorganization expense of approximately $55,000 will be included in the first quarter of 1994 to provide for these closings. The following reflects, on a proforma basis, the impact of these store closings on the consolidated balance sheet as of January 29, 1994:

                                                                                                         HISTORICAL    PROFORMA
Reserve for store closings and remerchandising -- current liability...................................    $      --    $ 39,415
Liabilities subject to settlement under reorganization proceedings....................................      207,456     223,041
Total stockholders' equity (deficit)..................................................................       16,096     (38,904)

NOTE 18 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     Following is a summary of the quarterly results of operations during the years ended January 29, 1994 and January 30, 1993:

                                                                                                  FISCAL 1993
                                                                                                QUARTERS ENDED
                                                                               MAY 1,      JULY 31,    OCTOBER 30,    JANUARY 29,
                                                                                1993         1993         1993           1994
Gross sales................................................................   $ 288,046    $301,831     $ 276,301      $ 379,519
Leased department sales....................................................       9,062      12,087        10,192         11,133
Leased department income...................................................       2,013       2,110         1,927          2,657
Cost of sales..............................................................     208,230     225,816       206,152        292,040
Income (loss) before reorganization expense................................       1,174     (11,616)      (17,448)           821
Reorganization expense (a).................................................          --          --       (40,416)         1,278
Net income (loss)..........................................................       1,174     (11,616)      (57,864)         2,099
Income (loss) per share....................................................   $    0.06    $  (0.62)    $   (3.08)     $     .11
                                                                                                  FISCAL 1992
                                                                                                QUARTERS ENDED
                                                                              APRIL 25,    JULY 25,    OCTOBER 24,    JANUARY 30,
                                                                                1993         1993         1993           1993
Gross sales................................................................   $ 301,053    $310,492     $ 328,217      $ 464,540
Leased department sales....................................................       9,703      10,528        10,449         11,379
Leased department income...................................................       2,103       2,171         2,295          3,247
Cost of sales..............................................................     224,088     231,364       247,423        400,285
Loss before cumulative effect of accounting change.........................      (6,098)     (5,742)      (10,516)       (36,204)
Cumulative effect of adopting SFAS 106 (b).................................      (5,031)         --            --             --
Net loss...................................................................     (11,129)     (5,742)      (10,516)       (36,204)
Loss per share before cumulative effect of accounting change...............   $   (0.33)   $  (0.31)    ($   0.56)     $   (1.94)
Cumulative effect of adopting SFAS 106 per share (b).......................       (0.27)         --            --             --
Loss per share.............................................................   $   (0.60)   $  (0.31)    $   (0.56)     $   (1.94)

(a) Included in the fourth quarter of 1993 reorganization cost is a $5,000 reduction of a $44,500 third quarter charge taken for the estimated costs of closing 43 stores in January 1994. Included in 1993 reorganization costs, in addition to the costs of closing the 43 stores, are DIP fee amortization and expenses, professional fees and other reorganization costs. Offsetting these expenses is a reversal of prior provisions for closings due to the anticipated rejections of closed store leases.
(b) In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.
M-172                                 H-44

                                   EXHIBIT I
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-Q
(Mark One)
[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934
For the Quarterly Period Ended July 30, 1994
                                       OR
[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934
Commission File Number 0-631
                              ROSE'S STORES, INC.
                    Incorporated Under the Laws of Delaware
                 I.R.S. Employer Identification No. 56-0382475
                              P. H. ROSE BUILDING
                            218 SOUTH GARNETT STREET
                        HENDERSON, NORTH CAROLINA 27536
                           TELEPHONE NO. 919/430-2600
     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  X       No
     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the close of the period covered by this report.

                                    CLASS                                        SHARES OUTSTANDING
Voting common stock, no par value                                                     8,262,420
Non-voting Class B stock, no par value                                               10,495,586

                              ROSE'S STORES, INC.
                         PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
     The following summary of financial information, which is unaudited, reflects all adjustments (none of which were other than normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the information presented below for the twenty-six weeks ended July 30, 1994 and July 31, 1993.
Notes:
(1) The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. The Company continues to operate as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
    On August 1, 1994, the Company and the major constituencies in its Chapter 11 proceeding filed a joint plan of reorganization in the United States Bankruptcy Court for the Eastern District of North Carolina. The Plan was co-sponsored by the Company's significant secured creditors and its unsecured creditors' and equity committees, and was consented to by GE Capital, Rose's debtor-in-possession lender. The Company expects to obtain approval of the Disclosure Statement by the Bankruptcy Court and submit the Plan to the Company's creditors and stockholders for their acceptance in accordance with the Bankruptcy Code by early October.
    The following summary of the Plan is not intended as a solicitation of acceptances, which can only be made after approval of the Disclosure Statement by the Bankruptcy Court. The Plan provides secured creditors, primarily senior secured noteholders, with payments reducing their debt from $108,000 at the time of filing Chapter 11 to less than $40,000. The Plan contemplates a four year amortizing note on the remaining debt balance at an 11% annual interest rate. The unsecured creditors will receive 100% of the shares of common stock of the reorganized company, or such portion of the stock which will provide total realization of the group's approved claims. The existing stockholders will receive warrants for the purchase of up to 30% of the reorganized company's stock on a fully diluted basis. In addition, existing stockholders will be entitled to purchase rights to receive all or a portion of the new common stock which would otherwise be distributed to the unsecured creditors. All currently outstanding shares of stock, warrants and options will be canceled. In order for the Plan to be effective, certain conditions must be met, including the following: (a) the Company must have made all required adequate protection payments to the secured lenders, and (b) the Company must have an operating cash flow of at least $25,000 as of December 31, 1994.
    The Company has received a post confirmation exit financing commitment. The commitment is for a three year revolving credit agreement which would, subject to the satisfaction of the terms and conditions contained therein, allow the Company to borrow up to $80,000.
(2) The operating results presented herein are not necessarily indicative of the operating results for a full year due to seasonal factors.
(3) Included in the reorganization costs for the second quarter of 1994 is a $12,000 reduction of the first quarter charge of $55,000 for the costs of closing 59 stores in 1994 and to realign corporate and administrative costs accordingly. This reduction resulted from better than expected going-out-of-business sales proceeds and less than expected closing costs.
(4) Certain reclassifications were made to 1993 balances to conform to the 1994 presentation. These reclassifications have no effect on stockholders' equity.
(5) LIFO expense (credit) is included as an adjustment to reconcile net loss to net cash used in operating activities in the statements of cash flows because LIFO expense (credit) is a noncash item included in cost of sales to adjust inventories stated on a FIFO basis to a LIFO basis.
M-174                                 I-2

                              ROSE'S STORES, INC.
                              DEBTOR-IN-POSSESSION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                          TWENTY-SIX WEEKS
                                                                              THIRTEEN WEEKS ENDED              ENDED
                                                                              JULY 30,     JULY 31,     JULY 30,     JULY 31,
                                                                                1994         1993         1994         1993
                                                                              (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenue:
  Gross sales..............................................................   $175,231      301,831     $349,814      589,877
  Leased department sales..................................................      6,368       12,087       11,882       21,149
  Net sales................................................................    168,863      289,744      337,932      568,728
  Leased department income.................................................      1,150        2,110        2,450        4,124
     Total revenue.........................................................    170,013      291,854      340,382      572,852
Costs and Expenses:
  Cost of sales............................................................    127,535      225,816      254,231      434,046
  Selling, general and administrative......................................     39,406       71,169       79,587      136,566
  Depreciation and amortization............................................      2,387        3,262        4,862        6,476
  Interest.................................................................      1,621        3,223        3,405        6,206
     Total costs and expenses..............................................    170,949      303,470      342,085      583,294
Earnings (Loss) Before Reorganization Expense..............................       (936)     (11,616)      (1,703)     (10,442)
Reorganization Expense (Note 1)............................................      7,971           --      (50,810)          --
Net Earnings (Loss)........................................................   $  7,035      (11,616)    $(52,513)     (10,442)
Earnings (Loss) Per Share..................................................   $   0.38        (0.62)    $  (2.80)       (0.56)
Weighted Average Shares....................................................     18,758       18,747       18,758       18,722
Note 1
Closed store reserve (59 closings).........................................   $ 12,000                  $(43,000)
DIP financing fees, amortization & expenses................................       (510)                     (934)
Estimated professional fees................................................     (3,399)                   (6,514)
Other reorganization costs and expenses....................................       (120)                     (362)
     TOTAL REORGANIZATION COSTS............................................   $  7,971                  $(50,810)

                 See notes to consolidated financial statements
                                      I-3                                  M-175

                              ROSE'S STORES, INC.
                              DEBTOR-IN-POSSESSION
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                             JULY 30,    JANUARY 29,    JULY 31,
                                                                                               1994         1994          1993
                                                                                                   (AMOUNTS IN THOUSANDS)
Assets
  Current Assets
     Cash and cash equivalents............................................................   $ 11,009       11,955         1,108
     Accounts receivable..................................................................     14,895       15,057        17,106
     Inventories..........................................................................    144,302      203,150       237,168
     Prepaid merchandise..................................................................      8,809       10,757            --
     Other current assets.................................................................      6,324        7,457         9,519
       Total current assets...............................................................    185,339      248,376       264,901
  Property and Equipment, at cost
       Less accumulated depreciation and amortization.....................................     38,411       50,234        56,381
Deferred Income Tax Benefits..............................................................      6,447        6,447         5,760
Other Assets..............................................................................        597        3,048         4,702
                                                                                             $230,794      308,105       331,744
Liabilities and Stockholders' Equity (Deficit)
  Current Liabilities
     Reclamation claims...................................................................   $    384        4,000            --
     Current installments of long-term debt...............................................         --           --        16,600
     Current maturities of capital lease obligations......................................      1,571        2,374         2,371
     Bank drafts outstanding..............................................................         --           --         4,194
     Accounts payable.....................................................................     26,190       35,507        71,505
     Federal and state income taxes.......................................................         --           --         1,153
     DIP financing........................................................................        595           --            --
     Short-term debt......................................................................         --           --        14,833
     Accrued salaries and wages...........................................................      9,364       12,295        11,486
     Reserve for store closings and remerchandising.......................................     10,747           --         4,850
     Deferred income tax liability........................................................      6,447        6,447         5,760
     Other current liabilities............................................................     14,941       14,113        23,468
       Total current liabilities..........................................................     70,239       74,736       156,220
Liabilities Subject to Settlement Under Reorganization Proceedings........................    188,420      207,456            --
Long-term Debt............................................................................         --           --        73,900
Capital Lease Obligations.................................................................      1,198        1,907         3,073
Reserve for Future Store Closings.........................................................         --           --        17,443
Deferred Income...........................................................................      1,547        2,296         3,045
Accumulated Postretirement Benefit Obligation.............................................      5,807        5,614         6,203
Stockholders' Equity (Deficit)
  Voting common stock
     Authorized 30,000 shares; issued 10,800 shares.......................................      2,250        2,250         2,250
  Non-voting Class B stock
     Authorized 30,000 shares; issued 12,659 shares.......................................     18,795       18,795        18,795
  Paid-in Capital-Stock Warrants..........................................................      2,700        2,700         2,700
  Retained earnings (Accumulated deficit).................................................    (41,544)      10,969        66,733
                                                                                              (17,799)      34,714        90,478
  Treasury stock, at cost (4,701 shares at 7/31/94, 1/29/94 and 7/31/93)..................    (18,618)     (18,618)      (18,618)
       Total stockholders' equity (deficit)...............................................    (36,417)      16,096        71,860
                                                                                             $230,794      308,105       331,744

                 See notes to consolidated financial statements
M-176                                 I-4

                              ROSE'S STORES, INC.
                              DEBTOR-IN-POSSESSION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                   FOR THE TWENTY-SIX WEEKS ENDED
                                                                                                   JULY 30, 1994     JULY 31, 1993
                                                                                                       (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Net earnings (loss).............................................................................     $ (52,513)         (10,442)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization.................................................................         4,862            6,476
  (Gain) loss on disposal of property and equipment.............................................          (300)              21
  LIFO expense..................................................................................          (576)              47
  Provision for closed stores...................................................................        43,000               --
Cash provided by (used in) assets and liabilities:
  (Increase) decrease in accounts receivable....................................................           162           (3,822)
  (Increase) decrease in prepaid merchandise....................................................         1,948               --
  (Increase) decrease in inventories............................................................        59,424           (4,952)
  (Increase) decrease in other current and non-current assets...................................         1,035             (159)
  Increase (decrease) in pre and post-petition accounts payable.................................       (14,327)         (18,007)
  Increase (decrease) in accrued expenses and other liabilities.................................        (2,021)          (1,171)
  Increase (decrease) in federal and state income taxes payable.................................            --            7,711
  Increase (decrease) in reserves for closed stores.............................................     $  28,706           (4,450)
  Non cash activities in closed store reserve:
     Provision for closed stores................................................................       (43,000)              --
     Retirement of net book value of assets.....................................................         7,035              255
     Write-off of leases........................................................................           (44)              --
     Write-off of inventory.....................................................................            --              779
  Net cash increase (decrease) in provisions for closed stores..................................        (7,303)          (3,416)
  Increase (decrease) in deferred income........................................................          (749)            (501)
  Increase (decrease) in accumulated postretirement benefit obligation..........................           193              188
  Other, net....................................................................................            --               (1)
  Net cash provided by (used in) operating activities...........................................        32,835          (28,028)
Cash flows from investing activities:
  Purchases of property and equipment...........................................................          (784)          (4,865)
  Proceeds from disposal of property and equipment..............................................           715                3
Net cash provided by (used in) investing activities.............................................           (69)          (4,862)
Cash flows from financing activities:
  Net activity on lines of credit...............................................................       (33,134)          14,833
  Proceeds (payments) of DIP Facility...........................................................           595               --
  Principal payments on capital lease obligations...............................................        (1,173)          (1,196)
  Increase (decrease) in bank drafts outstanding................................................            --            1,066
  Other.........................................................................................            --              194
Net cash provided by (used in) financing activities.............................................       (33,712)          14,897
Net decrease in cash............................................................................          (946)         (17,993)
Cash and cash equivalents at beginning of period................................................        11,955           19,101
Cash and cash equivalents at end of period......................................................     $  11,009            1,108

                 See notes to consolidated financial statements
                                      I-5                                  M-177

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
        (DOLLAR AMOUNTS IN THOUSANDS)
CHAPTER 11 PROCEEDINGS
     The Company continues to operate as a debtor-in-possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code. On August 1, 1994, the Company and the major constituencies in its Chapter 11 proceeding filed a joint plan of reorganization in the United States Bankruptcy Court for the Eastern District of North Carolina. The Plan was co-sponsored by the Company's significant secured creditors and its unsecured creditors' and equity committees, and was consented to by GE Capital, Rose's debtor-in-possession lender. The Company expects to obtain approval of the Disclosure Statement by the Bankruptcy Court and submit the Plan to the Company's creditors and stockholders for their acceptance in accordance with the Bankruptcy Code by early October. The Company anticipates seeking Court approval of the Plan prior to November 30, 1994, but there can be no assurance as to the timing of approval, the terms of the Plan upon approval or whether the Plan will be approved.
     The following summary of the Plan is not intended as a solicitation of acceptances, which can only be made after approval of the Disclosure Statement by the Bankruptcy Court. The Plan provides secured creditors, primarily senior secured noteholders, with payments reducing their debt from $108,000 at the time of filing Chapter 11 to less than $40,000. The Plan also contemplates a four year amortizing note on the remaining debt balance at an 11% annual interest rate. The unsecured creditors will receive 100% of the shares of common stock of the reorganized company, or such portion of the stock which will provide total realization of the group's approved claims. The existing stockholders will receive warrants for the purchase of up to 30% of the reorganized company's stock on a fully diluted basis. In addition, existing stockholders will be entitled to purchase rights to receive all or a portion of the new common stock which would otherwise be distributed to the unsecured creditors. All currently outstanding shares of stock, warrants and options will be canceled. In order for the Plan to be effective, certain conditions must be met, including the following: (a) the Company must have made all required adequate protection payments to the secured lenders, and (b) the Company must have an operating cash flow of at least $25,000 as of December 31, 1994.
     Following acceptance or rejection of the plan by impaired classes and equity security holders, the Bankruptcy Court after notice and a hearing would consider whether to confirm the plan. Among other things, to confirm a plan the Bankruptcy Court is required to find (i) with respect to each impaired class of creditors and equity security holders, that each holder of a claim or interest of such class either (a) will, pursuant to the plan, receive or retain property of a value, as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Company, or
(b) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or such class is not impaired under the plan and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Company or any successors unless such liquidation or reorganization is proposed in the plan.
     The Company has received a post confirmation exit financing commitment. The commitment is for a three year revolving credit agreement which would, subject to the satisfaction of the terms and conditions contained therein, allow the Company to borrow up to $80,000.
     Under the Bankruptcy Code, the rights of stockholders and pre-petition creditors may be substantially altered by the plan of reorganization, either voluntarily or by order of the Bankruptcy Court. The Company's plan of reorganization permits the Company to fund its current operations and meet its obligations to creditors (as they are restructured under the plan) out of the projected cash flow generated by the Company after approval and confirmation of the plan. The Company's objective is subject to a number of factors, some of which are within the ability of the Company to control and others of which are not. At this time it is not possible to predict whether the Company will achieve its objective or the effect of the plan of reorganization on the rights of creditors and stockholders of the Company.
     On confirmation of a plan of reorganization, the Company expects to utilize "Fresh Start Accounting" in accordance with the guidelines for accounting for emergence from bankruptcy. Fresh Start Accounting is expected to result in a restatement of Company assets and liabilities to reflect current values.
REVENUE
     The Company reported sales for the second quarter of 1994 of $175,231, a decrease of $126,600 or 41.9% from the second quarter of 1993, and year-to-date sales were $349,814, a decrease of $240,063 or 40.7% from last year. Sales on a comparable store basis decreased 2.6% for the second quarter and .3% year-to-date.
M-178                                 I-6

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COSTS AND EXPENSES
     Year-to-date cost of sales as a percent to net sales was 75.2% for 1994 and 76.3% for 1993. Increases in markdowns as a percent of sales were more than offset by increases in markon and decreases in the shrink percent to sales.
     Selling, general and administrative expenses (SG&A) as a percent of sales for the second quarter were 23.3% in 1994 and 24.6% in 1993. Year-to-date SG&A expenses as a percentage of sales were 23.6% in 1994 and 24.0% in 1993.
     Included in the reorganization costs for the second quarter of 1994 is a $12,000 reduction of the first quarter provision of $55,000 for the costs of closing 59 stores in 1994 and to realign corporate and administrative costs accordingly. This reduction resulted from better than expected going-out-of-business sales proceeds and less than expected closing costs. Current year operating results exclude the results of these 59 stores.
     Also included in reorganization costs for the second quarter of 1994 is $4,029 and year-to-date is $7,810 for professional fees, DIP fees and expense amortizations, and other expenditures related directly to the Chapter 11 filing. LIQUIDITY AND CAPITAL RESOURCES
     At the end of the second quarter of 1994, the Company had $595 outstanding under its DIP facility. The Company invested $506 in cash for property and equipment in the second quarter of 1994 compared to $3,074 invested in the second quarter of 1993. Year-to-date cash investment in property and equipment was $784 in 1994 compared to $4,865 in 1993.
     The Company received over $78,000 in gross proceeds from the GOB2 sales in the 59 stores. To-date, the Company has paid the pre-petition secured lenders $37,800 of the net proceeds from the encumbered GOB2 stores.
     Cash provided by operating activities was $55,853 in the second quarter of 1994 and $32,835 year-to-date. Cash used in operating activities during 1993 were $2,501 in the second quarter and $28,028 year-to-date. Rose's management expects the Company to realize positive cash flow from its 1994 operations. The filing under Chapter 11 will protect the Company from its pre-petition creditors while the plan of reorganization is being confirmed. The adequacy of the Company's capital resources and long-term liquidity cannot be determined until the plan is confirmed by the Bankruptcy Court.
OTHER
     The Board of Directors of Rose's Stores, Inc. announced on August 23, 1994 that R. Edward Anderson, previously the Company's Executive Vice President of Finance, had been elected to the office of President and Chief Executive Officer, succeeding George L. Jones who resigned on August 16, 1994. The appointment was made at a meeting of the Board of Directors after consultation with representatives of the major constituencies in the Company's Chapter 11 proceedings, including the Unsecured Creditors' Committee, the Equity Committee, and the Pre-Petition Secured Noteholders. The Board also elected Mr. Anderson to the additional position of Chairman of the Board of Directors, filling a vacancy created by the resignation of Lucius H. Harvin, III.
                                      I-7                                  M-179

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                           PART II. OTHER INFORMATION
     No securities (debt or equity) which were not registered under the Securities Act of 1933 were sold by the registrant during the fiscal quarter ended July 30, 1994.
ITEM 1: LEGAL PROCEEDINGS
(DOLLAR AMOUNTS IN THOUSANDS)
     The Company's business ordinarily results in a number of negligence and tort actions, most of which arise from injuries on store premises, injuries from a product, or false arrest and detainer arising from apprehending suspected shoplifters. The Company's liability for uninsured general damages and punitive damages is not considered material. No legal proceedings presently pending by or against the Company are described because the Company believes that the outcome of such litigation should not have a material adverse effect on the financial position of the Company.
     On September 5, 1993, the Company filed a voluntary Petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court") Case No. 93-01365-5-ATS (the "Chapter 11 Case").
     The Chapter 11 Case is described in the Form 10-K of the Company for the year ended January 30, 1994 and subsequent Form 10-Qs and Form 8-Ks. The following discussion sets forth certain developments in the Chapter 11 Case during the second quarter of 1994 and through the date hereof, but is not intended to be an exhaustive summary. For additional information regarding the effect of the Chapter 11 Case on the Company, reference should be made to the Bankruptcy Code.
     On August 1, 1994 the Company filed with the Court a proposed Joint Plan of Reorganization (the "Plan") with the consent of the official unsecured creditors committee, the pre-petition secured senior noteholders, and the official equity committee. A copy of the Plan is attached as Exhibit 10.1 to the Form 8-K dated August 1, 1994. Various ancillary agreements required to effectuate the Plan are expected to be negotiated with the official unsecured creditors committee, the Pre-Petition Lenders, the official equity committee and any Plan/exit funder, and filed at a later date.
     The Company expects to obtain approval of the Disclosure Statement by the Bankruptcy Court and submit the Plan to the Company's creditors and stockholders for their acceptance in accordance with the Bankruptcy Code by early October. The Company anticipates seeking Court approval of the Plan prior to November 30, 1994, but there can be no assurance as to the timing of approval, the terms of the Plan upon approval or whether the Plan will be approved.
POST-PETITION LITIGATION WITH PRE-PETITION LENDERS
     On February 3, 1994, the Collateral Agent for the Pre-Petition Lenders filed adversary proceeding number 94-00003-5-AP against the Company, asking the Bankruptcy Court to determine the validity, priority and extent of their lien claims on assets of the bankruptcy estate. On the following day, the Company filed adversary proceeding number 94-00004-5-AP against the Pre-Petition Lenders challenging the liens of the Pre-Petition Lenders. The two separate adversary proceedings were consolidated by order of the Bankruptcy Court entered on March 3, 1994. On June 14, 1994, the Court indicated that it would allow dismissal of the fraud related causes of action against the Pre-Petition Lenders arising under Section 547 of the Bankruptcy Code until the Company achieved an agreement with the Pre-Petition Lenders regarding the terms of a consensual joint Plan.
ITEM 6: EXHIBITS AND REPORTS ON FORM 8-K
     (a) All exhibits included in the Company's 1993 Form 10K are included herein by reference.
         Exhibit 10.1, Proposed Joint Plan of Reorganization dated August 1, 1994 is incorporated by reference from the Report on Form 8-K dated August 1, 1994.
     (b) Report on Form 8-K dated August 1, 1994, reporting under Item 5 the filing with the Court of the proposed Joint Plan of Reorganization with the consent of the official unsecured creditors committee, the pre-petition secured senior noteholders, and the official equity committee.
     (c) Report on Form 8-K dated August 16, 1994, reporting under Item 5 the election by the Board of Directors of R. Edward Anderson to President and Chief Executive Officer, and a director of the Company, filling the vacancy created by the resignation of George Jones as President, Chief Executive Officer and a director. The Board also elected Mr. Anderson Chairman of the Board of Directors filling the vacancy created by the resignation of Lucius H. Harvin, III, as a director and as Chairman of the Board of Directors.
M-180                                 I-8

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                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                         ROSE'S STORES, INC.

                      SIGNATURE                                          CAPACITY                            DATE
          By       R. EDWARD ANDERSON            President, Chief Executive Officer            September 13, 1994
                   R. EDWARD ANDERSON
          By       JEANETTE R. PETERS            Vice President and Controller                 September 13, 1994
                                                          (Chief Accounting Officer)
                   JEANETTE R. PETERS

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